Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 17, 2010

Among

GIBSON ENERGY ULC

as Canadian Borrower,

and

TPG TRANSPORT, LLC,
TPG LEASING, LLC,
TAYLOR TRANSFER SERVICES, LLC,
TAYLOR GAS LIQUIDS, LLC,
TAYLOR COMPANIES, LLC,
LINK PETROLEUM INC.,
GIBSON ENERGY (U.S.) INC.,
GIBSON (U.S.) HOLDCO CORP.,
GIBSON (U.S.) ACQUISITIONCO CORP.,
GIBSON (U.S.) FINCO CORP.

as U.S. Borrowers,

and

GIBSON ENERGY HOLDING ULC,
MOOSE JAW REFINERY ULC,
CANWEST PROPANE ULC,
MP ENERGY ULC,
GEP ULC,
GIBSON ENERGY ULC,
GIBSON FINANCE LTD.,
GIBSON GCC INC.,
MOOSE JAW REFINERY PARTNERSHIP,
CANWEST PROPANE PARTNERSHIP,
MP ENERGY PARTNERSHIP,
GIBSON ENERGY PARTNERSHIP,
CHIEF HAULING CONTRACTORS ULC,
LINK PETROLEUM SERVICES LTD.,
LINK PETROLEUM INC.,
GIBSON ENERGY (U.S.) INC.,
GEP MIDSTREAM FINANCE CORP.,
BATTLE RIVER TERMINAL LP,
BATTLE RIVER TERMINAL GP INC.,
BRIDGE CREEK TRUCKING LTD.,

JOHNSTONE TANK TRUCKING LTD.,
GIBSON (U.S.) HOLDCO CORP.,
GIBSON (U.S.) ACQUISITIONCO CORP.,
GIBSON (U.S.) FINCO CORP.,
TAYLOR COMPANIES, LLC,
TPG TRANSPORT, LLC,
TPG LEASING, LLC,
TAYLOR TRANSFER SERVICES, LLC,
TAYLOR GAS LIQUIDS, LLC,
AARCAM PROPANE & CONSTRUCTION HEAT LTD.

as Guarantors,

and

THE FINANCIAL INSTITUTIONS NAMED HEREIN

as Lenders,

and

ROYAL BANK OF CANADA

as Administrative Agent and Collateral Agent,

and

ROYAL BANK OF CANADA

as Syndication Agent,

and

UBS SECURITIES LLC

as Documentation Agent,

and

RBC CAPITAL MARKETS(1) and UBS SECURITIES LLC

as Lead Arrangers

(1)  RBC Capital Markets is a brand name for the investment banking activities of Royal Bank of Canada and its affiliates.

TABLE OF CONTENTS

Article 1 — LOANS AND LETTERS OF CREDIT		2
1.1	Total Facility	2
1.2	Canadian Revolving Loans	2
1.3	U.S. Revolving Loans	6
1.4	Letters of Credit	9
1.5	Bank Products and Hedge Agreements	22
1.6	Adjustment of Revolver Commitments	24
Article 2 — INTEREST AND FEES		25
2.1	Interest	25
2.2	Continuation and Conversion Elections	27
2.3	Maximum Interest Rate	30
2.4	Certain Fees	31
2.5	Commitment Fees	31
2.6	Letter of Credit Fees	31
2.7	Interest Act (Canada)	33
Article 3 — PAYMENTS AND PREPAYMENTS		33
3.1	Revolving Loans	33
3.2	Termination of Facility	34
3.3	Mandatory Prepayments of the Revolving Loans	34
3.4	LIBOR Revolving Loan and BA Equivalent Revolving Loan Prepayments	34
3.5	Payments by the Borrowers	35
3.6	Payments as Revolving Loans	35
3.7	Apportionment, Application and Reversal of Payments	36
3.8	Indemnity for Returned Payments	41
3.9	Agent’s and Lenders’ Books and Records; Monthly Statements	41
3.10	Currency	42
3.11	Excess Resulting From Exchange Rate Change	42
Article 4 — TAXES, YIELD PROTECTION AND ILLEGALITY		43
4.1	Taxes	43
4.2	Illegality	45
4.3	Increased Costs and Reduction of Return	46
4.4	Funding Losses	47
4.5	Inability to Determine Rates	48
4.6	Certificates of Agent	49
4.7	Survival	49
Article 5 — BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES		49
5.1	Books and Records	49
5.2	Financial Information	49
5.3	Notices to the Agent	53
5.4	Collateral Reporting	54
Article 6 — GENERAL WARRANTIES AND REPRESENTATIONS		55
6.1	Authorization, Validity, and Enforceability of this Agreement and the Loan Documents	55
6.2	Validity and Priority of Security Interest	56
6.3	Organization and Qualification	56
6.4	Corporate Name; Prior Transactions	56

i

6.5	Subsidiaries	56
6.6	Financial Statements	57
6.7	Capitalization	57
6.8	Solvency	57
6.9	Real Property; Leases	57
6.10	Brokers	57
6.11	Governmental Authorization	57
6.12	Proprietary Rights	58
6.13	Bank Accounts	58
6.14	Litigation	58
6.15	Labour Disputes	58
6.16	Environmental Laws	59
6.17	No Violation of Law	59
6.18	No Default	59
6.19	Plans	59
6.20	Taxes	60
6.21	Regulated Entities; Margin Regulations	60
6.22	Hedging Arrangements	60
6.23	No Material Adverse Effect	60
6.24	Full Disclosure	60
6.25	Material Agreements	61
6.26	Excluded Subsidiaries	61
Article 7 — AFFIRMATIVE AND NEGATIVE COVENANTS		61
7.1	Taxes	61
7.2	Legal Existence and Good Standing	61
7.3	Compliance with Law and Agreements; Maintenance of Licenses	61
7.4	Maintenance of Property; Inspection of Property	62
7.5	Insurance	62
7.6	Insurance Proceeds	63
7.7	Environmental Laws	63
7.8	Compliance with EPPA/ERISA/Pension Legislation	63
7.9	Bank Accounts	64
7.10	Amendments to Secured Note Facility or the Unsecured Note Facility	65
7.11	Mergers, Consolidations or Sales	65
7.12	Distributions; Capital Change; Restricted Investments	67
7.13	Intentionally Deleted	69
7.14	Guarantees	69
7.15	Debt	69
7.16	Prepayment; Repurchase and Redemption of Debt	72
7.17	Transactions with Affiliates	72
7.18	Use of Proceeds	73
7.19	Business Conducted	73
7.20	Liens	73
7.21	Sale and Leaseback Transactions	73
7.22	New Subsidiaries	73
7.23	Fiscal Year	74
7.24	Bank Accounts; Cash Management	74
7.25	Intentionally Deleted	75

7.26	Fixed Charge Coverage Ratio	75
7.27	Corporate Documents	75
7.28	Intentionally Deleted	75
7.29	Restrictive Agreements	75
7.30	Intentionally Deleted	76
7.31	Hedging Arrangements	76
7.32	Special Provisions Regarding Accounts, Inventory and Other Collateral	76
7.33	Risk Management Compliance; Certain Permitted Financial Instruments; and Certain NYMEX Transactions	80
7.34	Specified Contracts	80
7.35	Further Assurances	80
7.36	Parent Company	81
7.37	Excluded Subsidiaries	81
Article 8 — CONDITIONS OF LENDING		81
8.1	Conditions to Effectiveness on the Effective Date	81
8.2	Conditions Precedent to Each Revolving Loan and Letter of Credit	85
Article 9 — DEFAULT; REMEDIES		85
9.1	Events of Default	85
9.2	Remedies	89
Article 10 — TERM AND TERMINATION		91
10.1	Term and Termination	91
Article 11 — AMENDMENTS; WAIVERS; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS		92
11.1	Amendments and Waivers	92
11.2	Assignments; Participations	93
11.3	Replacement of Lenders	97
Article 12 — THE AGENT, ETC.		97
12.1	Appointment and Authorization	97
12.2	Delegation of Duties	98
12.3	Liability of Agent	98
12.4	Reliance by Agent	99
12.5	Notice of Default	99
12.6	Credit Decision	99
12.7	Indemnification	100
12.8	Agent in Individual Capacity	100
12.9	Successor Agent	100
12.10	Withholding Tax	101
12.11	Collateral Matters	102
12.12	Restrictions on Actions by Lenders; Sharing of Payments	104
12.13	Agency for Perfection	105
12.14	Payments by Agent to Lenders	105
12.15		105
12.16	Letters of Credit; Bank Products; Intra Lender Issues	115
12.17	Concerning the Collateral and the Related Loan Documents	118
12.18	Field Audit and Examination Reports; Disclaimer by Lenders	119
12.19	Relation Among Lenders	119
12.20	Arranger and Other Agent	119

Article 13 — GUARANTEES		120
13.1	The Guarantees	120
13.2	Guarantee Absolute	120
13.3	Consents, Waivers and Renewals	121
13.4	Subrogation	121
13.5	Protection Clause	121
13.6	Limitation on Guarantee of Obligations	121
13.7	Guarantee of Payment	123
Article 14 — MISCELLANEOUS		123
14.1	No Waivers; Cumulative Remedies	123
14.2	Severability	123
14.3	Governing Law; Choice of Forum; Service of Process	123
14.4	WAIVER OF JURY TRIAL	124
14.5	Survival of Representations and Warranties	125
14.6	Other Security and Guarantees	125
14.7	Fees and Expenses	125
14.8	Judgment Interest Act	126
14.9	Notices	126
14.10	Waiver of Notices	127
14.11	Binding Effect	128
14.12	Indemnity of the Agent and the Secured Parties by the Loan Parties	128
14.13	Limitation of Liability	128
14.14	Final Agreement	129
14.15	Counterparts	129
14.16	Captions	129
14.17	Right of Setoff	129
14.18	Confidentiality	130
14.19	Conflicts with Other Loan Documents	131
14.20	Judgment Currency	131
14.21	Appointment of Loan Party Representative; Reliance Upon Authority	131
14.22	Patriot Act Notice	132
14.23	Intercreditor Agreement	132
14.24	Accounting Changes	132
14.25	Effect of Certain Errors or Omissions	132
14.26	Business Corporations Act (Alberta)	133
14.27	Existing Credit Agreement Amended and Restated	133

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX A	DEFINED TERMS

EXHIBIT A	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
EXHIBIT B	FORM OF BORROWING BASE CERTIFICATE
EXHIBIT C	FINANCIAL STATEMENTS
EXHIBIT D-1	FORM OF CANADIAN NOTICE OF BORROWING
EXHIBIT D-2	FORM OF U.S. NOTICE OF BORROWING
EXHIBIT E-1	FORM OF CANADIAN NOTICE OF CONTINUATION/CONVERSION
EXHIBIT E-2	FORM OF U.S. NOTICE OF CONTINUATION/CONVERSION
EXHIBIT F-1	FORM OF DESIGNATION OF CANADIAN DESIGNATED ACCOUNT
EXHIBIT F-2	FORM OF DESIGNATION OF U.S. DESIGNATED ACCOUNT
EXHIBIT G	FORM OF RESPONSIBLE OFFICERS’ CERTIFICATE
EXHIBIT H	FORM OF GUARANTOR ADHESION AGREEMENT
EXHIBIT I	FORM OF PRO RATA CANADIAN LETTER OF CREDIT
SCHEDULE 1.2	LENDERS’ COMMITMENTS
SCHEDULE 6.3	ORGANIZATION AND QUALIFICATIONS
SCHEDULE 6.4	CORPORATE NAMES; PRIOR TRANSACTIONS
SCHEDULE 6.5	SUBSIDIARIES AND AFFILIATES
SCHEDULE 6.7	CAPITALIZATION
SCHEDULE 6.9	REAL ESTATE; LEASES; LOCATIONS; CHIEF EXECUTIVE OFFICE
SCHEDULE 6.10	BROKER’S FEES
SCHEDULE 6.11	GOVERNMENTAL AUTHORIZATION
SCHEDULE 6.12	PROPRIETARY RIGHTS
SCHEDULE 6.13	BANK ACCOUNTS
SCHEDULE 6.14	LITIGATION
SCHEDULE 6.15	LABOUR DISPUTES
SCHEDULE 6.16	ENVIRONMENTAL MATTERS
SCHEDULE 6.19	PENSION/ERISA COMPLIANCE
SCHEDULE 6.20	TAXES
SCHEDULE 6.25	MATERIAL AGREEMENTS
SCHEDULE 7.11	PERMITTED SALES
SCHEDULE 7.15	DEBT AND LIENS
SCHEDULE 7.17	TRANSACTIONS WITH AFFILIATES
SCHEDULE A	INTERCREDITOR AGREEMENT
SCHEDULE B	INELIGIBLE RENTS

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement, dated as of September 17, 2010 (this “Agreement”), among the financial institutions from time to time parties hereto (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), Royal Bank of Canada, as administrative agent and collateral agent for the Lenders (in its capacity as administrative agent and collateral agent, together with any successor administrative agent or collateral agent, (the “Agent”)), Royal Bank of Canada, as syndication agent (in such capacity, the “Syndication Agent”), Royal Bank of Canada and UBS Securities LLC as lead arrangers (in such capacities, the “Arrangers”), UBS Securities LLC, as documentation agent (in such capacity, the “Documentation Agent”), Gibson Energy ULC, an unlimited liability company incorporated under the laws of the Province of Alberta, as the Canadian borrower (the “Canadian Borrower”), Taylor Companies, LLC, TPG Transport, LLC, TPG Leasing, LLC, each a Delaware LLC, Taylor Transfer Services, LLC and Taylor Gas Liquids, LLC, each a Texas LLC, Link Petroleum Inc., a Washington corporation, Gibson Energy (U.S.) Inc., Gibson (U.S.) Acquisition Corp., Gibson (U.S.) Finco Corp. and Gibson (U.S.) Holdco Corp., each a Delaware corporation and each as a U.S. borrower (individually, a “U.S. Borrower” collectively, the “U.S. Borrowers”) (Canadian Borrower and U.S. Borrowers, each a “Borrower” and collectively, the “Borrowers”), the Borrowers, each of their Subsidiaries and each other party identified on the title page and signature pages hereto as guarantors (the “Guarantors”) and each Subsidiary of the Canadian Borrower that pursuant to the provisions hereof becomes a Guarantor hereunder after the Effective Date.

W I T N E S S E T H:

WHEREAS, amongst others, the Canadian Borrower, the Guarantors party thereto, the Lenders party thereto, and Royal Bank of Canada, as Agent for the Lenders, are party to that certain Credit Agreement dated as of December 12, 2008 (in effect and as amended pursuant to a First Amendment to Credit Agreement dated as of May 26, 2009, a Second Amendment to Credit Agreement dated as of October 2, 2009 and a Third Amendment to Credit Agreement dated as of January 13, 2010, the “Existing Credit Agreement”);

AND WHEREAS, the Commitments of certain Persons who are Lenders under the Existing Credit Agreement and are continuing as Lenders under this Agreement are being modified as provided herein;

AND WHEREAS, the Borrowers, the Guarantors, the Agent, the Lenders hereunder and the other parties hereto desire to amend and restate the Existing Credit Agreement as provided herein;

AND WHEREAS, capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed thereto in Annex A which is attached hereto and incorporated herein; the rules of construction contained therein shall govern the interpretation of this Agreement, and all Annexes, Exhibits and Schedules attached hereto are incorporated herein by reference;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Lenders, the Agent, the Guarantors, the Borrowers and the other parties hereto, hereby agree that the Existing Credit Agreement shall be amended and restated, without novation, in its entirety to read as follows:

ARTICLE 1 — LOANS AND LETTERS OF CREDIT

1.1          Total Facility.

Subject to all of the terms and conditions of this Agreement, the Lenders agree to make available a total credit facility of up to U.S.$200,000,000 (or the Equivalent Amount thereof in CDN Dollars) to the Borrowers from time to time during the term of this Agreement (the “Total Facility”).  The Total Facility shall be composed of a revolving line of credit consisting of Revolving Loans and Letters of Credit.

1.2          Canadian Revolving Loans.

(a)           Amounts.  Subject to the satisfaction of the conditions precedent set forth in Article 8, each Canadian Lender severally, but not jointly, agrees, upon the Canadian Borrower’s request from time to time on any Business Day during the period from the Effective Date to the Termination Date, to make revolving loans in Dollars and in U.S. Dollars to the Canadian Borrower (the “Canadian Revolving Loans”) in amounts not to exceed such Canadian Lender’s Pro Rata Share of Canadian Availability.  If any Borrowing by the Canadian Borrower would exceed Canadian Availability, the Canadian Lenders may refuse to make or may otherwise restrict the making of Canadian Revolving Loans as the Canadian Lenders determine until such excess has been eliminated, subject to the Agent’s authority, in its sole discretion, to make Canadian Agent Advances pursuant to the terms of Section 1.2(i).

(b)           Procedure for Borrowing.

(i)            Each Borrowing by the Canadian Borrower shall be made upon the Canadian Borrower’s irrevocable written notice delivered to the Agent in the form of a notice of borrowing (“Canadian Notice of Borrowing”) in the form of Exhibit D-1 attached hereto and made a part hereof, which must be received by the Agent prior to (i) 2:00 p.m. (Toronto time) two (2) Business Days prior to the requested Funding Date (or such shorter notice time of which the Agent has notified the Canadian Borrower), in the case of BA Equivalent Revolving Loans, (ii) (x) 1:00 p.m. (Toronto time) one (1) Business Day prior to the requested Funding Date, or (y) 11:00 a.m. (Toronto time) on the requested Funding Date if the request for all Borrowings on such date is in an aggregate amount of less than $10,000,000, in the case of Canadian Prime Rate Revolving Loans, (iii) 2:00 p.m. (Toronto time) three (3) Business Days prior to the requested Funding Date (or such shorter notice time of which the Agent has notified the Canadian Borrower), in the case of LIBOR Revolving Loans and (iv) (x) 1:00 p.m. (Toronto time) one (1) Business Day prior to the requested Funding Date, or (y) 11:00 a.m. (Toronto time) on the requested Funding Date if the request for all Borrowings on such date is in an aggregate amount of less than U.S.$10,000,000, in the case of ABR Revolving Loans, specifying:

(A)          the amount of the Borrowing, which (i) in the case of either a BA Equivalent Revolving Loan or a Canadian Prime Rate Revolving Loan, each must equal or exceed $1,000,000 and increments of $100,000 in excess of such amount and (ii) in the case of either a LIBOR Revolving Loan or an ABR Revolving Loan, each must equal or exceed U.S.$1,000,000 (and increments of U.S.$100,000 in excess of such amount);

(B)           the requested Funding Date, which must be a Business Day;

(C)           whether the Canadian Revolving Loans requested are to be Canadian Prime Rate Revolving Loans, BA Equivalent Revolving Loans, LIBOR Revolving Loans or ABR Revolving Loans (and if not specified, it shall be deemed a request for a Canadian Prime Rate Revolving Loan); and

(D)          (i) the duration of the BA Equivalent Interest Period for BA Equivalent Revolving Loans (and if not specified, it shall be deemed a request for a BA Equivalent Interest Period of one month) and (ii) the duration of the LIBOR Interest Period for LIBOR Revolving Loans (and if not specified, it shall be deemed a request for a LIBOR Interest Period of one month);

(ii)           After giving effect to any Borrowing, any continuation, or any conversion, there may not be more than ten (10) different BA Equivalent Interest Periods in effect.

(iii)          After giving effect to any Borrowing, any continuation, or any conversion, there may not be more than ten (10) different LIBOR Interest Periods in effect (including those related to U.S. Revolving Loans).

(iv)          The Canadian Borrower may give the Agent telephonic or electronic notice of such request for advances to the applicable Canadian Designated Account on or before the deadline set forth above, such notice shall be confirmed in writing on the same day by delivery to Agent of a Canadian Notice of Borrowing confirming same The Agent at all times shall be entitled to rely on telephonic or electronic notice in making such Canadian Revolving Loans, regardless of whether any written confirmation is received.

(v)           Without the consent of the Required Lenders, the Canadian Borrower shall have no right to request a BA Equivalent Revolving Loan or a LIBOR Revolving Loan while a Default or Event of Default has occurred and is continuing.

(c)           Reliance upon Authority.  Prior to the Effective Date, the Canadian Borrower delivered to the Agent a notice setting forth two (2) accounts in Canada of the Canadian Borrower (each a “Canadian Designated Account”) to which the Agent is authorized to transfer the proceeds of the Canadian Revolving Loans requested hereunder by the Canadian Borrower (one Canadian Designated Account to be for transfers of proceeds of BA Equivalent Revolving Loans and Canadian Prime Rate Revolving Loans and the other Canadian Designated Account to be for transfers of proceeds of LIBOR Revolving Loans and ABR Revolving Loans).  The Canadian Borrower may designate a replacement account for either Canadian Designated Account from time to time by written notice to the Agent in the form set out in Exhibit F-1 duly executed by an officer of the Canadian Borrower.  Each Canadian Designated Account must be reasonably satisfactory to the Agent.  The Agent is entitled to rely conclusively on any person’s request for Canadian Revolving Loans on behalf of the Canadian Borrower, so long as the proceeds thereof are to be transferred to a Canadian Designated Account.  The Agent has no duty to verify the identity of any individual representing himself or herself as a person authorized by the Canadian Borrower to make such requests on its behalf.

(d)           No Liability.  The Agent shall not incur any liability to the Canadian Borrower as a result of acting upon any notice referred to in Sections 1.2(b) and 1.2(c) which the Agent believes in good faith to have been given by an officer or other person duly authorized by the Canadian Borrower to request Canadian Revolving Loans on its behalf.  The crediting of Canadian Revolving Loans to a Canadian Designated Account conclusively establishes, absent manifest error (which must be communicated to Agent within ninety (90) days of such crediting), the obligation of the Canadian Borrower to repay such Canadian Revolving Loans as provided herein.

(e)           Notice Irrevocable.  Any Canadian Notice of Borrowing (or telephonic or electronic notice in lieu thereof) made pursuant to Section 1.2(b) shall be irrevocable.  The Canadian Borrower shall be bound to borrow the funds requested therein in accordance therewith.

(f)            Intentionally Deleted

(g)           Making of Canadian Revolving Loans.  Promptly after receipt of a Canadian Notice of Borrowing or telephonic or electronic notice in lieu thereof, the Agent shall notify the Canadian Lenders by telecopy, telephone or e-mail of the requested Borrowing. Each Canadian Lender shall transfer its Pro Rata Share of the requested Borrowing to the Agent in immediately available funds (in CDN Dollars if the requested Borrowing is a Canadian Prime Rate Revolving Loan or a BA Equivalent Revolving Loan and in U.S. Dollars if the requested Borrowing is an ABR Revolving Loan or a LIBOR Revolving Loan), to the account in Canada from time to time designated by the Agent, not later than 1:00 p.m. (Toronto time) on the applicable Funding Date.  The Agent shall make the proceeds of such Canadian Revolving Loans received by it available to the Canadian Borrower on the applicable Funding Date by transferring same day funds to the Canadian Designated Account designated by the Canadian Borrower; provided, however, that the amount of Canadian Revolving Loans so made on any date to the Canadian Borrower shall not exceed Canadian Availability on such date.

(h)           Bank Product Loans - Canada.  Notwithstanding anything to the contrary herein, to the extent that, on any Oil Settlement Date or, in the BP Provider’s discretion, on any other date, a positive net Bank Product amount is outstanding (including after the netting by the BP Provider of any cash in any bank accounts of the applicable Canadian Loan Party maintained at the BP Provider in respect of the Bank Products described in clause (d) of the definition thereof), a Notice of Borrowing shall be deemed to have been made by the Canadian Borrower for a Borrowing of a Canadian Prime Rate Revolving Loan in the amount of such net Bank Product shortfall (or the maximum amount permitted for a Borrowing of such Canadian Prime Rate Revolving Loans at such time), and to the extent such maximum amount is exceeded, additional Notices of Borrowing in the amount of such excess shall be deemed to have been made on each succeeding Business Day until such Bank Product amount is repaid with Revolving Loans.  Canadian Revolving Loans shall be advanced in accordance with the terms hereof to repay net Bank Products amount, except that when made, the amount of the Canadian Revolving Loan shall be treated for the purposes of interest payments hereunder as outstanding by Royal Bank on the Oil Settlement Date, and, as between the Canadian Lenders, by all Canadian Lenders from the date settled in accordance with the terms hereof.  In no event shall any Canadian Lender be required to extend Canadian Revolving Loans or any other advances pursuant to this Section 1.2(h) unless such Canadian Lender would be required to fund Canadian Revolving Loans or other advances pursuant to Section 1.2(a).

(i)            Canadian Agent Advances.

(i)            Subject to the limitations set forth below and provided same are not to be utilized to repay Bank Products, the Agent is authorized by the Canadian Borrower and the Canadian Lenders, from time to time in the Agent’s sole discretion, while an Event of Default has occurred and is continuing, to make Canadian Prime Rate Revolving Loans to the Canadian Borrower on behalf of the Canadian Lenders in an aggregate amount outstanding at any time not to exceed U.S.$5,000,000, or the Equivalent Amount thereof in CDN Dollars, less the aggregate amount outstanding at such time of Overdraft Accommodations, but not in excess of the Maximum Canadian Revolver Amount, which the Agent, in its reasonable business judgment, deems necessary (1) to maintain, preserve or protect the Collateral, or any portion thereof, or the Canadian Lenders’ rights under any of the Loan Documents, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Canadian Revolving Loans and other Obligations, or (3) to pay any other amount that is due and owing and/or chargeable to the Canadian Borrower pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 14.7 (any of such advances are herein referred to as “Canadian Agent Advances”); provided, that (A) if there are three Lenders, any two of them may at any time revoke the authorization of the Agent to make Canadian Agent Advances and (B) if there are four or more Lenders, the Required Lenders may at any time revoke the authorization of the Agent to make Canadian Agent Advances.  Any such revocation must be in writing and shall become effective prospectively upon the Agent’s and Royal Bank’s receipt thereof.

(ii)           The Canadian Agent Advances shall be secured by the Agent’s Liens in and to the Collateral and shall constitute Canadian Prime Rate Revolving Loans and Obligations hereunder.

(j)            Overdraft Accommodation - Canada.

(i)            Subject to the limitations set forth below, Royal Bank is authorized by the Canadian Borrower and all Canadian Lenders, from time to time, to make Canadian Prime Rate Revolving Loans or ABR Revolving Loans to the Canadian Borrower by permitting overdrafts to be created in favour of any Canadian Loan Parties, in an aggregate amount outstanding at any time not to exceed the Overdraft Accommodation Maximum Amount, less the aggregate amount outstanding at such time of Canadian Agent Advances, but not in excess of the Maximum Canadian Revolver Amount (any of such advances are herein referred to as “Overdraft Accommodations”).  If at any time the Canadian Borrower has outstanding any such Overdraft Accommodations, the Royal Bank in its discretion has the right to require settlement from the Canadian Lenders in accordance with their Pro Rata Shares, in which case Royal Bank shall notify the Agent and the Canadian Borrower of same whereupon the existence of such Overdraft Accommodations shall be deemed to be a Notice of Borrowing (in the amount of Overdraft Accommodations outstanding) and the provisions of Section 1.2(g) apply whether or not any conditions of Borrowing (except that neither the Maximum Canadian Revolver Amount nor any Canadian Lender’s Commitment may be exceeded) have been met.

(ii)           The Overdraft Accommodations shall be secured by the Agent’s Liens in and to the Collateral and shall constitute Canadian Prime Rate Revolving Loans or ABR Revolving Loans, as applicable, and Obligations hereunder.

1.3          U.S. Revolving Loans.

(a)           Amounts.  Subject to the satisfaction of the conditions precedent set forth in Article 8, each U.S. Lender severally, but not jointly, agrees, upon a U.S. Borrower’s request from time to time on any Business Day during the period from the Effective Date to the Termination Date, to make revolving loans in U.S. Dollars to U.S. Borrowers (the “U.S. Revolving Loans”) in amounts not to exceed such U.S. Lender’s Pro Rata Share of U.S. Availability.  If any Borrowing by a U.S. Borrower would cause the aggregate amount of Borrowings by the U.S. Borrowers to exceed U.S. Availability, the U.S. Lenders may refuse to make or may otherwise restrict the making of U.S. Revolving Loans to such U.S. Borrower as the U.S. Lenders determine until such excess has been eliminated, subject to the Agent’s authority, in its sole discretion, to make U.S. Agent Advances pursuant to the terms of Section 1.3(h).

(b)           Procedure for Borrowing.

(i)            Each Borrowing by U.S. Borrowers shall be made upon Loan Party Representative’s irrevocable written notice delivered to the Agent in the form of a notice of borrowing (“U.S. Notice of Borrowing”) in the form of Exhibit D-2 attached hereto and made a part hereof, which must be received by the Agent prior to (i) 2:00 p.m. (Toronto time) three (3) Business Days prior to the requested Funding Date (or such shorter notice time of which the Agent has notified the Loan Party Representative), in the case of LIBOR Revolving Loans and (ii) 1:00 p.m. (Toronto time) one (1) Business Day prior to the requested Funding Date, in the case of U.S. Prime Rate Revolving Loans, specifying:

(A)          the amount of the Borrowing, which in the case of either a LIBOR Revolving Loan or a U.S. Prime Rate Revolving Loan, each must equal or exceed U.S.$1,000,000 (and increments of U.S.$100,000 in excess of such amount);

(B)           the requested Funding Date, which must be a Business Day;

(C)           whether the U.S. Revolving Loans requested are to be U.S. Prime Rate Revolving Loans or LIBOR Revolving Loans (and if not specified, it shall be deemed a request for a U.S. Prime Rate Revolving Loan); and

(D)          the duration of the LIBOR Interest Period for LIBOR Revolving Loans (and if not specified, it shall be deemed a request for a LIBOR Interest Period of one month);

(ii)           After giving effect to any Borrowing, any continuation, or any conversion, and subject to Section 1.2(b)(iii), there may not be more than five (5) different LIBOR Interest Periods in effect for LIBOR Revolving Loans to the U.S. Borrowers.

(iii)          Loan Party Representative may give the Agent telephonic or electronic notice of such request for advances to the U.S. Designated Account for U.S. Borrowers on or before the deadline set forth above, such notice shall be confirmed in writing on the same day, by delivery to Agent of a U.S. Notice of Borrowing confirming the same.  The Agent at all times shall be entitled to rely on such telephonic or electronic notice in making such U.S. Revolving Loans, regardless of whether any written confirmation is received.

(iv)          Without the consent of the Required Lenders, no U.S. Borrower shall have the right to request a LIBOR Revolving Loan while a Default or Event of Default has occurred and is continuing.

(c)           Reliance upon Authority.  Prior to the Effective Date, Loan Party Representative shall deliver to the Agent a notice setting forth the accounts for each U.S.

Borrower (each, a “U.S. Designated Account”) to which the Agent is authorized to transfer the proceeds of the U.S. Revolving Loans requested hereunder by U.S. Borrowers.  Loan Party Representative may designate a replacement account from time to time by written notice to the Agent in the form set out in Exhibit F-2 duly executed by an officer of the Loan Party Representative.  All such U.S. Designated Accounts must be reasonably satisfactory to the Agent.  The Agent is entitled to rely conclusively on any person’s request for U.S. Revolving Loans on behalf of U.S. Borrowers, so long as the proceeds thereof are to be transferred to a U.S. Designated Account.  The Agent has no duty to verify the identity of any individual representing himself or herself as a person authorized by Loan Party Representative or a U.S. Borrower to make such requests on its behalf.

(d)           No Liability.  The Agent shall not incur any liability to Loan Party Representative or U.S. Borrowers as a result of acting upon any notice referred to in Sections 1.3(b) and 1.3(c), which the Agent believes in good faith to have been given by an officer or other person duly authorized by Loan Party Representative or a U.S. Borrower to request U.S. Revolving Loans on its behalf.  The crediting of U.S. Revolving Loans to a U.S. Designated Account conclusively establishes the obligation of such U.S. Borrower to repay such U.S. Revolving Loans as provided herein.

(e)           Notice Irrevocable.  Any U.S. Notice of Borrowing (or telephonic or electronic notice in lieu thereof) made pursuant to Section 1.3(b) shall be irrevocable.  The U.S. Borrowers shall be bound to borrow the funds requested therein in accordance therewith.

(f)            Intentionally Deleted

(g)           Making of U.S. Revolving Loans.  Promptly after receipt of a U.S. Notice of Borrowing or telephonic or electronic notice in lieu thereof, the Agent shall notify the U.S. Lenders by telecopy, telephone or e mail of the requested Borrowing.  Each U.S. Lender shall transfer its Pro Rata Share of the requested Borrowing to the Agent in immediately available funds, to the account from time to time designated by the Agent, not later than 1:00 p.m. (Toronto time) on the applicable Funding Date.  The Agent shall make the proceeds of such U.S. Revolving Loans received by it available to the U.S. Borrowers on the applicable Funding Date by, transferring same day funds to the U.S. Designated Account designated by the Loan Party Representative; provided, however, that the amount of U.S. Revolving Loans so made on any date shall not exceed U.S. Availability on such date.

(h)           U.S. Agent Advances.

(i)            Subject to the limitations set forth below, the Agent, acting through the Bank, is authorized by the U.S. Borrowers and the U.S. Lenders, from time to time in the Agent’s sole discretion, while an Event of Default has occurred and is continuing, to make U.S. Prime Rate Revolving Loans to the U.S. Borrowers on behalf of the U.S. Lenders in an aggregate amount outstanding at any time not to exceed U.S.$2,500,000, but not in excess of the Maximum U.S. Revolver Amount, which the Agent, in its reasonable business judgment, deems necessary (1) to maintain, preserve or protect the Collateral, or any portion thereof, or the U.S. Lenders’ rights under any of the Loan Documents, (2) to enhance the likelihood of, or maximize the amount of, repayment of the U.S. Revolving Loans and other Obligations, or (3) to pay any other amount chargeable to the U.S. Borrowers pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 14.7 (any of such advances are herein referred to as “U.S. Agent Advances”); provided, that (A) if there are three Lenders, any two of them may at any time revoke the authorization of the Agent to make U.S. Agent Advances and (B) if there are four or more Lenders, the Required Lenders may at any time revoke the authorization of the Agent to make U.S. Agent Advances.  Any such revocation must be in writing and shall become effective prospectively upon the Agent’s and Bank’s receipt thereof.

(ii)           The U.S. Agent Advances shall be secured by the Agent’s Liens in and to the Collateral and shall constitute U.S. Prime Rate Revolving Loans and Obligations hereunder.

1.4          Letters of Credit.

I.              Pro Rata Canadian LC Accommodation

(a)           Agreement to Issue; Intra-Lender Provisions; Power of Attorney; etc.  Subject to the terms and conditions of this Agreement, the Agent agrees to issue on behalf of the Canadian Lenders (each as to its Pro Rata Share) for the account of the Canadian Borrower, by way of direct application to Agent by Canadian Borrower (the “Pro Rata Canadian LC Accommodation”), one or more standby letters of credit issued by the Canadian Lenders (each as to its Pro Rata Share) (each of the foregoing, a “Pro Rata Canadian Letter of Credit”) from time to time during the term of this Agreement.

(b)           Pro Rata Canadian Letter of Credit Provisions.

(i)            Each Pro Rata Canadian Letter of Credit shall be issued by all Canadian Lenders as a single multi-Lender letter of credit, but the obligation of each Canadian Lender thereunder shall be several, and not joint, based upon its Pro Rata Share in effect on the date of issuance of such Pro Rata Canadian Letter of Credit.  Each Pro Rata Canadian Letter of Credit shall be substantially in the form attached as Exhibit I.  Without the prior written consent of each Canadian Lender, no Pro Rata Canadian Letter of Credit shall be issued which varies the several and not joint nature of the liability of each Canadian Lender thereunder.

(ii)           Each Pro Rata Canadian Letter of Credit shall be executed and delivered by the Agent in the name and on behalf of, and as attorney-in-fact for, each Canadian Lender. The Agent shall act under each Pro Rata Canadian Letter of Credit as the agent of each Canadian Lender to:

(A)          receive drafts, demands and other documents presented by the beneficiary under such Pro Rata Canadian Letter of Credit;

(B)           determine whether such drafts, demands and other documents are in compliance with the terms and conditions of such Pro Rata Canadian Letter of Credit; and

(C)           notify such Canadian Lender and the Canadian Borrower that a valid drawing has been made and the date that the related payment under such Pro Rata Canadian Letter of Credit is to be made; provided that the Agent (in such capacity) shall have no obligation or liability for any payment to be made under any Pro Rata Canadian Letter of Credit, and each Pro Rata Canadian Letter of Credit shall expressly so provide.

Each Canadian Lender hereby irrevocably appoints and designates the Agent as its attorney-in-fact, acting through any duly authorized officer of the Agent, to execute and deliver in the name and on behalf of such Canadian Lender each Pro Rata Canadian Letter of Credit to be issued by such Canadian Lender hereunder. Promptly upon the request of the Agent, each Canadian Lender will furnish to the Agent such powers of attorney or other evidence as any beneficiary of any Pro Rata Canadian Letter of Credit may reasonably request in order to demonstrate that the Agent has the power to act as attorney-in-fact for such Canadian Lender to execute and deliver such Pro Rata Canadian Letter of Credit. The Canadian Borrower and the Canadian Lenders agree that each Pro Rata Canadian Letter of Credit shall provide that all drafts, demands and other documents presented thereunder shall be delivered to the Agent and that all payments thereunder shall be made by the Canadian Lenders obligated thereon through the Agent. Each Canadian Lender shall be severally liable under each Pro Rata Canadian Letter of Credit in proportion to its Pro Rata Share on the date of issuance of such Pro Rata Canadian Letter of Credit and each Pro Rata Canadian Letter of Credit shall specify each Canadian Lender’s share of the amount payable thereunder.

(iii)          The Canadian Borrower and each Canadian Lender hereby authorize the Agent to review on behalf of each Canadian Lender each draft, demand and other document presented under each Pro Rata Canadian Letter of Credit. The determination of the Agent as to the conformity of any documents presented under a Pro Rata Canadian Letter of Credit to the requirements of such Pro Rata Canadian Letter of Credit shall be conclusive and binding on the Canadian Borrower and each Canadian Lender. The Agent shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under any Pro Rata Canadian Letter of Credit. The Agent shall promptly after such examination:

(A)          notify each of the Canadian Lenders obligated under such Pro Rata Canadian Letter of Credit and the Canadian Borrower by telephone (confirmed in writing) of such demand for payment and of each Canadian Lender’s share of such payment;

(B)           deliver to each such Canadian Lender a copy of each document purporting to represent a demand for payment under such Pro Rata Canadian Letter of Credit; and

(C)           notify each Canadian Lender and the Canadian Borrower whether said demand for payment was properly made under such Pro Rata Canadian Letter of Credit.

(iv)          With respect to any drawing determined by the Agent to have been properly made under a Pro Rata Canadian Letter of Credit, each Canadian Lender will make a payment under such Pro Rata Canadian Letter of Credit in accordance with its liability under such Pro Rata Canadian Letter of Credit and this Agreement, such payment to be made to the Agent. The Agent will make any such payment available to the beneficiary of such Pro Rata Canadian Letter of Credit by promptly crediting the amounts so received, in like funds, to the account identified by such beneficiary in connection with such demand for payment. Promptly following any payment by any Canadian Lender in respect of any Pro Rata Canadian Letter of Credit, the Agent will notify the Canadian Borrower of such payment; provided that any failure to give or delay in giving such notice shall not relieve the Canadian Borrower of its obligation to reimburse the Canadian Lenders with respect to any such payment. The responsibility of the Agent and the Canadian Lenders in connection with any draft or demand presented for payment under any Pro Rata Canadian Letter of Credit shall, in addition to any payment obligation expressly provided for in such Pro Rata Canadian Letter of Credit, be limited to determining that the documents (including each draft or demand) delivered under such Pro Rata Canadian Letter of Credit in connection with such presentment are in conformity with such Pro Rata Canadian Letter of Credit. The Agent shall not be required to make any payment under a Pro Rata Canadian Letter of Credit in excess of the amount received by it from the Canadian Lenders for such payment.

(c)           Amounts; Outside Expiration Date.  The Agent and Canadian Lenders shall not have any obligation to issue any Pro Rata Canadian Letter of Credit at any time if (i) the maximum available amount of the requested Pro Rata Canadian Letter of Credit is greater than the Unused Letter of Credit Subfacility at such time; (ii) the maximum available amount of the requested Pro Rata Canadian Letter of Credit and all commissions, fees, and charges due from the requesting Canadian Borrower in connection with the opening thereof (to the extent such commissions, fees and charges are not paid in cash prior to or at the time of the opening thereof) would exceed Canadian Availability at such time; or (iii) such Pro Rata Canadian Letter of Credit has an expiration date (inclusive of any acceptance period) on or after the third Business Day prior to the Stated Termination Date or more than 12 months from the date of issuance; for the avoidance of doubt, this provision does not apply to any “evergreen” or automatic renewal provision; provided, however, no such automatic renewal shall extend beyond the Stated Termination Date.  With respect to any Pro Rata Canadian Letter of Credit which contains any

“evergreen” or automatic renewal provision, Canadian Lenders shall be deemed to have consented to any such extension or renewal unless any such Canadian Lender shall have provided to the Agent written notice that it declines to consent to any such extension or renewal at least thirty (30) days prior to the date on which the Agent on behalf of the Canadian Lenders (each as to its Pro Rata Share) is entitled to decline to extend or renew such Pro Rata Canadian Letter of Credit.  If all of the requirements of this Section 1.4.I are met and no Default or Event of Default has occurred and is continuing, no applicable Canadian Lender shall decline to consent to any such extension or renewal.

(d)           Other Conditions.  In addition to conditions precedent contained in Article 8, the obligation of the Agent on behalf of the Canadian Lenders (each as to its Pro Rata Share) to issue any Pro Rata Canadian Letter of Credit is subject to the following conditions precedent having been satisfied in a manner reasonably satisfactory to the Agent:

(i)            The Canadian Borrower shall have delivered to the Agent, at such times and in such manner as the Agent may prescribe, an application in form and substance reasonably satisfactory to the Agent for the issuance of the Pro Rata Canadian Letter of Credit and such other documents as may be reasonably required pursuant to the terms thereof in connection with such issuance, and the form and terms of the proposed Pro Rata Canadian Letter of Credit (to the extent not otherwise set forth or permitted herein) shall be reasonably satisfactory to the Agent; and

(ii)           As of the date of issuance, no order of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Pro Rata Canadian Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the Canadian Lenders refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit.

(e)           Issuance of Pro Rata Canadian Letters of Credit.

(i)            Request for Issuance.  When requesting the issuance of a Pro Rata Canadian Letter of Credit pursuant to the Pro Rata Canadian LC Accommodation, the Canadian Borrower must notify the Agent of such requested Pro Rata Canadian Letter of Credit prior to 1:00 p.m. (Toronto time) at least two (2) Business Days prior to the proposed issuance date (or such later date as the Agent may agree).  Such notice shall be irrevocable and must specify the original face amount of the Pro Rata Canadian Letter of Credit requested, the Business Day of issuance of such requested Pro Rata Canadian Letter of Credit, whether such Pro Rata Canadian Letter of Credit may be drawn in a single or in partial draws, the

Business Day on which the requested Pro Rata Canadian Letter of Credit is to expire, the purpose for which such Pro Rata Canadian Letter of Credit is to be issued, the name of the Loan Party for which such Pro Rata Canadian Letter of Credit shall be issued (if applicable) and the beneficiary of the requested Pro Rata Canadian Letter of Credit.  The Canadian Borrower shall attach to such notice the proposed form of the Pro Rata Canadian Letter of Credit.  With respect to each such notice for a Pro Rata Canadian Letter of Credit, the Agent is hereby authorized to complete the application with the amount of the several liability of each Canadian Lender under the applicable Pro Rata Canadian Letter of Credit. Upon receipt of such notice and application, the Agent shall notify each Canadian Lender of the receipt thereof and shall promptly deliver a copy of the completed application to the Canadian Borrower and each Canadian Lender and advise each of them of each Canadian Lender’s Pro Rata Share of the applicable Pro Rata Canadian Letter of Credit.

(ii)           Responsibilities of the Agent; Issuance.  As of the Business Day immediately preceding the issuance date of a requested Pro Rata Canadian Letter of Credit, the Agent shall determine the amount of the applicable Unused Letter of Credit Subfacility and Canadian Availability as of such date.  If (A) the face amount of the requested Pro Rata Canadian Letter of Credit is less than the Unused Letter of Credit Subfacility, and (B) the amount of such requested Pro Rata Canadian Letter of Credit and all commissions, fees, and charges due from the Canadian Borrower in connection with the opening thereof (to the extent such commissions, fees and charges are not paid in cash prior to or at the time of the opening thereof) would not exceed applicable Canadian Availability, the Agent shall cause the issuance of the requested Pro Rata Canadian Letter of Credit on the requested issuance date so long as the other conditions hereof are met.

(iii)          No Extensions or Amendment.  The Canadian Lenders shall not be obligated to extend or amend any Pro Rata Canadian Letter of Credit issued pursuant hereto unless the requirements of this Section 1.4.I are met as though a new Pro Rata Canadian Letter of Credit were being requested and issued.

(f)            Payments Pursuant to Pro Rata Canadian Letters of Credit.  Canadian Borrower agrees to reimburse immediately the Agent or Canadian Lenders for any draw under any Pro Rata Canadian Letter of Credit issued under this Agreement, and to pay the Agent the amount of all other charges and fees payable to the Agent in connection with such Pro Rata Canadian Letter of Credit promptly when due, irrespective of any claim, setoff, defence or other right which Canadian Borrower may have at any time against the Agent or any other Person.  Canadian Borrower hereby irrevocably authorizes the Agent, to debit the Canadian Designated Account or any other bank account (including any deposit, disbursement or operating account, other than any Receipt Account) of the Canadian Borrower for the purpose of paying all amounts due by the Canadian Borrower from time to time for each drawing under any Pro Rata Canadian Letter of Credit, including all charges and fees pursuant to such issuance or amendment. Furthermore, Canadian Borrower hereby irrevocably authorizes the Agent, at its option, to (i) debit Canadian Designated Account or any other bank account (including any deposit, disbursement or operating account, other than any Receipt Account) of the Canadian Borrower, or (ii) charge the Loan Account of the Canadian Borrower for the purpose of paying all amounts due by the Canadian Borrower from time to time to Canadian Lenders and Agent for each drawing under any Pro Rata Canadian Letter of Credit, including all charges and fees pursuant to such issuance or amendment of Pro Rata Canadian Letters of Credit.  Each drawing under any Pro Rata Canadian Letter of Credit shall constitute a request by the Canadian Borrower to the Agent for a Borrowing of a Canadian Prime Rate Revolving Loan in the amount of such drawing.  In each case, the Funding Date with respect to such Borrowing shall be the date of such drawing.

(g)           Indemnification; Exoneration; Power of Attorney.

(i)            Indemnification.  In addition to amounts payable as elsewhere provided in this Section 1.4.I, Canadian Borrower agrees to protect, indemnify, pay and hold harmless the Canadian Lenders and the Agent from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which any such indemnified Person may incur or be subject to as a consequence, direct or indirect, of the issuance of any Pro Rata Canadian Letter of Credit for the account of Canadian Borrower in connection therewith, except to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from such indemnified Person’s gross negligence, wilful misconduct or material breach of any Loan Document.  The Canadian Borrower’s obligations under this Section shall survive payment of all other Obligations.

(ii)           Assumption of Risk by the Canadian Borrower.  As among the Canadian Borrower, the Canadian Lenders and the Agent, Canadian Borrower assumes all risks of the acts and omissions of, or misuse of any of the Pro Rata Canadian Letters of Credit by, the respective beneficiaries of such Pro Rata Canadian Letters of Credit.  In furtherance and not in limitation of the foregoing, the Canadian Lenders and the Agent shall not be responsible for:  (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any officer or authorized signatory of Canadian Borrower in connection with the application for and issuance of and presentation by a beneficiary of drafts with respect to any drawing of any of the Pro Rata Canadian Letters of Credit believed in good faith by the Agent to be a valid, sufficient and correct document, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Pro Rata Canadian Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, believed in good faith by the Agent to be a valid, sufficient and correct document which may prove to be invalid or ineffective for any reason; (C) the failure of the beneficiary of any Pro Rata Canadian Letter of Credit to comply strictly with conditions required in order to draw upon such Pro Rata Canadian Letter of Credit; (D) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Pro Rata Canadian Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of any Pro Rata Canadian Letter of Credit of the proceeds of any drawing under such Pro Rata Canadian Letter of Credit; (H) any consequences arising from causes beyond the control of the applicable Canadian Lenders or the Agent, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority or (I) the Agent’s honour of a draw for which the draw or any certificate fails to comply, in any respect, strictly with the terms of the Pro Rata Canadian Letter of Credit.  None of the foregoing shall affect, impair or prevent the vesting of any rights or powers of the Agent or any Canadian Lender under this Section 1.4.I(g).

(iii)          Exoneration.  Without limiting the foregoing, no action or omission whatsoever by the Agent or any Canadian Lender shall result in any liability of the Agent or any Canadian Lender to Canadian Borrower, or relieve Canadian Borrower of any of its obligations hereunder to any such Person, under or with respect to any Pro Rata Canadian Letter of Credit issued or provided for the account of Canadian Borrower, except to the extent such liability is found by a court of competent jurisdiction to have resulted from such indemnified Person’s gross negligence, wilful misconduct or material breach of any Loan Document.

(iv)          Account Party.  Canadian Borrower hereby authorizes and directs the Agent to name Canadian Borrower, or any other Loan Party designated by the Canadian Borrower, as the “Account Party” on each Pro Rata Canadian Letter of Credit and accepts and relies upon the Agent’s instructions and agreements with respect to all matters arising in connection with such Pro Rata Canadian Letter of Credit or the application therefor.  Notwithstanding any other term to the contrary, the Canadian Borrower shall, at all times, be the “Applicant” under all Pro Rata Canadian Letters of Credit and be responsible to pay all obligations owing under any Pro Rata Canadian Letter of Credit.

(h)           Supporting Letter of Credit; Cash Collateral.  If, notwithstanding the provisions of Section 1.4.I(c) and Section 10.1, any Pro Rata Canadian Letter of Credit is outstanding upon the termination of this Agreement, then upon such termination Canadian Borrower shall deposit with each Canadian Lender, with respect to each Pro Rata Canadian Letter of Credit issued for the account of Canadian Borrower then outstanding, either in cash or standby letters of credit (“Section 1.4.I

Supporting Letters of Credit”) in form and substance reasonably satisfactory to each Canadian Lender, issued by an issuer reasonably satisfactory to the Agent, in an amount equal to 102% of each Canadian Lender’s Pro Rata Share of the greatest amount for which such Pro Rata Canadian Letter of Credit may be drawn plus any fees and expenses associated with such Pro Rata Canadian Letter of Credit, under which Section 1.4.I Supporting Letters of Credit such Canadian Lender and Agent is entitled to draw amounts necessary to reimburse the Agent and the applicable Canadian Lenders for payments to be made by the Agent and such Canadian Lenders under such Pro Rata Canadian Letter of Credit and any fees and expenses associated with such Pro Rata Canadian Letter of Credit.  Such Section 1.4.I Supporting Letters of Credit shall be held by each Canadian Lender and Agent, as security for, and to provide for the payment of, the aggregate undrawn amount of such Pro Rata Canadian Letters of Credit remaining outstanding.

(i)            Paramountcy.  In the event that any provisions of any Pro Rata Canadian Letter of Credit application or ancillary document under such applications contradict, are inconsistent with and are otherwise incapable of being construed in conjunction with the provisions of this Agreement, the provisions of this Agreement, as applicable, shall take precedence over those contained in such application and ancillary documentation.

II.            Canadian and U.S. LC Accommodations

(a)           Agreement to Issue or Cause to Issue.

(i)            Subject to the terms and conditions of this Agreement, the Agent agrees to (A) cause the Canadian Letter of Credit Issuer to (and the Canadian Letter of Credit Issuer shall) issue for the account of the Canadian Borrower by way of direct application to Agent by Canadian Borrower (the “Canadian LC Accommodation”), one or more standby letters of credit or letters (each of the foregoing, a “Canadian Letter of Credit”) and/or (B) provide credit support or other enhancement to a Canadian Letter of Credit Issuer reasonably acceptable to the Agent which issues a Canadian Letter of Credit for the account of the Canadian Borrower (any such credit support or enhancement being herein referred to as a “Canadian Credit Support”) from time to time during the term of this Agreement.

(ii)           Subject to the terms and conditions of this Agreement, the Agent agrees (A) to cause the U.S. Letter of Credit Issuer to (and the U.S. Letter of Credit Issuer shall) issue for the account of U.S. Borrowers by way of direct application to Agent by a U.S. Borrower (the “U.S. LC Accommodation”) one or more standby letters of credit (each of the foregoing, a “U.S. Letter of Credit”) and/or (B) to provide credit support or other enhancement to a U.S. Letter of Credit Issuer acceptable to the Agent which issues a U.S. Letter of Credit for the account of U.S. Borrower (any such credit support or enhancement being herein referred to as a “U.S. Credit Support”) from time to time during the term of this Agreement.

(b)           Amounts; Outside Expiration Date.  The Agent shall not have any obligation to issue or cause to be issued any Letter of Credit or to provide Credit Support for any Canadian or U.S. Letter of Credit at any time if:  (i) (x) in the case of a Canadian Letter of Credit, the maximum available amount of the requested Canadian Letter of Credit is greater than, the Unused Letter of Credit Subfacility at such time; and (y) in the case of a U.S. Letter of Credit, the maximum available amount of the requested U.S. Letter of Credit is greater than the Unused Letter of Credit Subfacility at such time; (ii) (x) in the case of a Canadian Letter of Credit, the maximum available amount of the requested Canadian Letter of Credit, when aggregated with (a) the aggregate undrawn amount of all outstanding Canadian Letters of Credit issued under the Canadian LC Accommodation plus, without duplication, (b) the aggregated unpaid reimbursement obligations with respect to all Canadian Letters of Credit issued under the Canadian LC Accommodation, is greater than U.S.$50,000,000; and (y) in the case of a U.S. Letter of Credit, the maximum available amount of the requested U.S. Letter of Credit, when aggregated with (a) the aggregate undrawn amount of all outstanding U.S. Letters of Credit plus, without duplication, (b) the aggregate unpaid reimbursement obligations with respect to all U.S. Letters of Credit, is greater than U.S.$30,000,000; (iii) the maximum available amount of the requested Letter of Credit and all commissions, fees, and charges due from the requesting Borrower in connection with the opening thereof (to the extent such commissions, fees and charges are not paid in cash prior to or at the time of the opening thereof) would exceed U.S. Availability or Canadian Availability, as applicable, at such time; or (iv) such Letter of Credit has an expiration date (inclusive of any acceptance period) on or after the third Business Day prior to the Stated Termination Date or more than 12 months from the date of issuance; for the avoidance of doubt, this provision does not apply to any “evergreen” or automatic renewal provision; provided, however, no such automatic renewal shall extend beyond the Stated Termination Date.  With respect to any Canadian or U.S. Letter of Credit which contains any “evergreen” or automatic renewal provision, each applicable Lender shall be deemed to have consented to any such extension or renewal unless any such Lender shall have provided to the Agent and Letter of Credit Issuer written notice that it declines to consent to any such extension or renewal at least thirty (30) days prior to the date on which the applicable Letter of Credit Issuer is entitled to decline to extend or renew such Letter of Credit.  If all of the requirements of this Section 1.4.II are met and no Default or Event of Default has occurred and is continuing, no applicable Lender shall decline to consent to any such extension or renewal.

(c)           Other Conditions.  In addition to conditions precedent contained in Article 8, the obligation of the Agent to issue or to cause to be issued any Canadian Letter of Credit or U.S. Letter of Credit or to provide Canadian Credit Support or U.S. Credit Support for any such Letter of Credit is subject to the following conditions precedent having been satisfied in a manner reasonably satisfactory to the Agent:

(i)            The applicable Borrower shall have delivered to the applicable Letter of Credit Issuer, at such times and in such manner as such Letter of Credit Issuer may prescribe, an application in form and substance satisfactory to such Letter of Credit Issuer and reasonably satisfactory to the Agent for the issuance of the Canadian or U.S. Letter of Credit and such other documents as may be reasonably required pursuant to the terms thereof in connection with such issuance, and the form and terms of the proposed Canadian or U.S. Letter of Credit (to the extent not otherwise set forth or permitted herein) shall be reasonably satisfactory to the Agent and the applicable Letter of Credit Issuer; and

(ii)           As of the date of issuance, no order of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Canadian or U.S. Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed Letter of Credit Issuer refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit.

(d)           Issuance of Canadian Letters of Credit and U.S. Letters of Credit.

(i)            Request for Issuance.  When requesting the issuance of a Canadian Letter of Credit or the issuance of a U.S. Letter of Credit pursuant to the Canadian LC Accommodation or U.S. LC Accommodation, the Borrower for whose account the Letter of Credit is to be issued must notify the Agent of such requested Letter of Credit prior to 1:00 p.m. (Toronto time) at least two (2) Business Days prior to the proposed issuance date (or such later date as the Agent may agree).  Such notice shall be irrevocable and must specify the original face amount of the Letter of Credit requested, the Business Day of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the Business Day on which the requested Letter of Credit is to expire, the purpose for which such Letter of Credit is to be issued, the name of the Loan Party for which such Letter of Credit shall be issued (if applicable) and the beneficiary of the requested Letter of Credit.  The applicable Borrower shall attach to such notice the proposed form of the Letter of Credit.

(ii)           Responsibilities of the Agent; Issuance.  As of the Business Day immediately preceding the issuance date of the Canadian Letter of Credit or U.S. Letter of Credit, as applicable, the Agent shall determine the amount of the applicable Unused Letter of Credit Subfacility and Canadian Availability or U.S. Availability, as applicable, as of such date.  If (A) the face amount of the requested Letter of Credit is less than the Unused Letter of Credit Subfacility, and (B) (x) in the case of a Canadian Letter of Credit, the maximum available amount of the requested

Canadian Letter of Credit, when aggregated with (a) the aggregate undrawn amount of all outstanding Canadian Letters of Credit issued under the Canadian LC Accommodation plus, without duplication, (b) the aggregated unpaid reimbursement obligations with respect to all Canadian Letters of Credit issued under the Canadian LC Accommodation, does not exceed U.S.$50,000,000; and (y) in the case of a U.S. Letter of Credit, the maximum available amount of the requested U.S. Letter of Credit, when aggregated with (a) the aggregate undrawn amount of all outstanding U.S. Letters of Credit plus, without duplication, (b) the aggregate unpaid reimbursement obligations with respect to all U.S. Letters of Credit, does not exceed U.S.$30,000,000, and (C) the amount of such requested Letter of Credit and all commissions, fees, and charges due from the requesting Borrower in connection with the opening thereof (to the extent such commissions, fees and charges are not paid in cash prior to or at the time of the opening thereof) would not exceed applicable Canadian Availability or U.S. Availability, the Agent shall cause the applicable Letter of Credit Issuer to issue the requested Letter of Credit on the requested issuance date so long as the other conditions hereof are met.

(iii)          No Extensions or Amendment.  The Agent shall not be obligated to cause the applicable Letter of Credit Issuer to extend or amend any Letter of Credit issued pursuant hereto unless the requirements of this Section 1.4.II are met as though a new Canadian or U.S. Letter of Credit were being requested and issued.

(e)           Payments Pursuant to Canadian Letters of Credit and U.S. Letters of Credit .  Each Borrower agrees to reimburse immediately the applicable Letter of Credit Issuer for any draw under any Letter of Credit issued (under this Section 1.4.II) for the account of such Borrower and the Agent for the account of the applicable Lenders upon any payment pursuant to any Credit Support related to such Letter of Credit and to pay the applicable Letter of Credit Issuer the amount of all other charges and fees payable to such Letter of Credit Issuer in connection with such Letter of Credit promptly when due, irrespective of any claim, setoff, defence or other right which such Borrower may have at any time against such Letter of Credit Issuer or any other Person.  Each Borrower hereby irrevocably authorizes the Agent, to debit the Designated Account or any other bank account (including any deposit, disbursement or operating account, other than any Receipt Account) of such Borrower for the purpose of paying all amounts due by such Borrower from time to time for each drawing under any Canadian or U.S. Letter of Credit, including all charges and fees pursuant to such issuance or amendment. Furthermore, applicable Borrower hereby irrevocably authorizes the Agent, at its option, to (i) debit Designated Account or any other bank account (including any deposit, disbursement or operating account, other than any Receipt Account) of such Borrower, or (ii) charge the applicable Loan Account for the purpose of paying all amounts due by the applicable Borrower from time to time to Lenders and Agent for each drawing under any Canadian or U.S. Letter of Credit, including all charges and fees pursuant to such issuance or amendment of Canadian or U.S. Letters of Credit.  Each drawing under any Canadian Letter of

Credit shall constitute a request by the Canadian Borrower to the Agent for a Borrowing of a Canadian Prime Rate Revolving Loan in the amount of such drawing.  Each drawing under any U.S. Letter of Credit shall constitute a request by the U.S. Borrowers for whose account such U.S. Letter of Credit was issued to the Agent for a Borrowing of a U.S. Prime Rate Revolving Loan in the amount of such drawing.  In each case, the Funding Date with respect to such Borrowing shall be the date of such drawing

(f)           Indemnification; Exoneration; Power of Attorney.

(i)            Indemnification.  In addition to amounts payable as elsewhere provided in this Section 1.4.II, each Borrower agrees to protect, indemnify, pay and hold harmless each Letter of Credit Issuer, the Lenders and the Agent from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which any such indemnified Person may incur or be subject to as a consequence, direct or indirect, of the issuance of any Canadian or U.S. Letter of Credit for the account of such Borrower or the provision of any Credit Support or enhancement in connection therewith, except to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from such indemnified Person’s, as the case may be, gross negligence, wilful misconduct or material breach of any Loan Document.  The Borrowers’ obligations under this Section shall survive payment of all other Obligations.

(ii)           Assumption of Risk by the Borrowers.  As among the Borrowers, each Letter of Credit Issuer, the Lenders and the Agent, each Borrower assumes all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer, the Lenders and the Agent shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any officer or authorized signatory of any Borrower in connection with the application for and issuance of and presentation by a beneficiary of drafts with respect to any drawing of any of the Canadian or U.S. Letters of Credit believed in good faith by the applicable Letter of Credit Issuer and Agent to be a valid, sufficient and correct document, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Canadian or U.S. Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, believed in good faith by the Agent and the applicable Letter of Credit Issuer to be a valid, sufficient and correct document which may prove to be invalid or ineffective for any reason; (C) the failure of the beneficiary of any Canadian or U.S. Letter of Credit to comply strictly with conditions required in order to draw upon such Canadian or U.S. Letter of Credit; (D) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Canadian or U.S. Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of any Canadian or U.S. Letter of Credit of the proceeds of any drawing under such Canadian or U.S. Letter of Credit; (H) any consequences arising from causes beyond the control of the applicable Lenders or the Agent, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority or (I) the applicable Letter of Credit Issuer’s honour of a draw for which the draw or any certificate fails to comply, in any respect, strictly with the terms of the Canadian or U.S. Letter of Credit.  None of the foregoing shall affect, impair or prevent the vesting of any rights or powers of any Letter of Credit Issuer, the Agent or any Lender under this Section 1.4.II(f).

(iii)                               Exoneration.  Without limiting the foregoing, no action or omission whatsoever by any Letter of Credit Issuer, the Agent or any Lender shall result in any liability of any Letter of Credit Issuer, the Agent or any Lender to any Borrower, or relieve any Borrower of any of its obligations hereunder to any such Person, under or with respect to any Canadian or U.S.  Letter of Credit or Credit Support issued or provided for the account of any Borrower, except to the extent such liability is found by a court of competent jurisdiction to have resulted from such indemnified Person’s gross negligence, wilful misconduct or material breach of any Loan Document.

(iv)                              Intentionally deleted.

(v)                                 Account Party.  Each Borrower hereby authorizes and directs each applicable Letter of Credit Issuer to name such Borrower as the “Account Party” on each Canadian or U.S. Letter of Credit and to deliver to the Agent all instruments, documents and other writings and property received by such Letter of Credit Issuer pursuant to such Letter of Credit issued or to be issued for the account of such Borrower and to accept and rely upon the Agent’s instructions and agreements with respect to all matters arising in connection with such Letter of Credit or the application therefor.  Notwithstanding any other term to the contrary, the Borrowers shall, at all times, be the “Applicant” under all Letters of Credit and be responsible to pay all obligations owing under any Letter of Credit.

(g)                                 Supporting Letter of Credit; Cash Collateral.  If, notwithstanding the provisions of Section 1.4.II(b) and Section 10.1, any Canadian Letter of Credit or U.S. Letter of Credit or Credit Support is outstanding upon the termination of this Agreement, then upon such termination each applicable Borrower shall deposit with the Agent, for the ratable benefit of the Agent and the applicable Lenders, with respect to each Letter of Credit issued for the account of such Borrower or related Credit Support then outstanding, either in cash or standby letters of credit

(“Section 1.4.II Supporting Letters of Credit”) in form and substance reasonably satisfactory to the Agent, issued by an issuer reasonably satisfactory to the Agent, in an amount equal to 102% of the greatest amount for which such Canadian or U.S. Letter of Credit or Credit Support may be drawn plus any fees and expenses associated with such Letter of Credit or Credit Support, under which Section 1.4.II Supporting Letters of Credit Agent is entitled to draw amounts necessary to reimburse the Agent and the applicable Lenders for payments to be made by the Agent and such Lenders under such Letter of Credit or Credit Support and any fees and expenses associated with such Letter of Credit or Credit Support.  Such Section 1.4.II Supporting Letters of Credit shall be held by the Agent, for the ratable benefit of the Agent and the applicable Lenders, as security for, and to provide for the payment of, the aggregate undrawn amount of such Letters of Credit or such Credit Support remaining outstanding.

(h)                                 Non-Qualifying Lender Cash Collateral.  The Agent may require that a Borrower deposit with the Agent, for the ratable benefit of the Agent and the applicable Lenders, in cash, an amount equal to 100% of any Lender’s Pro Rata Share of the greatest amount that may be drawn under each Canadian and U.S. Letter of Credit (issued for the account of such Borrower or related Credit Support then outstanding), all in form and substance reasonably satisfactory to Agent/applicable Letter of Credit Issuer. Agent shall be entitled to withdraw (from such cash collateral deposit(s)) an amount necessary to cover any drawn amounts under such Letters of Credit that have not been correspondingly funded, in accordance with the terms of this Agreement, by a Lender.

(i)                                    Paramountcy.  In the event that any provisions of any Canadian or U.S. Letter of Credit application or ancillary document under such applications contradict, are inconsistent with and are otherwise incapable of being construed in conjunction with the provisions of this Agreement, the provisions of this Agreement, as applicable, shall take precedence over those contained in such application and ancillary documentation.

1.5                               Bank Products and Hedge Agreements.

Borrower may request and the Agent may, in its sole and absolute discretion, (x) arrange for Canadian Borrower and other Canadian Loan Parties (for the account of the Canadian Borrower) to obtain Bank Products, including Overadvances (which shall be for the Canadian Borrower only), from the BP Provider (for as long as Agent is the BP Provider, and at all times when the BP Provider is not the Agent, such successor Agent) (the “BP Provider”) or the BP Provider’s Affiliates and/or (y) arrange for U.S. Loan Parties to obtain Bank Products that are cash management products (inclusive of the U.S. Overadvance) from the U.S. Cash Management Provider (PNC Bank, N.A., as of the Effective Date (provided it is a Lender hereunder) and at all times when PNC Bank, N.A. is not the U.S. Cash Management Provider, a U.S. Lender hereunder) (the “U.S. Cash Management Provider”) and/or (z) arrange for Loan Parties to obtain Hedge Agreements from Lenders or their Affiliates although the Loan Parties are not required to do so.  If Bank Products are provided by the BP Provider or an Affiliate of the BP Provider to Canadian Borrower or any Canadian Loan Party and/or Bank Products that are cash management products are provided by the U.S. Cash Management Provider to any U.S. Loan Party and/or

Hedge Agreements are provided by Lenders or their Affiliates to any Loan Party, Loan Parties agree to indemnify and hold the Agent, the BP Provider, U.S. Cash Management Provider and the other Lenders harmless from any and all costs and obligations now or hereafter incurred by the Agent, the BP Provider, U.S. Cash Management Provider or any other Lender which arise from any indemnity given by the Agent, the BP Provider, U.S. Cash Management Provider or such other Lender, as the case may be, to its Affiliates related to such Bank Products; provided, however, (i) the foregoing indemnity shall not extend to any costs or obligations with respect to a Bank Product or Hedge Agreement provided by an Affiliate of the BP Provider or an Affiliate of such Lender for which any Loan Party would not be liable (without giving effect to the benefit of any setoff, defence or counterclaim available to any Loan Party) and (ii) nothing contained herein is intended to limit any Loan Party’s rights, with respect to the BP Provider, Lenders or their Affiliates or their respective Affiliates, if any, which arise as a result of the execution of documents by and between any Loan Party and the BP Provider, Lenders or their Affiliates, as applicable, which relate to Bank Products.  The agreements contained in this Section shall survive termination of this Agreement as to Bank Products and other Hedge Agreements by Lenders outstanding on the date of such termination; provided, however, that it is the intention of the BP Provider and the Lenders that unless otherwise agreed by the Agent in its sole discretion, no Bank Product or other Hedge Agreements may have a term that exceeds the Stated Termination Date.  Loan Parties acknowledge and agree that Canadian Borrower and any other Canadian Loan Party obtaining of Bank Products from the BP Provider, or any of its Affiliates, or Loan Parties obtaining Hedge Agreements from the Lenders, or any of their respective Affiliates, or U.S. Loan Parties obtaining Bank Products that are cash management products (inclusive of the U.S. Overadvance) from the U.S. Cash Management Provider, (a) is in the sole and absolute discretion of the BP Provider, U.S. Cash Management Provider, the Lenders or the applicable Affiliate of the BP Provider or the Lenders, as the case may be, (b) is subject to all rules and regulations of the BP Provider, U.S. Cash Management Provider, the Lenders or the applicable Affiliate of the BP Provider or the Lenders, as the case may be, and (c) shall be for the account of the Canadian Borrower and any other Loan Party for whom such Bank Product may be provided (it being agreed that the Canadian Borrower and such other Loan Party shall be jointly and severally liable for same).

Notwithstanding any other terms hereof:

(a)                                  The Borrower (in consultation with the particular Lender) may request that the Agent, and the Agent shall from time to time, allocate portions of the Hedging Sublimit between the Lenders (and their respective Affiliates) (each an “Allocated Amount”); provided that (y) the aggregate of all Allocated Amounts does not exceed the Hedging Sublimit, and (z) the Allocated Amount of a Lender (and its Affiliates) may not be reduced below such Lender’s (and its Affiliates) Hedging Amount last reported to the Agent in writing; and

(b)                                 No distribution under Section 3.7 (or otherwise) shall be made in respect of any Hedging Amount or other amounts owing under Hedging Agreements due to any Lender in excess of the lesser of (i) the Hedging Amount previously advised to the Agent in writing and (ii) the Allocated Amount of such Lender, until all other Obligations (other than all such excesses) due to the Agent and Lenders have first been paid.

1.6                               Adjustment of Revolver Commitments.

(a)                                  The Loan Party Representative may, by written notice to the Agent, request that the Agent and the Lenders increase or decrease the Maximum Canadian Revolver Amount (a “Canadian Revolver Commitment Adjustment”), which request shall be granted provided that each of the following conditions are satisfied:  (i) only two Canadian Revolver Commitment Adjustments may be made in any Fiscal Year (such adjustment to be made within 30 days of the delivery of the Responsible Officer’s Certificate contemplated by Section 5.2(d) (with respect to delivery under Section 5.2(b)) and a Borrowing Base Certificate contemplated by Section 5.2(k), in each case, for the most recently ended month, (ii) the written request for a Canadian Revolver Commitment Adjustment must be received by the Agent at least three (3) Business Days prior to the requested date (which shall be a Business Day) of the effectiveness of such Canadian Revolver Commitment Adjustment (such date of effectiveness, the “Adjustment Date”), (iii) no Default or Event of Default shall have occurred and be continuing as of the date of such request or both immediately before and after giving effect thereto as of the Adjustment Date, (iv) any increase in the Maximum Canadian Revolver Amount shall result in a Dollar-for-Dollar decrease in the Maximum U.S. Revolver Amount, and vice-versa for any decrease in the Maximum Canadian Revolving Amount pursuant to this Section, (v) in no event shall the Canadian Revolving Credit Commitment plus the U.S. Revolving Credit Commitment exceed the Maximum Revolver Amount, (vi) the Maximum U.S. Revolver Amount shall at no time exceed U.S.$30,000,000, (vii) no Canadian Revolver Commitment Adjustment shall be permitted if, after giving effect thereto, an Overadvance or U.S. Overadvance would exist, and (viii) the Agent shall have received a certificate of the Loan Party Representative dated as of the Adjustment Date certifying the satisfaction of all such conditions (including calculations thereof in reasonable detail) and otherwise in form and substance reasonably satisfactory to the Agent.  Any such Canadian Revolver Commitment Adjustment shall be in an amount equal to U.S.$5,000,000 or a multiple of U.S$500,000 in excess thereof and shall concurrently increase or reduce, as applicable, (1) the aggregate U.S. Revolving Credit Commitments then in effect pro rata among the U.S. Lenders and (2) the aggregate Canadian Revolving Credit Commitments then in effect pro rata among the Canadian Lenders.  After giving effect to any Canadian Revolver Commitment Adjustment, the Canadian Revolving Credit Commitment of each Canadian Lender shall be equal to such Canadian Lender’s Pro Rata Share of the amount of the Maximum Canadian Revolver Amount.

(b)                                 The Agent shall promptly inform the Lenders of any request for a Canadian Revolver Commitment Adjustment made by the Loan Party Representatives.  If the conditions set forth in clause (a) above are not satisfied on the applicable Adjustment Date (or, to the extent such conditions relate to an earlier date, such earlier date), the Agent shall notify the Loan Party Representative in writing that the requested Canadian Revolver Commitment Adjustment will not be effectuated; provided, however, that the Agent shall in all cases be entitled to rely (without liability) on the certificate delivered by the Loan Party Representative pursuant to clause (a) (ix) immediately above in making its determination as to the satisfaction of such conditions.  On each Adjustment Date, the Agent shall notify the Lenders and the Loan Party Representative, on or before 3:00 p.m. (Toronto time), by telecopier, e-mail or telex, of the occurrence of the Canadian Revolver Commitment Adjustment to be effected on such Adjustment Date, the amount of Revolving Loans held by each Lender as a result thereof, the amount of the U.S. Revolving Credit Commitment of each U.S. Lender and the amount of the Canadian Revolving Credit Commitment of each Canadian Lender as a result thereof.

ARTICLE 2 — INTEREST AND FEES

2.1                               Interest.

(a)                                  Interest Rates.  All outstanding Obligations of the Canadian Borrower (other than Obligations with respect to Bank Products and Hedge Agreements, which shall be governed by the documents relating thereto) shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on interest thereon not paid when due) from the date made or incurred until paid in full in cash at a rate determined by reference to the Canadian Prime Rate, the BA Rate, the ABR or the LIBOR Rate, as applicable, plus the Applicable Margins as set forth in Annex A to this Agreement, but not to exceed the Maximum Rate.  If at any time Canadian Revolving Loans are outstanding with respect to which the Canadian Borrower has not delivered to the Agent a notice specifying the basis for determining the interest rate applicable thereto in accordance herewith, those Canadian Revolving Loans shall bear interest at a rate determined by reference to the Canadian Prime Rate if such Canadian Revolving Loans are denominated in Dollars and by reference to the ABR if such Canadian Revolving Loans are denominated in U.S. Dollars, in each instance, until notice to the contrary has been given to the Agent in accordance with this Agreement and such notice has become effective.  All outstanding Obligations of the U.S. Borrowers (other than Obligations with respect to Hedge Agreements, which shall be governed by the documents attached thereto) shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on interest thereon not paid when due) from the date made or incurred until paid in full in cash at a rate determined by reference to the U.S. Prime Rate or the LIBOR Rate plus the Applicable Margins as set forth in Annex A to this Agreement, but not to exceed the Maximum Rate. If at any time U.S. Revolving Loans are outstanding with respect to which the U.S. Borrowers have not delivered to the Agent a notice specifying the basis for determining the interest rate applicable thereto in accordance herewith, those U.S. Revolving Loans shall bear interest at a rate determined by reference to the U.S. Prime Rate until notice to the contrary has been given to the Agent in accordance with this Agreement and such notice has become effective.  Except as otherwise provided herein, the outstanding Obligations (other than Obligations with respect to Bank Products and Hedge Agreements, which shall be governed by the documents relating thereto) shall bear interest as follows:

(i)                                     For all Canadian Prime Rate Revolving Loans and other Obligations of the Canadian Borrower (other than LIBOR Revolving Loans, BA Equivalent Revolving Loans and ABR Revolving Loans) at a fluctuating per annum rate equal to the Canadian Prime Rate plus the Applicable Margin;

(ii)                                  For all ABR Revolving Loans at a fluctuating per annum rate equal to the ABR plus the Applicable Margin;

(iii)                               For all U.S. Prime Rate Revolving Loans and other Obligations of the U.S. Borrowers (other than LIBOR Revolving Loans) at a fluctuating per annum rate equal to the U.S. Prime Rate plus the Applicable Margin;

(iv)                              For all LIBOR Revolving Loans at a per annum rate equal to the LIBOR Rate plus the Applicable Margin; and

(v)                                 For all BA Equivalent Revolving Loans at a per annum rate equal to the BA Rate plus the Applicable Margin.

Each change in the U.S. Prime Rate shall be reflected in the interest rate applicable to U.S. Prime Rate Revolving Loans and other Obligations bearing interest based on the U.S. Prime Rate as of the effective date of such change and each change in the Canadian Prime Rate shall be reflected in the interest rate applicable to Canadian Prime Rate Revolving Loans and other Obligations bearing interest based in the Canadian Prime Rate as of the effective date of such change and each change in the ABR shall be reflected in the interest rate applicable to ABR Revolving Loans and other Obligations bearing interest on the ABR as of the effective date of such change.  All interest charges on Canadian Prime Rate Loans, U.S. Prime Rate Loans, ABR Revolving Loans and BA Equivalent Loans shall be computed on the basis of a year of 365 or 366 days, as applicable, and actual days elapsed.  All other interest charges shall be computed on the basis of a year of 360 days and actual days elapsed.  Each U.S. Borrower shall pay to the Agent, for the ratable benefit of the U.S. Lenders, interest accrued on all U.S. Prime Rate Revolving Loans made to such U.S. Borrower in arrears on the first day of each month and on the Termination Date.  Each Borrower shall pay to the Agent, for the ratable benefit of the U.S. Lenders or the Canadian Lenders, as applicable, interest on all LIBOR Revolving Loans made to such Borrower in arrears on the last day of each LIBOR Interest Payment Date; provided, however, that if any LIBOR Interest Period exceeds three months, the respective dates that fall every three months after the beginning of such LIBOR Interest Period shall also be LIBOR Interest Payment Dates.  The Canadian Borrower shall pay to the Agent, for the ratable benefit of the Canadian Lenders, (i) interest accrued on all Canadian Prime Rate Revolving Loans and all ABR Revolving Loans in arrears on the first day of each month and on the Termination Date and (ii) interest on all BA Equivalent Revolving Loans in arrears on each BA Equivalent Interest Payment Date.

(b)                                 Default Rate.  If any Event of Default listed in Subsections 9.1(a), 9.1(c)(i) (as regards a default in connection with Section 7.26), 9.1(e), 9.1(f), 9.1(g), 9.1(h) or 9.1(i) occurs and is continuing and the Agent or the Required Lenders in their discretion so elect, then, while any such Event of Default is continuing, and, after notification of the Canadian Borrower and/or the U.S. Borrowers, all of the outstanding Revolving Loans and Letters of Credit shall bear interest at the Default Rate applicable thereto; provided that no amount paid by Borrowers pursuant to this Section 2.1(b) shall be made available by Agent to a Defaulting

Lender so long as such Lender shall be a Defaulting Lender; provided that if such Defaulting Lender is a Defaulting Lender at the time it is removed or replaced pursuant to the terms of Section 11.3 and/or Section 12.15(e), any such amount previously paid to the Agent, at the time such lender is a Defaulting Lender, but not made available to such Defaulting Lender shall promptly be returned to the applicable Borrower.

2.2                               Continuation and Conversion Elections.

(a)                                  Canadian Revolving Loans.

(i)                                     The Canadian Borrower may:

(A)                              elect, as of any Business Day, in the case of Canadian Prime Rate Revolving Loans made to the Canadian Borrower to convert any such Canadian Prime Rate Revolving Loans (or any part thereof in an amount not less than $1,000,000 or that is in an integral multiple of $100,000 in excess thereof) into BA Equivalent Revolving Loans;

(B)                                elect, as of the last day of the applicable BA Equivalent Interest Period, to continue any BA Equivalent Revolving Loans made to the Canadian Borrower having BA Equivalent Interest Periods expiring on such day (or any part thereof in an amount not less than $1,000,000 or that is in an integral multiple of $100,000 in excess thereof );

(C)                                elect, as of any Business Day, in the case of ABR Revolving Loans made to the Canadian Borrower to convert any such ABR Revolving Loans (or any part thereof in an amount not less than U.S.$1,000,000 or that is in an integral multiple of U.S.$100,000 in excess thereof) into LIBOR Revolving Loans; or

(D)                               elect, as of the last day of the applicable LIBOR Interest Period, to continue any LIBOR Revolving Loans made to the Canadian Borrower having LIBOR Interest Periods expiring on such day (or any part thereof in an amount not less than U.S.$1,000,000 or that is in an integral multiple of U.S.$100,000 in excess thereof);

provided, that if at any time the aggregate amount of BA Equivalent Revolving Loans or LIBOR Revolving Loans in respect of any Borrowing made to the Canadian Borrower is reduced, by payment or prepayment of part thereof, to be less than Cdn. or U.S., as applicable, $1,000,000, such BA Equivalent Revolving Loans shall automatically convert into Canadian Prime Rate Revolving Loans and such LIBOR Revolving Loans shall automatically convert into ABR Revolving Loans; provided further that if the notice shall fail to specify the duration of the BA Equivalent Interest Period or the LIBOR Interest Period, such BA Equivalent Interest Period or LIBOR Interest Period shall be one month.

(ii)                                  The Canadian Borrower shall deliver a notice of continuation/conversion (“Canadian Notice of Continuation/Conversion”) in the form of Exhibit E-1 attached hereto and made a part hereof to the Agent not later than 2:00 p.m. (Toronto time) at least two (2) Business Days in advance of the Canadian Continuation/Conversion Date (or such shorter notice time of which the Agent has notified the Canadian Borrower), if the Canadian Revolving Loans of the Canadian Borrower are to be converted into or continued as BA Equivalent Revolving Loans, and at least three (3) Business Days in advance of the Canadian Continuation/Conversion Date (or such shorter notice time of which the Agent has notified the Canadian Borrower), if the Canadian Revolving Loans of the Canadian Borrower are to be converted into or continued as LIBOR Revolving Loans, and specifying:

(A)                              the proposed Canadian Continuation/Conversion Date;

(B)                                the aggregate amount and type of Canadian Revolving Loans of the Canadian Borrower to be converted or renewed;

(C)                                the type of Canadian Revolving Loans resulting from the proposed conversion or continuation; and

(D)                               the duration of the requested BA Equivalent Interest Period or LIBOR Interest Period, provided, however, the Canadian Borrower may not select a BA Equivalent Interest Period or LIBOR Interest Period that ends after the Stated Termination Date.

(iii)                               If upon the expiration of any BA Equivalent Interest Period applicable to a BA Equivalent Revolving Loan of the Canadian Borrower, the Canadian Borrower has failed to select timely a new BA Equivalent Interest Period to be applicable to such BA Equivalent Revolving Loan or if any Default or Event of Default then exists and is continuing, the Canadian Borrower shall be deemed to have elected to convert such BA Equivalent Revolving Loan into a Canadian Prime Rate Revolving Loan effective as of the expiration date of such BA Equivalent Interest Period.

(iv)                              If upon the expiration of any LIBOR Interest Period applicable to a LIBOR Revolving Loan of the Canadian Borrower, the Canadian Borrower has failed to select timely a new LIBOR Interest Period to be applicable to such LIBOR Revolving Loan or if any Default or Event of Default then exists and is continuing, the Canadian Borrower shall be deemed to have elected to convert such LIBOR Revolving Loan into an ABR Revolving Loan effective as of the expiration date of such LIBOR Interest Period.

(v)                                 The Agent will promptly notify each Canadian Lender of its receipt of a Canadian Notice of Continuation/Conversion.  All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Canadian Revolving Loans with respect to which the notice was given held by each Canadian Lender.

(vi)                              As set forth in Section 1.2(b)(ii), there may not be more than ten (10) different BA Equivalent Interest Periods in effect hereunder at any time.

(vii)                           As set forth in Section 1.2(b)(iii), there may not be more than ten (10) different LIBOR Interest Periods in effect hereunder at any time (including those related to U.S. Revolving Loans).

(b)                                 U.S. Revolving Loans.

(i)                                     U.S. Borrowers may:

(A)                              elect, as of any Business Day, in the case of U.S. Prime Rate Revolving Loans made to a U.S. Borrower to convert any such U.S. Prime Rate Revolving Loans (or any part thereof in an amount not less than U.S.$1,000,000 or that is in an integral multiple of U.S.$100,000 in excess thereof) into LIBOR Revolving Loans; or

(B)                                elect, as of the last day of the applicable LIBOR Interest Period, to continue any LIBOR Revolving Loans made to a U.S. Borrower having LIBOR Interest Periods expiring on such day (or any part thereof in an amount not less than U.S.$1,000,000 or that is in an integral multiple of U.S.$100,000 in excess thereof);

provided, that if at any time the aggregate amount of LIBOR Revolving Loans in respect of any Borrowing made to a U.S. Borrower is reduced, by payment or prepayment of part thereof, to be less than U.S.$1,000,000, such LIBOR Revolving Loans shall automatically convert into U.S. Prime Rate Revolving Loans; provided further that if the notice shall fail to specify the duration of the LIBOR Interest Period, such LIBOR Interest Period shall be one month.

(ii)                                  U.S. Borrowers shall deliver a notice of continuation/conversion (“U.S. Notice of Continuation/Conversion”) in the form of Exhibit E-2 attached hereto and made a part hereof to the Agent not later than 2:00 p.m. (Toronto time) at least three (3) Business Days in advance of the U.S. Continuation/Conversion Date (or such shorter notice time of which the Agent has notified the U.S. Borrowers), if the U.S. Revolving Loans of U.S. Borrowers are to be converted into or continued as LIBOR Revolving Loans and specifying:

(A)                              the proposed U.S. Continuation/Conversion Date;

(B)                                the aggregate amount of U.S. Revolving Loans of such U.S. Borrower to be converted or renewed;

(C)                                the type of U.S. Revolving Loans resulting from the proposed conversion or continuation; and

(D)                               the duration of the requested LIBOR Interest Period, provided, however, U.S. Borrowers may not select a LIBOR Interest Period that ends after the Stated Termination Date.

(iii)                               If upon the expiration of any LIBOR Interest Period applicable to a LIBOR Revolving Loan of a U.S. Borrower, such U.S. Borrower has failed to select timely a new LIBOR Interest Period to be applicable to such LIBOR Revolving Loan or if any Default or Event of Default then exists and is continuing, such U.S. Borrower shall be deemed to have elected to convert such LIBOR Revolving Loan into a U.S. Prime Rate Revolving Loan effective as of the expiration date of such LIBOR Interest Period.

(iv)                              The Agent will promptly notify each U.S. Lender of its receipt of a U.S. Notice of Continuation/Conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the U.S. Revolving Loans with respect to which the notice was given held by each U.S. Lender.

(v)                                 As set forth in Section 1.3(b)(ii), there may not be more than five (5) different LIBOR Interest Periods in effect hereunder, for LIBOR Revolving Loans to the U.S. Borrowers (collectively), at any time.

2.3                               Maximum Interest Rate.

(a)                                  In no event shall any interest rate provided for hereunder exceed the maximum rate legally chargeable by any Lender under applicable law for such Lender with respect to loans of the type provided for hereunder by such Lender (the “Maximum Rate”).  If, in any month, any interest rate for any Obligations, absent such limitation, would have exceeded the Maximum Rate for such Obligations, then the interest rate for such Obligations for that month shall be the Maximum Rate.

(b)                                 If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Revolving Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

2.4                               Certain Fees.

The Borrowers agree, jointly and severally, to pay the Agent when due the fees set forth in the fee letter dated December 12, 2008 among the Arrangers and the Canadian Borrower (the “Fee Letter”).

2.5                               Commitment Fees.

(a)                                  Canadian Commitment Fee.  On the first day of each month and on the Termination Date, the Canadian Borrower agrees to pay to the Agent, for the account of the Canadian Lenders, in accordance with their respective Pro Rata Shares, a commitment fee (the “Canadian Commitment Fee”) at a per annum rate equal to the Applicable Margin in effect from time to time, times the amount by which the Maximum Canadian Revolver Amount exceeded the sum of (a) the average daily outstanding amount of Canadian Revolving Loans other than Overdraft Accommodations plus (b) the average utilization (in the period) of the Overdraft Accommodations and the average daily undrawn amount of outstanding Canadian Letters of Credit and Pro Rata Canadian Letters of Credit during the immediately preceding month or shorter period if calculated for the first month hereafter or on the Termination Date.  The Canadian Commitment Fee shall be computed on the basis of a 365 or 366 day year, as applicable, for the actual number of days elapsed and shall accrue daily.

(b)                                 U.S. Commitment Fee.  On the first day of each month and on the Termination Date, the U.S. Borrowers agree, on a joint and several basis, to pay to the Agent, for the account of the U.S. Lenders, in accordance with their respective Pro Rata Shares, a commitment fee (the “U.S. Commitment Fee”) at a per annum rate equal to the Applicable Margin in effect from time to time, times the amount by which the Maximum U.S. Revolver Amount exceeded the sum of (a) the average daily outstanding amount of U.S. Revolving Loans plus (b) the average daily undrawn amount of outstanding U.S. Letters of Credit during the immediately preceding month or shorter period if calculated for the first month hereafter or on the Termination Date.  The U.S. Commitment Fee shall be computed on the basis of a 360 day year, for the actual number of days elapsed and shall accrue daily.

(c)                                  Notwithstanding the foregoing, no Commitment Fee shall accrue on any of the Commitments of a Defaulting Lender from and when, and so long as, such Lender shall be a Defaulting Lender.

2.6                               Letter of Credit Fees.

(a)                                  The Canadian Borrower agrees to pay (x) to the Agent, for the account of the Canadian Lenders, in accordance with their respective Pro Rata Shares, for each Pro Rata Canadian Letter of Credit issued for the account of the Canadian Borrower, a fee (the “Pro Rata Canadian Letter of Credit Fee”) at a per annum rate equal to the Applicable Margin in effect from time to time (with respect to LIBOR Revolving Loans) on the undrawn amount of such Pro Rata Canadian Letter of Credit from time to time, and (y) to Agent and each Canadian Lender, all out of pocket costs, fees and expenses incurred or charged by Agent and each

Lender in connection with the application for, processing of, issuance or extension of, drawing under, or amendment to, any Pro Rata Canadian Letter of Credit.  The Pro Rata Canadian Letter of Credit Fee with respect to a Pro Rata Canadian Letter of Credit shall be payable monthly in arrears on the first day of each month following the month in which such Pro Rata Canadian Letter of Credit is issued and on the Termination Date.  The Pro Rata Canadian Letter of Credit Fee shall be computed on the basis of a 365 day year for the actual number of days elapsed. The fees and costs itemized in (y) above with respect to a Pro Rata Canadian Letter of Credit shall be payable upon the issuance, extension, drawing or amendment, as applicable, of such Letter of Credit.

(b)                                 The Canadian Borrower agrees to pay (x) to the Agent, for the account of the Canadian Lenders, in accordance with their respective Pro Rata Shares, for each Canadian Letter of Credit issued for the account of the Canadian Borrower, a fee (the “Canadian Letter of Credit Fee”) at a per annum rate equal to the Applicable Margin in effect from time to time (with respect to LIBOR Revolving Loans) on the undrawn amount of such Canadian Letter of Credit from time to time, (y) to the Canadian Letter of Credit Issuer, for its own account, for each Canadian Letter of Credit issued for the account of the Canadian Borrower, a fee (the “Canadian Fronting Fee”) at a per annum rate equal to the greater of (i) 25 basis points on the undrawn amount of such Canadian Letter of Credit from time to time, and (ii) U.S. $500, and (z) to Canadian Letter of Credit Issuer, all out of pocket costs, fees and expenses incurred or charged by Canadian Letter of Credit Issuer in connection with the application for, processing of, issuance or extension of, drawing under, or amendment to, any Canadian Letter of Credit.  The Canadian Letter of Credit Fee and Canadian Fronting Fee with respect to a Canadian Letter of Credit shall be payable monthly in arrears on the first day of each month following the month in which such Canadian Letter of Credit is issued and on the Termination Date.  The Canadian Letter of Credit Fee and Canadian Fronting Fee shall be computed on the basis of a 365 day year for the actual number of days elapsed. The fees and costs itemized in (z) above with respect to a Canadian Letter of Credit shall be payable upon the issuance, extension, drawing or amendment, as applicable, of such Canadian Letter of Credit.

(c)                                  U.S. Borrowers agree to pay (x) to the Agent, for the account of the Lenders, in accordance with their respective Pro Rata Shares, for each U.S. Letter of Credit issued for the account of the U.S. Borrowers, a fee (the “U.S. Letter of Credit Fee”) at a per annum rate equal to the Applicable Margin in effect from time to time (with respect to LIBOR Revolving Loans) on the undrawn amount of such U.S. Letter of Credit from time to time, (y) to the U.S. Letter of Credit Issuer, for its own account, for each U.S. Letter of Credit issued for the account of the U.S. Borrowers, a fee (the “U.S. Fronting Fee”) at a per annum rate equal to the greater of (i) 25 basis points on the undrawn amount of such U.S. Letter of Credit from time to time, and (ii) U.S. $500, and (z) to U.S. Letter of Credit Issuer, all out of pocket costs, fees and expenses incurred or charged by U.S. Letter of Credit Issuer in connection with the application for, processing of, issuance or extension of, drawing under, or amendment to, any U.S. Letter of Credit.  The U.S. Letter of Credit Fee and U.S. Fronting Fee with respect to a U.S. Letter of Credit shall be payable monthly in arrears on the first day of each month following the month in which such U.S. Letter of Credit is issued and on the Termination Date.  The U.S. Letter of Credit Fee and U.S. Fronting Fee shall be computed on the basis of a 360 day year for the actual number of days elapsed. The fees and costs itemized in (z) above with respect to a U.S. Letter of Credit shall be payable upon the issuance, extension, drawing or amendment, as applicable, of such Letter of Credit.

2.7                               Interest Act (Canada).

For purposes of the Interest Act (Canada), whenever any interest or fee payable by the Canadian Borrower under this Agreement is calculated using a rate based on a year of 360 days, such rate used pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360.  The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement with respect to the Canadian Borrower, and the rates of interest stipulated in this Agreement payable by the Canadian Borrower are intended to be nominal rates and not effective rates or yields.

ARTICLE 3 — PAYMENTS AND PREPAYMENTS

3.1                               Revolving Loans.

(a)                                  The Canadian Borrower shall repay the outstanding principal balance of the Canadian Revolving Loans, plus all accrued but unpaid interest thereon, on the Termination Date.  The Canadian Borrower may prepay Canadian Revolving Loans made to it at any time, and reborrow subject to the terms of this Agreement.  Subject to Section 3.11, in addition, and without limiting the generality of the foregoing, upon demand the Canadian Borrower shall pay to the Agent within five (5) Business Days of such demand, for the account of the Canadian Lenders, the amount, without duplication, by which the Aggregate Canadian Revolver Outstandings (excluding amounts for unpaid reimbursement obligations under Letters of Credit issued to Canadian Borrower that have been cash collateralized or supported by a back to back Letter of Credit (all on terms acceptable to the Agent)) exceeds the lesser of (x) the Canadian Borrowing Base, and (y) the Maximum Canadian Revolver Amount.

(b)                                 U.S. Borrowers shall repay the outstanding principal balance of the U.S. Revolving Loans made to them, plus all accrued but unpaid interest thereon, on the Termination Date.  U.S. Borrowers may prepay U.S. Revolving Loans made to them at any time, and reborrow subject to the terms of this Agreement.  Subject to Section 3.11, in addition, and without limiting the generality of the foregoing, upon demand the U.S. Borrower, shall pay to the Agent within five (5) Business Days, for the account of the U.S. Lenders, the amount, without duplication, by which the Aggregate U.S. Revolver Outstandings (excluding amounts for unpaid reimbursement obligations under Letters of Credit issued to U.S. Borrowers that have been cash collateralized or supported by a back to back Letter of Credit (all on terms acceptable to the Agent)) exceeds the lesser of (x) the U.S. Borrowing Base, and (y) the Maximum U.S. Revolver Amount.

(c)                                  The Canadian Borrower may from time to time reduce the amount of the Canadian Revolving Credit Commitments in whole or in part, in a minimum amount of not less than U.S.$10,000,000 or an integral multiple of U.S.$100,000 in excess thereof.

3.2                               Termination of Facility.

The Canadian Borrower may terminate this Agreement or reduce the Commitments hereunder (in accordance with the terms of this Agreement) upon at least thirty (30) days’ notice to the Agent and the Lenders (or such shorter period as the Agent and the Canadian Borrower may reasonably agree), upon (a) the payment in full of all outstanding Revolving Loans, together with accrued interest thereon, and the cancellation and return of all outstanding Letters of Credit (or, to the extent not so cancelled and returned, the deposit with the Agent and/or the Lenders of cash or Supporting Letters of Credit for such outstanding Letters of Credit (or related Credit Support) in accordance with and as required by Section 1.4.I(h) and 1.4.II(g)), (b) the payment in full in cash of all reimbursable expenses and other Obligations (other than Contingent Obligations), and (c) with respect to any LIBOR Revolving Loans and BA Equivalent Revolving Loans prepaid, payment of the amounts due under Section 4.4, if any.  In connection with any such permitted termination by the Canadian Borrower, the Agent shall provide a customary form of payoff letter setting forth all amounts due to the Agent and the Lenders hereunder, which payoff letter shall include (i) Agent’s termination of Agent’s Liens, the Security Documents and the Intercreditor Agreement and release of all Collateral, (ii) its agreement to execute and deliver, at Borrowers’ sole expense, such release documents as may be reasonably necessary to reflect such termination, release and repayment, and (iii) the express statement that certain indemnities that survive termination of this Agreement pursuant to this Agreement continue.

3.3                               Mandatory Prepayments of the Revolving Loans.

Promptly upon receipt by any of the Loan Parties or the Agent of cash proceeds from business interruption insurance or proceeds of insurance in respect of any theft, loss, damage or destruction of any Collateral, and an Event of Default then exists and is continuing, the Borrowers shall remit such proceeds to the Agent to, or if the Agent is in possession thereof it shall, prepay the Revolving Loans in an amount equal to all such cash proceeds, in the manner set forth in Section 3.7.

3.4                               LIBOR Revolving Loan and BA Equivalent Revolving Loan Prepayments.

(a)                                  In connection with any prepayment, if any LIBOR Revolving Loan is prepaid prior to the expiration date of the LIBOR Interest Period applicable thereto, the Borrower that borrowed such LIBOR Revolving Loan shall pay to the applicable Lenders the amounts described in Section 4.4(a).

(b)                                 In connection with any prepayment, if any BA Equivalent Revolving Loan is prepaid prior to the expiration date of the BA Equivalent Interest Period applicable thereto, the Canadian Borrower shall pay to the Canadian Lenders the amounts described in Section 4.4(a).

3.5                               Payments by the Borrowers.

(a)

(i)                                     All payments to be made by the Canadian Borrower shall be made without set off, recoupment or counterclaim.  Except as otherwise expressly provided herein, all payments by the Canadian Borrower shall be made to the Agent for the account of the Canadian Lenders at the account designated by the Agent and shall be made in Dollars or U.S. Dollars, as applicable, and in immediately available funds, no later than 2:00 p.m. (Toronto time) in the case of payments required to be made in Dollars or noon (Toronto time) in the case of payments required to be made in U.S. Dollars, in each case on the date specified herein.  Any payment received by the Agent after such time shall be deemed (for purposes of calculating interest only) to have been received on the following Business Day and any applicable interest shall continue to accrue.

(ii)                                  All payments to be made by the U.S. Borrowers shall be made without set off, recoupment or counterclaim.  Except as otherwise expressly provided herein, all payments by the U.S. Borrowers shall be made to the Agent for the account of the U.S. Lenders, at the account designated by the Agent and shall be made in U.S. Dollars and in immediately available funds, no later than 2:00 p.m. (Toronto time) on the date specified herein.  Any payment received by the Agent after such time shall be deemed (for purposes of calculating interest only) to have been received on the following Business Day and any applicable interest shall continue to accrue.

(b)                                 Subject to the provisions set forth in the definition of “LIBOR Interest Period” and “BA Equivalent Interest Period”, whenever any payment is due on a day other than a Business Day, such payment shall be due on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

3.6                               Payments as Revolving Loans.

(a)                                  At the election of the Agent, all payments of principal of Canadian Revolving Loans, interest on Canadian Revolving Loans, reimbursement obligations in connection with Pro Rata Canadian Letters of Credit, Canadian Letters of Credit and Canadian Credit Support for Canadian Letters of Credit, fees, premiums, reimbursable expenses and other sums payable hereunder or under any other Loan Document by the Canadian Borrower may be paid from the proceeds of Canadian Revolving Loans made hereunder.  The Canadian Borrower hereby irrevocably authorizes the Agent, at its option, to (i) debit any Designated Account or any other bank account (including any deposit, disbursement or operating account, other than any Receipt Account) of the Canadian Borrower maintained at Royal Bank for the purpose of paying all amounts from time to time due by the Canadian Borrower hereunder or due under any other Loan Document, or (ii) subject to Section 1.2(a) and Section 8.2 hereof, charge the Loan Account of the

Canadian Borrower for the purpose of paying all amounts from time to time due by the Canadian Borrower hereunder or under any other Loan Document and agrees that all such amounts charged shall constitute Canadian Revolving Loans (including Canadian Agent Advances and Overdraft Accommodations).

(b)                                 At the election of the Agent, all payments of principal of U.S. Revolving Loans, interest on U.S. Revolving Loans, reimbursement obligations in connection with U.S. Letters of Credit and U.S. Credit Support for U.S. Letters of Credit, fees, premiums, reimbursable expenses and other sums payable hereunder or under any other Loan Document by U.S. Borrowers may be paid from the proceeds of U.S. Revolving Loans made hereunder.  U.S. Borrowers hereby irrevocably authorize the Agent at its option, to (i) debit any Designated Account or any other bank account (including any deposit, disbursement or operating account, other than any Receipt Account) of the U.S. Borrowers maintained at the U.S. Cash Management Provider for the purpose of paying all amounts from time to time due by the U.S. Borrowers hereunder or due under any other Loan Document, or (ii) subject to Section 1.2(a) and Section 8.2 hereof, charge the Loan Account of U.S. Borrowers for the purpose of paying all amounts from time to time due by U.S. Borrowers hereunder or under any other Loan Document and agrees that all such amounts charged shall constitute U.S. Revolving Loans (including U.S. Agent Advances).

3.7                               Apportionment, Application and Reversal of Payments.

(a)                                  Principal and interest payments in respect of Canadian Revolving Loans shall be apportioned ratably among the Canadian Lenders (according to the unpaid principal balance of the Canadian Revolving Loans to which such payments relate held by each Canadian Lender) and payments of the fees shall, as applicable, be apportioned ratably among the Canadian Lenders, except for fees payable by the Canadian Borrower solely to the Agent, the BP Provider, Royal Bank, each Lender (in respect of Pro Rata Canadian Letters of Credit) or the Canadian Letter of Credit Issuer.  All payments by the Canadian Borrower in respect of Obligations (other than Obligations under Bank Products, which shall be remitted directly to the BP Provider and Obligations under Hedge Agreements, which shall be remitted directly to the Lender who is a counterparty to such Hedge Agreement with the Canadian Borrower or any other Canadian Loan Party) shall be remitted to the Agent (except as expressly provided herein otherwise) and all such payments (to the extent not relating to principal or interest of specific Canadian Revolving Loans, or not constituting payment of specific fees or expenses) and all proceeds of Accounts or other Collateral of the Canadian Loan Parties received by the Agent, shall be applied, ratably, subject to the provisions of this Agreement (including, in the case of Bank Products, the definition thereof and Section 1.5):

(i)                                     So long as no Event of Default has occurred and is continuing:  first, to pay any fees, indemnities or expense reimbursements (other than any amounts relating to Bank Products), then due to the Agent or any of its Affiliates from the Canadian Borrower; second, to pay any fees or expense reimbursements (other than any amounts relating to Bank Products that are

Hedge Agreements) then due to the BP Provider (including its Affiliates) and Canadian Lenders from the Canadian Borrower or any other Canadian Loan Party; third, to pay any obligations or amounts relating to Bank Products (that are not Hedge Agreements) then due to the BP Provider or any of its Affiliates; fourth, to pay interest due in respect of all Canadian Revolving Loans, including Canadian Agent Advances and Overdraft Accommodations; fifth, to pay or prepay principal of the Agent Advances; sixth, to pay or prepay principal of the Canadian Revolving Loans (other than Canadian Agent Advances and Overdraft Accommodations) and unpaid reimbursement obligations in respect of Pro Rata Canadian Letters of Credit and Canadian Letters of Credit; seventh, (i) to pay or prepay principal of the Overdraft Accommodations, and (ii) to pay an amount to the Agent equal to all outstanding Obligations (contingent or otherwise) with respect to Pro Rata Canadian Letters of Credit and Canadian Letters of Credit to be held as cash collateral for such Obligations (but only to the extent such cash collateralization is necessary to comply with the requirements of the third sentence of Section 3.1(a) without giving effect to any demand requirement thereunder); eighth, to the payment (for greater certainty, ratably amongst the Canadian Lenders and their affiliates providing Hedge Agreements to Canadian Loan Parties) of any Obligations relating to Hedge Agreements then due to any Lender or any of their Affiliates by the Canadian Borrower or any other Canadian Loan Party in a maximum amount to each such Lender that is the lesser of (i) the Hedging Amount previously advised to the Agent in writing and (ii) the Allocated Amount of such Lender; ninth, to the payment of any other Obligations (other than Hedge Agreements) then due by the Canadian Borrower or other Canadian Loan Party; tenth, to the payment (for greater certainty, ratably amongst the Canadian Lenders and their affiliates providing Hedge Agreements to Canadian Loan Parties) of any Obligations relating to Hedging Agreements then due to any such Lender or any of their Affiliates by the Canadian Borrower or any other Canadian Loan Party which Obligations did not qualify under 3.7(a)(i) eighth; and eleventh, to the Canadian Borrower.

(ii)                                  Upon the occurrence and during the continuance of an Event of Default:  first, to pay any fees, indemnities or expense reimbursements (other than any amounts relating to Bank Products) then due to the Agent from the Canadian Borrower; second, to pay any fees, indemnities or expense reimbursements (other than amounts relating to Bank Products that are Hedge Agreements) then due to the BP Provider (including its Affiliates) and Canadian Lenders from the Canadian Borrower or any other Canadian Loan Party; third, to pay interest due in respect of all Canadian Revolving Loans, including Canadian Agent Advances and Overdraft Accommodations (together with any amounts payable under Section 4.1 with respect to such interest); fourth, to pay or prepay principal of the Canadian Agent Advances, Overdraft Accommodations and amounts relating to Bank Products that are not Hedge Agreements; fifth, to pay or prepay principal of the Canadian Revolving Loans (other than Canadian

Agent Advances, Overdraft Accommodations and Bank Products that are not Hedge Agreements) and unpaid reimbursement obligations in respect of Pro Rata Canadian Letters of Credit and Canadian Letters of Credit; sixth, to pay an amount to the Agent equal to all outstanding Obligations (contingent or otherwise) with respect to Pro Rata Canadian Letters of Credit and Canadian Letters of Credit to be held as cash collateral for such Obligations; seventh, to the payment (for greater certainty, ratably amongst the Canadian Lenders and their affiliates providing Hedge Agreements to Canadian Loan Parties) of any Obligations relating to Hedge Agreements then due to any Lender or any of their Affiliates by the Canadian Borrower or any other Canadian Loan Party in a maximum amount to each such Lender that is the lesser of (i) the Hedging Amount previously advised to the Agent in writing and (ii) the Allocated Amount of such Lender; eighth, to the payment of any other Obligations (other than Hedge Agreements) of the Canadian Borrower and other Canadian Loan Parties then due; ninth, to the payment (for greater certainty, ratably amongst the Canadian Lenders and their Affiliates providing Hedge Agreements to Canadian Loan Parties) of any Obligations relating to Hedging Agreements then due to any such Lender or any of their Affiliates by the Canadian Borrower or any other Canadian Loan Party which Obligations did not qualify under 3.7(a)(ii) seventh; tenth, to the payment of Obligations of the U.S. Borrowers in order of priority set forth in 3.7(b)(ii) (other than clause twelfth); eleventh, to the payment (for greater certainty, ratably amongst former Canadian Lenders and their Affiliates who provided Hedge Agreements to Canadian Loan Parties during such former Canadian Lender’s tenure as a Canadian Lender hereunder) of any Obligations relating to Hedging Agreements (provided during such tenure) then due to any such former Lender or any of their Affiliates by the Canadian Borrower or any other Canadian Loan Party; and twelfth, to the Canadian Borrower or as a court of competent jurisdiction may otherwise direct.

Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Canadian Borrower, or unless an Event of Default has occurred and is continuing, neither the Agent nor any Canadian Lender, (i) shall apply any payments which it receives to applicable Obligations unless such payments received are in the same currency in which such applicable Obligations are denominated, provided that the Borrowings shall not exceed applicable Availability as a consequence thereof, and provided further that the Agent may, in its sole discretion, nevertheless apply the Equivalent Amount of payments received in one currency to applicable Obligations denominated in another currency, and (ii) shall apply any payments which it receives to any BA Equivalent Revolving Loan or LIBOR Revolving Loan of the Canadian Borrower, except (a) on the expiration date of the BA Equivalent Interest Period applicable to any such BA Equivalent Revolving Loan or the LIBOR Interest Period applicable to any such LIBOR Revolving Loan, or (b) in the event, and only to the extent, that there are no outstanding Canadian Prime Rate Revolving Loans owing by the Canadian Borrower (in the case of BA Equivalent Revolving Loans) or ABR Revolving Loans (in the case of LIBOR Revolving Loans) owing by the Canadian Borrower and, in any event, the Canadian Borrower shall pay BA Equivalent and LIBOR Rate breakage losses in accordance with Section 4.4(a).  The Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply, in each instance in accordance with this Section 3.7, any and all such proceeds and payments to any portion of the Obligations.  Agent shall have no obligation to calculate the amount to be distributed with respect to any Hedging Agreements, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the Lender (or its Affiliates).  In the absence of such notice, Agent may assume the amount to be distributed is the Hedging Amount last reported to it.

(b)                                 Principal and interest payments in respect of U.S. Revolving Loans shall be apportioned ratably among the U.S. Lenders (according to the unpaid principal balance of the U.S. Revolving Loans to which such payments relate held by each U.S. Lender) and payments of the fees shall, as applicable, be apportioned ratably among the U.S. Lenders, except for (i) fees payable by U.S. Borrowers solely to the Agent, the Bank, U.S. Cash Management Provider or the U.S. Letter of Credit Issuer, and (ii) expense reimbursements and indemnification payments owed to any U.S. Lender.  All payments by U.S. Borrowers in respect of Obligations (other than Obligations under Hedge Agreements which shall be remitted directly to Lender that is a counterparty to such Hedge Agreement with U.S. Borrowers or U.S. Loan Parties) shall be remitted to the Agent (except as expressly provided herein otherwise) and all such payments (to the extent not relating to principal or interest of specific U.S. Revolving Loans, or not constituting payment of specific fees or expenses) and all proceeds of Accounts or other Collateral of U.S. Borrowers and U.S. Loan Parties received by the Agent, shall be applied, ratably, subject to the provisions of this Agreement:

(i)                                     So long as no Event of Default has occurred and is continuing, first, to pay any fees, indemnities or expense reimbursements, then due to the Agent, the Bank or any of their Affiliates from the U.S. Borrowers; second, to pay any fees, indemnities or expense reimbursements (other than any amounts related to Bank Products) then due to the U.S. Lenders from the U.S. Borrowers; third, to pay interest due in respect of all U.S. Revolving Loans, including U.S. Agent Advances, made to the U.S. Borrowers; fourth, to pay or prepay principal of the U.S. Agent Advances; fifth, to pay an amount to the U.S. Cash Management Provider equal to all outstanding Obligations with respect to any outstanding U.S. Overadvance; sixth, to pay or prepay principal of the U.S. Revolving Loans (other than U.S. Agent Advances) and unpaid reimbursement obligations in respect of U.S. Letters of Credit; seventh, to pay an amount to the Agent equal to all outstanding Obligations (contingent or otherwise) with respect to U.S. Letters of Credit to be held as cash collateral for such Obligations (but only to the extent such cash collateralization is necessary to comply with the requirements of the third sentence of Section 3.1(b) without giving effect to any demand requirement thereunder); eighth, to the payment (for greater certainty, ratably amongst the U.S. Lenders and their Affiliates providing Hedge Agreements to U.S. Loan Parties) of any Obligations relating to Hedge Agreements then due to any such Lender or any of their Affiliates by the U.S. Borrowers or any other U.S. Loan Party in a maximum amount to each such Lender that is the lesser of (i) the Hedging

Amount previously advised to the Agent in writing and (ii) the Allocated Amount of such Lender; ninth, to the payment of any other Obligations (other than under Hedge Agreements) then due by U.S. Borrowers and U.S. Loan Parties; and tenth, to the payment (for greater certainty, ratably amongst the U.S. Lenders and their Affiliates providing Hedge Agreements to U.S. Loan Parties) of any Obligations relating to Hedging Agreements then due to any such Lender or any of their Affiliates by the U.S. Borrowers or any other U.S. Loan Party which Obligations did not qualify under 3.7(b)(i) eighth.

(ii)                                  Upon the occurrence and during the continuance of an Event of Default:  first, to pay any fees, indemnities or expense reimbursements then due to the Agent, the Bank or any of their Affiliates from the U.S. Borrowers; second, to pay any fees, indemnities or expense reimbursements (other than any amounts related to Bank Products) then due to the U.S. Lenders from the U.S. Borrowers; third, to pay interest due in respect of all U.S. Revolving Loans, including U.S. Agent Advances, made to the U.S. Borrowers; fourth, to pay or prepay principal of the U.S. Agent Advances; fifth, to pay an amount to the U.S. Cash Management Provider equal to all outstanding Obligations with respect to any outstanding U.S. Overadvance; sixth, to pay or prepay all principal of the U.S. Revolving Loans (other than U.S. Agent Advances) and unpaid reimbursement obligations in respect of U.S. Letters of Credit; seventh, to pay an amount to the Agent equal to all outstanding Obligations (contingent or otherwise) with respect to U.S. Letters of Credit to be held as cash collateral for such Obligations; eighth, to the payment (for greater certainty, ratably amongst the U.S. Lenders and their affiliates providing Hedge Agreements to U.S. Loan Parties) of any Obligations relating to Hedge Agreements then due to any such Lender or any of their Affiliates by the U.S. Borrowers or any other U.S. Loan Party in a maximum amount to each such Lender that is the lesser of (i) the Hedging Amount previously advised to the Agent in writing and (ii) the Allocated Amount of such Lender; ninth, to the payment of any other Obligations (other than Hedge Agreements) of U.S. Borrowers then due; tenth, to the payment (for greater certainty, ratably amongst the U.S. Lenders and their Affiliates providing Hedge Agreements to U.S. Loan Parties) of any Obligations relating to Hedging Agreements then due to any such Lender or any of their Affiliates by the U.S. Borrowers or any other U.S. Loan Party which Obligations did not qualify under 3.7(b)(ii) eighth; eleventh, to the payment of Obligations of the Canadian Borrower in the order of priority set forth in Section 3.7(a)(ii) (other than clause twelfth); twelfth, to the payment (for greater certainty, ratably amongst former U.S. Lenders and their Affiliates who provided Hedge Agreements to U.S. Loan Parties during such former U.S. Lender’s tenure as a U.S. Lender hereunder) of any Obligations relating to Hedging Agreements (provided during such tenure) then due to any such former Lender or any of their Affiliates by the U.S. Borrowers or any other U.S. Loan Party; and thirteenth, to the U.S. Borrowers or as a court of competent jurisdiction may otherwise direct.

Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the U.S. Borrowers, or unless an Event of Default has occurred and is continuing, neither the Agent nor any U.S. Lender shall apply any payments which it receives to any LIBOR Revolving Loan of any U.S. Borrower, except (a) on the expiration date of the LIBOR Interest Period applicable to any such LIBOR Revolving Loan, (b) in the event, and only to the extent, that there are no outstanding U.S. Prime Rate Revolving Loans owing by the U.S. Borrowers and, in any event, the U.S. Borrowers shall pay LIBOR breakage losses in accordance with Section 4.4(b), or (c) the Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply, in each instance in accordance with this Section 3.7, any and all such proceeds and payments to any portion of the Obligations.  Agent shall have no obligation to calculate the amount to be distributed with respect to any Hedging Agreements, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the Lender (or its Affiliates).  In the absence of such notice, Agent may assume the amount to be distributed is the Hedging Amount last reported to it.

3.8          Indemnity for Returned Payments.

If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Agent, any Lender, Royal Bank, the Bank, the BP Provider or any Affiliate of the Lenders, Bank or Royal Bank or BP Provider is compelled by any Requirement of Law to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Agent, such Lender, the Bank, Royal Bank, the BP Provider or such Affiliate of the Lenders, Bank, Royal Bank or BP Provider, as the case may be, and the applicable Borrower or Borrowers shall be liable to pay to the Agent, the applicable Lenders, the Bank, Royal Bank, BP Provider and any Affiliate of the Lenders, Bank, Royal Bank or BP Provider, and hereby does indemnify the Agent, the applicable Lenders, Bank, Royal Bank, BP Provider and any Affiliate of the Lenders, the Bank, Royal Bank, or the BP Provider and hold the Agent, the applicable Lenders, the Bank, Royal Bank, BP Provider and any Affiliate of the Lenders, Bank or Royal Bank, the BP Provider harmless for the amount of such actual payment or proceeds surrendered.  The provisions of this Section 3.8 shall be and remain effective notwithstanding any contrary action which may have been taken by the Agent, any applicable Lender, the Bank, Royal Bank, BP Provider and any Affiliate of the Lender, Bank, Royal Bank, or the BP Provider in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Agent’s, the applicable Lenders’, the Lender’s, Bank’s, Royal Bank’s, the BP Provider’s and their Affiliates’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable.  The provisions of this Section 3.8 shall survive the termination of this Agreement.

3.9          Agent’s and Lenders’ Books and Records; Monthly Statements.

The Agent shall record the principal amount of the Revolving Loans owing to each Lender, the undrawn amount of all outstanding Letters of Credit and the aggregate amount of unpaid reimbursement obligations outstanding with respect to the Letters of Credit from time to time on its books.  In addition, each Lender may note the date and amount of each payment or prepayment of principal of such Lender’s Revolving Loans in its books and records.  Failure by the Agent or any Lender to make such notation or any error therein shall not affect the obligations of any Borrower with respect to (i) the U.S. Revolving Loans or the U.S. Letters of Credit or U.S. Credit Support, and (ii) the Canadian Revolving Loans or the Pro Rata Canadian Letters of Credit, Canadian Letters of Credit or Canadian Credit Support.  Each Borrower agrees that the Agent’s and each Lender’s books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute rebuttably presumptive proof thereof, irrespective of whether any Obligation is also evidenced by a promissory note or other instrument.  The Agent will provide to the Canadian Borrower on behalf of the Borrowers a monthly interest and fee invoice which will also reflect the balances of all outstanding Revolving Loans, payments and other transactions pursuant to this Agreement.  Such statement shall be deemed correct, accurate, and binding on the Borrowers and an account stated (except for reversals and reapplications of payments made as provided in Section 3.7 and corrections of errors discovered by the Agent), unless the Borrowers notify the Agent in writing to the contrary within ninety (90) days after such statement is rendered.  In the event a timely written notice of objections is given by a Borrower, only the items to which exception is expressly made will be considered to be disputed by such Borrower.

3.10        Currency.

All Obligations of each Loan Party shall be payable by such Loan Party to the Agent, the Letter of Credit Issuer and the applicable Lenders in the currency in which such Obligations are denominated.

3.11        Excess Resulting From Exchange Rate Change.

If at any time following one or more fluctuations in the exchange rate of the Dollar against the U.S. Dollar, (a) the aggregate outstanding principal balance of Canadian Revolving Loans, Pro Rata Canadian Letters of Credit and Canadian Letters of Credit of the Canadian Borrower exceeds the limit of the Canadian Borrowing Base or any other limitations hereunder based on U.S. Dollars for a period of five (5) Business Days or (b) the aggregate outstanding principal balance of Canadian Revolving Loans and/or Canadian Letters of Credit exceeds any other limit based on U.S. Dollars set forth herein for such Obligations for a period of five (5) Business Days, the Canadian Borrower shall, within five (5) Business Days of notice from the Agent (or, if an Event of Default has occurred and is continuing, within one (1) Business Day of such notice), (i) make the necessary payments or repayments to reduce such Obligations to an amount necessary to eliminate such excess or (ii) maintain or cause to be maintained with the Agent deposits as continuing collateral security for the Obligations of the Canadian Borrower in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are acceptable to the Agent in its reasonable commercial judgment.  Without in any way limiting the foregoing provisions, the Agent shall, weekly or more frequently in the sole discretion of the Agent, make the necessary exchange rate calculations to determine whether any such excess exists on such date and advise the Canadian Borrower if such excess exists.

ARTICLE 4 — TAXES, YIELD PROTECTION AND ILLEGALITY

4.1          Taxes.

(a)           Any and all payments by each Loan Party to each applicable Secured Party under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Indemnified Taxes, except as required by law or administrative practice.  In addition, Loan Parties shall promptly pay any and all Other Taxes.

(b)           If a Loan Party shall be required by law or administrative practice to deduct or withhold any Indemnified Taxes or Other Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Secured Party, then:

(i)            the sum payable by such Loan Party shall be increased as necessary (with such increase being paid, inter alia, as additional interest to the extent such increase relates to a payment of interest) so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Secured Party receives an amount equal to the sum it would have received had no such deductions or withholdings been made; provided, however, that no amounts shall be payable by any Loan Party pursuant to this provision to the extent that the applicable deductions or withholdings resulted from the Secured Party’s failure to comply with Section 12.10 hereof.

(ii)           such Loan Party shall make such deductions and withholdings as are required by law or administrative practice; and

(iii)          such Loan Party shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law.

(c)           The Loan Parties agree, jointly and severally, to indemnify and hold harmless each Secured Party for the full amount of Indemnified Taxes or Other Taxes (including any Indemnified Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by any Secured Party in connection with any Loan Document or any transaction contemplated thereunder and any liability (including penalties, interest, additions to tax and reasonable expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted, provided, however, that no amounts shall be payable by any Loan Party pursuant to this provision to the extent that such Indemnified Taxes or Other Taxes resulted from the Agent’s or any Lender’s, as appropriate, failure to comply with Section 12.10 hereof.

(d)           Payment under the indemnification provided in Section 4.1(c) shall be made within 30 days after the date the applicable Secured Party makes written demand therefor.  Such written demand shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall include reasonable supporting documentation authenticating the claim.

(e)           Each Secured Party agrees that, to the extent that such Person is entitled to claim an exemption in respect of all or a portion of any Indemnified Taxes or Other Taxes or reduction in the rate thereof which are otherwise required to be paid or deducted or withheld pursuant to this Section 4.1 in respect of any payments under this Agreement or under any other Loan Documents such Secured Party shall take all commercially reasonable actions necessary to obtain the benefits of such exemption or reduction, but only so long as doing so is not materially disadvantageous to such Secured Party (as determined by such Secured Party) and only at the sole cost and expense of the Loan Parties.  If requested by a Loan Party, a Secured Party, shall deliver such documentation, identification or certification prescribed by applicable law or as reasonably requested by such Loan Party as will enable such Loan Party to determine, establish or evidence whether or not the Secured Party is subject to any exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Documents, or subject to other withholding or information reporting requirements.

(f)            At the Agent’s written request, within thirty (30) days after the date of any payment by a Loan Party of Indemnified Taxes or Other Taxes, such Loan Party shall furnish the Agent the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to the Agent.

(g)           If a Secured Party receives a refund, which in the good faith judgment of the Secured Party is allocable to Indemnified Taxes or Other Taxes paid by any Loan Party hereunder, or under any other Loan Document, it shall promptly pay such allocated amount of such refund to such Loan Party, net of all reasonable out of pocket expenses of the Secured Party, incurred in obtaining such refund, provided, however, that such Loan Party agrees to promptly return such refund (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Secured Party, if it receives notice from the Secured Party that the Secured Party is required to repay such refund.  In addition, the Secured Party shall take such steps as a Loan Party shall reasonably request to recover or assist such Loan Party in recovering any Indemnified Taxes or Other Taxes paid by such Loan Party to or in respect of the Secured Party pursuant this Section 4.1, all at the sole cost and expense of such Loan Party.  This paragraph shall not be construed to require any Secured Party to make available any of its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

(h)           If a Loan Party is required to pay additional amounts to the Agent or any Lender pursuant to this Section 4.1, then the Agent or such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office so as to eliminate any such additional payment by such Loan

Party which may thereafter accrue, if such change in the sole judgment of such Agent or Lender is not otherwise disadvantageous to the Agent or such Lender.

(i)            Notwithstanding any provision contained in this Agreement, any indemnity with respect to any portion of any claim by a Secured Party that consists of Taxes shall be governed solely by this Section 4.1.

(j)            If a Loan Party shall be required by law or administrative practice to deduct or withhold any Excluded Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Secured Party, then (i) such Loan Party shall make such deductions and withholdings as are required by law or administrative practice; (ii) such Loan Party shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law or administrative practice; and (iii) such amounts deducted and withheld shall be treated as having been paid by such Loan Party to the Secured Party.

4.2          Illegality.

(a)           If any Lender reasonably determines that, due to changes in Requirements of Law, or in the interpretation or administration of any Requirement of Law by any Governmental Authority, in any case after the Effective Date, it is unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make LIBOR Revolving Loans or BA Equivalent Revolving Loans, then, on prompt notice thereof by that Lender to the applicable Borrower or Borrowers through the Agent, any obligation of that Lender to make LIBOR Revolving Loans or BA Equivalent Revolving Loans shall be suspended until that Lender notifies the Agent and the applicable Borrower or Borrowers that the circumstances giving rise to such determination no longer exist (which such Lender agrees to do promptly).  If any Lender has determined to provide a notice under this Section 4.2(a), then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office so as to eliminate the need for such notice by such Loan Party which may thereafter accrue, if such change in the good faith judgment of such Lender is not otherwise materially disadvantageous to such Lender.

(b)           If a Lender reasonably determines that, due to changes in Requirements of Law or in the interpretation or administration of any Requirement of Law by a Governmental Authority, in any case after the Effective Date, it is unlawful to maintain any LIBOR Revolving Loan or BA Equivalent Loan such LIBOR Revolving Loan or BA Equivalent Loan shall automatically convert to an ABR Revolving Loan, U.S. Prime Rate Revolving Loan or Prime Rate Revolving Loan, as applicable, and Borrowers shall pay the interest thereon and amounts required under Section 4.4, either on the last day of the LIBOR Interest Period or BA Equivalent Interest Period, as applicable, thereof, if that Lender may lawfully continue to maintain such LIBOR Revolving Loans or BA Equivalent Revolving

Loans to such day, or promptly, if that Lender may not lawfully continue to maintain such LIBOR Revolving Loans.

4.3          Increased Costs and Reduction of Return.

(a)           If any Lender reasonably determines that as a result of the introduction of or any change in the interpretation of any law or regulation implemented by a Governmental Authority, or such Lender’s compliance therewith, in each case after the Effective Date, there shall be an actual increase in the cost (excluding in each case for purposes of this Section 4.3(a), any such increased costs resulting from Taxes, as to which Section 4.1 shall govern) to such Lender of agreeing to make or making, funding or maintaining any LIBOR Revolving Loans or BA Equivalent Loans, then promptly upon receipt of a written notice from such Lender (with a copy of such notice to be sent to the Agent), the applicable Borrower shall pay to the Agent for the account of such Lender, such additional amounts as are sufficient to compensate such Lender for such increased costs.  Payment required under Section 4.3(a) shall be made following a written demand that shows in reasonable detail the amount payable and the calculations used to determine such amount and shall include reasonable supporting documentation authenticating the claim, which written demand must be made within one hundred eighty (180) days of the date the Lender, or the Agent, as applicable, first became aware of such increased costs; provided, however, to the extent any such increase has retroactive effect beyond such one hundred eighty (180) days, applicable Borrower shall pay increased costs arising therefrom.

(b)           If any Lender shall have reasonably determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Lender or any corporation or other entity controlling such Lender with any Capital Adequacy Regulation required by such introduction or change, in each case after the Effective Date (including, for greater certainty, any such introduction or change having consequences of retroactive affect; provided, however, that a Loan Party shall not be responsible for any compensatory amounts under this Section 4.3(b) for any period prior to the Effective Date), affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation or other entity controlling such Lender and (taking into consideration such Lender’s or such corporation’s or other entity’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Revolving Credit Commitment, loans, credits or obligations under this Agreement, then, from time to time, promptly upon receipt of a written notice from such Lender to the applicable Borrower through the Agent, such Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase, in each case, except to the extent that such increased capital requirements have already been taken into account in the interest rates applicable under this

Agreement.  Payment required under this Section 4.3(b) shall be made following a written demand that shows in reasonable detail the amount payable and the calculations used to determine such amount and shall include reasonable supporting documentation authenticating the claim.

(c)           In connection with any notice from a Lender to a Borrower to pay an additional amount as contemplated in clauses (a) and (b) above:

(i)            such Lender shall not make a claim for any amounts under clauses (a) or (b) above from such Borrower unless the Lender is making claims of its customers in similar circumstances to such Borrower generally; and

(ii)           any determination or allocation made pursuant to clauses (a) or (b) above shall be made on a reasonable basis and in the case of any allocation amongst the various borrowers of the Lender, such allocation shall be made in a fair and equitable manner.

4.4          Funding Losses.

(a)           The Canadian Borrower shall reimburse each Canadian Lender, promptly upon such Canadian Lender’s written request (which request shall set forth the basis for requesting such amounts) for any loss or expense (including a customary breakage fee charged by the Agent) which such Canadian Lender sustains or incurs as a consequence of:

(i)            the failure of the Canadian Borrower to make on a timely basis any payment of principal of (x) any LIBOR Revolving Loan made to the Canadian Borrower or (y) any BA Equivalent Revolving Loan;

(ii)           the failure of the Canadian Borrower (for a reason other than the failure of such Canadian Lender to make a Canadian Revolving Loan, in breach of its obligations under this Agreement), to prepay, borrow, continue or convert a Canadian Revolving Loan requested by or made to the Canadian Borrower after the Canadian Borrower has given a Canadian Notice of Borrowing or a Canadian Notice of Continuation/Conversion; or

(iii)          the prepayment or other payment (including after acceleration thereof) of (x) any LIBOR Revolving Loan made to the Canadian Borrower on a day that is not the last day of the relevant LIBOR Interest Period or (y) any BA Equivalent Revolving Loan made to the Canadian Borrower on a day that is not the last day of the relevant BA Equivalent Interest Period;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Revolving Loans or BA Equivalent Revolving Loans requested by or made to the Canadian Borrower or from fees payable to terminate the deposits from which such funds were obtained.  The Canadian Borrower shall also pay any reasonable and customary administrative fees charged by any Canadian Lender in connection with the foregoing.

(b)           U.S. Borrowers shall reimburse each U.S. Lender, promptly upon such U.S. Lender’s written request (which request shall set forth the basis for requesting such amounts) from any loss or expense (including a customary breakage fee charged by the Agent) which such U.S. Lender sustains or incurs as a consequence of:

(i)            the failure of U.S. Borrowers to make on a timely basis any payment of principal of any LIBOR Revolving Loan made to any U.S. Borrower;

(ii)           the failure of U.S. Borrowers (for a reason other than the failure of such U.S. Lender to make a Revolving Loan, in breach of its obligations under this Agreement) to prepay, borrow, continue or convert a U.S. Revolving Loan requested by or made to U.S. Borrowers after U.S. Borrowers have given a U.S. Notice of Borrowing or a U.S. Notice of Continuation/Conversion; or

(iii)          the prepayment or other payment (including after acceleration thereof) of any LIBOR Revolving Loan made to U.S. Borrowers on a day that is not the last day of the relevant LIBOR Interest Period;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Revolving Loans requested by or made to U.S. Borrowers or from fees payable to terminate the deposits from which such funds were obtained.  U.S. Borrowers shall also pay any reasonable and customary administrative fees charged by any U.S. Lender in connection with the foregoing.

4.5          Inability to Determine Rates.

(a)           If the Agent reasonably determines that (i) for any reason adequate and reasonable means do not exist for determining the LIBOR Rate any proposed LIBOR Revolving Loan, or that the LIBOR Rate for any requested proposed LIBOR Revolving Loan does not adequately and fairly reflect the cost to the applicable Lenders of funding such LIBOR Rate Revolving Loan, the Agent will promptly so notify the applicable Borrower or Borrowers and each applicable Lender.  Thereafter, the obligation of the applicable Lenders to make or maintain LIBOR Revolving Loans hereunder shall be suspended until the Agent revokes such notice in writing (which it shall do when the relevant circumstance no longer exists). Upon receipt of such notice, a Borrower may revoke any Notice of Borrowing or Notice of Continuation/Conversion then submitted by it with respect to a LIBOR Revolving Loan.  If such Borrower does not revoke such Notice, the applicable Lenders shall make, convert or continue the Revolving Loans, as proposed by such Borrower, in the amount specified in the applicable notice submitted by such Borrower, but such Revolving Loans shall be made, converted or continued as U.S. Prime Rate Revolving Loans (in the case of a U.S. Borrower) or ABR Revolving Loans (in the case of the Canadian Borrower) instead of LIBOR Revolving Loans.

(b)           If, by reason of circumstances affecting the money market in Canada generally, there is no market for bankers’ acceptances, (i) the right of the Canadian Borrower to request a BA Equivalent Revolving Loan shall be suspended until the circumstances causing a suspension no longer exist, and (ii) any Canadian Notice of Borrowing or Canadian Notice of Continuation/Conversion requesting a BA Equivalent Revolving Loan which is outstanding shall be deemed to be a request for a Canadian Prime Rate Revolving Loan.  The Agent shall promptly notify the Canadian Borrower of the suspension of the Canadian Borrower’s right to request a BA Equivalent Revolving Loan and of the termination of any suspension.

4.6          Certificates of Agent.

If any Lender or the Agent claims reimbursement or compensation under this Article 4 (excluding claims relating covered by Section 4.1, which shall be governed by such Section), the Agent shall determine the amount thereof and shall deliver to the affected Borrower or Borrowers (with a copy to the affected Lender, if applicable) a certificate setting forth in reasonable detail the amount payable to the affected Lender or the Agent, as the case may be, and such certificate shall be conclusive and binding on the affected Borrower or Borrowers in the absence of manifest error.

4.7          Survival.

The agreements and obligations of the Borrower and other Loan Parties in Sections 4.1, 4.3 and 4.4 shall survive the payment of all other Obligations.

ARTICLE 5 — BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES

5.1          Books and Records.

Each Loan Party shall maintain, at all times, correct and complete books, records and accounts in which complete, correct and timely entries are made of its transactions in accordance with, to the extent GAAP is applicable, GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to Section 5.2(a).  Each Loan Party shall, by means of appropriate entries, reflect in such accounts and in all Financial Statements proper liabilities and reserves for all taxes and proper provision for depreciation and amortization of property and bad debts, all in accordance with GAAP.  Each Loan Party shall maintain at all times books and records pertaining to the Collateral in which it has an interest in such detail, form and scope as the Agent shall reasonably require.

5.2          Financial Information.

The Canadian Borrower shall promptly furnish (or cause to be furnished) to the Agent, in such detail as the Agent shall reasonably request, for delivery to the Lenders, the following:

(a)           As soon as available, but in any event not later than one hundred and twenty (120) days after the close of each Fiscal Year, (i) consolidated audited and consolidating unaudited balance sheets, income statements, cash flow statements and changes in stockholders’ equity for the Canadian Borrower (and its Subsidiaries), and (ii) unaudited balance sheets, income statements, cash flow statements and changes in stockholders’ equity for (x), on a consolidated basis, for Taylor Companies, LLC (and its Subsidiaries), and (y) on an individual basis, for Gibson Energy (U.S.) Inc. and Link Petroleum Inc., for such Fiscal Year, and the accompanying notes thereto (where applicable), and, beginning with the Fiscal Year ending on December 31, 2010 (December 31, 2011 for Taylor Companies, LLC (and its Subsidiaries) only), setting forth in each case in comparative form figures for the previous Fiscal Year, all in reasonable detail, fairly presenting the financial position and the results of operations of the Canadian Borrower (and its Subsidiaries), Gibson Energy (U.S.) Inc., Link Petroleum Inc. and Taylor Companies, LLC (and its Subsidiaries) as at the date thereof and for the Fiscal Year then ended, and prepared in accordance with GAAP.  In case such statements are prepared on an audited consolidated basis, such statements shall be accompanied by a report thereon unqualified as to scope by PricewaterhouseCoopers LLP or another nationally recognized independent chartered accountant or independent certified public accountant, as applicable.  Upon an Event of Default or Default that is continuing, upon the request of the Agent, each Loan Party agrees to request and hereby authorizes its chartered accountants or certified public accountants, as applicable, and at reasonable times and upon reasonable prior notice, and with Canadian Borrower present (who shall reasonably make itself available), to communicate directly with the Agent and, by this provision, authorizes those accountants to disclose to the Agent (with a copy to such Loan Party), any and all financial statements and other supporting financial documents and schedules relating to such Loan Party and to discuss directly with the Agent, the finances and affairs of such Loan Party; provided that the Canadian Borrower shall be given an opportunity to be present at any such discussion.

(b)           As soon as available, but in any event not later than forty-five (45) days (or such earlier period as Agent and Canadian Borrower may agree) after the end of each fiscal month, (i) consolidated unaudited balance sheets of the Canadian Borrower (and its Subsidiaries), (ii) consolidated unaudited balance sheets of Taylor Companies, LLC (and its Subsidiaries), and (iii) unaudited balance sheets of Gibson Energy (U.S.) Inc. and Link Petroleum Inc., as at the end of such month and consolidated (as applicable) unaudited income statements and cash flow statements for the Canadian Borrower (and its Subsidiaries) and the U.S. Borrowers for such month and for the period from the beginning of the Fiscal Year to the end of such month, all in reasonable detail, fairly presenting the financial position and results of operations of the Canadian Borrower (and its Subsidiaries), Gibson Energy (U.S.) Inc., Link Petroleum Inc. and Taylor Companies, LLC (and its Subsidiaries) as at the date thereof and for such periods and prepared in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to Section 5.2(a) subject to normal year-end adjustments and the absence of footnotes and, beginning with the Fiscal Year ending on after December 31, 2010 (December 31, 2011 for Taylor Companies, LLC (and its Subsidiaries) only), setting forth in comparative form figures for the previous Fiscal Year.  The Canadian Borrower shall certify by a certificate signed by a Responsible Officer of the Canadian Borrower to the best of his knowledge that all such statements have been prepared in accordance with

GAAP and present fairly the Canadian Borrower’s, each of its consolidated Subsidiaries’ and the U.S. Borrowers’ financial position as at the dates thereof and its results of operations for the periods then ended, subject to normal year end adjustments and the absence of notes.  If the Canadian Borrower or any U.S. Borrower prepares, at any point in time, quarterly financial reports, it shall provide the Agent a copy of each such report within a reasonable period of completion thereof.

(c)           With each of the audited Financial Statements delivered pursuant to Section 5.2(a), a certificate of the independent chartered accountants or the independent certified public accountants, as applicable, that examined such statements that, in examining such Financial Statements, they did not become aware of any fact or condition that the Borrower failed to comply with the financial covenant insofar as it relates to accounting matters, except for those issues, if any, described in reasonable detail in such certificate.

(d)           With each of the Financial Statements and reviews delivered pursuant to Section 5.2(a) and Section 5.2(b) above, a certificate of the Responsible Officer of the Canadian Borrower in the form attached hereto as Exhibit G.

(e)           Together with any Financial Statements delivered pursuant Section 5.2(a) above, copies of any actuarial report for any Pension Plan.

(f)            Not later than thirty (30) days following the beginning of each Fiscal Year of the Canadian Borrower thereafter, an annual business plan (i) (to include forecasted consolidated balance sheets, income statements, cash flow statements and Capital Expenditures) for Canadian Borrower (on a consolidated basis) and, (ii) (to include forecasted income statements) for Taylor Companies, LLC (and its Subsidiaries), as at the end of and for each month of such Fiscal Year including in reasonable detail, the material assumptions used in determining such forecasts.

(g)           Upon written request by the Agent, a copy of each annual report or other filing filed with the PBGC, the IRS, the Canada Revenue Agency or other Governmental Authority with respect to each Plan of any Loan Party.

(h)           Promptly upon the filing thereof, copies of all material reports, if any, to or other documents filed by the Canadian Borrower or any other Loan Party with the Ontario Securities Commission, the Securities and Exchange Commission under the Exchange Act, and/or with any other similar securities regulators or commissions of other jurisdictions.

(i)            Promptly after the receipt thereof by the Canadian Borrower or any other Loan Party, a copy of all management reports and management letters prepared for the Canadian Borrower or any other Loan Party by any independent chartered accountants or independent certified public accountants of the Canadian Borrower or any other Loan Party.

(j)            At anytime after the Capital Stock of any Borrower or any Parent Company is traded on a nationally recognized exchange, promptly after becoming available,

copies of any and all proxy statements, financial statements and reports which the Canadian Borrower or any other Loan Party generally makes available to its public shareholders (if any), other than the Sponsor.

(k)           On the 12th day and 23rd day (or, if the Oil Settlement Date is earlier or later than the 25th day of the month, two Business Days before the Oil Settlement Date) of each calendar month (with the information thereon to be as of such date for the period then ending (or the next succeeding Business Day if such day is not a Business Day)), a Borrowing Base Certificate for the Canadian Borrower; provided, that if (i) an Event of Default is in existence and is continuing or (ii) when Availability (exclusive of any Oil Settlement Date Reserve) on any date is less than an amount that is equal to 15% of the Commitments, Canadian Borrower shall, at the request of Agent, deliver Borrowing Base Certificates weekly until such time as Availability (exclusive of any Oil Settlement Date Reserve) is equal to or greater than an amount that is equal to 15% of the aggregate Commitments, for thirty (30) consecutive days and no Event of Default is in existence for thirty (30) consecutive days; provided, further, that if Canadian Borrower is delivering Borrowing Base Certificates and supporting information to the Agent on a weekly basis, the same shall be delivered not later than the third Business Day after the last Business Day of the previous week with the information thereon to be as of the last Business Day of such previous week; provided, that, Canadian Borrower shall have the option at all times to deliver weekly Borrowing Base Certificates with respect to Eligible Accounts (in accordance with the delivery requirements set forth above in respect of the weekly Borrowing Base Certificates).

(l)            (i) not later than the third Business Day after the last Business Day of the previous week, with the information thereon to be as of the last Business Day of such previous week, a weekly Borrowing Base Certificate and supporting information for Taylor Companies LLC (and its Subsidiaries), and (ii) following completion of the applicable field audit, bi-weekly, consolidated with the delivery, and forming part, of the applicable Borrowing Base Certificates delivered pursuant to Section 5.2(l)(i) (with the information thereon to be as of such date for the period then ending (or the next succeeding Business Day if such day is not a Business Day), a combined Borrowing Base Certificate and supporting information for Gibson Energy (U.S.) Inc. and Link Petroleum Inc.

(m)          Prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Secured Note Facility or the Unsecured Note Facility and promptly after the execution thereof, copies of any executed amendment, supplement, waiver or other modification with respect to the Secured Note Facility or the Unsecured Note Facility.

(n)           On each Friday (or the next succeeding Business Day if such day is not a Business Day) of each calendar week, a report as of the immediately preceding Business Day of all Loan Parties’ Positions (including, as applicable, details of the Mark-to-Market Positions of all such assets and contracts for the period) in form and detail satisfactory to Agent and certifying that such Positions are in compliance with the Risk Management Policy, or such other report on such other day as Agent and Canadian Borrower may agree, acting reasonably.

(o)           Such additional information as the Agent and/or any Lender may from time to time reasonably request regarding the financial and business affairs of the Canadian Borrower or any other Loan Party.

5.3          Notices to the Agent.

Each Borrower shall notify the Agent in writing (and the Agent will distribute such information to the Lenders) of the following matters at the following times:

(a)           Promptly (but in no event later than two (2) Business Days) after a Responsible Officer of such Borrower has actual knowledge, or has actual knowledge of facts that a reasonable Person would conclude, that a Default or Event of Default has occurred;

(b)           Promptly (but in no event later than three (3) Business Days) after a Responsible Officer of such Borrower has actual knowledge, or has actual knowledge of facts that a reasonable Person would conclude, that an event or circumstance has occurred which would reasonably be expected to have a Material Adverse Effect;

(c)           Promptly (but in no event later than five (5) Business Days) after receipt by a Responsible Officer of such Borrower of any written notice of any violation by such Borrower or any other Loan Party of or any liability under any Environmental Law, or that any Governmental Authority has asserted in writing that such Borrower or any other Loan Party thereof is not in compliance with any Environmental Law or is investigating such Borrower’s or such Loan Party’s compliance therewith which, in either case, would reasonably be expected to have a Material Adverse Effect;

(d)           Promptly (but in no event later than five (5) Business Days) after receipt by a Responsible Officer of such Borrower of any written notice that such Borrower or any other Loan Party is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant or that such Borrower or any other Loan Party thereof is subject to investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to the Release or threatened Release of any Contaminant which, in either case, would reasonably be expected to have a Material Adverse Effect;

(e)           Promptly (but in no event later than five (5) Business Days) upon any change in (i) a Loan Party’s name as it appears in the province, state or other jurisdiction of its incorporation or (ii) a Loan Party’s jurisdiction of organization, province, state or other jurisdiction of incorporation or organization, (iii) a Loan Party’s type of entity, (iv) a Loan Party’s organizational identification number, (v) the location of Eligible Inventory included in the most recent Borrowing Base with a value in excess of $1,000,000 from a location of any Loan Party to another location of such Loan Party (other than any Eligible Inventory relocated to a location (within the same country of domicile) listed on Schedule 6.9 of this Agreement or a

Collateral location (within the same country of domicile) listed on a prior written notice delivered by such Borrower or such Guarantor to the Agent under this clause ((e)) or (vi) a Loan Party’s location of chief executive office; provided, however, that if any of the foregoing changes are not permitted under this Agreement, the foregoing is not to be construed as permissive of same;

(f)            Promptly after a Responsible Officer of such Borrower knows or has reason to know (i) that a Reportable Event or Termination Event has occurred, and, when known, any action taken or threatened by the CRA, IRS, the Alberta Superintendent of Pensions, the DOL, the PBGC or any other Governmental Authority with respect thereto, or (ii) that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred, in either case with respect to clauses (i) and (ii) that would be reasonably likely to have a Material Adverse Effect; and

(g)           Promptly after the occurrence thereof:  (i) any failure by any Loan Party or any ERISA Affiliate to make a required instalment or any other required payment under Section 412 of the Code or as required by the EPPA or other applicable laws on or before the due date for such instalment or payment, if such failure would reasonably be expected to have a Material Adverse Effect; (ii) a Multiemployer Plan or Pension Plan has been or will be terminated and such termination would be reasonably likely to have a Material Adverse Effect; (iii) the administrator or plan sponsor of a Multiemployer Plan or Pension Plan initiates the termination of a Multiemployer Plan or Pension Plan as applicable, and such termination would be reasonably likely to have a Material Adverse Effect; (iv) the PBGC, the Alberta Superintendent of Pensions or other Governmental Authority has instituted proceedings to terminate a Multiemployer Plan or Pension Plan and such termination thereof would be reasonably likely to have a Material Adverse Effect.

5.4          Collateral Reporting.

The Canadian Borrower on behalf of the Loan Parties shall provide the Agent with the following documents at the following times in form reasonably satisfactory to the Agent:

(a)           together with the delivery of each Borrowing Base Certificate (i) an aging report of such Loan Party’s Accounts, (ii) Inventory and Position reports in a level of detail reasonably acceptable to the Agent, (iii) a copy of the accounts payable sub ledger and (v) a report of the accrued accounts receivable in a level of detail reasonably acceptable to the Agent;

(b)           together with the financial statements delivered under Section 5.2(b), (i) a trial balance report, (ii) a reconciliation of the aging of accounts receivable in the general ledger to such financial statements, (iii) a reconciliation of the aging of accounts payable in the general ledger to such financial statements and (iv) a reconciliation of the listings of Inventory in the general ledger to such financial statements; and

(c)           promptly upon the reasonable request of the Agent, (i) a detailed calculation of the Eligible Accounts and Eligible Inventory of such Loan Party, (ii) copies of invoices in connection with such Loan Party’s Accounts, customer statements, credit memos, remittance advices and reports, deposit slips, shipping and delivery documents in connection with such Loan Party’s Accounts and for Inventory acquired by such Loan Party, purchase orders and invoices, (iii) a statement of the balance of any intercompany accounts, and (iv) such other reports as to the Collateral of such Loan Party as the Agent shall reasonably request from time to time.

If any of a Loan Party’s records or reports of any of the Collateral are prepared by an accounting service or other agent, such Loan Party hereby authorizes such service or agent to deliver such records, reports, and related documents to the Agent for distribution to the Lenders.

ARTICLE 6 — GENERAL WARRANTIES AND REPRESENTATIONS

Each Loan Party warrants and represents to the Agent and the Lenders that, except as hereafter disclosed to and accepted by the Agent, and the Required Lenders in writing:

6.1          Authorization, Validity, and Enforceability of this Agreement and the Loan Documents.

(a)           Such Loan Party has the power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party, to incur and/or guaranty, as applicable, the Obligations, and to grant to the Agent Liens upon and security interests in the Collateral in which it has an interest.

(b)           Such Loan Party has taken all necessary corporate action or other organizational action (including obtaining approval of its stockholders or other equityholders if necessary) to authorize its execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party.

(c)           This Agreement and the other Loan Documents to which it is a party have been duly executed and delivered by such Loan Party, and constitute the legal, valid and binding obligations of such Loan Party, enforceable against it in accordance with their respective terms  (except as such enforceability may be subject to bankruptcy, insolvency, moratorium, reorganization, arrangement, voidable preference, fraudulent conveyance and other similar laws relating to or affecting the rights of creditors generally and except as the same may be subject to the effect of general principles of equity).

(d)           Such Loan Party’s execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party do not and will not conflict with, or constitute a violation or breach of, or result in the imposition of any Lien upon the property of such Loan Party (other than Liens granted by such Loan Party under any of the Loan Documents (as permitted hereunder and under the Intercreditor Agreement)) by reason of the terms of (a) any contract, mortgage, lease, agreement, indenture or instrument to which such Loan Party is a party or which is binding upon it to the extent such breach or violation would not have a Material Adverse Effect, (b) any Requirement of Law applicable to such Loan Party or (c) the certificate or articles of incorporation, by laws or the limited liability company or limited partnership agreement or partnership agreement or other organizational documents of such Loan Party, except, in the case of the foregoing clause (a), to the extent such breach or violation would not have a Material Adverse Effect.

6.2          Validity and Priority of Security Interest.

(a)           The provisions of this Agreement and the Security Documents to which such Loan Party is a party create legal and valid Liens on all Collateral in which it has an interest in favour of the Agent, for the ratable benefit of the Secured Parties.

(b)           Upon the filing by the Agent of PPSA and Uniform Commercial Code financing statements, upon possession by the Agent of Collateral which can be perfected by possession only and upon “control” by the Agent of any deposit accounts located in the United States of America or other securities or securities accounts, in each case, to the extent, the Liens referred to in Section 6.2(a) shall then (to the extent the applicable foregoing required action has been taken with respect to such Liens in the relevant Collateral) constitute perfected and continuing Liens on all such Collateral in which a security interest or hypothec can be created and perfected under the applicable Uniform Commercial Code, PPSA and the Securities Transfer Act (Alberta) having priority over all other Liens on such Collateral, except for Permitted Liens, securing all the Obligations of such Loan Party and enforceable against such Loan Party.

6.3          Organization and Qualification.

Such Loan Party (a) is duly formed, organized, incorporated or amalgamated, as the case may be, and validly existing in good standing under the laws of the province or state of its organization, incorporation or amalgamation, as the case may be, (b) is qualified to do business and is in good standing in the jurisdictions set forth in Schedule 6.3, which are the only jurisdictions in which qualification is necessary as of the Effective Date in order for it to own or lease its property and conduct its business except to the extent failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect and (c) has all requisite power and authority to conduct its business and to own its property.

6.4          Corporate Name; Prior Transactions.

Except as otherwise disclosed on Schedule 6.4, as of the Effective Date, such Loan Party has not, during the past five (5) years, been known by or used any other corporate or registered name, or been a party to any merger, consolidation or amalgamation, or acquired all or substantially all of the assets of any Person, or, to the best of its knowledge, acquired any of its property outside of the ordinary course of business.

6.5          Subsidiaries.

Schedule 6.5 is a correct and complete list, as of the Effective Date, of the name and relationship to such Loan Party of each and all of such Loan Party’s Subsidiaries.

6.6          Financial Statements.

On the Effective Date, the Loan Parties have delivered to the Agent and the Lenders the audited consolidated balance sheet and related statements of income, retained earnings and cash flows for Canadian Borrower and its consolidated Subsidiaries fiscal year ending on December 31, 2009 accompanied by the report thereon of the Canadian Borrower’s chartered accountants, PricewaterhouseCoopers.  The Loan Parties have also delivered to the Agent and the Lenders the unaudited consolidated balance sheet and related statements of income and cash flows for the Canadian Borrower and its consolidated Subsidiaries as of and for the fiscal quarters ending on June 30, 2010.  Such financial statements are attached hereto as Exhibit C.  All such financial statements have been prepared in accordance with GAAP and present accurately and fairly in all material respects the consolidated financial position of the Canadian Borrower and its consolidated Subsidiaries as at the dates thereof and their results of operations for the periods then ended, subject, in the case of the interim financial statements, to normal year end adjustments.

6.7          Capitalization.

On the Effective Date, the authorized Capital Stock or other equity or partnership interests of each Loan Party are set forth on Schedule 6.7, and all such issued shares or other equity or partnership interests are validly issued and outstanding and are owned beneficially and of record by the Persons listed on Schedule 6.7.

6.8          Solvency.

The Loan Parties are, when taken as a whole, Solvent after giving effect to the existing Borrowings and the Borrowings to be made on the Effective Date and the existing Letters of Credit and the issuance of the Letters of Credit to be issued on the Effective Date.

6.9          Real Property; Leases.

As of the Effective Date and updated reasonably promptly upon any changes to the information set forth  therein, Schedule 6.9 hereto is a correct and complete list of: (a) the jurisdiction of the chief executive office of each Loan Party, (b) all Real Estate owned by each Loan Party, (c) all material leases and subleases of Real Estate by any Loan Party, as lessee or sublessee, (d) all material leases and subleases of Real Estate by any Loan Party, as lessor or sublessor and (e) all locations (other than those referred to in clauses (b), (c) and (d) above) of Inventory of each Loan Party (other than in-transit Inventory) having a value in excess of $1,000,000.

6.10        Brokers.

As of the Effective Date, except as set forth on Schedule 6.10, there are no brokerage commissions, finders fees or investment banking fees payable in connection with any of the Loan Documents.

6.11        Governmental Authorization.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such Loan Party of this Agreement, or any other Loan Document, except for (i) those which have been obtained and are in full force and effect (all as set forth on Schedule 6.11), and (ii) filings and recordings with respect to Collateral to be made, or otherwise delivered to the Agent for filing and/or recordation as of the Effective Date or as otherwise permitted herein, failure of which to take or obtain would not have a Material Adverse Effect.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Person other than a Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such Loan Party of this Agreement, any other Loan Document except those the failure of which to obtain or take would not have a Material Adverse Effect.

6.12        Proprietary Rights.

Schedule 6.12, sets forth, a complete list as of the Effective Date of all the registered, and in process unregistered, Proprietary Rights owned by a Loan Party.  To the knowledge of the Borrower, except as set forth on Schedule 6.12, as of the Effective Date, the Loan Parties own, or possess the right to use all Proprietary Rights that are reasonably necessary for the operation of their respective businesses.

6.13        Bank Accounts.

Schedule 6.13 contains as of the Effective Date a complete and accurate list of all bank accounts maintained by such Loan Party with any bank or other financial institution.  All deposit accounts maintained by any Loan Party with any bank or other financial institution shall be subject to a Blocked Account Agreement, required to be in place to the extent set forth in Section 7.24 herein.

6.14        Litigation.

Except as set forth on Schedule 6.14, as of the Effective Date, there is no pending, or to the best of such Loan Party’s knowledge threatened, action, suit, proceeding or counterclaim by any Person, or to the best of such Loan Party’s knowledge, investigation by any Governmental Authority, or any basis for any of the foregoing, which, in each case, would reasonably be expected to have a Material Adverse Effect.

6.15        Labour Disputes.

Except as set forth on Schedule 6.15, as of the Effective Date (a) there is no collective bargaining agreement covering employees of such Loan Party, (b) no such collective bargaining agreement is scheduled to expire during the term of this Agreement, (c) to the best of such Loan Party’s knowledge, no union or other agent of a labour organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of such Loan Party or for any similar purpose, and (d) there is no pending or (to the best of such Loan Party’s knowledge) threatened, strike, work stoppage, material unfair labour practice claim, or other material labour dispute against or affecting such Loan Party or its employees, which, in the case of the matters specified above, would reasonably be expected to have a Material Adverse Effect.

6.16        Environmental Laws.

Except as otherwise disclosed in Schedule 6.16, the Loan Parties and their Subsidiaries have complied in all material respects with all Environmental Laws and no Loan Party and no Subsidiary of a Loan Party nor any of its or their presently owned Real Estate or immovable or real property presently in its charge, management or control or presently conducted operations, is subject to any material enforcement order or Environmental Lien which would reasonably be expected to have a Material Adverse Effect.  There are no Environmental Liens affecting the Real Estate or the Collateral of any of the Loan Parties and their Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

6.17        No Violation of Law.

Such Loan Party is not in violation of any law, statute, regulation, ordinance, judgment, order or decree applicable to it, which violation would reasonably be expected to have a Material Adverse Effect.

6.18        No Default.

Such Loan Party is not in default with respect to any note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which such Loan Party is a party or by which it is bound, which default would reasonably be expected to have a Material Adverse Effect.

6.19        Plans.

As of the Effective Date, except as specifically disclosed in Schedule 6.19:

(a)           Each Plan which is subject to or governed by ERISA or the Code is in compliance with the applicable provisions of ERISA, the Code and other federal or state law.  Each Plan in Canada is in compliance with the applicable provisions of the EPPA and other federal or provincial law in all material respects.  Each Plan which is intended to qualify under Section 401(a) of the Code has received a favourable determination letter from the IRS and to the knowledge of such Loan Party, nothing has occurred which would cause the loss of such qualification.  The Canadian Borrower and each Loan Party, to the extent applicable, has made all required contributions to any Plan when due, and no application for a funding waiver or an extension of any amortization period has been made with respect to any Plan.

(b)           There are no pending or, to the knowledge of such Loan Party, threatened claims, actions or lawsuits or action by any Governmental Authority with respect to any Plan save routine claims for benefits.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c)           (i) No Termination Event or ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any material Unfunded Pension Liability; (iii) none of the Loan Parties has incurred, or reasonably expects to incur, any liability under the Income Tax Act (Canada) or the applicable federal, provincial or state laws with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv)  none of the Loan Parties has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multi employer Plan; (v)  none of the Loan Parties has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (vi) no Lien (other than Permitted Liens) has arisen in respect of any Loan Party or its property in connection with any Plan (save for contribution amounts not yet due).

6.20        Taxes.

Except as set forth on Schedule 6.20, such Loan Party has (a) filed or caused to be filed all federal (both Canada and the United States of America), provincial, state and other material Tax returns required to be filed (or extensions permitted under applicable law have been timely obtained with respect thereto), and (b) has paid or caused to be paid all federal (both Canada and the United States of America), state, provincial and other material Taxes (including material foreign Taxes), assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except for non-payment of any such Taxes, assessments, fees and other governmental charges permitted by Section 7.1.

6.21        Regulated Entities; Margin Regulations.

(i)            None of the Loan Parties is an “Investment Company” within the meaning of the Investment Company Act of 1940.

(ii)           None of the Loan Parties is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

6.22        Hedging Arrangements.

Such Loan Parties have not entered into any hedging arrangements with any Person which would qualify such hedging arrangement to be considered a “security”, “securities” or “securities account” or otherwise, for purposes of, or under, the Securities Transfer Act (Alberta) without notifying the Agent of the same and promptly taking all actions reasonably requested by the Agent under Section 7.35 in order to perfect that Agent’s Lien in respect thereof.

6.23        No Material Adverse Effect.

No Material Adverse Effect has occurred since December 31, 2007.

6.24        Full Disclosure.

None of the representations or warranties made by such Loan Party in any of the Loan Documents (except Hedge Agreements) as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of such Loan Party in connection with any of the Loan Documents (except Hedge Agreements) contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

6.25        Material Agreements.

Schedule 6.25 hereto sets forth as at the Effective Date and updated reasonably promptly upon entering into (with Borrower making a determination that same is or is not as of such date) all Material Agreements to which such Loan Party is a party or is bound.  No Borrower has received any notice of termination under any such agreements, except as otherwise notified to Agent.

6.26        Excluded Subsidiaries.

As of the Effective Date, (a) Taylor Land Holdings, LLC (i) does not have any material levels of Inventory or Accounts or any material operations, (ii) is a real estate investment and holdings company whose sole assets are 3 parcels of land with an aggregate value of less than U.S.$200,000, (iii) except for Permitted Liens, has not granted a Lien to any Person and no Person otherwise has a Lien against it or its personal and movable property and assets, and (iv) is an Immaterial Subsidiary, and (b) (i) Battle River Terminal ULC does not have any material Inventory, and (ii) except for Permitted Liens, has not granted a Lien to any Person and no Person otherwise has a Lien against it or its personal and movable property and assets.

ARTICLE 7 — AFFIRMATIVE AND NEGATIVE COVENANTS

Each Loan Party covenants to the Agent and each Lender that so long as any of the Obligations remain outstanding (other than Contingent Obligations) or this Agreement is in effect:

7.1          Taxes.

Such Loan Party shall pay and discharge as the same shall become due and payable (a) all material Taxes imposed upon it or its properties or assets unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by such Loan Party; and (b) all lawful Tax claims which, if unpaid would by law become a Lien (other than a Permitted Lien) upon the Collateral.

7.2          Legal Existence and Good Standing.

Except as otherwise permitted under Section 7.11, such Loan Party shall maintain its legal existence and its qualification and good standing in all jurisdictions in which the failure to maintain such existence and qualification or good standing would reasonably be expected to have a Material Adverse Effect.

7.3          Compliance with Law and Agreements; Maintenance of Licenses.

Such Loan Party shall comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labour Standards Act and Anti-Terrorism Laws), except where the failure to do so (other than Anti-Terrorism Laws) could not reasonably be expected to have a Material Adverse Effect.  Such Loan Party shall obtain and maintain all licenses, permits, franchises and governmental authorizations necessary to own its property and to conduct its business as conducted on the Effective Date, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.4          Maintenance of Property; Inspection of Property.

(a)           Such Loan Party shall maintain all of its material property necessary and useful in the conduct of its business, in good operating condition and repair, ordinary wear and tear excepted and except to the extent obsolete, no longer usable by such Loan Party in its business or no longer necessary for the conduct or operation of such Loan Party’s business.

(b)           Such Loan Party shall permit representatives and independent contractors of the Agent (which representatives may be accompanied by representatives of any Lender) to visit and inspect any of its properties and the Collateral located on such properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers and independent chartered accountants (for which discussions the officers of the Canadian Borrower shall be provided with an opportunity to participate), at such reasonable times during normal business hours and as soon as may be reasonably desired, upon reasonable advance notice to such Loan Party; provided, that only one such visit shall be required in any 12-month period and, at Agent’s discretion, a second such visit in any year may be required unless an Event of Default has occurred and is continuing, in which case the Agent may do any of the foregoing at any time and as many times in any year during normal business hours and without advance notice.  The Loan Parties shall be responsible for the costs and expenses of all such visits.  A written report of the results of such examination(s) shall be furnished by the Agent to the Canadian Borrower and the Lenders.

7.5          Insurance.

(a)           The Canadian Borrower shall maintain on behalf of itself and all Loan Parties, with financially sound and reputable insurance companies not Affiliates of any Loan Party, insurance with respect to its properties and business against loss, damage and hazards of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons or otherwise reasonably acceptable to the Agent and the Required Lenders.  The Agent and the Required Lenders acknowledge that the Loan Parties’ insurance in place on the Effective Date, is acceptable to the Agent and the Required Lenders.

(b)           Such Loan Party shall cause the Agent, for the ratable benefit of the Agent and the Lenders, to be named as secured party and lender’s first loss payee (as its or their interests may appear) and first mortgagee with respect to insurance covering the Collateral, or additional insured as to liability, umbrella and automobile liability insurance, in a manner reasonably acceptable to the Agent.  Each such policy of insurance shall contain a clause or endorsement requiring the insurer to give not less than thirty (30) days’ prior written notice to the Agent in the event of cancellation of the policy for any reason whatsoever (other than for nonpayment of premiums, in which case not less than ten (10) days’ prior written notice is sufficient).  All premiums for such insurance shall be paid by such Loan Party when due, certificates of insurance if requested by the Agent or any Lender, and photocopies of the policies shall be delivered to the Agent, in each case in sufficient quantity for distribution by the Agent to each of the Lenders.

(c)           Unless the Canadian Borrower provides the Agent with evidence of the insurance coverage required by Section 7.5(a), the Agent may purchase casualty insurance, with prompt notice to the Canadian Borrower, at the Loan Parties’ expense.  This insurance may, but need not, protect the interests of the Loan Parties.  The coverage that the Agent purchases may not pay any claim that any Loan Party makes or any claim that is made any Loan Party in connection with said coverage.  The Canadian Borrower may later cancel any insurance purchased by the Agent, but only after providing the Agent with evidence that the Loan Parties have obtained insurance as required by Section 7.5(a).  If the Agent purchases such insurance, the Loan Parties will be responsible for the costs of that insurance, until the effective date of the cancellation or expiration of the insurance.  The costs of the insurance shall be added to the Obligations.  The costs of the insurance may be more than the cost of insurance that the Loan Parties may be able to obtain on their own.

7.6          Insurance Proceeds.

Such Loan Party shall promptly notify the Agent and the Lenders of any loss, damage or destruction to Collateral having a value in excess of $2,000,000 per casualty, whether or not covered by insurance.  The Agent is hereby authorized to collect all insurance and condemnation proceeds in respect of Collateral of such Loan Party.  At all times when an Event of Default is in existence and is continuing, Agent shall apply them to the Obligations in a manner that is consistent with Section 3.7 and in the order set forth in Section 3.7, provided, however, that if no Event of Default has occurred and is continuing, Agent shall promptly deliver such proceeds to the Loan Party.

7.7          Environmental Laws.

Except where the failure to do so could not have a Material Adverse Effect, such Loan Party shall conduct, and shall cause each of its Subsidiaries that are Loan Parties to conduct, its business in compliance in all material respects with all Environmental Laws applicable to it or them, including, without limitation, those relating to the Loan Parties’ or such Subsidiary’s generation, handling, use, storage and disposal of Contaminants.  Except where the failure to do so could not have a Material Adverse Effect, the Loan Parties shall take, and shall cause their Subsidiaries which are Loan Parties to take, prompt and appropriate action to respond to any non-compliance or alleged non-compliance with Environmental Laws.

7.8          Compliance with EPPA/ERISA/Pension Legislation.

Such Loan Party shall and shall cause its ERISA Affiliates to:

(a)           maintain each Plan which is subject to or governed by ERISA, the Code, the Income Tax Act (Canada), the EPPA or other federal, provincial or state law in compliance in all material respects with the applicable provisions of ERISA, the Code, the Income Tax Act (Canada), the EPPA, and other federal, provincial or state law, except where noncompliance would not be reasonably likely to have a Material Adverse Effect;

(b)           have no unfunded, solvency, or deficiency on windup liability and no accumulated funding deficiency (whether or not waived) as defined in Section 302 of ERISA or Section 412 of the Code or any amount of unfunded benefit liabilities (including as defined in Section 4001(a)(18) of ERISA) in respect of any Pension Plan, including any Pension Plan to be established and administered by it or them, except as would not be reasonably likely to have a Material Adverse Effect;

(c)           pay when due, all amounts required to be paid by it or them except, in respect of ERISA Affiliates only, where the failure to do so would not be reasonably likely to have a Material Adverse Effect;

(d)           not cause or permit to arise or exist any liability upon it or them or Lien on any of its or their property in respect of any Plan except, in respect of ERISA Affiliates only, as would not be reasonably likely to have a Material Adverse Effect;

(e)           cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification, except where the failure to do so would not be reasonably likely to have a Material Adverse Effect;

(f)            make all required contributions to any Plan when due except, in respect of ERISA Affiliates, only where the failure to do so would not be reasonably likely to have a Material Adverse Effect;

(g)           not engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that could reasonably be expected to result in material liability; and

(h)           not engage in a transaction that could be reasonably expected to result in liability under Section 4069 or 4212(c) of ERISA, except as would not be reasonably likely to have a Material Adverse Effect.

7.9          Bank Accounts.

Each Canadian Loan Party shall at all times maintain its principal depository banking relationship, including operating, administrative, cash management, collection and other principal depository accounts, with the Royal Bank; provided, however, that the foregoing requirement shall not prohibit each such Canadian Loan Party from maintaining other non-principal bank accounts with other financial institutions to the extent otherwise permitted hereunder.

7.10        Amendments to Secured Note Facility or the Unsecured Note Facility.

Such Loan Party shall not, directly or indirectly, amend, modify, supplement, waive compliance with or consent to any departure from any provision of the Secured Note Facility Documents if such amendment, modification, supplement, waiver or consent would have the effect of (i) advancing the maturity date of the Secured Note Facility to a date that is earlier than the Stated Termination Date, or (ii) granting any Lien on the Collateral (other than Shared Collateral (as defined in and subject to the Intercreditor Agreement)) to secure the Secured Note Facility.

Such Loan Party shall not, directly or indirectly, amend, modify, supplement, waive compliance with or consent to any departure from any provision of any document under the Unsecured Note Facility if such amendment, modification, supplement, waiver or consent would have the effect of (i) advancing the maturity date of the Unsecured Note Facility to a date that is earlier than 91 days after the Stated Termination Date, or (ii) granting any Lien on any property or assets of the Loan Parties to secure the Unsecured Note Facility, or (iii) increasing the principal amount thereof in excess of U.S.$200,000,000.

7.11        Mergers, Consolidations or Sales.

(a)           Such Loan Party shall not consummate any transaction of merger, amalgamation, reorganization or consolidation, or transfer, sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of related transactions) all or substantially all of the Collateral (whether now owned or hereafter acquired), or issue or otherwise sell or transfer (whether in one transaction or in a series of related transactions) all or substantially all of its equity interests in such Loan Party, or wind up, liquidate or dissolve, except:

(i)            the merger, amalgamation, reorganization, consolidation, transfer, or sale of any Loan Party into another Loan Party that is domiciled in, has its jurisdiction of incorporation in, and is resident of, the same country (provided that in the case of any merger, amalgamation or consolidation, a Loan Party shall continue);

(ii)           the merger, amalgamation, reorganization, consolidation, transfer, or sale of any Loan Party (that is domiciled in, has its jurisdiction of incorporation in, and is resident of, the same country) into, with or to a Borrower, with such Borrower continuing as a Borrower;

(iii)          the merger, amalgamation, reorganization, consolidation, transfer, or sale of Battle River Terminal ULC into a Canadian Loan Party on or before January 1, 2011 (provided that the continuing entity is a Canadian Loan Party and all conditions in Section 8 have been met with respect to such Canadian Loan Party); and

(iv)          Transfers permitted under Section 7.11(b) may be consummated.

(b)           Such Loan Party shall not transfer, sell, assign, lease or otherwise dispose of (each, a “Transfer”) all or any part of its property, except for:

(i)            sales of Inventory in the ordinary course of its business and leases of Fixed Assets;

(ii)           sales or other dispositions of property listed on Schedule 7.11;

(iii)          sales or other dispositions of assets (other than Accounts and Inventory) by any Loan Party in the ordinary course of business that are (a) obsolete, (b) no longer useable by such Loan Party in its business or (c) no longer necessary for the conduct or operation of such Loan Party’s business;

(iv)          Transfer of assets (other than Accounts and Inventory) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(v)           Transfer of assets, other than Collateral (exclusive of any permitted use of cash in connection with such transfer under the definition of Permitted Investments) into a corporation, association, limited liability company, limited partnership or a joint venture in each case, that are Permitted Investments, in return for an equity interest in that entity;

(vi)          the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(vii)         licenses of intellectual property (which shall be subject to Agent’s licence thereof, acknowledged by licensee);

(viii)        sale and leasebacks permitted under this Agreement;

(ix)           Transfers relating to or in connection with easements, rights-of-way, servitudes, statutory exceptions to title, restrictions and other similar charges, restrictions or encumbrances as to the use of real property or immaterial imperfections of title;

(x)            any settlement of or payment in respect of (provided no Event of Default has occurred and is continuing and otherwise subject to Sections 7.6 and 3.3 hereof) any property or casualty insurance claim or any condemnation proceeding relating to any property of any Loan Party;

(xi)           Transfers permitted by Section 7.11(a), Distributions permitted by Section 7.12 or payments permitted by Section 7.16;

(xii)          a disposition made as a part of a Permitted Investment;

(xiii)        the Transfer of any property not constituting Collateral unless the Transfer of such property not constituting Collateral would have a Material

Adverse Effect on the fair market value of the Collateral on the date of such Transfer;

(xiv)        the cross-licensing or licensing of intellectual property, in the ordinary course of business (which shall be subject to Agent’s licence thereof, acknowledged by licensee);

(xv)         the Transfer of any Excluded Subsidiary (or all or any portion of the assets of such Excluded Subsidiary) that is not a Loan Party;

(xvi)        the transfer of property by any Loan Party to any other Loan Party;

(xvii)       the transfer of property pursuant to buy/sell arrangements in the ordinary course of business consistent with past practices; and

(xviii)      Transfer of assets not otherwise permitted under this Section 7.11, provided that (a) any such transfer or disposition is not in connection with any (i) securitization plan or structure or (ii) any financing, (b) at the time of such Transfer, no Default or Event of Default shall exist and be continuing or would result from such Transfer, (c) the aggregate book value of all property disposed of pursuant to this clause shall not exceed $1,000,000 in any Fiscal Year or $2,000,000 in the aggregate after the Closing Date, (d) such transfer shall be for no less than the fair market value of such property at the time of such disposition and, (e) (1) in the case of Transfers of Accounts and Inventory solely for cash consideration, and (2) in the case of Transfers of any other assets, at least 75% of the consideration is payable in cash at the time of consummation of the transaction; provided, further, that if the Aggregate Revolver Outstandings exceed the lesser of (x) the Borrowing Base and (y) the Maximum Revolver Amount, as a result of such Transfer(s) (i) Borrowers shall immediately pay to the Agent, for the account of the Lenders an amount equal to such difference, and (ii) the Agent shall have the unilateral right to re-determine the Borrowing Base eligibility calculations in accordance with the terms of this Agreement; and

(c)           Any Loan Party may engage in Permitted Acquisitions.

7.12        Distributions; Capital Change; Restricted Investments.

(a)           Such Loan Party shall not directly or indirectly declare or make, or incur any liability to make, any Distribution, except,

(i)            Distributions among the Loan Parties;

(ii)           Distributions by the Canadian Borrower in the form of the Tax Dividend, provided that (x) the Lenders or the Agent have not declared any or all of the Obligations due and payable, (y) the Lenders have not terminated this Agreement or the Commitments and (z) there is sufficient Availability if the Tax Dividend is financed by the Revolving Loans;

(iii)          Distributions in an amount equal to the Available Amount;

(iv)          Distributions during each Fiscal Year in an aggregate amount not to exceed U.S.$4,000,000 during such Fiscal Year in order to reimburse any Parent Company for all administrative costs and expenses actually incurred by such Parent Company during such Fiscal Year, including organizational fees and expenses, legal fees and expenses and accounting fees and expenses;

(v)           Distributions in connection with the payment of Sponsor Fees;

(vi)          Distributions in connection with the redemption or repurchase of the Capital Stock of any Loan Party held by officers, directors, consultants or employees or former officers, directors, consultants or employees of any Loan Party (or their transferees, estates or beneficiaries under their estates); provided that the aggregate cash consideration paid for all such redemptions or repurchases shall not exceed (x) U.S.$1,500,000 during any calendar year (with unused amounts being available to be used in the following calendar year, but not in any succeeding calendar year) plus (y) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Distributions pursuant to this clause (vi);

(vii)         Distributions to any Parent Company not in excess of $4,500,000 in the aggregate to permit such Parent Company to pay reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering by such Parent Company to the extent that the proceeds thereof were intended to be used for the benefit of the Canadian Borrower and its Subsidiaries;

(viii)        The Canadian Borrower may make Distributions in the form of Capital Stock of the Canadian Borrower;

(ix)           Noncash repurchases of Capital Stock deemed to occur upon exercise of stock options or similar equity incentive awards if such Capital Stock represent a portion of the exercise price of, or tax liability due with respect to, such options or similar equity incentive awards; or

(x)            Distributions not in excess of $4,000,000 in the aggregate to allow any Parent Company to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Capital Stock of any public entity that is a Loan Party or a Parent Company.

(b)           Such Loan Party shall not make any investment including any Acquisition, other than Permitted Investments;

(c)           Such Loan Party shall not make any change in its capital structure which would reasonably be expected to have a Material Adverse Effect;

(d)           Notwithstanding anything to the contrary herein, the aggregate amount of Distributions that may be made to any Parent Company under 7.12(a)(iv), (vii) and (x) shall not exceed U.S.$5,500,000 per annum or U.S.$7,500,000 in the aggregate during the term of this Agreement.

7.13        Intentionally Deleted.

7.14        Guarantees.

Such Loan Party shall not make, issue or become liable on any Guarantee, except:

(a)           Guarantees of the Obligations in favour of the Agent;

(b)           Guarantees in favour of the lenders and/or noteholders under the Secured Note Facility;

(c)           endorsements of instruments for deposit in the ordinary course of business;

(d)           unsecured Guarantees by the Borrowers or any Subsidiary of other obligations that do not constitute Debt (including those relating to operating leases, performance obligations and trade payables), in each case entered into in the ordinary course of business;

(e)           Guarantees permitted under the definition of Permitted Investments;

(f)            Guarantees (subordinated on terms acceptable to the Agent) of any Loan Party of Debt for borrowed money of any joint ventures that are not Loan Parties, to the extent such Guarantees are Permitted Investments under clauses (t), (u) or (v) of the definition thereof;

(g)           unsecured Guarantees in favour of the noteholders under the Unsecured Note Facility; and

(h)           subject to compliance with Section 7.12(b), Guarantees in respect of Debt of another Loan Party permitted by Section 7.15 (provided that the terms of such Guarantee shall be no more favourable than the terms of the primary obligation as permitted under Section 7.15 (eg. if the Debt guaranteed constitutes Subordinated Debt, then such Guarantee shall be subordinated to the applicable obligations to at least the same extent as the Debt so guaranteed)).

7.15        Debt.

Such Loan Party shall not incur or maintain any Debt, other than:

(a)           the Obligations;

(b)           Debt described on Schedule 7.15;

(c)           Debt evidencing a refunding, renewal or extension of the Debt described on Schedule 7.15; provided that (i) the principal amount thereof is not increased, (ii)

the Liens, if any, securing such refunded, renewed or extended Debt do not attach to any assets in addition to those assets, if any, securing the Debt to be refunded, renewed or extended, (iii) no Person that is not a Loan Party or guarantor of such Debt immediately prior to such refinancing shall become a Loan Party or guarantor thereof, and (iv) the terms of such refunding, renewal or extension are no less favourable to such Loan Party, the Agent or the Lenders than the original Debt;

(d)           Capital Leases of Fixed Assets and purchase money secured Debt incurred to purchase Fixed Assets provided that (i) Liens securing the same attach only to the Fixed Assets acquired by the incurrence of such Debt (and proceeds thereof) and (ii) the aggregate principal amount of such Debt (including Capital Leases and any such Debt described on Schedule 7.15) of all Loan Parties outstanding does not exceed the greater of (A) 2.0% of Consolidated Net Tangible Assets and (B) U.S.$15,000,000 at any time;

(e)           (i) intercompany Debt permitted under the definition of Permitted Investments, and (ii) Debt of any Loan Party to any Parent Company (provided that same is Subordinated Debt), to the Canadian Borrower or to any other Loan Party;

(f)            Subordinated Debt not constituting Debt under paragraphs (p) or (q) hereof;

(g)           Debt in respect of the Secured Note Facility, in an aggregate maximum principal amount not to exceed US$560,000,000 at any time outstanding, plus any accrued pay-in-kind interest, capitalized interest, accrued interest, fees, discounts, premiums and expenses, in each case, in respect thereof;

(h)           Guarantees permitted by Section 7.14;

(i)            Debt under, or reimbursement obligations in respect of, letters of credit and bankers acceptances issued for performance, surety, appeal or indemnity bonds or with respect to workers’ compensation claims or other statutory obligations;

(j)            Debt arising from netting services, overdraft protection, cash management services and otherwise in connection with deposit, securities and commodities accounts in the ordinary course of business;

(k)           Debt that is unsecured (other than by a Lien qualifying as a Permitted Lien) in respect of workers’ compensation claims, bank guarantees, warehouse receipts or similar facilities, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid and surety bonds and completion guaranties, in each case in the ordinary course of business;

(l)            Debt arising from agreements providing for indemnification related to sales of goods or adjustment of purchase price or similar obligations in any case incurred in connection with the acquisition or permitted disposition of any business, assets or Subsidiary;

(m)          Subordinated Debt issued in lieu of cash payments of Distributions permitted by Section 7.12;

(n)           Debt constituting a Permitted Investment (including obligations (contingent or otherwise) of any Loan Party existing or arising under any Hedge Agreement or other unsecured hedge arrangements, provided that such obligations are (or were) entered into by such Loan Party in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, currency translation or property held or reasonably anticipated to be held by such Loan Party, or changes in the value of securities issued by such Person, and not for purposes of speculation and as otherwise permitted by Section 7.31;

(o)           Debt owing to any Person in connection with the financing of any insurance premiums permitted by the applicable insurance company in the ordinary course of business;

(p)           Subordinated Debt of any Person that becomes a Loan Party after the Effective Date as part of an acquisition, merger or consolidation or amalgamation or other Investment not prohibited hereunder, which Subordinated Debt exists at the time of such acquisition, merger or consolidation or amalgamation or other Investment; provided that (a) such Subordinated Debt exists at the time such Person becomes a Loan Party and is not created in contemplation of or in connection with such Person becoming a Loan Party (except to the extent such Indebtedness refinanced other Indebtedness to facilitate such Person becoming a Loan Party), (b) the aggregate principal amount of Subordinated Debt permitted by this clause (p) and Section 7.15(q) shall not at any one time outstanding exceed the greater of (i) 2.0% of Consolidated Net Tangible Assets and (ii) U.S.$15,000,000 at any time and (c) such Debt is not guaranteed in any respect by any Loan Party;

(q)           Subordinated Debt incurred to finance any acquisition or other Permitted Investment in an aggregate amount for all such Subordinated Debt together with the aggregate principal amount of Indebtedness permitted by Section 7.15(p) not to exceed the greater of (i) 2.0% of Consolidated Net Tangible Assets and (ii) U.S.$15,000,000 at any time;

(r)            (i) Debt representing deferred compensation or post retirement obligations to current or former officers, directors, consultants or employees (or their transferees, estates, or beneficiaries under their estates) of any Loan Party incurred in the ordinary course of business and (ii) Debt consisting of obligations of any Loan Party under deferred compensation or other similar arrangements incurred in connection with the Transactions and any Permitted Investment;

(s)           Debt that is unsecured and undertaken in connection with cash management and related activities with respect to any joint venture in the ordinary course of business, and (ii) Debt of any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including in respect of intercompany arrangements) of the Loan Parties.

(t)            Provided same does not constitute Debt as part of or incurred to finance any acquisition, merger or consolidation or amalgamation or other investment (which Debt must be permitted under paragraph (p) or (q), additional Debt of any Loan Party in an aggregate principal amount not to exceed the greater of (i) U.S.$15,000,000 at any one time outstanding, and (ii) 2.0% of Consolidated Net Tangible Assets;

(u)           Debt in respect of Taxes being contested in good faith and in accordance with laws or to the extent not constituting amounts due and owing but which are required to be accrued as liabilities on the Financial Statements in accordance with GAAP;

(v)           Debt associated with and asset retirement and remediation liabilities to the extent not constituting amounts due and owing but which are required to be accrued as liabilities on the Financial Statements in accordance with GAAP; and

(w)          Debt in respect of the Unsecured Note Facility, in the original principal amount of up to U.S.$200,000,000 plus any accrued pay-in-kind interest, capitalized interest, accrued interest, fees, discounts, premiums and expenses, in each case, in respect thereof.

7.16        Prepayment; Repurchase and Redemption of Debt.

Such Loan Party shall not prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof, or make any payment in violation of any subordination terms of any Debt, except (i) the prepayment of the Obligations in accordance with the terms of this Agreement, (ii) the prepayment, redemption, purchase or defeasance of any Debt payable to any Loan Party, (iii) the payment of any obligations in respect of any Subordinated Debt in accordance with the terms of the subordination agreement (acceptable to Agent) applicable thereto, (v) any prepayment, redemption, purchase or defeasance of any Debt permitted under Section 7.15 in connection with any refinancing or replacement thereof, (vi) any prepayment of any Debt permitted under Section 7.15 required as a result of any sale, lease, transfer or other disposition of any property securing such Debt to the extent that such security is permitted under this Agreement, (vii) any prepayment, redemption, purchase or defeasance of any Debt permitted under Section 7.15 to the extent financed with the proceeds of other Debt permitted to be incurred under Section 7.15 (other than Revolving Loans), (viii) the prepayment, redemption, purchase or defeasance of Debt permitted under Section 7.15 with the proceeds of Revolving Loans or with cash from operations so long as Availability immediately after giving effect to any such prepayment, redemption, purchase or defeasance is equal to or greater than 50% of the Commitments and (ix) the prepayment, redemption, purchase or defeasance of Debt permitted under Section 7.15 made with the Available Amount.  For the avoidance of doubt, nothing in this Section 7.16 shall prohibit scheduled repayments or redemptions of Debt permitted by Section 7.15 or scheduled payments of interest, premiums or fees in respect of such Debt.

7.17        Transactions with Affiliates.

Such Loan Party shall not enter into, or be a party to, any transaction with any Affiliate of such Loan Party which is not also a Loan Party, including without limitation any management, consulting or similar arrangement, except (a) as set forth on Schedule 7.17, (b) transactions specifically permitted pursuant to the other provisions of this Agreement, including without limitation Permitted Investments, (c) any repayment of the Sponsor Investment, (d) any Tax Dividend, (e) transactions upon fair and reasonable terms no less favourable to the Loan Party than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate and (f) payment of permitted Sponsor Fees to Sponsor.  For the avoidance of doubt, this Section 7.17 shall not apply to permitted employment, bonus, incentive retention and severance arrangements with, and payments of compensation or benefits to or for the benefit of, current or former employees, consultants, officers or directors of any Loan Party.

7.18        Use of Proceeds.

(a)           The proceeds of the Revolving Loans made and Letters of Credit issued after the Effective Date are to be used (i) to finance payments in respect of Debt to the extent such payments are permitted by Section 7.16 and (ii) for working capital, capital expenditures, credit assurances and general corporate purposes of the Loan Parties not prohibited hereunder, including direct drawings to purchase Petroleum Inventory, to fund Contango Loans and to fund Permitted Investments (including Permitted Acquisitions, where such use of Revolving Loans are permitted thereunder); and

(b)           If doing so would violate Regulation T, U or X, such Loan Party shall not use any portion of the Revolving Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of a Loan Party or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock.

7.19        Business Conducted.

Such Loan Party shall not engage, directly or indirectly, in any material line of business substantially different from the Present Line of Business and reasonable extensions, developments and expansions thereof and any others ancillary or reasonably related thereto.

7.20        Liens.

Such Loan Party shall not create, incur, assume or permit to exist any Lien on any Collateral now owned or hereafter acquired by any of them, except Permitted Liens.

7.21        Sale and Leaseback Transactions.

Such Loan Party shall not, directly or indirectly, enter into any arrangement with any Person providing for any Loan Parties or any Subsidiary of a Loan Party to lease or rent Collateral that the Loan Parties or any Subsidiary of the Loan Parties has or will sell or otherwise transfer to such Person.

7.22        New Subsidiaries.

Such Loan Party may not, directly or indirectly, organize, create, acquire or permit to exist any Subsidiary other than any direct or indirect Subsidiary existing on the Effective Date.  Notwithstanding the foregoing, a Loan Party may organize, create or acquire a Subsidiary if (A)

such Subsidiary is an Excluded Subsidiary or (B) such Subsidiary promptly becomes a Guarantor hereunder and executed and delivered a Guarantor Adhesion Agreement (in the form attached as Exhibit H) and a Security Agreement and any other applicable Security Document or Loan Document and conducted and registered applicable UCC/PPSA registrations, and (C) if requested by the Agent, such Loan Party and such Subsidiary shall have delivered or caused to be delivered to the Agent legal opinions and other documents relating to matters described in this clause (B) above, which opinions and other documents shall be in form and substance, and (in the case of legal opinions) from counsel, reasonably satisfactory to the Agent.

7.23        Fiscal Year.

Such Loan Party shall not change its Fiscal Year or unless the Agent shall otherwise reasonably agree.

7.24        Bank Accounts; Cash Management.

(a)           Each Loan Party shall have or shall establish on the Effective Date and shall thereafter maintain, Receipt Accounts for collections of Accounts at Royal Bank or such other banking institution reasonably acceptable to the Agent with whom a Receipt Account has been established, in each case subject to a Blocked Account Agreement, to which all Account Debtors, if directly depositing, shall be instructed to make payments on Accounts and where Loan Parties shall make all their deposits.  Each Loan Party may also maintain lock-box accounts and other lock-box arrangements with Royal Bank or such other banking institution reasonably acceptable to the Agent to which Account Debtors are instructed to make payments on Accounts.  All funds in lock-box accounts shall be transferred on each Business Day to a Receipt Account established for the account of such Loan Party at Royal Bank or such other banking institution reasonably acceptable to the Agent with whom a Receipt Account has been established, in each case subject to a Blocked Account Agreement.  Each Loan Party shall make collection of all of its Accounts and other payments in connection with any Collateral and other Collateral for the Agent, shall receive all payments as the Agent’s trustee and mandatory, and shall immediately deliver all payments into a Receipt Account established for the account of the Loan Party at Royal Bank or such other banking institution reasonably acceptable to the Agent with whom a Receipt Account has been established, in each case subject to a Blocked Account Agreement. All such Blocked Account Agreements shall stipulate that upon written notice from the Agent (the “Activation Notice”), the only permitted use of balances on deposit in the applicable Receipt Account shall be the transfer of such balance to the Agent or such other banking institution reasonably acceptable to the Agent with whom a Receipt Account has been established, and such institution shall be irrevocably and unconditionally authorised to transfer, on each Business Day (or such longer intervals as the Agent may agree), all balances on deposit in such Receipt Accounts to such account or accounts as the Agent may from time to time designate for such purpose for application to the outstanding Obligations in accordance with the provisions of Section 3.7.  The Agent may only provide the Activation Notice when (i) an Event of Default described in subsection (a), (e), (f), (g), (h) or (i) of Section 9.1 of the Credit Agreement is in

existence and is continuing; (ii) any other Event of Default described in Section 9.1 of the Credit Agreement is in existence and is continuing and has not been cured or waived by the Lenders within five (5) Business Days after written notice from the Agent, or (iii) Availability (exclusive of any Oil Settlement Date Reserve) on any date is less than an amount that is equal to 15% of the Commitments.

(b)           If sales of Inventory of a Loan Party are made or services are rendered for cash, the Loan Party shall promptly deliver to the Agent or deposit into a Receipt Account the cash which the Loan Party receives.

(c)           All payments in respect of the Obligations, including immediately available funds received by the Agent at a bank account designated by it, will be held by the Agent as the sole property and for the benefit of the Secured Parties and will be credited to the Loan Account of the Loan Party (conditional upon final collection) after allowing one (1) Business Day for collection.

7.25        Intentionally Deleted.

7.26        Fixed Charge Coverage Ratio.

The Canadian Borrower will maintain, when Availability for a period of 3 consecutive days (exclusive of any Oil Settlement Date Reserve) is less than an amount equal to 15% of the Commitments, and at all times thereafter, a Fixed Charge Coverage Ratio for each period of twelve consecutive historical months beginning with the twelve months ending September 30, 2010, and continuing as the end of each month thereafter during the term of this Agreement of not less than 1.10:1.

7.27        Corporate Documents.

Loan Party shall not amend or permit to be amended in any manner that would reasonably be expected to be materially adverse to the Agent or the Lenders, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, memorandum of association, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Loan Party.

7.28        Intentionally Deleted.

7.29        Restrictive Agreements.

Such Loan Party shall not become a party to any agreement that conditions or restricts the right of such Loan Party to incur or repay the Obligations, to grant Liens on the Collateral (other than Permitted Liens) or to declare or make Distributions or to repay intercompany Debt, except:

(a)           the Loan Documents;

(b)           the Secured Note Facility Documents;

(c)           such an agreement related to secured Debt permitted hereunder, if such restrictions apply only to the collateral for such Debt;

(d)           customary provisions in leases and other contracts restricting assignment thereof;

(e)           provisions contained in joint venture agreements and other similar agreements applicable to joint venture assets entered into in the ordinary course of business, including restrictions in connection with the joint venture assets relating to the Battle River facility;

(f)            customary restrictions and conditions contained in any agreement relating to any disposition of property permitted hereunder;

(g)           any agreement in effect at the time any Person becomes a Subsidiary that Borrower will designate as an Excluded Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary;

(h)           restrictions imposed by any Subordinated Debt that are consistent with the definition thereof and acceptable to Agent; and

(i)            restrictions under the Unsecured Note Facility, provided that such restrictions do not include restricting the right of the Loan Parties to incur or repay the Obligations.

7.30        Intentionally Deleted.

7.31        Hedging Arrangements.

Such Loan Party shall not be a party to or in any manner be liable on any Hedge Agreement or unsecured hedge agreement other than those entered into in accordance with the Risk Management Policy or otherwise in the ordinary course of business in accordance with past practice (except that interest rate swaps related to the Secured Note Facility and the Unsecured Note Facility are permitted up to an amount covering 50% of the principal amounts thereunder).

7.32        Special Provisions Regarding Accounts, Inventory and Other Collateral.

(a)           Each Loan Party hereby represents and warrants, with respect to such Loan Party’s Accounts, that: (i) each existing Account represents, and each future Account will represent, a bona fide sale or lease and delivery of goods by such Loan Party, or rendition of services by such Loan Party, in the ordinary course of such Loan Party’s business; (ii) each existing Account is, and each future Account will be, for a liquidated amount payable by the Account Debtor thereon on the terms set forth in the invoice therefor or in the schedule thereof delivered to the Agent, without any material offset, deduction, defence or counterclaim except those known to such Loan Party and disclosed to the Agent and the Lenders in respect of offsets, deductions, defences or counterclaims involving an amount not greater than (x) if such Account is an Eligible Account, $1,000,000 or (y) if such Account is not an Eligible Account, $5,000,000; (iii) no payment will be received with respect to any Account of such Loan Party, and no credit, discount or extension or agreement therefor will be granted on any Account of such Loan Party, except as reported in Borrowing Base Certificates delivered hereunder or otherwise reported by such Loan Party to the Agent pursuant to the terms hereof; (iv) each copy of an invoice delivered to the Agent by such Loan Party will be a genuine copy of the original invoice sent to the Account Debtor named therein; and (v) all goods described in any invoice representing a sale of goods will have been delivered to the Account Debtor and all services of such Loan Party described in each invoice will have been performed, unless otherwise notified to the Agent.

(b)           No Loan Party shall re-date any invoice or sale or make sales on extended dating by more than ninety (90) days past the invoice date beyond that is customary in such Loan Party’s business, or extend or modify any Account (other than extensions and modifications made in the ordinary course of business or otherwise in excess of $1,000,000 in the aggregate for Eligible Accounts or $5,000,000 in the aggregate for Accounts when same not Eligible Accounts). If, at any time that Borrowing Base Certificates are required to be delivered on a more frequent than a bi-monthly basis hereunder, a Loan Party becomes aware of any matter adversely affecting the collectibility in any material respect of any of its Accounts or the Account Debtor therefor involving an amount greater than (i) $1,000,000 if such Account is an Eligible Account or (ii) $5,000,000 if such Account is not an Eligible Account, including a dispute or claim, or information regarding the Account Debtor’s creditworthiness, such Loan Party will promptly advise the Agent of the same.

(c)           No Loan Party shall accept any note or other instrument (except a cheque or other instrument for the immediate payment of money) with respect to any of its Eligible Accounts in excess of $1,000,000 in the aggregate for Eligible Accounts or $5,000,000 in the aggregate for Accounts when same not Eligible Accounts at any time outstanding, without the Agent’s prior written consent.  If the Agent consents to the acceptance of any such instrument, it shall be considered as evidence of the applicable Account and not payment thereof and the Loan Party will promptly deliver such instrument to the Agent, endorsed by such Loan Party to the Agent in a manner reasonably satisfactory in form and substance to the Agent.

(d)           No discount, credit or allowance shall be granted to any Account Debtor without the Agent’s prior written consent, except for discounts, credits and allowances made or given in the ordinary course of the applicable Loan Party’s business which shall not be in excess of $1,000,000 in the aggregate for Eligible Accounts or $5,000,000 in the aggregate for Accounts when same not Eligible Accounts when no Event of Default exists and is continuing.  Each Loan Party shall send the Agent a copy of each credit memorandum in excess of (x) $1,000,000, at any time that Borrowing Base Certificates are required to be delivered on a more frequent than bi-monthly basis hereunder or (y) $2,000,000, at any other time, when issued, and such Loan Party shall promptly report such credit on Borrowing Base Certificates submitted by it.

(e)           Each Loan Party shall promptly report to the Agent any return of previously sold (i) Eligible Inventory involving an amount in excess of (x) $1,000,000 or (ii) Inventory that is not Eligible Inventory involving an amount in excess of $5,000,000.  Each such report shall indicate the reasons for the returns and the locations and condition of the returned Inventory.  In the event any Account Debtor returns Inventory to a Loan Party when an Event of Default exists and is continuing, such Loan Party, upon the written request of the Agent, shall: (i) hold all returned Inventory in trust for the Agent; (ii) dispose of the returned Inventory solely according to the Agent’s written instructions; and (iii) not issue any credits or allowances with respect thereto without the Agent’s prior written consent.  All returned Inventory shall be subject to the Agent’s Liens thereon.  Whenever any Inventory is returned, the related Account shall be deemed ineligible to the extent of the amount owing by the Account Debtor with respect to such returned Inventory.

(f)            Each Loan Party represents and warrants to the Agent and the Lenders and agrees with the Agent and the Lenders that all of the Inventory owned by such Loan Party is and will be held for sale, or to be furnished in connection with the rendition of services, or to be utilized in the production of other Inventory, in the ordinary course of such Loan Party’s business, and is and will be at the time of sale fit for such purposes.  Each Loan Party will keep its Inventory in good and marketable condition, except for damaged or defective goods arising in the ordinary course of such Loan Party’s business. Each Loan Party will not, without the prior written consent of the Agent, acquire or accept any Inventory on consignment or approval other than in the ordinary course of business in a manner consistent with past practices and, upon the reasonable request of the Agent, such Loan Party will provide the Agent with the details of any such arrangements.  Each Loan Party will maintain an inventory reporting system consistent with past practice or otherwise reasonably satisfactory to the Agent.  Each Loan Party will not, without the Agent’s written consent, sell any of its Inventory on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis other than in the ordinary course of business in a manner consistent with past practices and, upon the reasonable request of the Agent, such Loan Party will provide the Agent with the details of any such arrangements.

(g)           In connection with all Inventory of a Loan Party financed by Letters of Credit, such Loan Party will, at the Agent’s request made after the occurrence and during the continuance of an Event of Default, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, cheques, Inventory, documents of title or Instruments of such Loan Party in which the Agent holds a security interest to deliver them to the Agent and/or subject to the Agent’s order, and if they shall come into such Loan Party’s possession, to deliver them, upon request, to the Agent in their original form.  Each Loan Party shall also, at the Agent’s request made after the occurrence and during the continuance of an Event of Default, designate the Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents of such Loan Party.

(h)           The Agent may, in its sole discretion, and shall, at the direction of the Required Lenders, pay any amount or do any act required of any Loan Party hereunder or requested by the Agent and/or Lenders to preserve, protect, maintain or, upon the occurrence of an Event of Default and exercise by the Agent and Lenders of their rights under Section 9.2 hereof, enforce the Obligations, the Collateral or the Agent’s Liens, and which the Loan Party fails to pay or do, including, without limitation, payment of any judgment against the Loan Party any insurance premium, any warehouse charge, any finishing or processing charge, any landlord’s or processor’s claim, and any other Lien upon or with respect to the Collateral.  All payments that the Agent makes under this Section and all reasonable out-of-pocket costs and expenses that the Agent pays or incurs in connection with any action taken hereunder shall be charged to the Canadian Borrower’s Loan Account as a Revolving Loan.  Any payment made or other action taken by the Agent and/or Lenders under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed thereafter as herein provided.

(i)            Each Loan Party hereby constitutes the Agent, or any person or agent the Agent may designate, as its attorney-in-fact, at the Borrowers’ cost and expense to, upon the occurrence of an Event of Default which is continuing, exercise all of the following powers, which being coupled with an interest, shall be irrevocable until the earlier of (x) the cure or waiver of such Event of Default or (y) the date on which all Obligations to the Agent and the Lenders have been indefeasibly paid in full:

(i)            to receive, take, endorse, sign, assign and deliver, all in the name of the Agent or any Loan Party, as the case may be, any and all cheques, notes, drafts, and other documents or instruments relating to the Collateral;

(ii)           to, notwithstanding the foregoing, at all times (including prior to an Event of Default) at the Agent’s discretion, request from customers indebted on Accounts at any time, in the name of any Loan Party or in the name of the Agent’s designee, information concerning the amounts owing on the Accounts;

(iii)          to transmit to customers indebted on Accounts notice of the Agent’s interest therein and to notify customers indebted on Accounts to make payment directly to the Agent for the requisite Loan Party’s account;

(iv)          to take or bring, in the name of the Agent or any Loan Party, as the case may be, all steps, actions, suits or proceedings deemed by the Agent necessary or desirable to enforce or effect collection of the Accounts; and

(v)           to receive, open and dispose of all mail addressed to a Loan Party and to notify the postal authority of any change of address for delivery thereof to such address as Agent may designate.

(j)            Such Loan Party assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Collateral.  The Obligations shall not be affected by any failure of the Agent or any Lender to take any steps to perfect the Agent’s Liens or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release any Loan Party from any of the Obligations.  Following the occurrence and during the continuance of an Event of Default, the Agent may (but shall not be required to), and at the direction of the Required Lenders shall, without notice to or consent from any Loan Party, sue upon or otherwise collect, extend the time for payment of, modify or amend the terms of, compromise or settle for cash, credit, or otherwise upon any terms, grant other indulgences, extensions, renewals, compositions, or releases, and take or omit to take any other action with respect to the Collateral, any security therefor, any agreement relating thereto, any insurance applicable thereto, or any Person liable directly or indirectly in connection with any of the foregoing, without discharging or otherwise affecting the liability of any Loan Party for the Obligations or under this Agreement or any other agreement now or hereafter existing between the Agent and/or any Lender and any Loan Party.

7.33        Risk Management Compliance; Certain Permitted Financial Instruments; and Certain NYMEX Transactions.

(a)           Risk Management Compliance.  Such Loan Party shall not enter into any transaction or permit to exist any material Position that is in violation of the Risk Management Policy, except transactions or Positions entered into in with a good faith belief that no such violation exists and where such violation is remedied as promptly as possible.  Such Loan Party shall not materially amend or change the risk management policies set forth in the Risk Management Policy in any material manner without the consent of the Agent.

(b)           Certain Permitted Financial Instruments.  Such Loan Party shall not write (i.e. sell) or otherwise participate in any swap, collar or similar agreement relating to Petroleum Inventory, or write (i.e. sell) any option, unless, with respect thereto, the counter-party (or guarantor to the obligations of such counter-party) at the time such financial instrument is made (i) has one or more long term unsecured and unenhanced debt obligations with an Investment Grade Rating, respectively, by either Moody’s or S&P, or (ii) is a Lender or an Affiliate of a Lender.

7.34        Specified Contracts.

Such Loan Party shall not enter into any Specified Contracts (as defined in the Intercreditor Agreement) without the prior written consent of the Agent, unless the entering into of such Specified Contracts are permitted by the terms of the Intercreditor Agreement.

7.35        Further Assurances.

Such Loan Party shall execute and deliver or cause to be executed and delivered to the Agent and/or the Lenders such documents and agreements, and shall take or cause to be taken such actions, as the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.

7.36        Parent Company.

Canadian Borrower shall cause its Parent Company to not, unless otherwise agreed to by the Agent (acting in its sole discretion), carry on any active business.  For the avoidance of doubt, the foregoing covenant shall not prohibit such Parent Company from (i) owning Capital Stock, cash, and Cash Equivalents, hedges or other securities (ii) the issuance of and performance of its obligations in respect of Capital Stock and Debt, (iii) the making of Distributions and the Transfer of property, (iv) hedging activities and financing activities, (v) actions required by law to maintain its existence and activities incidental to its maintenance and continuance and to any of the foregoing activities.

7.37        Excluded Subsidiaries

Unless otherwise agreed to by the Agent, (i) Taylor Land Holdings, LLC shall not have any material levels of Inventory, Accounts or any material operations and shall remain an Immaterial Subsidiary unless and until the conditions set forth in Section 8, as complied with by all other Loan Parties, have been met, (ii) except for Permitted Liens, neither Taylor Land Holdings, LLC or Battle River Terminal ULC shall grant a Lien to any Person (at all times that is not a Loan Party), and (iii) Battle River Terminal ULC shall merge, amalgamate, reorganize, consolidate or be transferred or sold into another Canadian Loan Party no later than January 1, 2011.

ARTICLE 8 — CONDITIONS OF LENDING

8.1          Conditions to Effectiveness on the Effective Date.

The effectiveness of this Agreement is subject to the following conditions precedent having been satisfied in a manner satisfactory to the Agent and each Lender or waived:

(a)           This Agreement and the other Loan Documents (not delivered under the Existing Credit Agreement) shall have been executed by each party thereto (other than, in the case of this Agreement, the Arrangers) and each Loan Party shall have performed and complied with all covenants, agreements and conditions contained herein and in the other Loan Documents which are required to be performed or complied with by such Loan Party before or on the Effective Date.

(b)           All representations and warranties made hereunder and in the other Loan Documents shall be true and correct in all material respects as if made on such date.

(c)           No Default or Event of Default shall have occurred and be continuing.

(d)           The Agent and the Lenders shall have received such opinions of counsel for the Loan Parties as the Agent or any Lender shall request, each such opinion to be in a form, scope, and substance reasonably satisfactory to the Agent, and its counsel.

(e)           The Agent shall have received:

(i)            Any PPSA or UCC financing statement required by the Security Documents or any other Loan Document or reasonably requested by the

Agent to be filed, registered or recorded in order to create in favour of the Agent, for the benefit of the Agent and the Lenders, a perfected Lien on the Collateral, prior and superior in right to any other Person (other than Permitted Liens), and in proper form for filing, registration or recordation;

(ii)           Estoppel documentation and PPSA, UCC 3 or Civil Code (Quebec) termination statements (and similar termination statements or releases under other applicable laws) authorized for filing by the appropriate Person and such other instruments, in form and substance reasonably satisfactory to the Agent, as shall be necessary to terminate and satisfy all Liens on the Collateral of the Loan Parties and their respective Subsidiaries except Permitted Liens; and

(iii)          the results of a search of tax and other Liens, and judgments and of the PPSA filings, UCC filings, and filings made pursuant to other applicable laws or statutes to perfect a security interest in Collateral of a Loan Party made with respect to each of the Loan Parties in the jurisdictions in which each Loan Party is organized and/or in which any Collateral is located and in which PPSA filings, UCC filings or filings made pursuant to other applicable laws or statutes to perfect a security interest in Collateral of a Loan Party have been made against any Loan Party in (i) hereinabove.

(f)            The Agent shall be reasonably satisfied with the terms and conditions of all material Debt (including, without limitation, the Bridge Facility and all Subordinated Debt) and related documents of the Loan Parties to remain outstanding after the Effective Date.

(g)           The Agent shall have received evidence reasonably satisfactory to the Agent that all requisite governmental and third party consents and approvals to the transactions contemplated by this Agreement and the other Loan Documents, have been obtained and remain in full force and effect; all applicable waiting periods shall have expired without any action being taken by any competent authority; and no law or regulation shall be applicable in the reasonable judgment of the Agent and the Lenders that restrains, prevents or imposes materially adverse conditions upon any of the Loan Documents or the Bridge Facility Documents.

(h)           There shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that, in the reasonable judgment of the Agent, would reasonably be expected to (i) have a Material Adverse Effect or (ii) materially and adversely affect this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or otherwise referred to in clause (g) above.

(i)            Each Loan Party shall have used its reasonable commercial efforts to obtain and deliver to the Agent landlord waivers and bailee letters (not delivered under the Existing Credit Agreement) from landlords of each of the premises leased by such Loan Party on the Effective Date at which (for any such premises) Collateral is located on the Effective Date and from the public warehousemen at whose warehouses any Collateral pledged by such Loan Party is located on the Effective Date, in each case in form and substance reasonably satisfactory to the Agent, duly executed by, as appropriate, such landlords and warehousemen; provided, however, that the delivery of such agreements are not conditions to closing hereunder, but for each such location for which such an agreement is not delivered, the Agent may establish a reserve against the U.S. Borrowing Base or the Canadian Borrowing Base, as applicable, equal to the lesser of (i) the amount of applicable Availability from Eligible Inventory at the applicable location; or (ii) up to three (3) months’ rental and other charges for the applicable location.

(j)            The Loan Parties shall have paid (i) all fees and expenses of the Lenders, Arrangers and Agent incurred in connection with any of the Loan Documents and the transactions contemplated thereby, (ii) the Attorney Costs, and (iii) all fees and expenses as set forth herein and in the Fee Letter.

(k)           The Agent shall have received evidence, in form, scope, and substance, reasonably satisfactory to the Agent, of all insurance coverage as required by this Agreement (including, without limitation, the certificates of insurance and other documents required by Section 7.5).

(l)            The Agent and the Lenders shall have had an opportunity, if they so choose, to examine the books of account and other records and files of each U.S. Loan Party and to conduct a pre closing field audit which shall include, without limitation, verification of Inventory, Accounts, the Borrowing Base, the assets purchased in connection with the various Acquisitions since the Closing Date and the results of such examination and audit shall have been satisfactory to the Agent and the Lenders in all respects.

(m)          The Agent shall have received a certificate of an Officer of each of the Loan Parties, dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the certificate or articles of incorporation or other constitutive or organizational documents, in each case amended to date, of such Loan Party, (B) that attached thereto is a true and complete copy of such Loan Party’s by-laws or limited liability company agreement, as the case may be, as in effect on the date of such certificate and at all times since a date prior to the date of the resolution described in item (C) below, (C) that attached thereto is a true and complete copy of a resolution adopted by such Loan Party’s Board of Directors (or in the case of a Loan Party that is not a corporation, the equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and that such resolution has not been modified, rescinded or amended and is in full force and effect, (D) that such Loan Party’s certificate or articles of incorporation or other constitutive documents have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished hereinabove, and (E) as to the incumbency and specimen signature of each of such Loan Party’s officers executing this Agreement or any other Loan Document delivered in connection herewith or therewith, as applicable; and a certificate of another of such Loan Party’s officers as to the incumbency and signature of its Secretary or Assistant Secretary, as the case may be.

(n)           The Agent shall have received certificates of status, certificates of good standing, existence or its equivalent with respect to each Loan Party certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation or organization of such Loan Party and Target and in each other jurisdiction in which qualification is necessary in order for such Loan Party and Target to own or lease its property and conduct its business.

(o)           The Agent shall be reasonably satisfied with the corporate and legal structure and capitalization of the Loan Parties after giving effect to the consummation of the Loan Documents.

(p)           The Agent shall have received and been reasonably satisfied with the annual financial statements and interim financial statements referenced in Section 6.6, and the pro forma balance sheets of the Loan Parties referenced in Section 6.6.

(q)           Lenders shall have received from the U.S. Loan Parties the requisite information under the “know your customer” and Anti-Terrorism Laws.

(r)            Lenders shall have received a reasonably satisfactory solvency certificate of the Canadian Borrower and its Subsidiaries on a consolidated basis.

(s)           The Agent and Lenders shall have completed all due diligence which they consider necessary or appropriate in their discretion in regard to the Loan Parties and their properties, assets, books and records, operations, prospects and condition (financial and otherwise).

(t)            Agent shall have received the following closing fees to be distributed to the applicable Lenders noted:

(i)            U.S.$500,000 to PNC Bank, N.A.; and

(ii)           U.S.$125,000 to Bank of Montreal.

The acceptance by any of the Borrowers of any Revolving Loans made or any Letters of Credit issued on the Effective Date shall be deemed to be a representation and warranty made by each Borrower to the effect that all of the conditions precedent to the making of such Revolving Loans or the issuance of such Letters of Credit have been satisfied, with the same effect as delivery to the Agent and the Lenders of a certificate signed by a Responsible Officer of such Borrower, dated the Effective Date, to such effect, except to the extent waived or postponed in writing by the Agent.

Execution and delivery to the Agent by a Lender of a counterpart of this Agreement shall be deemed confirmation by such Lender that the decision of such Lender to execute and deliver to the Agent an executed counterpart of this Agreement was made by such Lender independently and without reliance on the Agent or any other Lender as to the satisfaction of any condition precedent set forth in this Section 8.1.

8.2          Conditions Precedent to Each Revolving Loan and Letter of Credit.

The obligation of any Lender to make a Revolving Loan after the Effective Date, and the obligation of the Lenders (in the case of a Pro Rata Canadian Letter of Credit) or the applicable Letter of Credit Issuer (in the case of any other Letter of Credit) to issue any Letter of Credit after the Effective Date shall, in each instance, be subject to the further conditions precedent that on and as of the date of any such extension of credit:

(a)           The following statements shall be true, and the acceptance by any Borrower of any extension of credit shall be deemed to be a statement to the effect set forth in clauses (i) and (ii) with the same effect as the delivery to the Agent and the applicable Lenders of a certificate signed by a Responsible Officer of such Borrower, dated the date of such extension of credit, stating that:

(i)            The representations and warranties contained in this Agreement and the other Loan Documents (except Hedge Agreements) are true and correct in all material respects on and as of the date of such extension of credit as though made on and as of such date, other than any such representation or warranty which relates to a specified prior date (which shall be correct as of such specified prior date) and except to the extent the Agent has been notified in writing by the Loan Party Representative that any representation or warranty is not correct and the Required Lenders have explicitly waived in writing compliance with such representation or warranty; and

(ii)           No event has occurred and is continuing, or would result from such extension of credit, which constitutes an Event of Default.

(b)           No such Borrowing shall exceed (i) U.S. Availability or Canadian Availability, as applicable, or (ii) the U.S. Borrowing Base or the Canadian Borrowing Base, as applicable, provided, however, that the foregoing conditions precedent in this Section 8.2 are not conditions to (x) each U.S. Lender participating in or reimbursing the Bank or the Agent for such U.S. Lender’s Pro Rata Share of any U.S. Agent Advance or unreimbursed drawings under a U.S. Letter of Credit made in accordance with the provisions of Section 1.3(h) or 1.4.II or (y) each Canadian Lender participating in or reimbursing Royal Bank or the Agent for such Canadian Lender’s Pro Rata Share of any Canadian Agent Advance or Overdraft Accommodation made in accordance with the provisions of Sections 1.2(i) and 1.2(j) or unreimbursed drawings under a Canadian Letter of Credit made in accordance with Section 1.4.I.

ARTICLE 9 — DEFAULT; REMEDIES

9.1          Events of Default.

It shall constitute an event of default (“Event of Default”) if any one or more of the following shall occur for any reason:

(a)           any failure by any Borrower to pay (i) principal of any Revolving Loan or any drawing under any Letter of Credit owing hereunder when due, whether upon demand or otherwise, or (ii) interest or premium on any Revolving Loan or Letter of Credit within three (3) Business Days after the due date therefore, whether upon demand or otherwise or (iii) any fee, expense, interest, premium or other Obligation owing hereunder or under any other Loan Document (except Hedge Agreements) within five (5) Business Days after the due date therefore, whether upon demand or otherwise;

(b)           any representation or warranty made or deemed made by any Loan Party in this Agreement or in any of the other Loan Documents (except Hedge Agreements), any Financial Statement or any certificate furnished by any Loan Party at any time to the Agent or any Lender shall prove to be untrue in any material respect as of the date on which made, deemed made or furnished;

(c)           (i) any default shall occur in the observance or performance of any of the covenants or agreements contained in any of Sections 5.2(a)-(d), 5.3, 7.5, 7.9 through 7.12, 7.14 through 7.20, 7.22, 7.24 or 7.26 of this Agreement; (ii) any default shall occur in the observance or performance of any of the covenants or agreements contained in Section 5.4 and such default shall continue for five (5) Business Days or more; (iii) any default shall occur in the observance or performance of any of the covenants or agreements contained in any of, 7.2, 7.13, 7.18, 7.23, 7.27, 7.29, 7.32 or 7.33, and such default shall continue for ten (10) Business Days or more after the earlier of (A) the date on which such failure shall first became known to any Responsible Officer of any Loan Party or (B) notice thereof is provided to the Loan Party Representative by the Agent; or (iv) any default shall occur in the observance or performance of any of the other covenants or agreements contained in any other Section of this Agreement or any other Loan Document (except Hedge Agreements) and such default shall continue for thirty (30) days or more after the earlier of (A) the date on which such failure shall first become known to any Responsible Officer of any Loan Party or (B) notice thereof is provided to the Canadian Borrower by the Agent or (v) any default shall occur in the observance or performance of any of the other covenants or agreements contained in any Hedge Agreement(s) or in any other material agreement(s) relating to Bank Products entered into at any time to which any Loan Party and the BP Provider, U.S. Cash Management Provider, Agent or any Lender or any of their Affiliates are party and such default shall continue for more than the period of grace, if any, therein specified, if the effect thereof (with or without the giving of notice or further lapse of time or both) is the exercise by the BP provider, U.S. Cash Management Provider, the Agent or such Lender or any of their Affiliates party to such Hedge Agreement(s) or such material agreement(s), as applicable, of its remedies thereunder (excluding rights of set off and rights exercised under Section 3.6) for an amount in excess of $5,000,000 in the aggregate for all such Hedge Agreements or such material agreements;

(d)           any default shall occur with respect to any Debt for borrowed money (other than the Obligations) of one or more of the Loan Parties in an outstanding principal amount which, individually or in the aggregate, exceeds U.S.$15,000,000 in the case of the Loan Parties, or under any agreement or instrument under or pursuant to which any such Debt for borrowed money may have been incurred by such Loan Party, and such default shall continue for more than the period of grace, if any, therein specified, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate, or to permit the holders of any such Debt to accelerate, the maturity of any such Debt; or any such Debt shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; provided that this paragraph (d) shall not apply to (i) secured Debt that becomes due as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Debt if such sale, transfer, destruction or other disposition is permitted hereunder and under the documents providing for such Debt, or (ii) any Guarantees permitted hereunder except to the extent such Guarantees shall become due and payable by any Loan Party and remain unpaid after any applicable grace period or period permitted following demand for the payment;

(e)           any Loan Party (other than an Immaterial Subsidiary) shall (i) file a voluntary petition in bankruptcy or file a voluntary petition or an answer or file any proposal or notice of intent to file a proposal or otherwise commence any action or proceeding seeking reorganization, arrangement or readjustment of its debts or for any other relief under the federal Bankruptcy Code, as amended, the BIA, the CCAA or under any other bankruptcy or insolvency, liquidation, winding-up or similar act or law, state, provincial, federal or foreign, now or hereafter existing, or consent to, approve of or acquiesce in, any such petition, proposal, action or proceeding; (ii) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, sequestrator, custodian, monitor, administrator, trustee or similar officer for it or for all or any material part of its property; (iii) make an assignment for the benefit of creditors; or (iv) be unable generally to pay its debts as they become due or shall admit in writing its inability to pay its debts generally as they become due;

(f)            an involuntary petition shall be filed or an action or proceeding otherwise commenced seeking reorganization, arrangement, consolidation or readjustment of the debts of any Loan Party (other than an Immaterial Subsidiary) or for any other relief under the federal Bankruptcy Code, as amended, BIA, the CCAA or under any other bankruptcy or insolvency, liquidation, winding-up or similar act or law, state, provincial, federal or foreign, now or hereafter existing and such petition or proceeding shall not be dismissed within sixty (60) days after the filing or commencement thereof or an order of relief shall be entered with respect thereto;

(g)           a receiver, assignee, liquidator, sequestrator, custodian, monitor, administrator, trustee or similar officer for any Loan Party (other than an Immaterial Subsidiary) or for all or any material part of its property, or any material part of the Collateral, shall be appointed or a warrant of attachment, execution or similar process shall be issued against all or any material part of the property of any Loan Party, or any material part of the Collateral, or any distress or analogous process is levied against all or any material part of the property of any Loan Party, or any material part of the Collateral;

(h)           except as expressly permitted hereunder, any Loan Party (other than an Immaterial Subsidiary) shall file a certificate of dissolution or like process under applicable state, provincial or federal law or shall be liquidated, dissolved or wound-up or shall commence or have commenced against it any action or proceeding for dissolution, winding-up or liquidation or shall take any corporate action in furtherance thereof or any Borrower, any material Loan Party or the other Loan Parties (taken as a whole) shall cease to carry on business;

(i)            all or any material part of the Collateral or all or a material part of the property of any Loan Party shall be nationalized, expropriated or condemned, seized or otherwise appropriated, or custody or control of such property or of any Loan Party shall be assumed by any Governmental Authority or any court of competent jurisdiction at the instance of any Governmental Authority, except where contested in good faith by proper proceedings diligently pursued where a stay of enforcement is in effect;

(j)            any Loan Document (except Hedge Agreements) shall be terminated (other than in accordance with its terms), revoked or declared void or invalid or unenforceable or a complaint or other legal proceeding seeking such relief shall be filed by any Loan Party;

(k)           one or more judgments, orders, decrees or arbitration awards is entered against one or more Loan Parties (other than any Immaterial Subsidiary) involving in the aggregate liability (to the extent not covered by independent third-party insurance) or an effective indemnity from a credit worthy third party Person acceptable to Agent of U.S.$15,000,000 or more (or the equivalent amount in another currency), individually or in the aggregate, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof;

(l)            there is filed against any Loan Party any action, suit or proceeding under any federal, state or provincial racketeering or similar statute (including the Proceeds of Crime Act and any criminal action under the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding (i) is not dismissed within one hundred twenty (120) days, and (ii) would reasonably be expected to result in the confiscation or forfeiture of any material portion of the Collateral;

(m)          for any reason other than (i) the failure of the Agent to take any action available to it to maintain perfection of the Agent’s Liens or (ii) by reason of the express release (by Agent) of Agent’s Liens permitted pursuant to the terms hereof, pursuant to the Loan Documents (except Hedge Agreements), any Loan Document (except Hedge Agreements) ceases to be in full force and effect or any Loan Document (except Hedge Agreements) is challenged by any Loan Party or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or is not, valid, perfected and prior to all other Liens

(other than Permitted Liens) or is terminated (except in accordance with its terms), revoked or declared void;

(n)           (i) (A) an ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party under Title IV of ERISA or under the PBA to the Pension Plan, Multi-employer Plan, the PBGC or other applicable Governmental Authority; (B) any Loan Party or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any instalment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount for all Multiemployer Plans (or the equivalent amount thereof in another currency); or (C) any Lien arises with respect to such Plan (save for contribution amounts not yet due); or (ii) a Termination Event shall occur which, in Agent’s reasonable determination, constitutes grounds for the termination under any applicable law, of any Plan or for the appointment by the appropriate Governmental Authority of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if Canadian Borrower or other Canadian Loan Party is in default with respect to payments to a Multiemployer Plan or Plan resulting from their complete or partial withdrawal from such Plan and, in the cause of clauses (i) and (ii), such event or condition would reasonably be expected to result in a direct obligation of any Borrower or any other Loan Party to pay money that could have a Material Adverse Effect; or

(o)           any exercise of any Lien or any remedy of seizure, seizure and sale, garnishment, ‘notice to pay’ or similar remedy, under any statute, law or analogous process, in respect of Collateral in the aggregate value of $3,000,000;

(p)           any failure to repay any positive net Bank Products amount relating to Bank Products of the type described in clause (d) of the definition thereof within 3 Business Days of the Oil Settlement Date (or such other date) giving rise to such amount (through Revolving Loans in accordance with Section 1.2(h) or otherwise); or

(q)           there occurs a Change of Control.

9.2          Remedies.

(a)           If an Event of Default exists and is continuing, the Agent may, in its discretion, and shall, at the direction of the Required Lenders, do one or more of the following at any time or times and in any order, without notice to or demand on the Loan Parties, except such notices and demands as are required under the terms of the Loan Documents: (i) reduce the Maximum U.S. Revolver Amount, the Maximum Canadian Revolver Amount and/or the Maximum Revolver Amount or the advance rates against Eligible Accounts, Eligible Inventory and/or any other components used in computing the U.S. Borrowing Base or the Canadian Borrowing Base or reduce one or more of the other elements used in computing the U.S. Borrowing Base or the Canadian Borrowing Base (provided (x) if any such advance rate or other element is so reduced while a Default (and not an

Event of Default) exists, such reduction may not be made to the extent such reduction would, at the time such reduction is made, require Borrower to repay any Obligations under the third sentence of Section 3.1(a) and (y) that if after any such advance rate or other element is so reduced, all Defaults and Events of Default have been cured or waived in accordance with the terms hereof, the applicable advance rate and/or other elements that were so reduced shall be reinstated to the rate or amount in effect immediately prior to such reduction); (ii) restrict the amount of or refuse to make Revolving Loans; and (iii) restrict or refuse to provide Letters of Credit or Credit Support.  If an Event of Default exists and is continuing, the Agent shall, at the direction of the Required Lenders, do one or more of the following, in addition to the actions described in the preceding sentence, at any time or times and in any order, without notice to or demand on any Loan Party:  (A) terminate the Commitments; (B) declare any or all Obligations to be immediately due and payable; provided, however, that upon the occurrence of any Event of Default described in Sections 9.1(e), 9.1(f), 9.1(g) or 9.1(h) as to a Loan Party or its property, the Commitments shall automatically and immediately expire and all Obligations shall automatically become immediately due and payable without notice or demand of any kind; (C) require each of the Borrower to cash collateralize all outstanding Obligations (contingent or otherwise) with respect to Letters of Credit issued for the account of such Borrower; and (D) pursue its other rights and remedies under the Loan Documents and applicable law.

(b)           If an Event of Default has occurred and is continuing:  (i) the Agent shall have for the benefit of the Agent and the Lenders, in addition to all other rights of the Agent and the Lenders, the rights and remedies of a secured party under the Loan Documents and the UCC, the PPSA, the Civil Code of Quebec and other applicable laws; (ii) the Agent may, at any time, take possession of the Collateral and keep it on any Loan Party’s premises, at no cost to the Agent or any Lender, or remove any part of it to such other place or places as the Agent may desire, or the Loan Parties shall, upon the Agent’s demand, at the Loan Parties’ cost, assemble the Collateral and make it available to the Agent at a place reasonably convenient to the Agent; and (iii) the Agent may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Agent deems advisable, in its sole discretion, and may, if the Agent deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale.  Without in any way requiring notice to be given in the following manner, each Loan Party agrees that any notice by the Agent of sale, disposition or other intended action hereunder or in connection herewith, whether required by the UCC, the PPSA, the Civil Code of Quebec or otherwise, shall constitute reasonable notice to such Loan Party if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least ten (10) days prior to such action to such Loan Party’s address specified in or pursuant to Section 14.8.  If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Agent or the Lenders receive payment, and if the buyer defaults in payment, the Agent may resell the Collateral without further notice to the Loan Parties.  In the event the Agent seeks to take possession of all or any portion of the Collateral by judicial process, each Loan Party irrevocably waives:  (A) the posting of any bond, surety or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Agent retain possession and not dispose of any Collateral until after trial or final judgment.  Each Loan Party agrees that the Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person.  The Agent is hereby granted a license or other right to use, without charge, upon the occurrence and during the continuance of an Event of Default each Loan Party’s labels, patents, copyrights, name, trade secrets, trade names, trademarks, and advertising matter or any similar property, necessary to the production of, advertising or selling any Collateral (subject in the case of trademarks and any property of similar nature, to sufficient rights to quality control and inspection in favour of the relevant Loan Party required under applicable law to avoid risk of invalidation of said trademarks and property of similar nature), and each Loan Party’s rights under all licenses and all franchise agreements shall inure to the Agent’s benefit for such purpose to the extent permitted therein.  The proceeds of sale shall be applied first to all expenses of sale, including attorneys’ fees, and then to the Obligations in accordance with Section 3.7.  The Agent will return any excess to the applicable Loan Party and the applicable Loan Parties (jointly and severally in the case of the Borrowers and the Guarantors with respect to Obligations owing by any of the Loan Parties, shall remain liable for any deficiency.

(c)           If an Event of Default occurs and is continuing, each Loan Party hereby waives all rights to notice and hearing prior to the exercise by the Agent of the Agent’s rights to repossess the Collateral without judicial process or to reply, attach or levy upon the Collateral without notice or hearing.

ARTICLE 10 — TERM AND TERMINATION

10.1        Term and Termination.

(a)           The term of this Agreement shall end on the Stated Termination Date unless sooner terminated in accordance with the terms hereof.  The Agent, upon direction from the Required Lenders, may terminate Commitments (including any obligation to issue Letters of Credit, any obligation to provide Bank Products or Overdraft Accommodation and any obligation to make any other loans or credit extentions hereunder) without notice (other than as specifically required under this Agreement or any other Loan Documents) upon the occurrence of an Event of Default.  Upon the effective date of termination of such Commitments for any reason whatsoever, all Obligations (including all unpaid principal, accrued and unpaid interest) shall become immediately due and payable and the Borrowers for whose account Letters of Credit were issued or Bank Products entered into shall immediately arrange for the cancellation and return, cash collateralization or backstop, of all Letters of Credit and cancellation or termination of all Bank Products, as applicable, then outstanding.

(b)           Upon the termination of this Agreement and the Loan Documents in accordance with the terms of this Agreement, upon the request of the Canadian Borrower, the Agent shall take such actions as may be required under the Security Agreement, with respect to providing documentary evidence of such release and termination.

ARTICLE 11 — AMENDMENTS; WAIVERS; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS

11.1        Amendments and Waivers.

(a)           Subject to Section 14.25, no amendment or waiver of any provision of this Agreement or any other Loan Document (except Hedge Agreements), and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent at the written request of the Required Lenders) and the Loan Parties which are parties to such Loan Document and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment or consent shall, unless in writing and signed by each Lender who is directly and adversely affected thereby and the Loan Parties which are parties to such Loan Document and acknowledged by the Agent, do any of the following:

(i)            increase or extend the Canadian Revolving Credit Commitment of any Canadian Lender or the U.S. Revolving Credit Commitment of any U.S. Lender;

(ii)           postpone or delay any date fixed by this Agreement or any other Loan Document (except Hedge Agreements) for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document (except Hedge Agreements);

(iii)          reduce the principal of, or the rate of interest specified herein (other than invocation and/or waiver of the Default Rate) on, any Revolving Loan or any fees or other amounts payable hereunder or under any other Loan Document (except Hedge Agreements);

(iv)          change the percentage of the Canadian Revolving Credit Commitments, U.S. Revolving Credit Commitments or the Commitments or of the aggregate unpaid principal amount of the Canadian Revolving Loans, U.S. Revolving Loans or Revolving Loans, in each instance, which is required for the Lenders or any of them to take any action hereunder;

(v)           increases in the advance rates under the Borrowing Base above those set forth in the Agreement on the Effective Date;

(vi)          change the provisions of Section 3.7;

(vii)         amend this Section or any provision of this Agreement providing for the consent of all Lenders;

(viii)        release of all or substantially all of the Guarantees of the Obligations or release all or substantially all of the Collateral (other than as permitted by Section 12.11);

(ix)           change the definitions of “Required Lenders”, “Aggregate Canadian Revolver Outstandings” or “Aggregate U.S. Revolver Outstandings” or “Stated Termination Date” or “Change of Control”; or

(x)            increase (A) the Maximum U.S. Revolver Amount, (B) the Maximum Canadian Revolver Amount, (C) the Maximum Revolver Amount, (D) the Letter of Credit Subfacility, or (E) the Overdraft Accommodation Maximum Amount;

provided, however, the Agent may, in its sole discretion and notwithstanding the limitations contained in clause (ix) above and any other terms of this Agreement, make U.S. Agent Advances in accordance with Section 1.3(h), Canadian Agent Advances in accordance with Section 1.2(i) and Overdraft Accommodations in accordance with Section 1.2(j); and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent, affect the rights or duties of the Agent under this Agreement or any other Loan Document and provided further, that Schedule 1.2 hereto (Lenders’ Commitments) may be amended from time to time by the Agent alone to reflect assignments of Commitments in accordance herewith.

(b)           If, in connection with any proposed amendment, waiver or consent requiring the consent of all Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders is not obtained (any such Lender whose consent is not obtained being referred to herein as a “Non-Consenting Lender”), then, at the Canadian Borrower’s request, the Agent (so long as the Agent is not a Non-Consenting Lender or an Eligible Assignee shall have the right (but not the obligation) with the Agent’s approval (so long as the Agent is not a Non-Consenting Lender), to purchase from the Non-Consenting Lenders, and the Non-Consenting Lenders agree that they shall sell, all the Non-Consenting Lenders’ Commitments and Revolving Loans in accordance with the procedures set forth in Section 11.2.

11.2        Assignments; Participations.

(a)           Any Lender may, with the written consent of the Agent (which consents shall not be unreasonably withheld or delayed) and so long as no Event of Default has occurred and is continuing, with the written consent of the Canadian Borrower (which consent shall not be unreasonably withheld or delayed); provided, that the Canadian Borrower may not withhold its consent to an Eligible Assignee or to an assignment solely on the basis that the Eligible Assignee may have a claim under Section 4.1 if that claim is also available to the same extent to the Assigning Lender), assign and delegate to one or more Eligible Assignees (provided that no consent of the Agent or Canadian Borrower shall be required in connection with any assignment and delegation, by a Lender to an Affiliate of such Lender that is an Eligible Assignee (each an “Assignee”) all, or any ratable part of all, of the Revolving Loans, the Revolving Credit Commitment and the other rights and obligations of such Lender hereunder, in a minimum amount of U.S.$5,000,000 (and increments of U.S.$1,000,000 in excess of such amount) (or the Equivalent Amount thereof in CDN Dollars) (provided that, unless an assignor Lender has assigned and delegated all of its Revolving Loans and Revolving Credit Commitment, no such assignment and/or delegation shall be permitted unless, after giving effect thereto, such assignor Lender retains a Revolving Credit Commitment in a minimum amount of U.S.$5,000,000 (or the Equivalent Amount thereof in U.S. Dollars); provided, however, that the Borrowers and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Canadian Borrower and the Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Canadian Borrower and the Agent an Assignment and Acceptance in substantially the form of Exhibit A (“Assignment and Acceptance”) and (iii) except for any replacement of a Non-Consenting Lender by the Canadian Borrower, in as such case the Canadian Borrower shall pay, the assignor Lender or Assignee has paid to the Agent a processing fee in the amount of U.S.$3,500.  No Lender may assign or delegate any or all of its Revolving Loans, Revolving Credit Commitment or other rights and obligations of such Lender hereunder except in connection with an assignment or delegation of the Revolving Loans and Revolving Credit Commitment of such Lender’s related U.S. Lender or Canadian Lender, as applicable in accordance with the terms of this Section 11.2.

(b)           From and after the date that the Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c)           By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto or the attachment, perfection or priority of any Lien granted by a Loan Party to the Agent or any Lender in the Collateral of such Loan Party; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Loan Parties or the performance or observance by the Loan Parties of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon the Agent, Agent or such assigning Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers, including the discretionary rights and incidental power, as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)           Immediately upon satisfaction of the requirements of Section 11.2(a), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Revolving Credit Commitment allocated to each Assignee shall reduce the Revolving Credit Commitment of the assigning Lender pro tanto.

(e)           Any Lender (the “originating Lender”) may at any time sell to one or more commercial banks, financial institutions or other Persons not Affiliates of any of Loan Parties or competitors of the Canadian Borrower (a “Participant”) participating interests in any Revolving Loans, the Commitment of that Lender and the other interests of that Lender hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Loan Parties and the Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document (except to the extent that such amendment, waiver or consent both directly affects the Participant and would (a) increase or extend the Commitment of the originating Lender participated to such Participant, (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the originating Lender hereunder or under any other Loan Document, (c) reduce the principal of, or the rate of interest specified herein

(other than the invocation or waiver of the Default Rate) on, any Revolving Loan owing to the originating Lender or any fees or other amounts payable to the originating Lender hereunder or under any other Loan Document, (d) change the definition of “Stated Termination Date” or “Required Lenders”, (e) release all or substantially all of the Guarantees or Liens on all or substantially all of the Collateral, or (f) effect similar matters set forth in Sections 11.1(a)(iv) and 11.1(a)(v), and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent and subject to the same limitation as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  A Participant shall not be entitled to receive any greater payment under Section 4.1 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed) and such Participant shall be deemed to be a Lender for purposes of the definition of Excluded Taxes.

(f)            Notwithstanding any other provision in this Agreement, any Lender may at any time assign as security, create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favour of any FRB in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR §203.14 or any other funding source of such Lender, and such FRB or funding source may enforce such pledge or security interest in any manner permitted under applicable law; provided, however, that such Lender shall remain a “Lender” under this Agreement and shall continue to be bound by all the terms and conditions set forth in this Agreement and the other Loan Documents.

(g)           Assignments of Revolving Credit Commitments and Revolving Loans shall be effectuated as follows:

(i)            where the assignor is a Canadian Lender, (A) the Eligible Assignee Canadian Lender shall purchase from the assignor Canadian Lender a pro rata portion of its Canadian Revolving Loans and Canadian Revolving Credit Commitment, and (B) the Eligible Assignee U.S. Affiliate of the assignee Canadian Lender shall purchase from the assignor Canadian Lender’s related U.S. Lender the same pro rata portion of its U.S. Revolving Loans and its U.S. Revolving Credit Commitment; and

(ii)           where the assignor is a U.S. Lender, (A) the Eligible Assignee U.S. Lender shall purchase from the assignor U.S. Lender a pro rata portion of its U.S. Revolving Loans and U.S. Revolving Credit Commitment, and (B) the Eligible Assignee Canadian Affiliate of the assignee U.S. Lender shall purchase from the assignor U.S. Lender’s related Canadian Lender the same pro rata portion of its Canadian Revolving Loans and its Canadian. Revolving Credit Commitment.

11.3        Replacement of Lenders.

If any Lender (i) is a Defaulting U.S. Lender or a Defaulting Canadian Lender or (ii) does not make a LIBOR Revolving Loan pursuant to Section 4.2 or fails to designate an alternate lending office pursuant to Section 4.1 or (iii) seeks indemnification for increased costs pursuant to Section 4.3 or (iv) is owed additional amounts pursuant to Section 4.1, which increased costs or additional amounts are not being incurred generally by the other Lenders, then the Canadian Borrower shall have the right, but not the obligation so long as no Event of Default is continuing, to (i) replace such Lender together with its related U.S. Lender or Canadian Lender, as applicable, with other banks or financial institutions (the “Replacement Lender(s)”) reasonably acceptable to the Agent and with the Agent’s consent, which consent shall not be unreasonably withheld or delayed or (ii) prepay the Revolving Loans and/or permanently reduce the Commitments, in each case, without premium or penalty, of such Lender (which prepayments or reductions (i) shall be accompanied by accrued and unpaid interest on the principal amount so prepaid up to the date of such prepayment and (ii) shall not be subject to the Pro Rata Sharing provisions of the Agreement).  The Replacement Lender(s) shall execute Assignment(s) and Acceptance(s) pursuant to which it and they shall become a party hereto as provided in Section 11.2 and such assignment shall be effectuated in accordance with Section 11.2.  Upon compliance with the provisions for assignment provided in Section 11.2 (but provided that if the Defaulting Lender refuses or otherwise fails to execute the applicable Assignment and Acceptance within two (2) Business Days of a request to do so, it shall be deemed to have executed the Assignment and Acceptance by mere insertion of its name as “Assignor”), and the payment of amounts referred to in clause (a), the Replacement Lender(s) shall constitute “Lender(s)” hereunder and the Lender(s) being so replaced shall no longer constitute “Lender(s)” hereunder.  Any such replacement shall be effected within one hundred eighty (180) days after delivery of the Agent’s certificate under Section 4.1 or Section 4.6, as applicable, or the date the Lender became a Defaulting U.S. Lender or a Defaulting Canadian Lender, as applicable.

ARTICLE 12 — THE AGENT, ETC.

12.1        Appointment and Authorization.

Each Lender hereby irrevocably designates and appoints the Royal Bank as its Agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Agent agrees to act as such on the express conditions contained in this Article 12.  Except for Section 12.9 and Section 12.10, the last sentence of 12.11(a), the second to last sentence in 12.15(c) and Sections 12.15(d) and (e), the provisions of this Article 12 are solely for the benefit of Agent and the Lenders and the Loan Parties shall have no rights as third party beneficiaries of any of the provisions contained herein.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any

Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  Except as expressly otherwise provided in this Agreement, the Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including (a) the determination of the applicability of ineligibility criteria with respect to the calculation of the U.S. Borrowing Base or the Canadian Borrowing Base, as applicable, (b) the making of U.S. Agent Advances, or Canadian Agent Advances or Overdraft Accommodation the exercise of remedies pursuant to Section 9.2, and any action so taken or not taken shall be deemed consented to by the Lenders.  The Agent agrees that the Agent’s Liens are granted in favour of and held by the Agent for and on behalf of the Lenders in accordance with the terms hereof.  Section 12.11(c) shall govern all actions of the Agent in regard to the perfection and maintenance of perfection of the Agent’s Lien.

12.2        Delegation of Duties.

The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact (including for greater certainty, any branch or affiliate of the Agent) and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of the Agent or attorney in fact that it selects as long as such selection was made without gross negligence or wilful misconduct.

12.3        Liability of Agent.

Notwithstanding any terms herein to the contrary, none of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or wilful misconduct) or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Loan Party or any Subsidiary or Affiliate of any Loan Party or any officer thereof contained in this Agreement or in any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder or (iii) be liable or responsible for any actions or inactions of a Defaulting Lender.  No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect any of the properties, books or records of any Loan Party or any of the Subsidiaries or Affiliates of any Loan Party.  Agent is not liable or responsible for any actions or inactions of a Defaulting Lender.

12.4        Reliance by Agent.

The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Agent.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or, if so required, (or all Lenders if so required by Section 11.1) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

12.5        Notice of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent shall have received written notice from a Lender or a Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  The Agent will notify the Lenders of its receipt of any such notice.  The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9.2; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

12.6        Credit Decision.

Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of a Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Agent-Related Person to any Lender.  Each Lender represents to the Agent that it has, independently and without reliance upon the Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers.  Each Lender also represents that it will, independently and without reliance upon the Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties.  Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party which may come into the possession of any of the Agent Related Persons.

12.7        Indemnification.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent Related Persons (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), in accordance with their Pro Rata Shares, from and against any and all Indemnified Liabilities as such term is defined in Section 14.12; provided, however, that no Lender shall be liable for the payment to the Agent Related Persons of any portion of such Indemnified Liabilities to the extent resulting from such Person’s gross negligence or wilful misconduct as determined in a final non-appealable judgment of a court of competent jurisdiction.  Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its Pro Rata Share of any costs or out of pocket expenses (including fees and expenses of counsel) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrowers.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

12.8        Agent in Individual Capacity.

Royal Bank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Canadian Borrower or any of its Subsidiaries or Affiliates as though Royal Bank were not the Agent hereunder and without notice to or consent of the Lenders.  Royal Bank or its Affiliates may receive information regarding the Canadian Borrower, its Subsidiaries, its Affiliates and Account Debtors (including information that may be subject to confidentiality obligations in favour of the Canadian Borrower or such Subsidiary or Affiliate) and the Lenders acknowledge that the Agent and Royal Bank shall be under no obligation to provide such information to them.  With respect to its Revolving Loans, Royal Bank and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” include each of Royal Bank in its individual capacity.

12.9        Successor Agent.

The Agent may resign as Agent, upon at least 30 days’ prior written notice to the Lenders and the Loan Party Representative, such resignation to be effective upon the earlier of (a) the acceptance of a successor agent to its appointment as Agent, which successor agent, so long as an Event of Default is not continuing, shall have been consented to by the Canadian Borrower (which consent shall not be unreasonably withheld or delayed) and (b) the expiration of such 30 day period if no successor Agent accepts an appointment as Agent within 30 days after such initial notice period (60 days in total).  In the event that Royal Bank sells all of its respective Commitments and Revolving Loans including, as part of a sale, transfer or other disposition by

Royal Bank of substantially all of its loan portfolio, Royal Bank shall resign as Agent, as applicable and such purchaser or transferee shall become the successor Agent, as applicable hereunder, which successor agent, so long as an Event of Default is not continuing, shall have been consented to by the Loan Parties (which consent shall not be unreasonably withheld).  Subject to the foregoing, if the Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent, so long as an Event of Default is not continuing, shall have been consented to by the Borrowers (which consent shall not be unreasonably withheld).  Without limitation to the Agent’s right to resign if no successor agent has been consented to by the Borrowers or if no successor agent has accepted to act as such within the 30 days’ notice period, if no successor agent is appointed in accordance with the terms set forth above, the Agent may appoint, after consulting with the Lenders and the Canadian Borrower, a successor agent from among the Canadian Lenders.  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” or “Agent” as applicable shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent or Collateral shall be terminated.  After any retiring Agent’s resignation hereunder as Agent,  the provisions of this Article 12 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

12.10      Withholding Tax.

(a)           Each Foreign Lender shall deliver to the Agent and the Canadian Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased) on behalf of the U.S. Borrowers two properly completed and executed copies of IRS Form W-8BEN, W-8IMY (with the necessary attachments) W-8EXP, W-8ECI or any subsequent version thereof or successors thereto and any other documentation necessary to establish a complete exemption from United States of America withholding tax with respect to all interest payments hereunder prior to the date on which such Foreign Lender becomes a party to this Agreement or any other Loan Document and from time to time as necessary to retain any such exemption (including upon the expiration, obsolescence or invalidity of such form, upon the designation of a new lending office and at such other times as may be necessary in the reasonable determination of the Agent).  Such Foreign Lender agrees to promptly notify the Agent and the Canadian Borrower on behalf of the U.S. Borrowers of any change in circumstances which would modify or render invalid any claimed exemption or reduction.  Each Foreign Lender having sold a Participation shall collect from the Participant the forms described in this Section, as applicable, and provide such forms to the Agent.

(b)           Each Foreign Lender on or prior to the date on which such Foreign Lender becomes a party to this Agreement or any other Loan Document and from time to time thereafter either upon the request of the Agent or its respective agents or upon the expiration or obsolescence of any previously delivered documentation shall furnish to the Agent any documentation that is required under the Code or applicable Treasury regulations (including any documentation that is required as a result of a change in law occurring after the date hereof) to enable the Borrowers or the Agent to comply with its obligations under FATCA including but not limited to any Taxes it may be required to withhold in respect of FATCA.

(c)                                  If any U.S. Lender is a “United States person” within the meaning of Section 7701(a)(30) of the Code, such U.S. Lender shall deliver to the Agent and the Canadian Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased) on behalf of the U.S. Borrowers prior to or upon the date on which such U.S. Lender becomes a party to this Agreement or any other Loan Document (and from time to time as requested by the Agent or Canadian Borrower or as required by law) two properly completed and executed copies of IRS Form W-9 (or any successor forms) certifying that such United States person is not subject to backup withholding.  Each U.S. Lender having sold a Participation shall collect from the Participant the forms described in this Section, as applicable, and provide such forms to the Agent.

(d)                                 If any Lender is entitled to a reduction in the applicable withholding Tax, the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation required by clause (a) of this Section are not delivered to the Agent (or otherwise), then the Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding Tax without reduction.  None of the Loan Parties shall have any liability under Section 4.1 or otherwise with respect to such amounts withheld by the Agent pursuant to this subsection (d).

(e)                                  If the IRS or any other Governmental Authority of the United States of America, the Canada Revenue Agency or any other Governmental Authority of Canada or other jurisdiction asserts a claim that the Agent and/or a Loan Party, as applicable, did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Agent and/or such Loan Party (or the Canadian Borrower on behalf of such Loan Party), as applicable, of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent and/or such Loan Party, as applicable, fully for all amounts paid, directly or indirectly, by the Agent and/or such Loan Party, as applicable, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent and/or such Loan Party, as applicable, under this Section, together with all reasonable costs and expenses (including Attorney Costs).  The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

12.11                 Collateral Matters.

(a)                                  The Lenders hereby irrevocably authorize the Agent to release and take such actions as may be necessary to release any of the Agent’s Liens upon any

Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Borrowers of all Revolving Loans, reimbursement obligations in respect of Letters of Credit and Credit Support and all other Obligations (whether or not any of such obligations are due other than Contingent Obligations), and the termination of all outstanding Letters of Credit (or the deposit with the Agent of Supporting Letters of Credit in accordance with and as required by Section 1.4.I(h)); (ii) constituting property being sold or disposed of (other than to another Loan Party) if the applicable Loan Party certifies to the Agent that the sale or disposition is made in compliance with Section 7.11 (and the Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which each of the Borrowers certifies to the Agent that no Loan Party owned an interest at the time the Lien was granted or at any time thereafter (and the Agent may rely conclusively on any such certificate, without further inquiry); (iv) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement; or (v) as contemplated by the last sentence of this Section 12.11(a).  Except as provided above, the Agent will not release any of the Agent’s Liens without the prior written authorization of the Required Lenders; provided that the Agent may, in its discretion, release the Agent’s Liens on Collateral valued in the aggregate not in excess of $5,000,000 during each Fiscal Year without the prior written authorization of the Required Lenders.  Upon request by the Agent or Borrower at any time, the Lenders will confirm in writing the Agent’s authority to release any of the Agent’s Liens upon particular types or items of Collateral pursuant to this Section 12.11.  The Agent hereby agrees that, so long as no Default or Event of Default has occurred and is continuing, it shall return promptly to the applicable Borrower all cash collateral held by the Agent from time to time in connection with any Letter of Credit issued hereunder for the account of such Borrower upon the later of (x) the satisfaction in full of all of the Obligations of such Borrower with respect to such Letter of Credit and, if applicable, related Credit Support, and (y) the return and cancellation of such Letter of Credit (or, in the case of any cash collateral held by the Agent under clause sixth of either Section 3.7(a)(ii) with respect to a Letter of Credit, upon the cure or waiver in accordance with the terms hereof of the relevant Event of Default requiring such cash collateralization).

(b)                                 Upon receipt by the Agent of any authorization required pursuant to Section 12.11(a) from the Lenders of the Agent’s authority to release the Agent’s Liens upon particular types or items of Collateral, and upon at least three (3) Business Days prior written request by a Borrower (or such shorter period as the Agent may agree), the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Agent’s Liens upon such Collateral; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s reasonable opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan

Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(c)                                  The Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by a Borrower or other Loan Party or is cared for, protected or insured or has been encumbered or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral or any act, omission or event related thereto, the Agent may act in any manner it may deem reasonably appropriate, in its sole discretion given the Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.

12.12                 Restrictions on Actions by Lenders; Sharing of Payments.

(a)                                  Each of the Lenders agrees that it shall not, without the express consent of the Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of the Agent, set off against the Obligations, any amounts owing by such Lender to any of the Loan Parties or any accounts of any of the Loan Parties now or hereafter maintained with such Lender; provided, however, that, for greater certainty, the foregoing shall not apply to the Royal Bank in its capacity as a BP Provider who shall, subject to Section 12.12(b)(1), have the right of set off in respect of any Bank Product obligations.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so by the Agent, take or cause to be taken any action to enforce its rights under this Agreement or any other Loan Document against any of the Loan Parties, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)                                 If at any time or times any Lender shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations of a Loan Party to such Lender arising under or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from the Agent pursuant to the terms of this Agreement or (ii) payments hereunder in excess of such Lender’s ratable portion of all such distributions hereunder with respect to the applicable Obligations, such Lender shall promptly (1) turn the same over to the Agent, in kind, and with such endorsements as may be required to negotiate the same to the Agent or in same day funds, as applicable, for the account of all of the applicable Lenders and for application to the applicable Obligations in accordance with Section 3.7 and thereafter all applicable provisions of this Agreement or (2) excluding in all cases the BP Provider and the U.S. Cash Management Provider, purchase, without recourse or warranty, an undivided interest and participation in the applicable Obligations owed to the other applicable Lenders so that such excess payment received shall be applied ratably as among the applicable Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

12.13                 Agency for Perfection.

Each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders’ security interest in assets which, in accordance with the PPSA, the Civil Code of Quebec, the UCC or any other applicable law can be perfected only by possession.  Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or in accordance with the Agent’s instructions.

12.14                 Payments by Agent to Lenders.

All payments to be made by the Agent to the Lenders shall be made by external wire transfer or internal transfer of immediately available funds to each Lender pursuant to wire transfer instructions delivered in writing to the Agent on or prior to the Effective Date (or if such Lender is an Assignee, on the applicable Assignment and Acceptance) or pursuant to such other wire transfer instructions as each party may designate for itself by written notice to the Agent.  Concurrently with each such payment, the Agent shall identify whether such payment (or any portion thereof) represents principal, fees or interest on the U.S. Revolving Loans, the Canadian Revolving Loans or otherwise.  Unless the Agent receives notice from a Borrower prior to the date on which any payment is due to the applicable Lenders from such Borrower that such Borrower will not make such payment in full as and when required, the Agent may assume that such Borrower has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each applicable Lender on such due date an amount equal to the amount then due such Lender from such Borrower.  If and to the extent a Borrower has not made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

12.15

A.                                    Settlement of Canadian Revolving Loans.

(a)                                  Canadian Revolving Loans.  Each Canadian Lender’s funded portion of the Canadian Revolving Loans is intended by the Canadian Lenders to be equal at all times to such Canadian Lender’s Pro Rata Share of the outstanding Canadian Revolving Loans.  Notwithstanding such agreement, the Agent and the other Canadian Lenders agree (which agreement shall not be for the benefit of or enforceable by the Canadian Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Canadian Revolving Loans, the Canadian Agent Advances and the Overdraft Accommodations shall take place on a periodic basis in accordance with the following provisions:

(i)                                    The Agent shall request settlement (“Canadian Revolving Loan Settlement”) with the Canadian Lenders on at least a weekly basis or on a more frequent basis at the Agent’s election, (A) for itself, with respect to the Agent Advance and for Royal Bank, with respect to the Overdraft Accommodation, and (B) with respect to collections received, in each case, by notifying the Canadian Lenders of such requested Canadian Revolving Loan Settlement by telecopy, telephone or other similar form of transmission, of such requested Canadian Revolving Loan Settlement, no later than 12:00 noon (Toronto time) on the date of such requested Canadian Revolving Loan Settlement (the “Canadian Revolving Loan Settlement Date”).  Each Canadian Lender (other than the Agent in the case of Canadian Agent Advances and the Royal Bank in the case of Overdraft Accommodations) shall transfer the amount of such Canadian Lender’s Pro Rata Share of the outstanding principal amount of the Canadian Agent Advances and Overdraft Accommodations with respect to each Canadian Revolving Loan Settlement to the Agent, to the Agent’s account, not later than 2:00 p.m. (Toronto time), on the Canadian Revolving Loan Settlement Date applicable thereto (such transfer to be made in the same currency as the currency of the applicable Canadian Agent Advances and Overdraft Accommodations).  Canadian Revolving Loan Settlements may occur during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Article 8 have then been satisfied.  Such amounts made available to the Agent or Royal Bank shall be applied against the amounts of the applicable Agent Advance or Overdraft Accommodation and, together with the portion of such Agent Advance or Overdraft Accommodation representing Royal Bank’s Pro Rata Share thereof, shall constitute Canadian Revolving Loans of such Canadian Lenders.  If any such amount is not transferred to the Agent by any Canadian Lender on the Canadian Revolving Loan Settlement Date applicable thereto, the Agent shall be entitled to recover such amount on demand from such Canadian Lender together with interest thereon (in the same respective currency or currencies as the applicable amount or amounts to be recovered) at the Canadian Prime Rate or ABR as applicable for the first three (3) days from and after the Canadian Revolving Loan Settlement Date and thereafter at the Interest Rate then applicable to Canadian Prime Rate Canadian Revolving Loans or ABR Revolving Loans, for itself, with respect to the Agent Advance and the Royal Bank with respect to the Overdraft Accommodation.

(ii)                                 Notwithstanding the foregoing, not more than one (1) Business Day after demand is made by the Agent (whether before or after the occurrence of a Default or an Event of Default and regardless of whether the Agent has requested a Canadian Revolving Loan Settlement with respect to an Agent

Advance or Overdraft Accommodation), each other Canadian Lender (A) shall irrevocably and unconditionally purchase and receive from Royal Bank or the Agent, as applicable, without recourse or warranty, an undivided interest and participation in such Agent Advance or Overdraft Accommodation equal to such Canadian Lender’s Pro Rata Share of such Agent Advance or Overdraft Accommodation and (B) if Canadian Revolving Loan Settlement has not previously occurred with respect to such Canadian Agent Advances or Overdraft Accommodations, upon demand by Royal Bank or Agent, as applicable, shall pay to Royal Bank or Agent, as applicable, as the purchase price of such participation an amount equal to one hundred percent (100%) of such Canadian Lender’s Pro Rata Share of such Canadian Agent Advances or Overdraft Accommodations.  If such amount is not in fact made available to the Agent by any Canadian Lender, the Agent shall be entitled to recover such amount on demand from such Canadian Lender together with interest thereon (in the same respective currency or currencies as the relevant Canadian Agent Advances or Overdraft Accommodations, as the case may be) at the Prime Rate or ABR, as applicable for the first three (3) days from and after such demand and thereafter at the Interest Rate then applicable to Prime Rate Revolving Loans or ABR Revolving Loans.

(iii)                              From and after the date, if any, on which any Canadian Lender purchases an undivided interest and participation in any Agent Advance or Overdraft Accommodation pursuant to clause (ii) above, the Agent shall promptly distribute to such Canadian Lender, such Canadian Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Agent Advance or Overdraft Accommodation.

(iv)                             Between Canadian Revolving Loan Settlement Dates, the Agent, to the extent no Canadian Agent Advances or Overdraft Accommodations are outstanding, may pay over to Royal Bank any payments received by the Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the Canadian Revolving Loans, for application to Royal Bank’s Revolving Loans.  If, as of any Canadian Revolving Loan Settlement Date, collections received since then immediately preceding Canadian Revolving Loan Settlement Date have been applied to Royal Bank’s Revolving Loans (other than to Canadian Agent Advances or Overdraft Accommodations in which such Canadian Lender has not yet funded its purchase of a participation pursuant to clause (ii) above), as provided for in the previous sentence, Royal Bank shall pay to the Agent for the accounts of the Canadian Lenders, to be applied to the outstanding Canadian Revolving Loans of such Canadian Lenders, an amount such that each Canadian Lender shall, upon receipt of such amount, have, as of such Canadian Revolving Loan Settlement Date, its Pro Rata Share of the Canadian Revolving Loans.  During the period between Canadian Revolving Loan Settlement Dates, Agent with respect to Canadian Agent Advances or Royal Bank with respect to Overdraft Accommodations, and each Canadian Lender with respect to the Canadian Revolving Loans other than Canadian Agent Advances or Overdraft Accommodations, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the actual average daily amount of funds employed by Royal Bank, the Agent and the other Canadian Lenders but subject to Sections 12.15(c) and (d) with respect to a Defaulting Canadian Lender.

(v)                                Unless the Agent has received written notice from a Canadian Lender to the contrary, the Agent may assume that the applicable conditions precedent set forth in Article 8 have been satisfied and the requested Borrowing will not exceed Canadian Availability on any Funding Date for a Canadian Revolving Loan.

(b)                                 Canadian Lenders’ Failure to Perform.  All Canadian Revolving Loans (other than Canadian Agent Advances and Overdraft Accommodations) shall be made by the Canadian Lenders simultaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Canadian Lender shall be responsible for any failure by any other Canadian Lender to perform its obligation to make any Canadian Revolving Loans hereunder, nor shall any Canadian Revolving Credit Commitment of any Canadian Lender be increased or decreased as a result of any failure by any other Canadian Lender to perform its obligation to make any Canadian Revolving Loans hereunder, (ii) no failure by any Canadian Lender to perform its obligation to make any Canadian Revolving Loans hereunder shall excuse any other Canadian Lender from its obligation to make any Canadian Revolving Loans hereunder, and (iii) the obligations of each Canadian Lender hereunder shall be several, not joint and several.

(c)                                  Defaulting Canadian Lenders.  Unless the Agent receives notice from a Canadian Lender on or prior to the Effective Date or, with respect to any Borrowing after the Effective Date, at least one Business Day prior to the date of such Borrowing, that such Canadian Lender will not make available as and when required hereunder to the Agent that Canadian Lender’s Pro Rata Share of a Borrowing, the Agent may assume that each Canadian Lender has made such amount available to the Agent in immediately available funds on the Funding Date.  Furthermore, the Agent may, in reliance upon such assumption, make available to the Canadian Borrower on such date a corresponding amount.  If any Canadian Lender has not transferred its full Pro Rata Share to the Agent in immediately available funds and the Agent has transferred a corresponding amount to the Canadian Borrower on the Business Day following such Funding Date that Canadian Lender shall make such amount available to the Agent, together with interest (in the same currency as the related Borrowing) at the Prime Rate for that day.  A notice by the Agent submitted to any Canadian Lender with respect to amounts owing shall be conclusive, absent manifest error.  If each Canadian Lender’s full Pro Rata Share is transferred to the Agent as required, the amount transferred to the Agent shall constitute that Canadian Lender’s Canadian Revolving Loan for all purposes of this Agreement.  If that amount is not transferred to the Agent on the Business Day following the Funding Date, the Agent will notify the Canadian Borrower of such failure to fund and, within one

(1) Business Day after demand by the Agent, the Canadian Borrower shall pay such amount to the Agent for the Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the Interest Rate applicable at the time to the Canadian Revolving Loans comprising that particular Borrowing.  The failure of any Canadian Lender to make any Canadian Revolving Loan on any Funding Date shall not relieve any other Canadian Lender of its obligation hereunder to make a Canadian Revolving Loan on that Funding Date.  No Canadian Lender shall be responsible for any other Canadian Lender’s failure to advance such other Canadian Lenders’ Pro Rata Share of any Borrowing.

(d)                                 Retention of Defaulting Canadian Lender’s Payments.  The Agent shall not be obligated to transfer to a Defaulting Canadian Lender any payments made by the Canadian Borrower to the Agent for the Defaulting Canadian Lender’s benefit; nor shall a Defaulting Canadian Lender be entitled to the sharing of any payments hereunder.  Amounts payable to a Defaulting Canadian Lender shall instead be paid to or retained by the Agent and any such payments shall in the discretion of the Agent be held in a non-interest bearing account or otherwise invested as Agent shall see fit; provided that the amount of any such payments shall be returned to the Canadian Borrower, if Canadian Borrower is entitled to same under the terms of this Agreement, promptly following the removal of the Defaulting Canadian Lender pursuant to Section 12.15A(e).  Notwithstanding any other terms hereof, the Defaulting Canadian Lender shall not be entitled to interest in any amounts returned by Agent.  In its discretion, to the extent the Canadian Borrower has not reduced the Canadian Revolving Credit Commitments by repaying the outstanding borrowed Canadian Revolving Credit Commitments of the Defaulting Canadian Lenders, the Agent may loan the Canadian Borrower the amount of all such payments received or retained by it for the account of such Defaulting Canadian Lender.  Any amounts so loaned to the Canadian Borrower shall bear interest at the rate applicable to Prime Rate Revolving Loans and for all other purposes of this Agreement shall be treated as if they were Canadian Revolving Loans to Canadian Borrower, provided, however, that for purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares, such Defaulting Canadian Lender shall be deemed not to be a “Canadian Lender” or “Lender”.  Notwithstanding any other terms hereof, until a Defaulting Canadian Lender cures its failure to fund its Pro Rata Share of any Borrowing such Defaulting Canadian Lender shall not be entitled to any portion of the Canadian Commitment Fee as set forth above and the amount of any such Canadian Commitment Fee previously paid to the Agent shall be returned to the Canadian Borrower promptly following the removal of the Defaulting Canadian Lender pursuant to Section 12.15A(e). if (i) the Agent received such Canadian Commitment Fee at a time when the Canadian Lender was a Defaulting Canadian Lender, (ii) the Agent has not paid over such amount to Defaulting Canadian Lender, and (iii) to the extent requested by Canadian Borrower. This Section shall remain effective with respect to such Canadian Lender until such time as the Defaulting Canadian Lender shall no longer be in default of any of its obligations under this Agreement.  The terms of this Section shall not be construed to increase or otherwise affect the Canadian Revolving

Credit Commitment of any Canadian Lender or relieve or otherwise excuse the performance by the Canadian Borrower of its duties and other obligations hereunder.

(e)                                  Removal of Defaulting Canadian Lender.  At the Canadian Borrower’s or Agent’s request, the Agent or an Eligible Assignee reasonably acceptable to the Agent and the Canadian Borrower shall have the right (but not the obligation) to purchase from any Defaulting Canadian Lender, and each Defaulting Canadian Lender shall, upon such request, sell and assign to the Agent or such Eligible Assignee, all of the Defaulting Canadian Lender’s outstanding Canadian Commitments hereunder.  Such sale shall be consummated promptly after the Agent has arranged for a purchase by the Agent or an Eligible Assignee pursuant to an Assignment and Acceptance, and at an aggregate price equal to the outstanding principal balance of the Defaulting Canadian Lender’s and its related Canadian Revolving Loans, plus accrued interest and fees, without premium or discount, and plus all other amounts owing to such Defaulting Canadian Lender hereunder.  In the event that a Defaulting Canadian Lender refuses or otherwise fails to execute an acceptable Assignment and Acceptance within two (2) Business Days of a request to do so, it shall be deemed to have executed the applicable Assignment and Acceptance by mere insertion of its name as “Assignor”.

(f)                                    No Defaulting Canadian Lender Credit Extensions.  Notwithstanding any other terms or conditions hereof, at any time when there is a Defaulting Canadian Lender, neither the Agent nor any Canadian Lender shall be required to make any Loans, issue any Letters of Credit or Credit Support, make available any Bank Products or otherwise extend any form of credit to the Canadian Borrower (“Defaulting Canadian Lender Credit Extensions”) to the extent any such Loan, Letter of Credit, Credit Support, Bank Product or other extension of credit hereunder would require the Agent or any such Lender to obtain settlement with or payment or repayment or reimbursement from such Defaulting Canadian Lender, all of which Defaulting Canadian Lender Credit Extensions being in the sole discretion of the Agent and Canadian Lenders exercised in good faith.

B.                                    Settlement of U.S. Revolving Loans.

(a)                                     U.S. Revolving Loans.  Each U.S. Lender’s funded portion of the U.S. Revolving Loans is intended by the U.S. Lenders to be equal at all times to such U.S. Lender’s Pro Rata Share of the outstanding U.S. Revolving Loans.  Notwithstanding such agreement, the Agent, the Bank and the other U.S. Lenders agree (which agreement shall not be for the benefit of or enforceable by the U.S. Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the U.S. Revolving Loans, the U.S. Agent Advances shall take place on a periodic basis in accordance with the following provisions:

(i)                                    The Agent shall request settlement (“U.S. Revolving Loan Settlement”) with the U.S. Lenders on at least a weekly basis or on a more frequent basis at the Agent’s election, (A) for itself or Bank, with respect to the

U.S. Agent Advance, and (B) with respect to collections received, in each case, by notifying the U.S. Lenders of such requested U.S. Revolving Loan Settlement by telecopy, telephone or other similar form of transmission, of such requested U.S. Revolving Loan Settlement, no later than 12:00 noon (Toronto time) on the date of such requested U.S. Revolving Loan Settlement (the “U.S. Revolving Loan Settlement Date”).  Each U.S. Lender (other than the Agent or Bank in the case of U.S. Agent Advances) shall transfer the amount of such U.S. Lender’s Pro Rata Share of the outstanding principal amount of the U.S. Agent Advances with respect to each U.S. Revolving Loan Settlement to the Agent, to the Agent’s account, not later than 2:00 p.m. (Toronto time), on the U.S. Revolving Loan Settlement Date applicable thereto (such transfer to be made in the same currency as the currency of the applicable U.S. Agent Advances).  U.S. Revolving Loan Settlements may occur during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Article 8 have then been satisfied.  Such amounts made available to the Agent or Bank shall be applied against the amounts of the applicable Agent Advance and, together with the portion of such Agent Advance representing the Bank’s or Bank’s Pro Rata Share thereof, shall constitute U.S. Revolving Loans of such U.S. Lenders.  If any such amount is not transferred to the Agent by any U.S. Lender on the U.S. Revolving Loan Settlement Date applicable thereto, the Agent shall be entitled to recover such amount on demand from such U.S. Lender together with interest thereon (in the same respective currency or currencies as the applicable amount or amounts to be recovered) at the U.S. Prime Rate as applicable for the first three (3) days from and after the U.S. Revolving Loan Settlement Date and thereafter at the Interest Rate then applicable to U.S. Prime Rate Revolving Loans, for itself or Bank, with respect to the U.S. Agent Advance.

(ii)                                 Notwithstanding the foregoing, not more than one (1) Business Day after demand is made by the Agent (whether before or after the occurrence of a Default or an Event of Default and regardless of whether the Agent has requested a U.S. Revolving Loan Settlement with respect to an Agent Advance), each other U.S. Lender (A) shall irrevocably and unconditionally purchase and receive from Royal Bank, Bank or the Agent, as applicable, without recourse or warranty, an undivided interest and participation in such Agent Advance equal to such U.S. Lender’s Pro Rata Share of such Agent Advance or and (B) if U.S. Revolving Loan Settlement has not previously occurred with respect to such U.S. Agent Advances, upon demand by Royal Bank, Bank or Agent, as applicable, shall pay to Royal Bank, Bank or Agent, as applicable, as the purchase price of such participation an amount equal to one hundred percent (100%) of such U.S. Lender’s Pro Rata Share of such U.S. Agent Advances.  If such amount is not in fact made available to the Agent by any U.S. Lender, the Agent shall be entitled to recover such amount on demand from such U.S. Lender together with interest thereon (in the same respective currency or currencies as the relevant U.S. Agent Advances, as the case may be) at the U.S. Prime Rate, as applicable for the first three (3) days from and after such demand and thereafter at the Interest Rate then applicable to U.S. Prime Rate Revolving Loans.

(iii)                              From and after the date, if any, on which any U.S. Lender purchases an undivided interest and participation in any Agent Advance pursuant to clause (ii) above, the Agent shall promptly distribute to such U.S. Lender, such U.S. Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Agent Advance.

(iv)                             Between U.S. Revolving Loan Settlement Dates, the Agent, to the extent no U.S. Agent Advances are outstanding, may pay over to Royal Bank or Bank, as applicable, any payments received by the Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the U.S. Revolving Loans, for application to Bank’s U.S. Revolving Loans.  If, as of any U.S. Revolving Loan Settlement Date, collections received since then immediately preceding U.S. Revolving Loan Settlement Date have been applied to Royal Bank’s or Bank’s Revolving Loans (other than to U.S. Agent Advances in which such U.S. Lender has not yet funded its purchase of a participation pursuant to clause (ii) above), as provided for in the previous sentence, Royal Bank or Bank, as applicable, shall pay to the Agent for the accounts of the U.S. Lenders, to be applied to the outstanding U.S. Revolving Loans of such U.S. Lenders, an amount such that each U.S. Lender shall, upon receipt of such amount, have, as of such U.S. Revolving Loan Settlement Date, its Pro Rata Share of the U.S. Revolving Loans.  During the period between U.S. Revolving Loan Settlement Dates, Agent or Bank, as applicable, with respect to U.S. Agent Advances, and each U.S. Lender with respect to the U.S. Revolving Loans other than U.S. Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the actual average daily amount of funds employed by Royal Bank, Bank, the Agent and the other U.S. Lenders but subject to Sections 12.15B(c) and (d) with respect to a Defaulting U.S. Lender.

(v)                                Unless the Agent has received written notice from a U.S. Lender to the contrary, the Agent may assume that the applicable conditions precedent set forth in Article 8 have been satisfied and the requested Borrowing will not exceed U.S. Availability on any Funding Date for a U.S. Revolving Loan.

(b)                                    U.S. Lenders’ Failure to Perform.  All U.S. Revolving Loans (other than U.S. Agent Advances) shall be made by the U.S. Lenders simultaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no U.S. Lender shall be responsible for any failure by any other U.S. Lender to perform its obligation to make any U.S. Revolving Loans hereunder, nor shall any U.S. Revolving Credit Commitment of any U.S. Lender be increased or decreased as a result of any failure by any other U.S. Lender to perform its obligation to make any U.S. Revolving Loans hereunder, (ii) no failure by any U.S. Lender to perform its obligation to make any U.S. Revolving Loans hereunder shall excuse any other U.S. Lender from its obligation to make any U.S. Revolving Loans hereunder, and (iii) the obligations of each U.S. Lender hereunder shall be several, not joint and several.

(c)                                     Defaulting U.S. Lenders.  Unless the Agent receives notice from a U.S. Lender on or prior to the Effective Date or, with respect to any Borrowing after the Effective Date, at least one Business Day prior to the date of such Borrowing, that such U.S. Lender will not make available as and when required hereunder to the Agent that U.S. Lender’s Pro Rata Share of a Borrowing, the Agent may assume that each U.S. Lender has made such amount available to the Agent in immediately available funds on the Funding Date.  Furthermore, the Agent may, in reliance upon such assumption, make available to the U.S. Borrowers on such date a corresponding amount.  If any U.S. Lender has not transferred its full Pro Rata Share to the Agent in immediately available funds and the Agent has transferred a corresponding amount to the U.S. Borrowers on the Business Day following such Funding Date that U.S. Lender shall make such amount available to the Agent, together with interest (in the same currency as the related Borrowing) at the U.S. Prime Rate for that day.  A notice by the Agent submitted to any U.S. Lender with respect to amounts owing shall be conclusive, absent manifest error.  If each U.S. Lender’s full Pro Rata Share is transferred to the Agent as required, the amount transferred to the Agent shall constitute that U.S. Lender’s U.S. Revolving Loan for all purposes of this Agreement.  If that amount is not transferred to the Agent on the Business Day following the Funding Date, the Agent will notify the U.S. Borrowers of such failure to fund and, within one (1) Business Day after demand by the Agent, the U.S. Borrowers shall pay such amount to the Agent for the Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the Interest Rate applicable at the time to the U.S. Revolving Loans comprising that particular Borrowing.  The failure of any U.S. Lender to make any U.S. Revolving Loan on any Funding Date shall not relieve any other U.S. Lender of its obligation hereunder to make a U.S. Revolving Loan on that Funding Date.  No U.S. Lender shall be responsible for any other U.S. Lender’s failure to advance such other U.S. Lenders’ Pro Rata Share of any Borrowing.

(d)                                    Retention of Defaulting U.S. Lender’s Payments.  The Agent shall not be obligated to transfer to a Defaulting U.S. Lender any payments made by the U.S. Borrowers to the Agent for the Defaulting U.S. Lender’s benefit; nor shall a Defaulting U.S. Lender be entitled to the sharing of any payments hereunder.  Amounts payable to a Defaulting U.S. Lender shall instead be paid to or retained by the Agent and any such payments shall in the discretion of the Agent be held in a non-interest bearing account or otherwise invested as Agent shall see fit; provided that the amount of any such payments shall be returned to the U.S. Borrowers, if U.S. Borrowers are entitled to same under the terms of this Agreement, promptly following the removal of the Defaulting U.S. Lender pursuant to Section 12.15B(e).  Notwithstanding any other terms hereof, the

Defaulting U.S. Lender shall not be entitled to interest in any amounts returned by Agent.  In its discretion, to the extent the U.S. Borrowers have not reduced the U.S. Revolving Credit Commitments by repaying the outstanding borrowed U.S. Revolving Commitments of the Defaulting U.S. Lenders, the Agent may loan the U.S. Borrowers the amount of all such payments received or retained by it for the account of such Defaulting U.S. Lender.  Any amounts so loaned to the U.S. Borrowers shall bear interest at the rate applicable to Prime Rate Revolving Loans and for all other purposes of this Agreement shall be treated as if they were U.S. Revolving Loans to U.S. Borrowers, provided, however, that for purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares, such Defaulting U.S. Lender shall be deemed not to be a “U.S. Lender” or “Lender”.  Notwithstanding any other terms hereof, until a Defaulting U.S. Lender cures its failure to fund its Pro Rata Share of any Borrowing such Defaulting U.S. Lender shall not be entitled to any portion of the U.S. Commitment Fee as set forth above and the amount of any such U.S. Commitment Fee previously paid to the Agent shall be returned to the U.S. Borrowers promptly following the removal of the Defaulting U.S. Lender pursuant to Section 12.15A(e). if (i) the Agent received such U.S. Commitment Fee at a time when the U.S. Lender was a Defaulting U.S. Lender, (ii) the Agent has not paid over such amount to Defaulting U.S. Lender, and (iii) to the extent requested by U.S. Borrowers. This Section shall remain effective with respect to such U.S. Lender until such time as the Defaulting U.S. Lender shall no longer be in default of any of its obligations under this Agreement.  The terms of this Section shall not be construed to increase or otherwise affect the U.S. Revolving Credit Commitment of any U.S. Lender or relieve or otherwise excuse the performance by the U.S. Borrowers of its duties and other obligations hereunder.

(e)                                     Removal of Defaulting U.S. Lender.  At the Canadian Borrower’s or Agent’s request, the Agent or an Eligible Assignee reasonably acceptable to the Agent and the Canadian Borrower shall have the right (but not the obligation) to purchase from any Defaulting U.S. Lender, and each Defaulting U.S. Lender shall, upon such request, sell and assign to the Agent or such Eligible Assignee, all of the Defaulting U.S. Lender’s outstanding U.S. Commitments hereunder.  Such sale shall be consummated promptly after the Agent has arranged for a purchase by the Agent or an Eligible Assignee pursuant to an Assignment and Acceptance, and at an aggregate price equal to the outstanding principal balance of the Defaulting U.S. Lender’s and its related U.S. Revolving Loans, plus accrued interest and fees, without premium or discount, and plus all other amounts owing to such Defaulting U.S. Lender hereunder.  In the event that a Defaulting U.S. Lender refuses or otherwise fails to execute an acceptable Assignment and Acceptance within two (2) Business Days of a request to do so, it shall be deemed to have executed the applicable Assignment and Acceptance by mere insertion of its name as “Assignor”

(f)                                       No Defaulting U.S. Lender Credit Extensions.  Notwithstanding any other terms or conditions hereof, at any time when there is a Defaulting U.S. Lender, neither the Agent nor any U.S. Lender shall be required to make any Loans, issue any Letters of Credit or Credit Support, make available any Bank Products or otherwise extend any form of credit to the U.S. Borrowers (“Defaulting U.S. Lender Credit Extensions”) to the extent any such Loan, Letter of Credit, Credit Support Bank Product or other extension of credit hereunder would require the Agent or any such Lender to obtain settlement with or payment or repayment or reimbursement from such Defaulting U.S. Lender, all of which Defaulting U.S. Lender Credit Extensions being in the sole discretion of the Agent and U.S. Lenders exercised in good faith.

12.16                 Letters of Credit; Bank Products; Intra Lender Issues.

(a)                                  Notice of Issuance of Letters of Credit.  On each U.S. Revolving Loan Settlement Date, the Agent shall notify each U.S. Lender of the issuance of all U.S. Letters of Credit since the prior U.S. Revolving Loan Settlement Date.  On each Canadian Revolving Loan Settlement Date, the Agent shall notify each Canadian Lender of the issuance of all Canadian Letters of Credit since the prior Canadian Revolving Loan Settlement Date.

(b)                                 Participations in Letters of Credit.

(i)                                    Purchase of Participations.  Immediately upon issuance of any Letter of Credit in accordance with Section 1.4.II, each applicable Lender (i.e. each U.S. Lender with respect to U.S. Letters of Credit and related Credit Support and each Canadian Lender with respect to Canadian Letters of Credit and related Credit Support) shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation equal to such Lender’s Pro Rata Share of the face amount of such Letter of Credit or the Credit Support provided through the Agent to the applicable Letter of Credit Issuer, if not the Bank or Royal Bank, in connection with the issuance of such Letter of Credit (including all obligations of the applicable Borrower with respect thereto, and any security therefor or guaranty pertaining thereto).

(ii)                                 Sharing of Reimbursement Obligation Payments.

(A)                              Whenever the Agent receives a payment from the Canadian Borrower on account of reimbursement obligations in respect of a Canadian Letter of Credit or Canadian Credit Support as to which the Agent has previously received for the account of the Canadian Letter of Credit Issuer thereof payment from a Canadian Lender, the Agent shall promptly pay to such Canadian Lender such Canadian Lender’s Pro Rata Share of such payment from such Canadian Borrower.  Each such payment shall be made by the Agent on the next Canadian Revolving Loan Settlement Date.

(B)                                Whenever the Agent receives a payment from a U.S. Borrower on account of reimbursement obligations in respect of a U.S. Letter of Credit or U.S. Credit Support as to which the Agent has previously received for the account of the U.S. Letter of Credit Issuer thereof payment from a U.S. Lender, the Agent shall promptly pay to such

U.S. Lender such U.S. Lender’s Pro Rata Share of such payment from such U.S. Borrower.  Each such payment shall be made by the Agent on the next U.S. Revolving Loan Settlement Date.

(iii)                              Documentation.

(A)                             Upon the request of any Canadian Lender, the Agent shall furnish to such Lender copies of any Canadian Letter of Credit, Canadian Credit Support for any Canadian Letter of Credit and such other documentation as may reasonably be requested by such Lender.

(B)                               Upon the request of any U.S. Lender, the Agent shall furnish to such U.S. Lender copies of any U.S. Letter of Credit, U.S. Credit Support for any U.S. Letter of Credit and such other documentation as may reasonably be requested by such U.S. Lender.

(iv)                             Obligations Irrevocable.  The obligations of each applicable Lender to make payments to the Agent with respect to any Letter of Credit or with respect to their participation therein or with respect to any Credit Support for any Letter of Credit or with respect to the U.S. Revolving Loans or Canadian Revolving Loans, as applicable, made as a result of a drawing under a Letter of Credit and the obligations of the Borrower for whose account the Letter of Credit or Credit Support was issued to make payments to the Agent, for the account of the applicable Lenders, shall be irrevocable and shall not be subject to any qualification or exception whatsoever, including any of the following circumstances:

(I)                                   any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(II)                               the existence of any claim, setoff, defence or other right which any Borrower or other Loan Party may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender, the Agent, the issuer of such Letter of Credit or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between Borrower or other Loan Party or any other Person and the beneficiary named in any Letter of Credit);

(III)                           any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(IV)                           the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(V)                               the occurrence of any Default or Event of Default; or

(VI)                           the failure of any Borrower to satisfy the applicable conditions precedent set forth in Article 8.

(c)                                  Recovery or Avoidance of Payments; Refund of Payments In Error.  In the event any payment by or on behalf of any of the Borrowers received by the Agent with respect to any Letter of Credit or Credit Support provided for any Letter of Credit, and distributed by the Agent to the applicable Lenders on account of their respective obligations or participations therein, is thereafter set aside, avoided or recovered from the Agent in connection with any receivership, liquidation or bankruptcy proceeding, the applicable Lenders shall, upon demand by the Agent, pay to the Agent their respective Pro Rata Shares of such amount set aside, avoided or recovered, together with interest at the rate and in the currency required to be paid by the Agent upon the amount required to be repaid by it.  Unless the Agent receives notice from a Borrower prior to the date on which any payment is due to the applicable Lenders that such Borrower will not make such payment in full as and when required, the Agent may assume that such Borrower has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each applicable Lender on such due date an amount equal to the amount then due such Lender from such Borrower.  If and to the extent such Borrower has not made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(d)                                 Indemnification by U.S. Lenders.  To the extent not reimbursed by the U.S. Borrowers and without limiting the obligations of the U.S. Borrowers hereunder, the U.S. Lenders agree to indemnify the U.S. Letter of Credit Issuer ratably in accordance with their respective Pro Rata Shares, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the U.S. Letter of Credit Issuer in any way relating to or arising out of any U.S. Letter of Credit or the transactions contemplated thereby or any action taken or omitted by the U.S. Letter of Credit Issuer under any U.S. Letter of Credit issued by the U.S. Letter of Credit Issuer or any Loan Document in connection therewith; provided, that no U.S. Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or wilful misconduct of the Person to be indemnified as determined in a formal non-appealable judgment of a court of competent jurisdiction.  Without limitation of the foregoing, each U.S. Lender agrees to reimburse the U.S. Letter of Credit Issuer promptly upon demand for its Pro Rata Share of any costs or expenses payable by any of the U.S. Borrowers to the U.S.

Letter of Credit Issuer, to the extent that the U.S. Letter of Credit Issuer is not promptly reimbursed for such costs and expenses by such U.S. Borrower.  The agreement contained in this Section shall survive payment in full of all other Obligations.

(e)                                  Indemnification by Canadian Lenders.  To the extent not reimbursed by the Canadian Borrower and without limiting the obligations of the Canadian Borrower hereunder, the Canadian Lenders agree to indemnify the Canadian Letter of Credit Issuer ratably in accordance with their respective Pro Rata Shares, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Canadian Letter of Credit Issuer in any way relating to or arising out of any Canadian Letter of Credit or the transactions contemplated thereby or any action taken or omitted by the Canadian Letter of Credit Issuer under any Canadian Letter of Credit issued by the Canadian Letter of Credit Issuer or any Loan Document in connection therewith; provided that no Canadian Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or wilful misconduct of the Person to be indemnified.  Without limitation of the foregoing, each Canadian Lender agrees to reimburse the Canadian Letter of Credit Issuer promptly upon demand for its Pro Rata Share of any costs or expenses payable by the Canadian Borrower to the Canadian Letter of Credit Issuer, to the extent that the Canadian Letter of Credit Issuer is not promptly reimbursed for such costs and expenses by the Canadian Borrower.  The agreement contained in this Section shall survive payment in full of all other Obligations.

12.17                 Concerning the Collateral and the Related Loan Documents.

Each Lender authorizes and directs the Agent to enter into, execute and deliver the other Loan Documents, for the ratable benefit of the Agent and the Lenders.  Each Lender agrees that any action taken by the Agent, or the Required Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Agent, or the Required Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.  The U.S. Lenders acknowledge that the U.S. Revolving Loans, U.S. Agent Advances, Hedge Agreements, Bank Products obtained by the U.S. Borrowers from the U.S. Cash Management Provider and all interest, fees and expenses hereunder in respect of Obligations of U.S. Borrowers constitute one Debt, secured pari passu by all of the Collateral of the Loan Parties directly and indirectly as primary Loan Parties and guarantors.  The Canadian Lenders acknowledge that the Canadian Revolving Loans, Canadian Agent Advances, Overdraft Accommodations and Hedge Agreements between the Canadian Borrower and Royal Bank (or any of its Affiliates) or any other Lender (or an Affiliate thereof), Bank Products obtained by the Canadian Borrower or any other Canadian Loan Party from the BP Provider (or any of its Affiliates) and all interest, fees and expenses hereunder in respect of Obligations of the Canadian Borrower constitute one Debt, secured pari passu by all of the Collateral of the Loan Parties, directly and indirectly as primary Loan Parties and guarantors.  For greater certainty all the

Revolving Loans and the Obligations of each Loan Party are cross-guaranteed and cross-collateralized.

12.18                 Field Audit and Examination Reports; Disclaimer by Lenders.

By signing this Agreement, each Lender:

(a)                                  is deemed to have requested that the Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by or on behalf of the Agent;

(b)                                 expressly agrees and acknowledges that the Agent does not (i) make any representation or warranty as to the accuracy of any Report or (ii) shall not be liable for any information contained in any Report;

(c)                                  expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or other party performing any audit or examination will inspect only specific information regarding the relevant Loan Party and will rely significantly upon the relevant Loan Party’s books and records, as well as on representations of the relevant Loan Party’s personnel;

(d)                                 agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants or use any Report in any other manner; and

(e)                                  without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to any of the Borrowers or the indemnifying Lender’s participation in or the indemnifying Lender’s purchase of, a loan or loans of any of the Borrowers; and (ii) to pay and protect, and indemnify, defend and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including Attorney Costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

12.19                 Relation Among Lenders.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

12.20                 Arranger and Other Agent.

None of the Arrangers nor any Lender or Affiliate thereof now or hereafter identified as a documentation agent or syndication agent hereunder solely in their respective capacities as such shall have any right, power, obligation, liability, responsibility or duty under this Agreement.

ARTICLE 13 — GUARANTEES

13.1                        The Guarantees.

Each Guarantor, as primary obligor and not merely as a surety, hereby unconditionally and irrevocably, jointly and severally (solidarily), guarantees to the Agent and each of the Secured Parties the punctual payment when due in accordance with the terms hereof of all Obligations, of whatever kind and description, of the Borrowers to the Agent and each of the Secured Parties now or hereafter existing, whether direct or indirect, absolute or contingent, matured or unmatured, secured or unsecured pursuant to or arising out of or under this Agreement (including all interest that accrues after the commencement of any case or proceeding by or against the Borrowers under any federal or state bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding), including, without limitation, all Obligations (all such obligations so guaranteed are referred to herein as the “Guaranteed Obligations”).

13.2                        Guarantee Absolute.

Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with their terms regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent and/or Secured Parties with respect thereto.  The liability of each Guarantor hereunder shall be solidary (joint and several) and absolute and unconditional irrespective of:

(a)                                 Any lack of validity or enforceability of the Obligations or the Guaranteed Obligations or any agreement or instrument relating thereto;

(b)                                Any change in the time, manner or place of the payment of, or in any other term of, all or any of the Obligations or the Guaranteed Obligations, or any amendment or modification of or any consent to departure from this Agreement or any other Loan Document;

(c)                                 Any exchange, release, unopposability or nonperfection of any Collateral or any release or amendment to, waiver of, or consent to departure from, or any Guarantee for, all or any part of the Obligations or the Guaranteed Obligations;

(d)                                Any whole or partial termination of this Guarantee as to any other Guarantor; or

(e)                                 Any other circumstance which might otherwise constitute a defence available to, or a discharge of, a Borrower in respect of the Obligations or the Guaranteed Obligations or a Guarantor in respect of this Guarantee or the Guaranteed Obligations.

This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations or the Guaranteed Obligations are rescinded or must otherwise be returned by the Agent and/or Secured Parties upon the bankruptcy or reorganization of any Guarantor or otherwise under applicable law, all as though such payment had not been made.

13.3                        Consents, Waivers and Renewals.

Each Guarantor hereby renounces to the benefits of division and discussion.  Each Guarantor hereby waives promptness, diligence, notice of the acceptance hereof, notice of intent to accelerate and notice of acceleration and any other notice with respect to any of the Obligations or the Guaranteed Obligations and this Agreement and any requirement that the Agent and/or Secured Parties protect, secure, perfect, render opposable or insure the Agent’s Lien or Lien on any Property subject thereto or exhaust any right or take any action against any Borrower, any Guarantor, or any other Person or any Collateral before proceeding hereunder.  Each Guarantor agrees that the Agent and/or Secured Parties may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of the Borrowers or the Guarantor extend the time of payment of, exchange or surrender any Collateral for, or renew any of the Obligations or the Guaranteed Obligations, and may also make any agreements with any Borrower, any Guarantor, or any other party to or Person liable on any of the Obligations, or interested therein, for the extension, renewal, payment, compromise, discharge, or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Agent and/or any Secured Parties and the Borrowers or any such other party or Person, without in any way impairing or affecting this Guarantee.  Each Guarantor agrees to make payment to the Agent, for the rateable benefit of the Secured Parties, of any of the Obligations and the Guaranteed Obligations whether or not the Agent and/or any Lenders shall have resorted to any collateral security, or shall have proceeded against any other Loan Party principally or secondarily obligated with respect to any of the Obligations or the Guaranteed Obligations.  The Agent and/or Secured Parties shall be free to deal with the Borrowers and each of the Guarantors as it sees fit.

13.4                        Subrogation.

No Guarantor shall exercise any rights which it may acquire by way of subrogation under this Agreement, by any payment made hereunder or otherwise, until all the Obligations and the Guaranteed Obligations shall have been paid in full.  If any amount shall be paid to a Borrower on account of such subrogation rights in violation of the foregoing restriction, such amount shall be held in trust for the benefit of the Agent (for itself and the other Secured Parties) and shall forthwith be paid to the Agent (for itself and the other Secured Parties) to be credited and applied to the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

13.5                        Protection Clause.

Whenever herein a representation or warranty is expressed by a Guarantor or, subject to Section 13.1 above, any agreement to do any act or thing is made by a Guarantor, same shall be deemed to be a representation or warranty as to that Guarantor only and not a representation or warranty of any matter or circumstance of any other Guarantor and an agreement as to its conduct and not the conduct of any other Guarantor.  Subject to Section 13.1 above, no Guarantor shall be liable for any obligation of any other Guarantor’s Guaranteed Obligations.

13.6                        Limitation on Guarantee of Obligations.

(a)                                 In any action or proceeding with respect to any Guarantor involving any state or provincial corporate law, or any state or provincial or federal bankruptcy,

insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of such Guarantor under Section 13.1 hereof would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under said Section 13.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Lender, the Agent or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

(b)                                To the extent that any U.S. Guarantor shall make a payment under this Agreement of all or any of the Guaranteed Obligations (a “U.S. Guarantor Payment”) which, taking into account all other U.S. Guarantor Payments then previously or concurrently made by the U.S. Guarantor, exceeds the amount which the U.S. Guarantor would otherwise have paid if the U.S. Guarantor had paid the aggregate Obligations satisfied by such U.S. Guarantor Payment in the same proportion that such U.S. Guarantor’s “Allocable Amount” (as defined below) (in effect immediately prior to such U.S. Guarantor Payment) bore to the aggregate Allocable Amounts of the U.S. Guarantor in effect immediately prior to the making of such U.S. Guarantor Payment, then, following payment in full in cash (or in a form otherwise acceptable to the Lenders) of the Obligations and termination of the Revolving Credit Commitments, such U.S. Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, the Guarantors for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such U.S. Guarantor Payment.

(i)                                    As of any date of determination, the “Allocable Amount” of any U.S. Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such U.S. Guarantor under this Agreement without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(ii)                                 This subsection (b) is intended only to define the relative rights of U.S. Guarantors and nothing set forth in this subsection (b) is intended to or shall impair the obligations of U.S. Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement.

(iii)                              The rights of the parties under this subsection (b) shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of this Agreement and the other Loan Documents.

(iv)                             The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of any U.S. Guarantor to which such contribution and indemnification is owing.

13.7                        Guarantee of Payment.

Each Guarantor further agrees that this Guarantee constitutes a guaranty of payment when due and not of collection, and waives any right to require that any resort be had by the Agent or any Secured Party to any of the Collateral or other security held for payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Agent or any Secured Party in favour of any other Guarantor or any other Person or to any other guarantor of all or part of the Guaranteed Obligations.

ARTICLE 14 — MISCELLANEOUS

14.1                        No Waivers; Cumulative Remedies.

No failure by the Agent or any Lender to exercise any right, remedy or option under this Agreement or any present or future supplement thereto or in any other agreement between or among any Loan Party and the Agent and/or any Lender or delay by the Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by the Agent or any Secured Party will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by the Agent or the Secured Parties on any occasion shall affect or diminish the Agent’s and each Secured Party’s rights thereafter to require strict performance by the Loan Parties of any provision of this Agreement.  The Agent and the Secured Parties may proceed directly to collect the Obligations without any prior recourse to the Collateral.  The Agent’s and each Secured Party’s rights under this Agreement will be cumulative and not exclusive of any other right or remedy which the Agent or any Lender may have.

14.2                        Severability.

The illegality or unenforceability of any provision of this Agreement or any other Loan Document or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

14.3                        Governing Law; Choice of Forum; Service of Process.

(a)                                 THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF ALBERTA AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN; PROVIDED, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN ALBERTA SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT; PROVIDED, FURTHER, THAT THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)                                ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT

IN THE COURTS OF THE PROVINCE OF ALBERTA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE LOAN PARTIES, THE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH OF THE LOAN PARTIES, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.  NOTWITHSTANDING THE FOREGOING:  (1) THE AGENT AND THE LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY LOAN PARTY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION THE AGENT OR THE LENDERS DEEM NECESSARY OR APPROPRIATE AND (2) EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THE COURTS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE THOSE JURISDICTIONS.

(c)                                 EACH LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO SUCH LOAN PARTY AT ITS ADDRESS SET FORTH IN SECTION 14.8 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE CANADA POST OR U.S. MAILS, AS APPLICABLE, POSTAGE PREPAID.  NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF THE AGENT OR THE LENDERS TO SERVE LEGAL PROCESS BY ANY OTHER MANNER PERMITTED BY LAW.

14.4                        WAIVER OF JURY TRIAL.

EACH OF THE LOAN PARTIES, THE SECURED PARTIES AND THE AGENT IRREVOCABLY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR THE AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE.  EACH OF THE LOAN PARTIES, THE LENDERS AND THE AGENT AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER

PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

14.5                        Survival of Representations and Warranties.

All of each Loan Party’s representations and warranties contained in this Agreement shall survive the execution, delivery and acceptance thereof by the parties, notwithstanding any investigation by the Agent or the Lenders or their respective agents.

14.6                        Other Security and Guarantees.

The Agent may, without notice or demand and without affecting the Loan Parties’ obligations hereunder, from time to time:  (a) take from any Person and hold collateral (other than the Collateral) for the payment of all or any part of the Obligations and exchange, enforce or release such collateral or any part thereof; and (b) accept and hold any endorsement or guarantee of payment of all or any part of the Obligations and release or substitute any such endorser or guarantor or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the Obligations or any other Person in any way obligated to pay all or any part of the Obligations.

14.7                        Fees and Expenses.

Each Borrower agrees, jointly and severally, to pay to the Agent, for its benefit, on demand (upon receipt of a reasonably detailed written invoice therefor), all reasonable incurred costs and expenses (other than any Indemnified Taxes, which are governed by Section 4.1, and any costs or losses governed by Section 4.3 or Section 4.4) that the Agent pays or incurs in connection with the negotiation, preparation, syndication, consummation, administration, enforcement and termination of this Agreement or any of the other Loan Documents, including:  (a) Attorney Costs; (b) costs and expenses (including Attorney Costs) for any amendment, supplement, waiver, consent or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (c) costs and expenses of lien and title searches and title insurance; (d) taxes, fees and other charges for recording the filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent’s Liens (including costs and expenses paid or incurred by the Agent in connection with the consummation of this Agreement); (e) sums paid or incurred to pay any amount or take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; (f) costs of appraisals, inspections and verifications of the Collateral and other due diligence with respect to the Collateral and the Loan Parties, including travel, lodging, and meals for inspections of the Collateral and any Loan Party’s operations by the Agent plus a U.S.$1,000 per Person per day charge for field examinations and audits and the preparation of reports thereof; and (g) costs and expenses of forwarding loan proceeds, collecting cheques and other items of payment, and establishing and maintaining Receipt Accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.  In addition, each Borrower agrees, jointly and severally, to pay reasonable costs and expenses incurred by the Agent (including Attorney Costs) to the Agent, for its benefit, on demand, and to the other Lenders for their benefit, on demand, and to pay to the Lenders’ all reasonable fees, expenses and disbursements incurred by such other Lenders for one law firm retained by such other Lenders, in each case, paid or incurred to obtain payment of the Obligations, enforce the Agent’s Liens, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents or to defend any claims made or threatened against the Agent or any Lender arising out of the transactions contemplated hereby (including preparations for and consultations concerning any such matters).  The Borrowers shall be obligated for the foregoing amounts, including any such amounts owing on the Effective Date, whether or not the credit facilities contemplated hereunder are consummated and the foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by any of the Borrowers.  All of the foregoing costs and expenses shall be, at Agent’s option, (i) debited from any Designated Account, as applicable, or any other bank account of any Borrower maintained with Royal Bank or the U.S. Cash Management Provider, or (ii) charged to the Borrowers’ Loan Accounts as Revolving Loans, all as described and further permitted pursuant to Section 3.6.

14.8                        Judgment Interest Act.

To the extent permitted by Law, the provisions of the Judgment Interest Act (Alberta) shall not apply to the Total Facility and the other Loan Documents and are hereby expressly waived by the Borrowers.

14.9                        Notices.

Except as otherwise provided herein, all notices, demands and requests that any party is required or elects to give to any other shall be in writing or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including, but not limited to, delivery by overnight mail and courier service, (b) four (4) days after it shall have been mailed by Canada Post or United States mail, first class, certified or registered, with postage prepaid or (c) in the case of notice by such a telecommunications device, when properly transmitted, in each case addressed to the party to be notified as follows:

If to the Agent or the Bank:

Royal Bank of Canada
200 Bay Street
12th Floor
Royal Bank Plaza, South Tower
Toronto, Ontario  M5J 2W7

Attention:  Agency Services Group
Telecopy No.:  (416) 842-4023

with copies to:

Ogilvy Renault LLP
200 Bay Street, Suite 3800
Royal Bank Plaza, South Tower
Toronto, Ontario  M5J 2Z4

Attention:  Kevin J. Morley/David M.A. Amato
Telecopy No.:  (416) 216-1900/(416) 216-1971

If to Royal Bank:

Royal Bank of Canada
200 Bay Street
30th Floor
Royal Bank Plaza
South Tower
Toronto, Ontario  M5J 1J5

Attention:  Robert S. Kizell
Telecopy No.:  (416) 842-5844

If to a Loan Party:

Gibson Energy ULC
1700, 440 2nd Avenue S.W.
Calgary, Alberta  T2P 5E9

Attention:  Executive Vice President Finance and Chief Financial Officer
Telecopy No.:  (403) 206-4011

with copies to:

Riverstone Holdings LLC
712 Fifth Avenue
51st Floor
New York, NY  10019

Attention:  Robert Tichio
Telecopy No.:  (212) 993-0077

or to such other address as each party may designate for itself by like notice.  Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall not adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

14.10                 Waiver of Notices.

Unless otherwise expressly provided herein, each Loan Party waives presentment, protest and notice of demand or dishonour and protest as to any instrument, notice of intent to accelerate any or all of the Obligations and notice of acceleration of any or all of the Obligations, as well as any and all other notices to which it might otherwise be entitled.  No notice to or demand on any Loan Party which the Agent or any Lender may elect to give shall entitle such Loan Party to any or further notice or demand in the same, similar or other circumstances.

14.11                 Binding Effect.

The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors, and permitted assigns of the parties hereto; provided, however, that no interest herein may be assigned by any Loan Party without prior written consent of the Agent and each Lender.  The rights and benefits of the Agent and the Lenders hereunder shall, if such Persons so agree, inure to any party acquiring any interest in the Obligations or any part thereof.

14.12                 Indemnity of the Agent and the Secured Parties by the Loan Parties.

Each Loan Party agrees, jointly and severally, to defend, indemnify and hold the Agent Related Persons, and each Secured Party and each of its respective officers, directors, employees, counsel, advisors, representatives, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Revolving Loans and the termination, resignation or replacement of the Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Indemnified Person in any way relating to or arising out of any litigation, investigation or proceeding (including any Insolvency Proceeding or appellate proceeding) relating to or arising out of this Agreement, any other Loan Document or the Revolving Loans or the use of the proceeds thereof, the Transaction or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such Indemnified Person under or in connection with any of the foregoing, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Loan Parties shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent they are found by a court of competent jurisdiction to have resulted from a material breach of this Agreement by an Indemnified Person, or the wilful misconduct, bad faith or gross negligence of such Indemnified Person.  The agreements in this Section shall survive payment of all other Obligations.

14.13                 Limitation of Liability.

NO CLAIM MAY BE MADE BY ANY LOAN PARTY, ANY SECURED PARTY OR OTHER PERSON AGAINST THE AGENT, ANY LENDER OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, REPRESENTATIVES, AGENTS OR ATTORNEYS IN FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY AND EACH SECURED PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOUR.

14.14                 Final Agreement.

This Agreement and the other Loan Documents are intended by each Loan Party, the Agent, the Lenders and the other Secured Parties to be the final, complete and exclusive expression of the agreement between them.  This Agreement and the other Loan Documents (including in any event the syndication provisions of the above mentioned commitment letter and provisions of the Fee Letter (which is considered a Loan Document)) supersede any and all prior oral or written agreements relating to the subject matter hereof.  No modification, rescission, waiver, release or amendment of any provision of this Agreement or any other Loan Document shall be made, except by a written agreement signed by the Loan Parties party thereto and a duly authorized officer of each of the Agent and the requisite Lenders.

14.15                 Counterparts.

This Agreement may be executed in any number of counterparts, and by the Agent, each Lender and each Loan Party in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

14.16                 Captions.

The captions contained in this Agreement are for convenience of reference only, are without substantive meaning and should not be construed to modify, enlarge or restrict any provision.

14.17                 Right of Setoff.

In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists and is continuing or any or all of the Revolving Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to any Loan Party, any such notice being waived by each of the Loan Parties to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or any Affiliate of such Lender to or for the credit or the account of any Loan Party against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any other Loan Document (except Hedge Agreements) and although such Obligations may be contingent or unmatured.  Each Lender agrees promptly to notify the Canadian Borrower and the Agent after any such set-off and application made by such Lender; provided, however, that the failure to give or the delay in giving such notice shall not affect the validity of such set-off and application.  NOTWITHSTANDING THE FOREGOING, PAYMENTS SHALL BE APPLIED IN ACCORDANCE WITH SECTION 3.7 AND NO LENDER SHALL EXERCISE ANY RIGHT OF SET OFF, BANKER’S LIEN OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF ANY LOAN PARTY HELD OR MAINTAINED BY SUCH LENDER WITHOUT THE PRIOR WRITTEN CONSENT OF THE AGENT.

14.18                 Confidentiality.

(a)                                  Each Loan Party hereby consents that the Agent and each Lender may issue and disseminate to the public general information describing the credit accommodation entered into pursuant to this Agreement, including the name and address of any Loan Party and a general description of any Loan Party’s business and may use any Loan Party’s name in advertising and other promotional material.

(b)                                 Each Lender severally agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to the Agent or such Lender by or on behalf of the Loan Parties, under this Agreement or any other Loan Document, except to the extent that such information (i) was or becomes generally available to the public other than as a result of disclosure by the Agent or such Lender or (ii) was or becomes available on a nonconfidential basis from a source other than a Loan Party, provided that such source is not bound by a confidentiality agreement or is not acting in a fiduciary or trust position or capacity with a Loan Party known to the Agent or such Lender; provided, however, that the Agent and any Lender may disclose such information (1) at the request or pursuant to any requirement of any Governmental Authority to which the Agent or such Lender is subject or in connection with an examination of the Agent or such Lender by any such Governmental Authority; (2) pursuant to subpoena or other court process (and the Agent or such Lender, as the case may be, shall endeavour to provide the Canadian Borrower with prior notice of such disclosure to the extent practicable and shall, at the sole cost and expense of the Loan Parties, cooperate, to the extent practicable and not in a manner adverse to the Agent or such Lender, with the Canadian Borrower if the Canadian Borrower seeks a protective order with respect to the relevant information); (3) when required to do so in accordance with the provisions of any applicable Requirement of Law; (4) to the extent reasonably required in connection with any litigation or proceeding (including, but not limited to, any bankruptcy proceeding) to which the Agent, any Lender or any of their respective Affiliates may be party (and the Agent or such Lender, as the case may be, shall endeavour to provide the Canadian Borrower with prior notice of such disclosure to the extent practicable and shall, at the sole cost and expense of the Loan Parties, cooperate, to the extent practicable and not in a manner adverse to the Agent or such Lender, with the Canadian Borrower if the Canadian Borrower seeks a protective order with respect to the relevant information); (5) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (6) to the Agent’s or such Lender’s independent auditors, accountants, attorneys and other professional advisors (and the Agent or such Lender, as the case may be, shall advise such auditors, accountants, attorneys or other professional advisors of the confidential nature of such information); (7) to any prospective Participant or Assignee under any Assignment and Acceptance, actual or potential, provided that such prospective Participant or Assignee agrees to keep such information confidential to the same extent required of the Lenders hereunder; (8) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which a Loan Party is party or is deemed party with the Agent or such Lender, and (9) to its Affiliates who are informed of and who agree to maintain the confidentiality of the information.  The Agent and the Lenders may share among themselves any information they may have from time to time concerning the Loan Parties whether or not such information is confidential, but shall have no obligation to do so (except for any obligations of the Agent to provide information to the extent required in this Agreement).  The Loan Parties hereby consent to any such sharing of information among the Agent and the Lenders.

14.19                 Conflicts with Other Loan Documents.

Unless otherwise expressly provided in this Agreement (or in another Loan Document by specific reference to the applicable provision contained in this Agreement), if any provision contained in this Agreement conflicts with any provision of any other Loan Document, the provision contained in this Agreement shall govern and control.

14.20                 Judgment Currency.

If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Agent or the relevant Lender, as the case may be, could purchase in the Toronto foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given.  Each Loan Party agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Agent or relevant Lender, as the case may be, receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Agent or such Lender may, in accordance with normal banking procedures, purchase, in the Toronto foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Loan Party agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Agent or such Lender, as the case may be, against such loss.  The term “rate of exchange” in this Section 14.20 means the spot rate at which the Agent or relevant Lender, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

14.21                 Appointment of Loan Party Representative; Reliance Upon Authority.

Each Loan Party hereby designates the Canadian Borrower as its representative and agent on its behalf (the “Loan Party Representative”) for the purposes of (i) in the case of a Borrower, issuing on such Borrower’s behalf Notices of Borrowing and Notices of Continuation/Conversion, giving instructions with respect to the disbursement of the proceeds of Revolving Loans to be made to such Borrower, selecting interest rate options for such Borrower and requesting Letters of Credit for the account of such Borrower and (ii) giving and receiving on such Loan Party’s behalf all other notices, directions, instructions, requests, other communications and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants and consenting or agreeing to any amendment or waiver of compliance with any provision of any Loan Document) on behalf of such Loan Party under the Loan Documents.  The Loan Party Representative hereby accepts such appointment.  The Agent and each Lender may regard any notice, direction, instruction, request or other communication pursuant to any Loan Document from the Loan Party Representative as a notice, direction, instruction, request or communication, as the case may be, from the applicable Loan Party or Loan Parties, and may give any notice or other communication required or permitted to be given to any Loan Party or Loan Parties hereunder to the Loan Party Representative on behalf of such Loan Party or Loan Parties.  Each Loan Party agrees that each notice, election, direction, instruction, request, other communication, representation and warranty, consent, covenant, agreement and undertaking or other action made or taken on its behalf by the Loan Party Representative shall be deemed for all purposes to have been made or taken by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if the same had been made or taken directly by such Loan Party.

14.22                 Patriot Act Notice.

The Agent and the Lenders hereby notify the Borrowers that pursuant to the requirements of the Patriot Act (including all applicable “Know Your Customer” rules, regulations and procedures applicable to Lenders in Canada), the Agent and the Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow the Agent and the Lenders to identify it in accordance with the Patriot Act.  The Agent and the Lenders will also require information regarding the Borrowers’ management and owners, such as legal name, address and date of birth.

14.23                 Intercreditor Agreement.

Nothing contained in the Intercreditor Agreement shall be deemed to modify any of the provisions of this Agreement and the other Loan Documents, which, as among the Loan Parties, the Agent, the Lenders and the other Secured Parties shall remain in full force and effect.

14.24                 Accounting Changes.

In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial ratios, standards or terms in this Agreement, then, at the request of the Canadian Borrower or the Required Lenders, the Canadian Borrower and the Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrowers’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Canadian Borrower, the Agent and the Required Lenders, all financial ratios, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by GAAP.

14.25                 Effect of Certain Errors or Omissions.

Notwithstanding anything to the contrary contained herein (including Section 11.1), if following the Effective Date, the Agent and the Canadian Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document, then the Agent and the Canadian Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof; it being understood that posting such amendment electronically on IntraLinks/IntraAgency or another relevant website with notice of such posting by the Agent to the Required Lenders shall be deemed adequate receipt of notice of such amendment.

14.26                 Business Corporations Act (Alberta).

To the extent required pursuant to Section 45 of the Business Corporation Act (Alberta), each of the Loan Parties hereby consents to the entering into of the transactions contemplated in this Agreement (including the giving of guarantees and the granting of security) by each of the other Loan Parties.

14.27                 Existing Credit Agreement Amended and Restated

This Agreement shall amend and restate the Existing Credit Agreement in its entirety, with the parties hereby agreeing that there is no novation of the Existing Credit Agreement.  On the Effective Date, the rights and obligations of the parties under the Existing Credit Agreement shall be subsumed within and be governed by this Agreement; provided, however, that each of the “Revolving Loans” (as such term is defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement on the Effective Date shall, for purposes of this Agreement, be included as Revolving Loans hereunder and each of the “Letters of Credit” (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement on the Effective Date shall be Letters of Credit hereunder.

[the remainder of this page is intentionally left blank]
[signature pages follow]

IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

“CANADIAN BORROWER”

GIBSON ENERGY ULC

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Executive Vice President, Finance and Chief Financial Officer

- Amended and Restated Credit Agreement -

“U.S. BORROWERS”

TPG TRANSPORT, LLC

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Vice President

TPG LEASING, LLC

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Vice President

TAYLOR TRANSFER SERVICES, LLC

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Vice President

TAYLOR GAS LIQUIDS, LLC

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Vice President

- Amended and Restated Credit Agreement -

“U.S. BORROWERS”

TAYLOR COMPANIES, LLC

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Vice President

LINK PETROLEUM INC.

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Vice President

GIBSON ENERGY (U.S.) INC.

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Executive Vice President, Finance and Chief Financial Officer

GIBSON (U.S.) HOLDCO CORP.

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Executive Vice President, Finance and Chief Financial Officer

GIBSON (U.S.) ACQUISITIONCO CORP.

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Executive Vice President, Finance and Chief Financial Officer

- Amended and Restated Credit Agreement -

GIBSON (U.S.) FINCO CORP.

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Executive Vice President, Finance and Chief Financial Officer

- Amended and Restated Credit Agreement -

“GUARANTORS”

GIBSON ENERGY HOLDING ULC

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Executive Vice President, Finance and Chief Financial Officer

MOOSE JAW REFINERY ULC

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Executive Vice President, Finance and Chief Financial Officer

CANWEST PROPANE ULC

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Executive Vice President, Finance and Chief Financial Officer

MP ENERGY ULC

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Executive Vice President, Finance and Chief Financial Officer

GEP ULC

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor

- Amended and Restated Credit Agreement -

Title: Executive Vice President, Finance and Chief Financial Officer

GIBSON ENERGY ULC

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Executive Vice President, Finance and Chief Financial Officer

GIBSON FINANCE LTD.

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Executive Vice President, Finance and Chief Financial Officer

GIBSON GCC INC.

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Executive Vice President, Finance and Chief Financial Officer

2

MOOSE JAW REFINERY PARTNERSHIP BY ITS MANAGING PARTNER, GIBSON ENERGY ULC

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Executive Vice President, Finance and Chief Financial Officer

CANWEST PROPANE PARTNERSHIP BY ITS MANAGING PARTNER, GIBSON ENERGY ULC

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Executive Vice President, Finance and Chief Financial Officer

MP ENERGY PARTNERSHIP BY ITS MANAGING PARTNER, GIBSON ENERGY ULC

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Executive Vice President, Finance and Chief Financial Officer

- Amended and Restated Credit Agreement -

GIBSON ENERGY PARTNERSHIP BY ITS MANAGING PARTNER, GIBSON ENERGY ULC

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Executive Vice President, Finance and Chief Financial Officer

CHIEF HAULING CONTRACTORS ULC

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Executive Vice President, Finance and Chief Financial Officer

LINK PETROLEUM SERVICES LTD.

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Executive Vice President, Finance and Chief Financial Officer

- Amended and Restated Credit Agreement -

LINK PETROLEUM INC.

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Executive Vice President, Finance and Chief Financial Officer

GIBSON ENERGY (U.S.) INC.

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Executive Vice President, Finance and Chief Financial Officer

- Amended and Restated Credit Agreement -

GEP MIDSTREAM FINANCE CORP.

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Executive Vice President, Finance and Chief Financial Officer

BATTLE RIVER TERMINAL LP

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Executive Vice President, Finance and Chief Financial Officer

BATTLE RIVER TERMINAL GP INC.

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Executive Vice President, Finance and Chief Financial Officer

BRIDGE CREEK TRUCKING LTD.

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Executive Vice President, Finance and Chief Financial Officer

JOHNSTONE TANK TRUCKING LTD.

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Executive Vice President, Finance and Chief Financial Officer

- Amended and Restated Credit Agreement -

TPG TRANSPORT, LLC

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Vice President

TPG LEASING, LLC

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Vice President

TAYLOR TRANSFER SERVICES, LLC

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Vice President

TAYLOR GAS LIQUIDS, LLC

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Vice President

GIBSON (U.S.) HOLDCO CORP.

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Executive Vice President, Finance and Chief Financial Officer

- Amended and Restated Credit Agreement -

GIBSON (U.S.) ACQUISITIONCO CORP.

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Executive Vice President, Finance and Chief Financial Officer

GIBSON (U.S.) FINCO CORP.

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Executive Vice President, Finance and Chief Financial Officer

TAYLOR COMPANIES, LLC

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Vice President

AARCAM PROPANE & CONSTRUCTION HEAT LTD.

Per:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Executive Vice President, Finance and Chief Financial Officer

- Amended and Restated Credit Agreement -

“AGENT”

ROYAL BANK OF CANADA

Per:	/s/ Ann Hudey
Name: Ann Hudey
Title: Manager Agency

- Amended and Restated Credit Agreement -

“EFFECTIVE DATE CANADIAN LETTER OF CREDIT ISSUER”

ROYAL BANK OF CANADA

Per:	/s/ Robert S. Kizell
Name: Robert S. Kizell
Title: Attorney-in-fact
Per:	/s/ Dan Mascioli
Name: Dan Mascioli
Title: Attorney-in-fact

- Amended and Restated Credit Agreement -

“EFFECTIVE DATE U.S. LETTER OF CREDIT ISSUER”

PNC BANK, N.A.

Per:	/s/ Keith Moellering
Name: Keith Moellering
Title: Vice President

- Amended and Restated Credit Agreement -

“CANADIAN LENDERS”

ROYAL BANK OF CANADA

Per:	/s/ Robert S. Kizell
Name: Robert S. Kizell
Title: Attorney-in-fact
Per:	/s/ Dan Mascioli
Name: Dan Mascioli
Title: Attorney-in-fact

UBS LOAN FINANCE LLC

Per:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director Banking Products Services, US
Per:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director Banking Products Services, US

BANK OF MONTREAL

Per:	/s/ Christine Roque
Name: Christine Roque
Title: Sr. Portfolio Manager
Per:	/s/ Gary B. Still
Name: Gary B. Still
Title: Senior Manager

- Amended and Restated Credit Agreement -

MORGAN STANLEY BANK, N.A.

Per:	/s/ Sherrese Clarke
Name: Sherrese Clarke
Title: Authorized Signatory

PNC BANK CANADA BRANCH

Per:	/s/ Geoffrey Hich
Name: Geoffrey Hich
Title: Vice President
Per:	/s/ Mike Danby
Name: Mike Danby
Title: Assistant Vice President

- Amended and Restated Credit Agreement -

“U.S. LENDERS”

ROYAL BANK OF CANADA

Per:	/s/ Dustin Craven
Name: Dustin Craven
Title: Attorney-In-Fact

UBS LOAN FINANCE LLC

Per:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director Banking Products Services, US
Per:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director Banking Products Services, US

BMO CHICAGO BRANCH

Per:	/s/ Larry Allan Swiniarski
Name: Larry Allan Swiniarski
Title: Vice President, Bank of Montreal Chicago Branch

MORGAN STANLEY BANK, N.A.

Per:	/s/ Ryan Vetsch
Name: Ryan Vetsch
Title: Authorized Signatory

- Amended and Restated Credit Agreement -

PNC BANK, N.A.

Per:	/s/ Keith Moellering
Name: Keith Moellering
Title: Vice President

- Amended and Restated Credit Agreement -

“ARRANGERS”

ROYAL BANK OF CANADA

Per:	/s/ Robert S. Kizell
Name: Robert S. Kizell
Title: Attorney-in-fact
Per:	/s/ Dan Mascioli
Name: Dan Mascioli
Title: Attorney-in-fact

UBS SECURITIES LLC

Per:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Attorney-in-Fact
Per:	/s/ April Varner-Nanton
Name: April Varner-Nanton
Title: Director

- Amended and Restated Credit Agreement -

“DOCUMENTATION AGENT”

UBS SECURITIES LLC

Per:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Attorney-in-Fact
Per:	/s/ April Varner-Nanton
Name: April Varner-Nanton
Title: Director

- Amended and Restated Credit Agreement -

ANNEX A
to
Credit Agreement

Definitions

Capitalized terms used in the Loan Documents shall have the following respective meanings (unless otherwise defined therein), and all section references in the following definitions shall refer to sections of the Agreement:

“ABR” means, at any time, the rate of interest per annum equal to the greater of (i) the rate which the principal office of Royal Bank in Toronto, Ontario announces from time to time as the reference rate of interest for loans in U.S. Dollars to its Canadian borrowers; and (ii) the Federal Funds Rate (expressed as a 365 day rate) plus 0.50%, adjusted automatically with each change in such rates all without the necessity of any notice to the Canadian Borrower or any other Person.

“ABR Revolving Loan” means a Revolving Loan during any period in which it bears interest based on the ABR.

“Account” or “Accounts” shall mean (exclusive of any debts or liabilities owing by any directors, officers or employees of the Loan Parties) any and all of any Loan Party’s now existing and future: (a) accounts (as defined in the PPSA or the UCC, as applicable), and any and all other receivables (whether or not specifically listed on schedules furnished to the Agent), including, without limitation, all accounts created by, or arising from, any Loan Party’s sales, leases, rentals of goods or renditions of services to its customers, including, but not limited to, those accounts arising under any Loan Party’s trade names or styles, or through any Loan Party’s divisions; (b) any and all instruments, documents, chattel paper (including electronic chattel paper); (c) indemnification rights and tax refunds; (d) the proceeds or royalties of any and all licensing agreements or arrangements between any Loan Party and any licensee of any of such Loan Party’s General Intangibles; (e) reserves and credit balances arising in connection with or pursuant hereto; (f) guarantees, supporting obligations, payment intangibles and letter of credit rights given to any Loan Party on behalf of a customer of such Loan Party in support of any “Accounts”; (g) insurance policies or rights relating to any of the foregoing; (h) General Intangibles pertaining to any and all of the foregoing (including, without limitation, all rights to payment, including, without limitation, those arising in connection with bank and non-bank credit cards) and including, without limitation, books and records and any electronic media and software thereto; (i) notes, deposits or property of Account Debtors securing the obligations of any such account debtors to any Loan Party; (j) cash and non-cash proceeds (as defined in the PPSA or the UCC, as applicable) of any and all of the foregoing; and (k) all monies and claims for monies now or hereafter due and payable in connection with any and all of the foregoing or otherwise.

“Account Debtor” means each Person obligated in any way on or in connection with an Account, General Intangibles connected to Accounts or Chattel Paper.

“Accounting Changes” had the meaning specified in Section 14.24.

“Acquisition” means any acquisition after the Effective Date by any Loan Party, by any means, of all or substantially all of the assets or capital stock, or of an operating division or a business unit, of any Person.

“Activation Notice” has the meaning specified in Section 7.24(a).

“Adjustment Date” has the meaning specified in Section 1.6(a).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person.  A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means Royal Bank, solely in its capacities as administrative agent and as collateral agent for the Lenders, and any successor agent.

“Agent Advances” means the collective reference to U.S. Agent Advances and Canadian Agent Advances.

“Agent-Related Persons” means the Agent together with its Affiliates, and the officers, directors, employees, counsel, representatives, agents and attorneys in fact of the Agent and such Affiliates.

“Agent’s Liens” means the Liens in the Collateral granted to the Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the other Loan Documents.

“Aggregate Canadian Revolver Outstandings” means, at any date of determination, without duplication: the sum of (a) the aggregate unpaid principal balance of all Canadian Revolving Loans, (b) the aggregate amount of Pending Revolving Loans requested by the Canadian Borrower, (c) one hundred percent (100%) of the aggregate undrawn amount of all outstanding Canadian Letters of Credit and Pro Rata Canadian Letters of Credit, and (d) the aggregate amount of any unpaid reimbursement obligations in respect of all Canadian Letters of Credit and Pro Rata Canadian Letters of Credit.

“Aggregate Revolver Outstandings” means the collective reference to the Aggregate Canadian Revolver Outstandings and the Aggregate U.S. Revolver Outstandings.

“Aggregate U.S. Revolver Outstandings” means, at any date of determination, without duplication: the sum of (a) the aggregate unpaid principal balance of all U.S. Revolving Loans, (b) the aggregate amount of Pending Revolving Loans requested by the U.S. Borrowers, (c) one hundred percent (100%) of the aggregate undrawn amount of all outstanding U.S. Letters of Credit and (d) the aggregate amount of any unpaid reimbursement obligations in respect of all U.S. Letters of Credit.

“Agreement” means the Amended and Restated Credit Agreement to which this Annex A is attached, as from time to time amended, modified or restated.

“Allocable Amount” has the meaning specified in Section 13.6.

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“Allocated Amount” has the meaning specified in Section 1.5.

“Anti-Terrorism Laws” means any applicable laws specifically relating to terrorism or money laundering, including the Proceeds of Crime Act and the Patriot Act.

“Applicable Margin” means, for purposes of calculating the applicable interest rate for any day for any Revolving Loan or other Obligations, as applicable, and the applicable rate of the Letter of Credit Fees and the Commitment Fees for any day under Sections 2.5 and 2.6, as applicable, the percentage corresponding to the Average Excess Availability for the Applicable Margin Test Period ending on the last day of the most recent fiscal quarter for which Responsible Officer’s Certificates have been delivered to the Agent pursuant to Section 5.2(d) (subject to the immediately succeeding sentence):

			Applicable Margin
Pricing Level	Average Excess Availability	Canadian Prime Rate Revolving Loans, ABR Revolving Loans and U.S. Prime Rate Revolving Loans	BA Equivalent Revolving Loans, LIBOR Revolving Loans and Letter of Credit Fees	Commitment Fee (at all times when the sum of Aggregate Revolver Outstandings is less than 50% of the Maximum Revolver Amount)	Commitment Fee (at all times when the sum of Aggregate Revolver Outstandings is greater than or equal to 50% of the Maximum Revolver Amount)
I	Greater than or equal to U.S.$125,000,000	1.25%	2.75%	0.75	0.50%
II	Less than U.S.$125,000,000 and greater than or equal to U.S.$100,000,000	1.50%	3.00%	0.75	0.50%
III	Less than U.S.$100,000,000 and greater than or equal to U.S.$75,000,000	1.75%	3.25%	0.75	0.50%
IV	Less than U.S.$75,000,000	2.00%	3.50%	0.75%	0.50%

The Applicable Margins shall be adjusted (up or down) prospectively, determined by reference to the pricing grid set forth above, on a quarterly basis on the date (each a “Calculation Date”) that is the first day of the first calendar month following the calendar month in which Responsible Officers’ Certificates are delivered to the Agent pursuant to Section 5.2(d) as at and for the fiscal quarter just ended, as the case may be, based upon Average Excess Availability for the Applicable Margin Test Period ending on the last day of such fiscal quarter.  If an Event of Default has occurred and is continuing the Applicable Margins shall, whether or not any default rates also apply, upon notice of such Event of Default by the Agent, revert to Pricing Level III and during the continuance of any Default or Event of Default no reduction may occur until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured by the Required Lenders.  Notwithstanding the foregoing, Pending Revolving Loans shall not be taken into account for purposes of calculating the Applicable Margin.

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“Applicable Margin Test Period” means a period of one fiscal quarter.

“Approved” means such matters, as reflected in the most recent notice given by the Agent to the Loan Party Representative as being approved by the Agent.  Each such written notice will supersede and revoke each prior notice that pertains to the same subject matter.

“Arrangers” has the meaning specified in the preamble hereto.

“Asphalt Products” means asphalt cement, asphalt cement binders, cutback asphalt, flux, asphalt emulsions, polymer modified asphalt cement, polymer modified asphalt emulsions, micro-surfacing emulsions, chemically modified asphalt, crack sealant products and related high performance products, excluding, for the avoidance of doubt, wellsite fluids, tops and distillate.

“Assignee” has the meaning specified in Section 11.2(a).

“Assignment and Acceptance” has the meaning specified in Section 11.2(a).

“Attorney Costs” means and includes all fees, out-of-pocket expenses and disbursements of any law firm or other counsel engaged by the Agent in connection with this Agreement.

“Attributable Debt” when used with respect to any sale and leaseback transaction, means, as at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in any such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended.  Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in an obligation in respect to a capitalized lease, the amount of Debt represented thereby shall be equal to the amount of the obligation of such Person to pay rent or other amounts with respect to the capitalized lease, determined in accordance with GAAP.

“Availability” means the U.S. Availability plus the Canadian Availability.

“Available Amount” means as at any date, the sum of, without duplication:

(a)           the aggregate cumulative amount, not less than zero, equal to 50% of; (i) , without duplication of amounts already disbursed hereunder, Consolidated Net Income of the Canadian Borrower (for the trailing twelve months as at such period); minus, (ii) cash Capital Expenditures made during such period, minus, (iii) scheduled principal payments of Debt for borrowed money made during such period not financed by the Available Amount other than amounts in this paragraph (a);

(b)           the proceeds received after the Closing Date from any equity issuance by or capital contribution to the Canadian Borrower or any Loan Party (from a Person other than a Loan Party);

(c)           the aggregate principal amount of any Debt of any Loan Party issued after the Closing Date (other than Debt issued to a Subsidiary), which has been converted into or exchanged for Capital Stock in the Canadian Borrower or any Parent Company; and

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(d)           the aggregate amount actually received in cash or Cash Equivalents by any Loan Party in connection with the sale, transfer or other disposition of its ownership interest in any existing joint venture that is not a Subsidiary, to the extent of the investment in such joint venture.

in each case, that has not been previously applied pursuant to Section 7.12(a)(iii), Section 7.16(ix), and clause (u) of the definition of Permitted Investment.

“Average Excess Availability” means, for any period of determination, average Availability for such period, as calculated by the Agent.

“BA Equivalent Interest Payment Date” means, with respect to a BA Equivalent Revolving Loan, the earlier of (i) the last day of each BA Equivalent Interest Period applicable to such BA Equivalent Revolving Loan, and (ii) the Termination Date.

“BA Equivalent Interest Period” means, with respect to each BA Equivalent Revolving Loan, the period selected by the Canadian Borrower hereunder and being of one, two, three or six (and if available to all Lenders, nine or twelve) months’ duration, in each case commencing on the Funding Date of such BA Equivalent Revolving Loan or on the Canadian Continuation/Conversion Date on which the Canadian Revolving Loan is converted into or continued as a BA Equivalent Revolving Loan; provided that in any case the last day of each BA Equivalent Interest Period shall also be the first day of the next BA Equivalent Interest Period and further provided that the last day of each BA Equivalent Interest Period shall be a Business Day and if the last day of a BA Equivalent Interest Period selected by the Canadian Borrower is not a Business Day, the Canadian Borrower shall be deemed to have selected a BA Equivalent Interest Period the last day of which is the Business Day next following the last day of the BA Equivalent Interest Period otherwise selected, unless such next following Business Day falls in the next calendar month in which event the Canadian Borrower shall be deemed to have selected a BA Equivalent Interest Period the last day of which is the Business Day next preceding the last day of the BA Equivalent Interest Period otherwise selected and further provided that the last BA Equivalent Interest Period hereunder shall expire on or prior to the Stated Termination Date.

“BA Equivalent Revolving Loan” means a Canadian Revolving Loan during any period in which it bears interest based on the BA Rate.

“BA Rate” means, for the BA Equivalent Interest Period of each BA Equivalent Revolving Loan, the rate of interest per annum equal to the average annual rate applicable to Canadian dollar bankers’ acceptances having an identical or comparable term as the proposed BA Equivalent Revolving Loan displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as at approximately 10:00 A.M. (Toronto time) on such day (or, if such day is not a Business Day, as of 10:00 A.M. (Toronto time) on the immediately preceding Business Day), provided that if such rate does not appear on the CDOR Page at such time on such date, the BA Rate will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 A.M. (Toronto time) on such day at which Royal Bank is then offering to purchase Canadian dollar bankers’ acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term).

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“Bank” means Royal Bank of Canada, acting through its branch located at One Liberty Plaza, New York, New York.

“Bank Product Reserve” means the U.S. Overadvance Reserve, plus the greater of (i) U.S.$10,000,000, and (ii) all reserves (excluding the Hedging Reserve) which the Agent from time to time establishes in its reasonable credit judgment for the Bank Products then provided or outstanding (provided that any such reserves shall (a) bear a reasonable relationship to the issue giving rise to the implementation of such reserves for Bank Products, and (b) not be duplicative of other reserves then in effect).

“Bank Products” means any of the following products, services or facilities extended to Canadian Borrower or any other Canadian Loan Party (for the account of the Canadian Borrower, it being agreed that the Canadian Borrower shall be jointly and severally liable with such Canadian Loan Party in respect of such Bank Products) by the BP Provider or any of its Affiliates or, in the case of (a) below, extended to a U.S. Loan Party by the U.S. Cash Management Provider or, in the case of (b) below, extended to a Loan Party by Lenders or any of their Affiliates: (a) cash management or related services including any Overadvances (which shall be for the Canadian Borrower only and provided by the BP Provider) (excluding for the avoidance of doubt Overadvances described in clause (d) below) and any U.S. Overadvance (which shall be for the U.S. Borrowers only and provided by the U.S. Cash Management Provider); (b) products under Hedge Agreements; (c) commercial credit card and merchant card services; (d) any obligation of the BP Provider or any of its Affiliates in connection with wires, funds, transfers, or otherwise, on any Oil Settlement Date or any other date until repaid or refinanced as a Loan, collection or repayment hereunder; and (e) other banking products or services as may be requested by Canadian Borrower or any other Canadian Loan Party; provided, however, that any obligation of the BP Provider under any Bank Products described above, shall not exceed, in the aggregate, the amount available at the time of the making of such Bank Products (collectively with all other outstanding Bank Products) under clause (b) of the definition of Canadian Availability.  For any of the foregoing Hedging Agreements to be included for purposes of a pari passu distribution in priority to other Hedging Agreements amongst any Lender and a Loan Party (which were not disclosed to Agent in accordance with (i), (ii), and (iii) below) under, and as set forth in, Section 3.7, the applicable Lender (or its Affiliates) and Loan Party must have previously provided written notice to Agent of (i) the existence of such Hedge Agreement, (ii) the maximum dollar amount of Hedging Exposure and obligations of Loan Parties arising thereunder (the “Hedging Amount”), and (iii) the methodology to be used by such parties in determining the Hedging Exposure and amounts owing from time to time to such Lender or BP Provider by Loan Party.  The Hedging Amount may be changed from time to time upon written notice to Agent by the applicable Lender or BP Provider and Loan Party.  No Hedging Amount may be established or increased at any time that an Event of Default exists, or if a reserve in such amount would cause an overadvance in excess of the amount available (at the time of establishing such Hedging Amount) under clause (b) of the definition of Canadian or U.S. Availability, as applicable.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.) (or any successor statute), as amended from time to time.

“BIA” means The Bankruptcy and Insolvency Act (Canada) (or any successor statute), as amended from time to time, and includes all regulations thereunder.

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“Billed Eligible Accounts” means, at the time of any determination thereof, each portion of the Eligible Account of an Account Debtor that is evidenced by an invoice rendered to the Account Debtor.

“Blocked Account Agreement” means an agreement among a Loan Party, the Agent and the relevant banking institution, in form and substance reasonably satisfactory to the Agent, concerning the collection of payments which represent the proceeds of Accounts or of any other Collateral of a Loan Party in an account and, to the extent relating to a U.S. deposit account, the establishment of “control” (as defined in the UCC) of the Agent with respect to such U.S. deposit account.

“Borrower” and “Borrowers” have the meanings specified in the preamble hereto.

“Borrowing” means a borrowing hereunder consisting of U.S. Revolving Loans made on the same day by the U.S. Lenders to U.S. Borrowers or of Canadian Revolving Loans made on the same day by the Canadian Lenders to the Canadian Borrower or by the Agent in the case of a Borrowing to a Borrower consisting of an Agent Advance or the issuance of a Letter of Credit hereunder.

“Borrowing Base Certificate” means a certificate by a Responsible Officer of the Canadian Borrower, substantially in the form of Exhibit B (or another form acceptable to the Agent) setting forth the calculation of the U.S. Borrowing Base and the Canadian Borrowing Base, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to the Agent.  All calculations of the U.S. Borrowing Base and the Canadian Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall be certified to the Agent; provided, that the Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (2) to the extent that such calculation is not in accordance with this Agreement.

“BP Provider” has the meaning specified in Section 1.5.

“Business Day” means (a) for all purposes other than as covered by clause (b) any day that is not a Saturday, Sunday, or a day on which banks in Toronto, Ontario, New York, New York or Calgary, Alberta are required or permitted to be closed and (b) with respect to all notices, determinations, fundings and payments in connection with the LIBOR Rate or LIBOR Rate Revolving Loans, any day that is a Business Day pursuant to clause (a) above and that is also a day on which trading in U.S. Dollars is carried on by and between banks in the London interbank market.

“Canadian Agent Advances” has the meaning specified in Section 1.2(i).

“Canadian Availability” means the lesser of (a)(i) the Maximum Canadian Revolver Amount, minus (ii) Reserves, minus (iii) the Aggregate Canadian Revolver Outstandings (excluding the aggregate unpaid principal balance of all Overdraft Accommodations) at such time relating to extensions of credit made (or, in the case of Pending Revolving Loans, to be made to or for the account of the Canadian Borrower), minus the Overdraft Accommodation Maximum Amount. and (b)(i) the Canadian Borrowing Base, minus (ii) the Aggregate Canadian Revolver Outstandings (excluding the aggregate unpaid principal balance of all Overdraft

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Accommodations) at such time relating to extensions of credit made (or, in the case of Pending Revolving Loans, to be made to or for the account of the Canadian Borrower), minus (iii) the Overdraft Accommodation Maximum Amount.

“Canadian Borrower” has the meaning specified in the preamble hereto.

“Canadian Borrowing Base” means, at any time, an amount determined based upon the most recent Borrowing Base Certificate (reduced by the value of Eligible Accounts of the Canadian Loan Parties (determined in accordance with this Agreement) collected on any Oil Settlement Date) equal to:

(a)           the sum of up to the following (as of the date of determination):

(i)            100% of Eligible Cash Equivalents of the Canadian Loan Parties; plus

(ii)           90% of the Eligible Accounts of the Canadian Loan Parties that are (x) Approved Investment Grade Eligible Accounts of the Canadian Loan Parties, or (y) Eligible Accounts of the Canadian Loan Parties insured on terms, and by insurance providers, satisfactory to the Agent in its discretion (which are not Approved Investment Grade Eligible Accounts of the Canadian Loan Parties) (the “Canadian Insured Accounts”); plus

(iii)          85% of the Eligible Accounts of the Canadian Loan Parties that are Other Approved Eligible Accounts of the Canadian Loan Parties; plus

(iv)          the lesser of (A) 80% of Eligible Accounts of the Canadian Loan Parties that are Other Unbilled Eligible Accounts of the Canadian Loan Parties or (B) one-third of the sum of the amounts of clauses (ii) plus (iii) above; plus

(v)           80% of the sum of the value of Hedged Eligible Inventory of the Canadian Loan Parties plus 60% of the sum of the Other Eligible Inventory Value of the Canadian Loan Parties; plus

(vi)          60% of the Issued but Unused Letter of Credit Value of the Canadian Loan Parties;

MINUS

(b)           the following (as of the date of determination):

(i)            Reserves; plus

(ii)           the Bank Product Reserve; plus

(iii)          the Hedging Reserve.

“Canadian Commitment Fee” has the meaning specified in Section 2.5(a).

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“Canadian Continuation/Conversion Date” means the date on which a Canadian Revolving Loan is converted into or continued as a BA Equivalent Revolving Loan or a LIBOR Revolving Loan.

“Canadian Credit Support” has the meaning specified in Section 1.4.II(a)(i).

“Canadian Designated Account” has the meaning specified in Section 1.2(c).

“Canadian Dollars” or “CDN Dollars” or “CDN$” or “$” or “Dollars” means lawful money of Canada.  Unless otherwise specified, all payments under this Agreement shall be made in Dollars.

“Canadian Fronting Fee” has the meaning specified in Section 2.6(b).

“Canadian Guarantor” means a Guarantor that is a Canadian Subsidiary.

“Canadian LC Accommodation” has the meaning specified in Section 1.4.II(a)(i).

“Canadian Lender” means each Lender that has a Canadian Revolving Credit Commitment or is the holder of a Canadian Revolving Loan or is a participant in a Pro Rata Canadian Letter of Credit, Canadian Letter of Credit or Canadian Credit Support.

“Canadian Letter of Credit” has the meaning specified in Section 1.4.II(a)(i).

“Canadian Letter of Credit Fee” has the meaning specified in Section 2.6(b).

“Canadian Letter of Credit Issuer” means Royal Bank or any affiliate of Royal Bank.

“Canadian Notice of Borrowing” has the meaning specified in Section 1.2(b)(i).

“Canadian Notice of Continuation/Conversion” has the meaning specified in Section 2.2(a)(ii).

“Canadian Prime Rate” means, at any time, the rate of interest per annum equal to the greater of (i) the rate which the principal office of Royal Bank in Toronto, Ontario quotes, publishes and refers to as its “prime rate” and which is its reference rate of interest for loans in Canadian Dollars to its borrowers; and (ii) the sum of (y) the average rate for Canadian Dollar bankers’ acceptances having a term of 1 month that appears on the Reuters Screen CDOR Page (or any replacement of such page) as of 10:00 a.m. (Toronto time) on the date of determination, as reported by Royal Bank, and (z) 1.0%, adjusted automatically with each quoted or published change in such rate, all without the necessity of any notice to the Canadian Borrower or any other Person.

“Canadian Prime Rate Revolving Loan” means a Canadian Revolving Loan during any period in which it bears interest based on the Canadian Prime Rate.

“Canadian Qualified Lender” means a financial institution that is resident in Canada or a financial institution that is not resident in Canada and is not deemed to be resident in Canada for purposes of the Income Tax Act (Canada), provided that such foreign financial institution deals at arm’s length with each Loan Party for purposes of the Income Tax Act (Canada).

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“Canadian Revolver Commitment Adjustment” has the meaning specified in Section 1.6(a).

“Canadian Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender, if any, to make Canadian Revolving Loans and participate in Pro Rata Canadian Letters of Credit and Canadian Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Canadian Revolving Credit Commitment” opposite such Lender’s name on Schedule 1.2 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Canadian Revolving Loan Settlement” has the meaning specified in Section 12.15A.

“Canadian Revolving Loan Settlement Date” has the meaning specified in Section 12.15A.

“Canadian Revolving Loans” has the meaning specified in Section 1.2 and includes each Canadian Agent Advance and each Overdraft Accommodation.

“Canadian Subsidiary” means any direct or indirect Subsidiary of the Canadian Borrower which is organized or amalgamated under the laws of Canada or any province thereof.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Expenditures” means, for any Person, any cash expenditures made by such Person for the acquisition, maintenance or repair of fixed or capital assets (which are required to be capitalized on the balance sheet of such Person in accordance with GAAP), provided that in any event the term “Capital Expenditures” shall exclude: (i) any expenditures to the extent financed with the proceeds received in connection with any asset disposition permitted hereunder and (ii) expenditures to the extent they are made (or refinanced) with the proceeds of equity contributions made to the Canadian Borrower after the Effective Date.

“Capital Lease” means any lease of property which, in accordance with GAAP, should be reflected as a capital lease on the balance sheet of a Person.

“Capital Stock” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, contingent share issuances, participations or other equivalents of or interests in (however designated) equity (including partnership and unlimited liability company interests) of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

“Cash Equivalents” means:

(a)           direct obligations of Canada or the United States of America or any agency thereof or obligations guaranteed by Canada or the United States of America, provided that such obligations mature within one year from the date of acquisition thereof;

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(b)           certificates of deposit maturing within one year from the date of acquisition, bankers’ acceptances, Eurodollar bank deposits or overnight bank deposits, in each case issued by, created by or with any Lender or any bank or trust company organized under the laws of Canada or the United States of America or any state thereof having capital and surplus aggregating at least $1,000,000,000;

(c)           acquisitions of commercial paper given a rating of “A-1” or better by Standard & Poor’s Corporation or “P-1” or better by Moody’s Investors Service, Inc. and maturing not more than 90 days from the date of creation thereof; and

(d)           shares of money market mutual or similar funds which invest at least 95% of their assets in assets satisfying the requirements of clauses (a) through (c) of this definition.

“CCAA” means Companies’ Creditors Arrangement Act (Canada), (or any successor statute), as amended from time to time, and includes all regulations thereunder.

“Change of Control” means, (a)(i) if any Parent Company’s Capital Stock is not traded on a nationally-recognized stock exchange, the Permitted Investors ceases to own, directly or indirectly, more than 50% of the Voting Stock of the Canadian Borrower; or (ii) if any Parent Company’s Capital Stock is traded on a nationally-recognized stock exchange, the Permitted Investors shall cease to own, directly or indirectly, at least 35% of the Voting Stock of the Canadian Borrower, (b) a change in the majority of directors of Canadian Borrower, unless approved by the then majority of directors; (c) all or substantially all of the Canadian Borrower’s consolidated assets are sold or transferred; or (d) any “change of control” (or comparable term) in any document pertaining to the Secured Note Facility.

“Chattel Paper” means, with respect to a Loan Party, all of such Loan Party’s now owned or hereafter acquired chattel paper, as defined in the PPSA and Article 9 of the UCC (as applicable), including electronic chattel paper.

“Clearing Bank” means Royal Bank, the Bank or any other banking institution, acceptable to Agent, with whom a Receipt Account has been established pursuant to a Blocked Account Agreement.

“Closing Date” means December 12, 2008.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the Liquidity Collateral and the Shared Collateral as such terms are defined in the Intercreditor Agreement.

“Commitment” means, at any time with respect to a Lender, the U.S. Revolving Credit Commitment or Canadian Revolving Credit Commitment of such Lender, as applicable, and “Commitments” means, at any time, the sum of the aggregate U.S. Revolving Credit Commitments of all U.S. Lenders at such time plus the aggregate Canadian Revolving Credit Commitments of all Canadian Lenders at such time.

“Commitment Fees” means a collective reference to the Canadian Commitment Fee and the U.S. Commitment Fee.

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“Confirmation Agreement” means the Confirmation, Ratification and Amendment of Loan Documents and Security Documents Agreement (in form and substance satisfactory to the Agent) dated the Effective Date.

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum derived substance or waste, asbestos in any form or condition, polychlorinated biphenyls (“PCBs”) or any constituent of any such substance or waste.

“Consolidated Amortization Expense” for any period means the amortization expense of the Canadian Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Canadian Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the Canadian Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense of the Canadian Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including, without duplication,

(a)           imputed interest on Capitalized Leases obligations and Attributable Debt,

(b)           commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(c)           the net costs associated with Hedge Agreements related to interest rates,

(d)           the interest portion of any deferred payment obligations,

(e)           all other non-cash interest expense,

(f)            capitalized interest,

(g)           the product of (a) all dividend payments on any series of Preferred Stock of the Canadian Borrower or any Preferred Stock of any Subsidiary (other than any Preferred Stock held by the Canadian Borrower or a Wholly Owned Subsidiary or to the extent paid in Capital Stock), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of the Canadian Borrower and the Subsidiaries, expressed as a decimal, and

(h)           all interest payable with respect to discontinued operations,

(i)            all interest payable on any Debt described in clause (b) or (d) of Debt,

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but shall not include the amortization or accretion of debt issuance costs and other financing or commitment fees and expenses.

“Consolidated Net Income” for any period means the net income (or loss) of the Canadian Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a)           the net income (or loss) of any Person that is not a Subsidiary, except to the extent that cash in an amount equal to any such income has actually been received by the Canadian Borrower or, subject to clause (c) below, any Subsidiary during such period;

(b)           the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, except to the extent such prohibition has been waived;

(c)           other than for purposes of calculating the Available Amount, any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Canadian Borrower or any Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Debt, of the Canadian Borrower or any Subsidiary or (b) any Transfer by the Canadian Borrower or any Subsidiary;

(d)           gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(e)           non-cash gains and losses attributable to movement in the Mark-to-Market valuation of Hedge Agreements;

(f)            any impairment charge or asset write-off or write-down;

(g)           any after-tax effect of income or loss from the early extinguishment of Debt;

(h)           any non-cash compensation charge or expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights;

(i)            any non-cash pension charge or expense;

(j)            the cumulative effect of any change in accounting principles during such period;

(k)           other than for purposes of calculating the Available Amount, any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such extraordinary or nonrecurring gain (or the tax effect of any such extraordinary or nonrecurring loss), realized by the Canadian Borrower or any Subsidiary during such period;

(l)            the amount of any Tax Dividends;

(m)          the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other

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reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the indenture.

For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means any gain or loss as of any date that is not reasonably likely to recur within the two years following such date; provided that if there was a gain or loss similar to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring.

“Consolidated Net Tangible Assets” shall mean the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the most recent consolidated balance sheet of the Canadian Borrower but which by its terms is renewable or extendable beyond 12 months from such date at the option of the Canadian Borrower) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the most recent consolidated balance sheet of the Canadian Borrower and computed in accordance with GAAP.

“Contango Loan” means any Revolving Loan hereunder requested for the purpose of financing the purchase for storage and future deliveries of Hedged Eligible Inventory described in clause (a)(2) of the definition thereof under a strategy relating to a market that is in “contango” with respect to Petroleum Inventory Approved by Required Lenders.

“Contingent Obligations” means any indemnity or other contingent Obligations not yet due and owing (but excluding, for the avoidance of doubt, outstanding obligations (whether matured or contingent) in respect of Hedge Agreements, Letters of Credit and Bank Products).

“CRA” means the Canadian Revenue Agency and any Governmental Authority succeeding to any of its principal functions.

“Credit Judgment” means, as applicable, Agent’s reasonable judgment exercised in a manner consistent with its customary practices or otherwise in good faith, based upon its consideration of any factor that it reasonably believes (a) could adversely affect the quantity, quality, mix or value of the Collateral (including any applicable law that may inhibit collection of an Account), the enforceability or priority of the Agent’s Liens, or the amount that Agent and Lenders could receive in liquidation of any Collateral (after taking into consideration any claims or liabilities that will need to be satisfied in connection with the realization upon the Collateral included in the Canadian and U.S. Borrowing Base); (b) provides evidence that any collateral report or financial information delivered by any Loan Party is inaccurate or misleading in any material respect; (c) materially increases the likelihood of any insolvency proceeding involving a Loan Party; or (d) creates a Default or an Event of Default.  In exercising such judgment, Agent may consider factors already included in the definitions of Eligible Accounts or Eligible Inventory, changes in collection history and dilution of accounts, changes in any material respect in the mix, demand for and pricing of inventory, changes in any material respect concentration risks, and any factors that could materially increase the credit risk of lending to the Borrowers on the security of the Collateral.

“Credit Support” means a collective reference to U.S. Credit Support and Canadian Credit Support.

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“Debt” means, without duplication, all liabilities, obligations and indebtedness of any Loan Party to any Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, in each case consisting of indebtedness for borrowed money or the deferred purchase price of property, excluding trade payables, but including in any event (a) all Obligations; (b) all obligations and liabilities of any Person secured by any Lien on the property of any Loan Party; (c) all obligations or liabilities created or arising under any Capital Lease or conditional sale or other title retention agreement with respect to property used or acquired by any Loan Party, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of such Loan Party, as the case may be, prepared in accordance with GAAP; (d) all obligations and liabilities under Guarantees; and (e) the present value of lease payments due under any synthetic leases under which any Loan Party is treated as the owner of the property leased for tax purposes but which is treated as an operating lease under GAAP.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time or both, would (if not cured, waived or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” means a fluctuating per annum interest rate at all times equal to the sum of (a) the otherwise applicable Interest Rate plus (b) two percentage points per annum.  Each Default Rate shall be adjusted simultaneously with any change in the applicable Interest Rate.  In addition, the Default Rate shall result in an increase in the Letter of Credit Fee by two percentage points per annum.

“Defaulting Canadian Lender” means a Canadian Lender who is a Defaulting Lender.

“Defaulting Canadian Lender Credit Extension” has the meaning specified in Section 12.15A(f).

“Defaulting Lender” means any Lender that (a), prior to the cure of such failure, has failed to fund any portion of the Revolving Loans required to be funded by it hereunder, (b), prior to the cure of such failure, has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder when due, unless the subject of a good faith dispute, or (c) has notified the Canadian Borrower or the Agent that it does not intend to comply with its obligations under this Agreement.

“Defaulting U.S. Lender” means a U.S. Lender who is a Defaulting Lender.

“Defaulting U.S. Lender Credit Extension” has the meaning specified in Section 12.15B(f).

“Designated Account” means, a collective reference to the Canadian Designated Account and the U.S. Designated Account.

“Distribution” means, in respect of any Person:  (a) the payment or making of any dividend or other distribution of property in respect of Capital Stock of such Person, other than

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distributions in Capital Stock of the same class or through accretion or accumulation of such dividend or distribution on such Capital Stock; or (b) the redemption or other acquisition by such Person or any of its Subsidiaries of any Capital Stock of such Person.

“DOL” means the United States Department of Labor or any successor department or agency.

“EBITDA” means, for any Person and any period means, without duplication, the Consolidated Net Income of such Person for such period plus the following:

(a)           in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Subsidiary only if a corresponding amount would be permitted at the date of determination to be distributed to the Canadian Borrower by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders, Consolidated Income Tax Expense and Tax Dividends, Consolidated Amortization Expense, Consolidated Depreciation Expense, and Consolidated Interest Expense, in each case to the extent reducing Consolidated Net Income, in each case determined on a consolidated basis) in accordance with GAAP; plus

(b)           in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Subsidiary only if a corresponding amount would be permitted at the date of determination to be distributed to the Canadian Borrower by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders, the aggregate amount of all other non-cash charges, expenses or losses that reduce such Consolidated Net Income (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up), in each case determined on a consolidated basis in accordance with GAAP; plus

(c)           any reasonable expenses or charges incurred in connection with any equity offering (but if such equity offering is a sale of Capital Stock in any part of the Canadian Borrower, only to the extent that proceeds of such equity offering are received by or contributed to the equity of the Canadian Borrower), Permitted Investment, acquisition, recapitalization or Debt permitted to be incurred hereunder or the Secured Note Facility Debt (in each case whether or not consummated), in each case determined on a consolidated basis in accordance with GAAP; plus

(d)           the amount of management, monitoring, consulting, advisory fees, termination payments and related expenses paid to the Sponsor (or any accruals relating to such fees and related expenses) during such period pursuant to the Management Agreement or any amendment thereto (so long as such amendment is not less advantageous to the holders of the notes in any material respect than the Management Agreement), in each case determined on a consolidated basis in accordance with GAAP; plus

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(e)           operating expense reductions and other operating improvements, synergies or costs savings that have been realized or are reasonably anticipated to be realizable within twelve (12) months of any investment, acquisition, disposition, merger, consolidation, discontinued operation or action being given pro forma effect (including, to the extent applicable, from the Transactions); plus

(f)            all adjustments of the nature described in Schedule A; plus

(g)           any net after-tax gains or losses on disposal of discontinued operations deter-mined on a consolidated basis in accordance with GAAP; minus

(h)           the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period.

“Effective Date” means the date of this Agreement.

“Eligible Accounts” means all Accounts arising in the ordinary course of a Loan Party’s business, but excluding interest, late charges, penalties, collection costs and other similar sums due or payable in respect thereof, upon which the Agent’s Liens constitutes a first-ranking, duly registered, published and perfected Lien ranking in priority to all other Liens (except (i) Permitted Liens in respect of First Purchase Crude Payables, (ii) Permitted Liens which do not have priority over the Agent’s Liens, and (iii) unregistered Permitted Liens for which amounts are not yet due and payable) and that are not ineligible as the basis for Revolving Loans and/or Letters of Credit, based on the Agent’s satisfactory field examinations and audits and the following criteria set forth below..  Eligible Accounts of a Loan Party shall not include, without duplication, any Account of such Loan Party:

(a)           which (i) in the case of Accounts arising from the sale or delivery of crude oil, natural gas, natural gas liquids or condensate, is due and payable more than thirty (30) days following the last day of the calendar month in which the Petroleum Inventory delivery occurred and is more than ten (10) days past due, (ii) in the case of all other Accounts, which has been outstanding for more than ninety (90) days past the invoice date or with respect to which more than sixty (60) days have elapsed since the due date;

(b)           with respect to which any of the representations, warranties, covenants, or agreements contained in this Agreement are incorrect or have been breached in any material respect;

(c)           with respect to which Account, in whole or in part, a cheque, promissory note, draft, trade acceptance, Chattel Paper or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason;

(d)           which represents a progress billing (as hereinafter defined) or as to which such Loan Party has extended the time for payment without the consent of the Agent; for the purposes hereof, “progress billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon such Loan Party’s completion of any further performance under the contract or agreement;

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(e)           as to which any one or more of the following events has occurred with respect to the Account Debtor on such Account: death or judicial declaration of incompetence of an Account Debtor who is an individual; the filing by or against the Account Debtor of a request, proposal, notice of intent to file a proposal, proceeding, action or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, restructuring, liquidation, winding up, corporate or similar laws of Canada or the United States of America, any province, state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by the Account Debtor for the benefit of creditors; the appointment of a receiver, trustee, monitor, custodian, liquidator, administrator, interim receiver, monitor or trustee or other official for the Account Debtor or for any of the assets of the Account Debtor, including, without limitation, the appointment of or taking possession by a “custodian” as defined in the Bankruptcy Code of the United States or a “trustee” under the BIA; the institution by or against the Account Debtor of any other type of insolvency, liquidation, bankruptcy, winding up or reorganization proceeding (under the laws of Canada, the United States of America or otherwise, including applicable corporate statutes, the BIA and the CCAA or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of, the Account Debtor; the sale, assignment, or transfer of all or any material part of the assets of the Account Debtor for the benefit of creditors; the non-payment generally by the Account Debtor of its debts as they become due; or the cessation of the business of the Account Debtor as a going concern;

(f)            owed by an Account Debtor if twenty-five percent (25%) or more of the aggregate Dollar amount (with any Account payable in a foreign currency being converted to Dollars for this purpose) of outstanding Accounts owed at such time by such Account Debtor thereon is classified as ineligible under clause (a) above;

(g)           owed by an Account Debtor if such Account Debtor: (i) does not maintain its chief executive office or registered office in Canada or the United States of America or its territories or protectorates; or (ii) is not organized under the laws of Canada or any Province thereof or the United States of America or any state thereof (except in respect of Accounts in the case of clauses (i) and (ii) which are credit insured pursuant to insurance policies maintained by a Loan Party  with export insurers acceptable to the Agent and all terms thereof, including risks and amounts of coverage, and all such policies and any proceeds payable thereunder have been validly assigned to the Agent on terms acceptable to the Agent); or (iii) is the government of any country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, except to the extent that the Agent otherwise determines in its discretion the Account to be eligible on an account-by-account basis based on, among other things, compliance with all applicable laws in order to obtain a valid and enforceable assignment (in the case of clause (iii));

(h)           owed by an Account Debtor which is an employee of a Loan Party, or by a subsidiary of a Loan Party, or by an Affiliate of a Loan Party (unless dealings with such Affiliate are (i) in the ordinary course of business, (ii) on terms consistent with past practices, and (iii) on arm’s length terms) or which is an Intercompany Account;

(i)            which is owed by an Account Debtor to the extent to which the Account Debtor has made or asserted, or a Loan Party has otherwise reported, any right of set off, compensation, counterclaim, offset, discount (including accruals related thereto), allowance, charge-back, rebate

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payable, contra claim or any other dilutive factors by the Account Debtor, unless the Account Debtor has entered into an agreement acceptable to the Agent to waive all such rights; or if the Account Debtor thereunder has disputed liability or made any claim with respect to any other Account due from such Account Debtor (whether such Account is owing to such Loan Party or any other Loan Party); but in each such case only to the extent of such indebtedness, setoff, charge-back, counterclaim, offset, compensation, discount, allowance, rebate, dispute, claim or any other dilutive factors; or any Accounts to the extent of any unapplied credits or credits in prior;

(j)            which represents a cash sale or cash on delivery sale;

(k)           which represents a re-billed or a redated Account (unless the previous account has been cancelled and replaced and the new bill is dated the date of the replaced Account for aging purposes);

(l)            owed by the government of the United States of America or Canada or any department, agency, public or Crown corporation or other instrumentality thereof, unless, in the case of an Account owed to (i) a Canadian Loan Party by the government of Canada or any department agency, public or Crown corporation or other instrumentality thereof, the Financial Administration Act (Canada), and (ii) a U.S. Loan Party by the government of the United States of America or any department, agency, public corporation or other instrumentality thereof, the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), and any other steps necessary to perfect the Agent’s Liens therein, have been complied with to the Agent’s satisfaction with respect to such Account;

(m)          which represents, in whole or in part, a sale on a bill-and-hold, guaranteed sale, contractual sale and return, sale on approval, consignment, or other repurchase or return basis;

(n)           in respect of which one or more Loan Parties is not the sole payee and remittance party, with sole lawful and absolute title thereto free and clear of any Lien (other than a Lien in favour of the Agent or a Permitted Lien in respect of First Purchase Crude Payables (as opposed to being voluntarily granted), (ii) a Permitted Lien which does not have priority over the Agent’s Liens and (iii) Liens which are unregistered and not yet due and payable));

(o)           which is payable in a currency other than Canadian Dollars and U.S. Dollars;

(p)           which is owed by a customer, or affiliated group of customers, which is obligated to the Loan Parties respecting Accounts, the aggregate unpaid balance of which exceeds fifty percent (50%) of the aggregate unpaid balance of all otherwise Eligible Accounts owed to the Loan Parties at such time by such customers, but only to the extent of such excess;

(q)           for goods not shipped and delivered or otherwise not representing a final sale or otherwise representing a pre-billed Account or Accounts for unshipped or incomplete goods or services or otherwise with respect to which the goods giving rise to such Account have not been shipped and, if required to create a valid Account, delivered to the Account Debtor or the services giving rise to such Account have not been performed by the Loan Party and, if applicable, accepted by the Account Debtor, or the Account Debtor revokes its acceptance of such goods or services or such Account otherwise arises from a incomplete sale or service;

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(r)            if the sale giving rise thereto was not made in compliance in all respects with all applicable laws;

(s)           which is owed by a customer, or affiliated group of customers, which is obligated to the Loan Parties respecting Accounts, the aggregate unpaid balance of which exceeds the credit limit set forth (to Agent by Loan Party) for such customers in excess of $1,000,000 when aggregated with all otherwise Eligible Accounts owed to the Loan Parties at such time by such customers, but only to the extent of such excess;

(t)            which arises out of an enforceable contract or order which, by its terms, forbids, restricts or makes void or unenforceable the granting of a Lien by the Loan Party to the Agent with respect to such Account;

(u)           which represents any unapplied cash or credits;

(v)           if the Agent believes, in the exercise of its good faith credit discretion, that the prospect of collection of such Account is impaired, or that the Account is uncollectible or otherwise doubtful or that the Account may not be paid by reason of the Account Debtor’s financial inability to pay;

(w)          with respect to which the Account Debtor is located in any state of the United States of America or province of Canada which requires the filing of a Notice of Business Activities Report or registration or licensing to carry on business or similar report, registration or licensing in order to permit such Loan Party to seek judicial enforcement in such state of the United States of America or province of Canada of payment of such Account, unless such Loan Party has qualified to do business in such state or province or has filed a Notice of Business Activities Report or registration or licensing to carry on business or equivalent report, registration or licensing for the then current year;

(x)            which represents rents and similar payments to the Loan Party in connection with, without limitation, ground leases or other leases of real property or other Note Collateral (as defined in the Intercreditor Agreement).

(y)           which arises out of a sale not made in the ordinary course of such Loan Party’s business; or

(z)            which the Agent in the exercise of its good faith credit discretion determines to be ineligible for any other reasons deemed necessary by Agent in its reasonable business judgment, including, without limitation, those which are customary in the commercial lending industry.

“Eligible Assignee” means (a) a commercial bank, commercial finance company or other asset based lender, having total assets in excess of $1,000,000,000 and for which the consent of the Canadian Borrower has been received (provided, that (x) no consent of the Canadian Borrower shall be unreasonably withheld or delayed, and (y) no consent of the Canadian Borrower shall be required if a Default or Event of Default has occurred and is continuing); (b) any Lender; or (c) any Affiliate of any Lender; provided, however, that an Eligible Assignee shall in all cases (when no Event of Default is continuing) be a financial institution that (i), if such Person is to hold Canadian Obligations, is a Canadian Qualified Lender, (ii) is an Affiliate of a Canadian Lender and is a Canadian Qualified Lender, (iii) it, which may include one of its

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Affiliates, shall have both a Canadian Revolving Credit Commitment and a U.S. Revolving Credit Commitment, and (iv) is not a trade competitor of any Loan Party.  Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, any Person reasonably acceptable to the Agent may be an Eligible Assignee.

“Eligible Cash Equivalents” means, with respect to a Loan Party, the Cash Equivalents of such Loan Party which the Agent, in the exercise of its reasonable credit judgment, determines to be Eligible Cash Equivalents.  Without limiting the exercise of the Agent’s reasonable credit judgment, the following eligibility criteria must be satisfied in determining Eligible Cash Equivalents:

(a)           Cash Equivalents in which a Loan Party has lawful and absolute title;

(b)           Cash Equivalents which are free from any express or implied at law Lien, trust or other beneficial interest (other than (i) a Lien in favour of Agent, for the benefit of Lenders, (ii) a non-consensual Lien arising by operation of law notified to the Agent for which a reserve has been established against the Borrowing Base, and (iii) inchoate Liens for which amounts are not yet due and payable); and

(c)           Cash Equivalents in which Agent holds a fully perfected first-priority security interest prior to the rights of, and enforceable as such against, any other Persons pursuant to an account/control agreement satisfactory to Agent and any other legal requirement necessary for perfecting a security interest in such assets with such priority.

“Eligible Inventory” means inventories of Petroleum Inventory in which a Loan Party has lawful and absolute title, which are not subject to any Lien in favour of any Person (other than (i) Permitted Inventory Liens, (ii) Permitted Liens which do not have priority over the Agent’s Liens, (iii) unregistered Permitted Liens for which amounts are not yet due and payable or (iv) the Agent’s Liens), which are subject to a fully perfected first priority security interest (subject only to (i) Permitted Inventory Liens, (ii) Permitted Liens which do not have priority over the Agent’s Liens, and (iii) unregistered Permitted Liens for which amounts are not yet due and payable) in favour of Agent pursuant to the Loan Documents prior to the rights of, and enforceable as such against, any other Person, and which, at all times continues to be acceptable to the Agent in light of the criteria set forth below in the exercise of its reasonable business judgment.  Eligible Inventory shall specifically exclude:

(i)            Petroleum Inventory consisting of tank bottoms or pipeline linefill, in either case located in facilities owned by or pipelines owned by a Loan Party which, at any time, is properly classified as a long-term asset under GAAP.

(ii)           unmerchantible/unsaleable or obsolete Inventory;

(iii)          Inventory not located at locations owned or leased by such Loan Party (including Inventory in third party pipelines) or Inventory located at any other location of such Loan Party, in each case, unless not subject to a third party lien waiver in form and substance satisfactory to the Agent in its reasonable business judgment or in respect of which Agent has agreed to appropriate reserves;

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(iv)          Inventory returned or rejected by such Loan Party’s customers (other than goods that are undamaged and resalable in the normal course of business in the Agent’s reasonable business judgment), including, without limitation, goods to be returned to such Loan Party’s suppliers;

(v)           Inventory in transit to or from third parties; for greater certainty, Inventory in third party pipelines or storage facilities is not considered to be in transit Inventory;

(vi)          Inventory located outside of Canada or the continental United States;

(vii)         Inventory in the possession of a warehouseman, bailee, Affiliate or Subsidiary of any such Loan Party (that is not a Loan Party), unless such warehousemen, bailee or third party have executed a waiver and notice of security interest agreement in favour of the Agent (in form and substance satisfactory to the Agent) and/or the Agent shall otherwise be satisfied that Agent has a first entitlement, lien and priority perfected security interest in such Inventory, subject to Permitted Inventory Liens;

(viii)        consignment Inventory;

(ix)           that is not in good condition, is unmerchantable or does not meet all applicable material standards imposed by any Governmental Authority, having regulatory authority over such goods, their use or sale;

(x)            that is not currently either usable or salable, at prices approximating at least cost, in the normal course of such Loan Party’s business or that is slow moving, defective or stale; and

(xi)           Inventory (other than Petroleum Inventory that is eligible to be traded on NYMEX) not acceptable to the Agent for any other reasons deemed necessary by the Agent in its reasonable business judgment, including, without limitation, those which are customary either in the commercial finance industry or in the lending practices of the Agent.

“Environmental Laws” means all federal, provincial, state, municipal, local or foreign laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directives, decisions, policies, guidelines, directed duties, licenses, authorizations, decrees, orders and permits of, and agreements with, any Governmental Authority, in each case relating to environmental, health and safety matters.

“Environmental Lien” means a Lien in favour of any Governmental Authority or any other Person for (a) any liability under Environmental Laws or (b) damages arising from, or costs incurred by such Governmental Authority or other Person in response to, a Release or threatened Release of a Contaminant into the environment.

“EPPA” means the Employment Pension Plans (Alberta) and all regulations thereunder as amended from time to time and any successor legislation.

“Equipment” means, with respect to a Loan Party, all of such Loan Party’s now owned and hereafter acquired machinery, equipment, furniture, furnishings, fixtures and other tangible personal property (except Inventory), including embedded software, motor vehicles, aircraft, dies, tools, jigs, molds and office equipment, as well as all of such types of property leased by

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such Loan Party and all of such Loan Party’s rights and interests with respect thereto under such leases (including, without limitation, options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located and includes “equipment” as defined in the PPSA or UCC, as applicable.

“Equivalent Amount” means, on any date, the amount of Dollars into which an amount of U.S. Dollars may be converted or the amount of U.S. Dollars into which an amount of Dollars may be converted, in either case, at, in the case of the Canadian Borrower, the Agent’s spot buying rate in Toronto, Canada as at approximately 12:00 noon (Toronto time) on such date and in the case of the U.S. Borrowers, the Bank’s spot buying rate in New York, New York as at approximately 12:00 noon (New York City time) on such date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or other Pension Plan regulated or governed by other applicable legislation or notification that a Multiemployer Plan or Pension Plan regulated or governed by or other applicable legislation is in reorganization, (d) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA or other law, or the commencement of proceedings by the PBGC pursuant to Section 4042 of ERISA or other similar applicable Governmental Authority to terminate a Pension Plan or to appoint a trustee to administer any Pension Plan or Multiemployer Plan, or (e) the imposition of any liability under Title IV of ERISA or other similar applicable legislation (other than for PBGC premiums due but not delinquent under Section 4007 of ERISA or other similar legislation) upon any Loan Party.

“Event of Default” has the meaning specified in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

“Exchange Rate” means, as of any date in respect of the conversion of an amount on such date denominated in a particular currency (the “specified currency”) into an amount specified in another currency (the “alternative currency”) or in respect of the calculation on such date of the amount of the alternative currency which is equivalent to an amount of the specified currency,

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the spot exchange rate prevailing on the Toronto foreign exchange market on such date for the exchange of the specified currency for the alternative currency, as determined by the Bank.

“Excluded Subsidiary” means each Subsidiary which is (a) an Immaterial Subsidiary and each future Subsidiary which is an Immaterial Subsidiary, in each case, for so long as such Subsidiary remains an Immaterial Subsidiary or (b) is a joint venture.

“Excluded Taxes” means, with respect to any Secured Party or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder or under any Loan Document, (a) Taxes imposed or levied by any jurisdiction on or measured by its (or its applicable lending office’s) overall net income, capital or net worth (however denominated), and franchise Taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office or applicable lending office is located or otherwise as a result of a present or former connection between the recipient and the jurisdiction imposing such Tax other than a connection arising solely from such recipient having executed, received a payment under, or enforced its rights under, this Agreement or any Loan Document, (b) any branch profits taxes imposed by the United States or Canada or any similar Tax imposed by any other jurisdiction in which the recipient is located and (c) in the case of a Foreign Lender (i) (other than an assignee pursuant to a request by the Canadian Borrower under Section 11.3), any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if applicable) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Loan Party with respect to such withholding tax pursuant to Section 4.1(b) and (c), or (ii) any withholding Taxes imposed on amounts payable to such Foreign Lender as a result of such Foreign Lender’s failure to comply with the requirements of FATCA to establish a complete exemption from withholding thereunder, and (d) any withholding Taxes attributable to any Secured Party’s failure or inability (other than as a result of a change in law after the date on which such Secured Party becomes a party hereto) to comply with Sections 4.1(e) or 12.10.

“Existing Credit Agreement” has the meaning specified in the recitals to this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code and any regulations promulgated thereunder.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Bank on such day on such transactions as determined by the Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

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“Fee Letter” has the meaning specified in Section 2.4.

“Financial Statements” means the consolidated and consolidating financial statements of the Canadian Borrower and its Subsidiaries, prepared in accordance with GAAP, and any other financial statements required to be given to the Agent and Lenders pursuant to this Agreement.  Any such financial statements which this Agreement requires be audited, shall be so audited by independent chartered accountants of nationally recognized standing or such other auditors as approved by the Agent (Agent acknowledging that Ernst and Young LLP and PriceWaterhouseCoopers LLP are approved auditing firms).

“First Purchase Crude Payables” means the unpaid amount of any payable obligation related to the purchase of Petroleum Inventory by any Loan Party which Agent determines will be secured by a statutory Lien, to the extent such payable obligation is not at the time in question covered by a Letter of Credit.

“Fiscal Year” means each of the Loan Party’s fiscal year for financial accounting purposes.  As of the date hereof, the current Fiscal Year of the Canadian Borrower will end on December 31, 2010.

“Fixed Assets” means, with respect to the Canadian Borrower or any of its Subsidiaries, the Equipment and Real Estate of such Canadian Borrower or such Subsidiary.

“Fixed Charge Coverage Ratio” means, with respect to any fiscal period of the Canadian Borrower on a consolidated basis the ratio of (i) EBITDA for such fiscal period, minus, cash income taxes paid by Loan Parties during such fiscal period, minus, unfinanced maintenance Capital Expenditures (exclusive of Capital Expenditures funded or refinanced by equity contributions into the Canadian Borrower) of the Loan Parties paid in cash during such fiscal period, minus, cash dividend Distributions paid (including any payment in connection with the Tax Dividend but excluding any payment in connection with dividends between the Canadian Borrower and any of its Subsidiaries) to (ii) Fixed Charges for such fiscal period.

“Fixed Charges” means, with respect to any fiscal period of Canadian Borrower on a consolidated basis, without duplication, the sum of (A) all scheduled cash payments of principal on Funded Debt of the Loan Parties made during such fiscal period, (B) all payments of scheduled cash interest on Funded Debt of the Loan Parties made during such fiscal period, and (C) all cash payments of Letter of Credit Fees made by the Loan Parties during such fiscal period.

“Foreign Lender” means any U.S. Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Funding Date” means, with respect to a Borrowing, the date on which such Borrowing occurs.

“Funded Debt” means the sum, without duplication, of (a) the aggregate amount of funded Debt (including the Obligations) of the Loan Parties consisting of or relating to (i) the borrowing of money or the obtaining of credit (other than trade payables incurred in the ordinary course of business), or (ii) Capital Leases, plus (b) Debt of the type referred to in clause (a) of another Person guaranteed by a Loan Party (but only to the extent such guarantee shall become

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due and payable by such Loan Party and remain unpaid after any applicable grace period or period permitted following demand for the payment), in each case on a consolidated basis for the Loan Parties.

“Funded Debt to EBITDA Ratio” means, at any time, the quotient obtained by dividing (a) Funded Debt (as numerator) by (b) EBITDA (as denominator) for any fiscal period.

“GAAP” means at any particular time with respect to any Loan Party, generally accepted accounting principles as in effect at such time in Canada, consistently applied; provided, however, that, if employment of more than one principle shall be permissible at such time in respect of a particular accounting matter, “GAAP” shall refer to the principle which is then employed by the applicable Loan Party with the concurrence of its independent public or chartered accountants, who are acceptable to the Agent provided further that, subject to Section 14.24, for the purposes of determining compliance with the financial covenants herein, “GAAP” means GAAP as in effect from time to time.

“General Intangibles” as defined in the UCC, including “Intangibles” as defined in the PPSA, and including choses in action, causes of action, company or other business records, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, permits, tax refund claims, computer programs, operational manuals, internet addresses and domain names, insurance refunds and premium rebates, all rights to indemnification, and all other intangible and incorporeal Property of any kind.

“Governmental Authority” means any nation or government, any state, province, municipality or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing and any department, agency, board, commission, tribunal, committee or instrumentality of any of the foregoing.

“Guarantee” or “Guaranty” means, with respect to any Person, all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any Debt of any other Person (the “guaranteed obligations”), or assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, including any such obligations incurred through an agreement, contingent or otherwise:  (a) to purchase the guaranteed obligations or any property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition; or (c) to lease property or to purchase any debt or equity securities or other property or services.  The amount of any Guarantee of any guaranteeing Person shall be deemed to be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof (i) as set forth in such Guarantee, or (ii) if not so set forth, as determined by such Person in good faith,

“Guaranteed Obligations” has the meaning specified in Section 13.1.

“Guarantor Payment” has the meaning specified in Section 13.6.

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“Guarantors” has the meaning specified in the preamble.

“Hedge Agreement” means any and all transactions (whether under an ISDA or otherwise), agreements or documents (including ISDAs) entered into with any Lender or any Affiliate of a Lender (or any Person that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was entered into), which provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, derivative, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging a Loan Party’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Hedge Positions in Brokers Accounts” means all commodities futures accounts of the Loan Parties in which the Agent for the benefit of Lenders has been granted an exclusive security interest in a manner satisfactory to the Agent, with such interest being subject only to the rights of the broker under such account, in excess of the amounts required to be maintained pursuant to the applicable margin requirements.

“Hedged Eligible Inventory” means Eligible Inventory with respect to which the price risk has been:

(a)           hedged for delivery, by either:

(i)            a contract on the NYMEX , having delivery within the next twelve (12) months with respect to Petroleum Inventory, arranged through brokers approved by Agent and with whom a three-party agreement among, as applicable, a Loan Party, Agent and such broker has been entered in form and substance satisfactory to Agent; or

(ii)           a contract for a specified price for physical delivery of such inventory, having delivery within the next twelve (12) months with respect to Petroleum Inventory, to a counterparty whose Account would qualify as an Approved Billed Eligible Account or an Approved Unbilled Eligible Account; provided, however, that such inventory is a commodity that is also eligible for contract hedging on the NYMEX; or

(iii)          a contract for a specified price for physical delivery of such inventory, having delivery within the next twelve (12) months with respect to Petroleum Inventory, to a counterparty whose Account would qualify as an Investment Grade Eligible Account, provided, however, that such inventory is a commodity that is not eligible for contract hedging in the NYMEX.

(b)           hedged for a term of no more than six (6) months with respect to Petroleum Inventory other than natural gas and natural gas liquids, pursuant to an over-the-counter put option with a floor price and with a counterparty whose Account would qualify as an Approved Billed Eligible Account or an Approved Unbilled Eligible Account,; or

(c)           otherwise hedged in a manner satisfactory to Agent.

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“Hedging Amounts” has the meaning specified in the definition of Bank Products.

“Hedging Exposure” means, at any time and subject to the Hedging Sublimit, the sum of the amount determined by the Agent (in its sole discretion with consideration given to any determinations provided to the Agent by the BP Provider and the Lenders (and their Affiliates) providing Hedge Agreements) to be the credit risk associated with all outstanding Hedge Agreements.  The total of all such Hedging Exposures of all Lenders (and their Affiliates) not to exceed the Hedging Sublimit.  Any Hedging Exposure denominated in U.S. Dollars shall be the CDN Dollar equivalent thereof.

“Hedging Reserve” means all reserves which the Agent from time to time establishes in its reasonable credit judgment for Hedging Agreements then provided or outstanding which shall, at all times, be at least an amount that is equal to all Hedging Exposure in respect to such Hedging Agreements outstanding.

“Hedging Sublimit” means the maximum aggregate amount of U.S.$50,000,000 of Hedging Exposure.

“Immaterial Subsidiary” means, on any date for which a consolidated balance sheet of the Canadian Borrower is prepared, any Subsidiary of the Canadian Borrower that has less than 1.0% of the Canadian Borrower’s Consolidated Net Tangible Assets or annual consolidated revenues; provided that at no time shall all Immaterial Subsidiaries have in the aggregate consolidated net tangible assets or annual consolidated revenues as of such date in excess of 3.0% of Consolidated Net Tangible Assets or annual consolidated revenues, respectively, of the Canadian Borrower.

“Indemnified Liabilities” has the meaning specified in Section 14.12.

“Indemnified Person” has the meaning specified in Section 14.12.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Instruments” means, with respect to a Loan Party, all instruments as such term is defined in the UCC and in the PPSA (as applicable), now owned or hereafter acquired by such Loan Party.

“Intercompany Accounts” means all assets and liabilities, however arising, which are due to any Loan Party or its Subsidiaries from, which are due from any Loan Party or its Subsidiaries to, or which otherwise arise from any transaction by any Loan Party or its Subsidiaries with, any Affiliate.

“Intercreditor Agreement” means that certain Intercreditor Agreement (substantially in the form attached hereto as Schedule A) dated as of May 27, 2009 among the Agent, BNY Trust Company of Canada and the Canadian Borrower, as the same may be amended, supplemented or otherwise modified from time to time.

“Interest Rate” means each or any of the interest rates, including the Default Rate, set forth in Section 2.1.

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“Inventory” means, with respect to a Loan Party, all of such Loan Party’s now owned and hereafter acquired “inventory” (as defined in the PPSA or Article 9 of the UCC, as applicable), including, without limitation, goods and merchandise, wherever located, whether without or after further processing, to be furnished under any contract of supply or service or held for sale or lease, all returned goods, raw materials, work in process, finished goods (including embedded software), other materials and supplies of any kind, nature or description which are used or consumed in such Loan Party’s business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise and all documents of title or other documents representing them.

“Investment Grade Eligible Accounts” means Billed Eligible Accounts that are owing by an Account Debtor who has an Investment Grade Rating.

“Investment Grade Rating” means a credit rating of “BBB-” or better by Standard Poor’s Corporation or “Baa3” or better by Moody’s Investor Services.

“IRS” means the Internal Revenue Service and any Governmental Authority succeeding to any of its principal functions under the Code.

“Issued but Unused Letter of Credit Value” means, on any day, the lesser of the (a) cost or (b) current market value of Petroleum Inventory purchased by Loan Parties under Letters of Credit but which has not been physically delivered to such Loan Party; provided, that if such Letters of Credit are not specific to Petroleum Inventory then the “Issued but Unused Letter of Credit Value” in respect of such Letters of Credit shall be reduced by any forward Mark-to-Market losses and/or any net exchange payable to the same counterparty.

“Judgment Interest Act (Alberta)” means the Judgment Interest Act (Alberta), including the regulations made and, from time to time, in force under that Act.

“Lender” and “Lenders” have the meanings specified in the preamble hereto and shall include the Agent to the extent of any Agent Advance outstanding; provided that no such Agent Advance shall be taken into account in determining any Lender’s Pro Rata Share.  The foregoing includes each such Lender that has a Revolving Credit Commitment or is the holder of a Revolving Loan or is a participant in a Letter of Credit.

“Letter of Credit Fees” means, the collective reference to the U.S. Letter of Credit Fees, the U.S. Fronting Fees, the Canadian Letter of Credit Fees, the Canadian Fronting Fees and the Pro Rata Canadian Letter of Credit Fees.

“Letter of Credit Issuer” means the Canadian Letter of Credit Issuer or the U.S. Letter of Credit Issuer, as applicable.

“Letter of Credit Subfacility” means, in respect of the Canadian LC Accommodation, the Pro Rata Canadian LC Accommodation and the U.S. LC Accommodation, a collective aggregate amount of U.S.$100,000,000 (or the Equivalent Amount in CDN Dollars).

“Letters of Credit” means the collective reference to Pro Rata Canadian Letters of Credit, the Canadian Letters of Credit and the U.S. Letters of Credit.

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“LIBOR Continuation/Conversion Date” means the date on which a Revolving Loan is converted into or continued as a LIBOR Revolving Loan.

“LIBOR Interest Payment Date” means, with respect to a LIBOR Revolving Loan, (i) the last day of each LIBOR Interest Period applicable to such LIBOR Revolving Loan and (ii) the Termination Date.

“LIBOR Interest Period” means, as to any LIBOR Revolving Loan, the period commencing on the Funding Date of such LIBOR Revolving Loan or on the LIBOR Continuation/Conversion Date on which the Revolving Loan is converted into or continued as a LIBOR Revolving Loan, and ending on the date one, two, three or six (, and if available to all Lenders, nine or twelve) months thereafter as selected by (x) the U.S. Borrowers in their U.S. Notice of Borrowing, in the form attached hereto as Exhibit D-2, or U.S. Notice of Continuation/Conversion, in the form attached hereto as Exhibit E-2, or (y) the Canadian Borrower in its Canadian Notice of Borrowing, in the form attached hereto as Exhibit D-1, or Canadian Notice of Continuation/Conversion, in the form attached hereto as Exhibit E-1, provided that:

(a)           if any LIBOR Interest Period would otherwise end on a day that is not a Business Day, that LIBOR Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such LIBOR Interest Period into another calendar month, in which event such LIBOR Interest Period shall end on the preceding Business Day;

(b)           any LIBOR Interest Period pertaining to a LIBOR Revolving Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period) shall end on the last Business Day of the calendar month at the end of such LIBOR Interest Period; and

(c)           no LIBOR Interest Period shall extend beyond the Stated Termination Date.

“LIBOR Rate” means, for any LIBOR Interest Period with respect to any LIBOR Revolving Loan, the rate per annum equal to the rate determined by the Agent to be the offered rate that appears on the page of the Reuters LIBOR 01 screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. Dollars (for delivery on the first day of such LIBOR Interest Period) with a term equivalent to such LIBOR Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Interest Period, or (ii) if the rates referenced in the preceding subsection (i) are not available, the rate per annum determined by the Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in U.S. Dollars for delivery on the first day of such LIBOR Interest Period in same day funds in the approximate amount of the LIBOR Revolving Loan being made, continued or converted by the Agent and with a term equivalent to such LIBOR Interest Period would be offered by the Agent’s London branch to major banks in the offshore U.S. Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Interest Period.

“LIBOR Revolving Loan” means a Revolving Loan during any period in which it bears interest based on the LIBOR Rate.

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“Lien” means:  (a) any interest in property securing an obligation owed to, or a claim by, a Person, whether such interest is based on the common law, statute or contract, and including without limitation, a security interest, hypothec, prior claim, charge, claim or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes; (b) to the extent not included under clause (a), (i) any rights of repossession or similar rights of unpaid suppliers, (ii) any reservation, exception, encroachment, easement, servitude, right of way, lease or other title exception or encumbrance affecting property and (iii) any other lien, charge, secured claim, title retention, garnishment right, deemed trust, encumbrance or other right affecting property, choate or inchoate, whether or not crystallized or fixed, whether or not for amounts due or accruing due, arising by any statute, act of law of any jurisdiction at common law or in equity or by agreement; and (c) any contingent or other agreement to provide any of the foregoing.

“Loan Account” means, with respect to each Borrower, the loan account of such Borrower, which account shall be maintained by the Agent.

“Loan Documents” means this Agreement, the Security Documents, the Blocked Account Agreements, the Fee Letter, the Intercreditor Agreement, the Hedge Agreements, the Confirmation Agreement and any other agreements, instruments, and documents heretofore, now or hereafter among the Loan Parties, the Agent and/or the Lenders evidencing, securing, guaranteeing or otherwise relating to any or all of the Obligations or the Collateral.

“Loan Parties” means a collective reference to the Borrowers and the Guarantors, and “Loan Party” means any one of them.

“Loan Party Representative” has the meaning specified in Section 14.21.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Market Price” means on any day, a spot price for the inventory of Petroleum Inventory being valued, determined in a manner consistent with past practices of the Loan Parties or another methodology approved by Agent from time to time.

“Mark-to-Market” means, on any date of determination, the process of revaluing for trading purposes commodity contracts held by any Person, whether in respect of physical inventory, futures, forward exchanges, swaps or other derivatives, in each case relating to Petroleum Inventory, and which contracts may have a fixed price, a floating price and fixed differential, or other pricing basis, to the current market prices for such contracts, and determining the gain or loss on such contracts, on an aggregate net trading basis for all such contracts of such Person, by comparing the original prices of such contracts to the market prices on the date of determination.

“Material Adverse Effect” means (a) a material adverse effect upon the operations, business, assets, or financial condition of the Loan Parties taken as a whole; (b) a material impairment of the ability of any Loan Party (other than an Immaterial Subsidiary) to perform under any Loan Document (other than a Hedge Agreement) to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any

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Loan Party (other than an Immaterial Subsidiary) of any Loan Document (other than a Hedge Agreement) to which it is a party.

“Material Agreement” means any agreement to which any Loan Party is party that is essential to a Loan Party’s ability to carry on business as currently conducted and the termination of which would reasonably be likely to have a Material Adverse Effect.

“Maximum Canadian Revolver Amount” means U.S.$170,000,000 (or the Equivalent Amount thereof in CDN Dollars).

“Maximum Rate” has the meaning specified in Section 2.3.

“Maximum Revolver Amount” means U.S.$200,000,000 (or the Equivalent Amount thereof in CDN Dollars), as such amount may be decreased from time to time in accordance with Section 3.1(c).

“Maximum U.S. Revolver Amount” means U.S.$30,000,000.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Loan Party or any ERISA Affiliate.

“Non-Consenting Lender” has the meaning specified in Section 11.1(b).

“Notice of Borrowing” means a Canadian Notice of Borrowing or a U.S. Notice of Borrowing, as appropriate.

“Notice of Continuation/Conversion” means a Canadian Notice of Continuation/Conversion or a U.S. Notice of Continuation/Conversion, as appropriate.

“NYMEX” means the New York Mercantile Exchange.

“Obligations” means all present and future loans, advances, liabilities, obligations, covenants, duties and debts owing by the Loan Parties to the Agent and/or any Lender, arising under or pursuant to this Agreement or any of the other Loan Documents, whether or not evidenced by any note or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, guarantee, indemnification or otherwise, whether direct or indirect, absolute, matured or contingent, due or to become due, now existing or hereafter arising, created or incurred, primary or secondary, as principal or guarantor and including without limitation all principal, interest, (including all interest that accrues after the commencement of any case or proceeding by or against a Loan Party under any federal, provincial or state bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case proceeding), charges, expenses, fees, attorneys’ fees, filing fees and any other sums chargeable to any of the Loan Parties hereunder or under any of the other Loan Documents.  “Obligations” includes, without limitation and in any event, (a) all debts, liabilities and obligations now or hereafter arising from or in connection with Letters of Credit, (b) all debts, liabilities and obligations now or hereafter arising from or in connection with Bank Products, (c) the Guaranteed Obligations and (d) any Overadvances and any U.S. Overadvance.

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“Oil Settlement Date” means the 25th of every month; provided, however, that in the circumstance when the 25th of a month is not a Business Day, the Oil Settlement Date shall be the Business Day before or after such date as determined by the BP Provider and the Canadian Borrower, collectively.

“Oil Settlement Date Reserve” means Bank Product Reserves in respect of Oil Settlement Date Bank Products.

“Other Approved Eligible Accounts” means any Approved Billed Eligible Account and Approved Unbilled Eligible Account which is not an Approved Investment Grade Eligible Account or an Insured Account.

“Other Billed Eligible Account” means any Billed Eligible Account which is not an Other Approved Eligible Account, an Approved Investment Grade Eligible Account or an Insured Account.

“Other Eligible Inventory Value” (A) the value of Eligible Inventory, other than Hedged Eligible Inventory, determined as follows: the product of the volume of such Petroleum Inventory times the Market Price minus all storage, transportation and other applicable costs; and (B) the value of Eligible Inventory consisting of Asphalt Products, valued at the lower of cost or market value, with market value based on the most recent price quoted in such publication as has then most recently been specified by Agent.

“Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Other Unbilled Eligible Account” means any Unbilled Eligible Account which is not an Other Approved Eligible Account, an Approved Investment Grade Eligible Account or an Insured Account.

“Overadvances” means the amounts, if any, by which any individual bank account maintained by the Canadian Borrower with BP Provider is overdrawn or otherwise has a negative cash balance, whether in consequence of any electronic transfer or otherwise, but excludes any Overdraft Accommodations.

“Overdraft Accommodation” has the meaning specified in Section 1.2(j).

“Overdraft Accommodation Maximum Amount” means U.S.$5,000,000 (or the Equivalent Amount in CDN Dollars).

“Parent Company” means any direct and indirect parent company of the Canadian Borrower.

“Participant” means any Person who shall have been granted the right by any Lender to participate in the financing provided by such Lender under this Agreement, in accordance with Section 11.2, and who shall have entered into a participation agreement in form and substance

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satisfactory to such Lender and in compliance with the requirements and limitations set forth in Section 11.2.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“PBGC” means the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to the functions thereof.

“Pending Revolving Loans” means, at any time, the aggregate principal amount of all Revolving Loans requested in any Notice of Borrowing received by the Agent which have not yet been advanced.

“Pension Plan” means a defined benefit pension plan registered under the PBA, or covered by other Canadian or provincial pension legislation including the Income Tax Act (Canada), or a pension plan (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or pension plan maintained in any non Canadian or U.S. jurisdiction and which any Loan Party or Target sponsors, maintains or to which it makes, is making or is obligated to make contributions, or has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Acquisition” means any Acquisition after the Effective Date, so long as the Agent shall have received evidence on or prior to the closing date of such Acquisition that each of the following conditions has been satisfied:

(a)            (A) the aggregate value of the consideration paid (including for greater certainty by the assumption of Debt) for any individual acquisition, consolidation, merger or amalgamation, and in the aggregate for all acquisitions, consolidations, mergers or amalgamations in any calendar year, shall not exceed U.S.$65,000,000 exclusive of amounts funded by equity or debt permitted hereunder, in either case raised to finance such transactions, without the prior written consent of the Required Lenders acting reasonably provided however, that subject to all other terms and conditions hereof, if the aggregate yearly limit of U.S.$65,000,000 is reached, Canadian Borrower shall nevertheless be permitted to complete up to three additional (including any individual transaction which would otherwise cause the limit to be exceeded) transactions each up to an individual amount not exceeding U.S.$5,000,000 without any further consent of the Required Lenders;

(B) such Acquisition shall have been approved by the board of directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition will violate Applicable Law; and

(C) if the Acquisition is an Acquisition of Capital Stock, (i) a Loan Party shall acquire and own, directly or indirectly, a majority of the Capital Stock in the

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Person being acquired or (ii) shall control a majority of any voting interests or otherwise control the governance of the Person being acquired;

(b)           no Default or Event of Default is in existence at the time of such Acquisition or would be caused thereby after giving effect thereto;

(c)           all representations and warranties shall be true and correct as if restated immediately following the consummation of such acquisition, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date;

(d)           substantially all of such business, assets and operations so acquired, or of the Person so acquired, consists of a Present Line of Business;

(e)           the Fixed Charge Coverage Ratio of the Canadian Borrower and its Subsidiaries, calculated as of the last day of the most recently completed month of the Canadian Borrower for which Financial Statements have been delivered pursuant to Section 5.2(b), calculated on a pro forma basis after giving effect to such Acquisition and all transactions related thereto and any Fixed Charges incurred or assumed in connection therewith, would be in compliance with the testing parameters in Section 7.26;

(f)            the Agent has received at least ten (10) days’ prior written notice of such acquisition (or such shorter period as the Agent may agree) and, as soon as available and in any event at least three (3) Business Days (or such shorter period as the Agent may agree) prior to the consummation of such acquisition, copies of substantially final drafts of all agreements delivered in connection therewith, and prior to the actual closing, marked copies of changed pages to such agreements; provided, that in the case of an acquisition for which the total consideration is less than $5,000,000, the notices required under this clause (f) may be given at the same time as the consummation of such acquisition;

(g)           Agent has received a certificate from the Canadian Borrower’s chief financial officer or other financial officer (in such Person’s capacity as such) certifying that all of the applicable conditions contained herein to treating such acquisition as a Permitted Acquisition have been satisfied; and

(h)           such acquisition is consummated in compliance with all material Requirements of Law.  In addition to all other eligibility criteria provided for under the Agreement, it is agreed and understood that in no event shall any Accounts or Inventory acquired in connection with a Permitted Acquisition be deemed eligible for advance hereunder unless and until there has been compliance with Section 7.22 of the Agreement with respect to such Person or new subsidiary and the Agent has completed (at the Loan Parties’ expense) a collateral audit and appraisal of any such property so acquired; provided that, in the case of an Acquisition for which the total consideration is less than $1,000,000, the Canadian Borrower may choose to exclude the entities being acquired from becoming Loan Party’s hereunder.

“Permitted Inventory Liens” means any Lien, and the amount of any indebtedness, liability or obligation secured thereby, on Petroleum Inventory which would be a permitted lien under paragraphs (a) (so long as such Lien is inchoate), (c) and (d) of the definition of Permitted Liens.

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“Permitted Investments” means:

(a)           acquisitions of Fixed Assets to be used in the business of the Canadian Borrower or any Subsidiary; provided that if the acquisition costs thereof constitute Capital Expenditures, they are not prohibited hereunder;

(b)           (i) acquisitions of Inventory, supplies, materials, equipment, contract rights, licenses or leases of intellectual property, other current assets and expenditures or investments in the ordinary course of business that would be accounted for as expenses and not required to be capitalized under GAAP and (ii) acquisitions of equipment, contract rights, licenses or leases of intellectual property in the ordinary course of business;

(c)           investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and supplies, in each case in the ordinary course of business;

(d)           extensions of trade credit in the ordinary course of business;

(e)           investments made as a result of the receipt of non-cash consideration from a Disposition made in compliance with Section 7.11;

(f)            investments made by any Person that becomes a Subsidiary after the date hereof; provided that such Investment exists at the time such Person becomes a Subsidiary and are not made in contemplation of or in connection with such Person becoming a Subsidiary;

(g)           loans and advances made in the ordinary course of business to their respective employees, directors and officers so long as the aggregate principal amount thereof at any time outstanding (excluding employee credit cards for expenses relating to the business of the Loan Parties, temporary advances for payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and which are made in the ordinary course of business) shall not exceed $1,000,000;

(h)           investments existing on the date hereof and identified on Schedule 7.12;

(i)            investments in and/or otherwise constituting Permitted Acquisitions;

(j)            investments consisting of intercompany loans (i) among the Loan Parties or equity or other investments by one Loan Party in another Loan Party, and (ii) among Battle River Terminal ULC and the Canadian Borrower during Fiscal Year 2010, in a maximum aggregate amount of $2,000,000; provided, however, that such loans shall only be permitted if, on or before January 1, 2011, Battle River Terminal ULC merges, amalgamates, reorganizes, consolidates or is transferred or sold into a Canadian Loan Party;

(k)           Hedge Agreements entered into in the ordinary course of business for bona fide hedging purposes and not for the purpose of speculation;

(l)            investments in cash and Cash Equivalents;

(m)          Hedge Positions in Brokers Accounts;

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(n)           investments in unsecured hedging arrangements or hedging arrangements secured by property not otherwise constituting Collateral, in each case, entered into in the ordinary course of business for bona fide hedging purposes and not for the purpose of speculation;

(n)           investments received as part of the consideration received in connection with any Disposition not prohibited under Section 7.11;

(o)           any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits, in each case made in the ordinary course of business by any Loan Party;

(p)           lease, utility and other similar deposits in respect of Real Estate interests in the ordinary course of business;

(q)           investments (in any Present Line of Business) made for consideration consisting only of Capital Stock of the Canadian Borrower or any Subsidiary;

(r)            investments consisting of Subordinated Debt loans by the Canadian Borrower to any Parent Company in lieu of cash payments of Distributions permitted by Section 7.12 (it being understood that any such Investment shall be treated as a Distribution for purposes of determining any limitation in Section 7.12);

(s)           (i) Investments in connection with Permitted Joint Venture Payments and (ii) subject to the restrictions hereof (including Affiliate transactions in Section 7.17), investments, in any Present Line of Business, by any Loan Party in any joint venture (or any Excluded Subsidiary), so long as (A) the aggregate amount thereof outstanding at no time exceeds the sum of (i) the greater of (x) U.S.$20,000,000 and (y) 2% of Consolidated Net Tangible Assets, and (B) after the making of such investments, Borrowers shall have Availability in excess of an amount equal to 25% of the aggregate Commitments;

(t)            investments arising in connection with the incurrence of Debt permitted by Section 7.15 to the extent arising as a result of Debt among the Parent Company, the Canadian Borrower, or any Subsidiary and Guarantees permitted by Section 7.14 and payments made in respect of such Guarantees and (ii) the forgiveness or conversion to equity of any Debt permitted by Section 7.15;

(u)           investments made with the Available Amount; and

(v)           additional investments so long as (A) the aggregate amount thereof outstanding at no time exceeds the greater of (a) U.S.$20,000,000 or (b) 2.0% of Consolidated Net Tangible Assets, at any one time outstanding (with each investment being valued as of the date made and without regard to subsequent changes in value), and (B) after the making of such investments, Borrowers shall have Availability in excess of an amount equal to 25% of the aggregate Commitments.

It is further understood and agreed that for purposes of determining the value of any Permitted Investment outstanding for purposes hereof, such amount shall deemed to be the amount of such Investment when made, purchased or acquired less any returns on such

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Investment (net of any applicable Taxes in respect of such returns and not to exceed the original amount invested).

“Permitted Investors” means the collective reference to the Sponsor and the members of management of any Parent Company, the Canadian Borrower and its Subsidiaries (for so long as such members of management hold less than the Sponsor).

“Permitted Joint Venture Payments” means payments related to:

(a)           any payments relating to the project commonly known as Battle River Terminal, including (i) any payments by the Canadian Borrower or any Subsidiary made to or on behalf of Battle River Terminal ULC as contemplated in the Shareholders Agreement dated June 18, 2008 (the “BRT Shareholders Agreement”) among Merrill Lynch Commodities Luxembourg S.A.R.L., 1370307 Alberta Ltd. and Battle River Terminal ULC (including any amounts referred to therein as being made as shareholder loans or contributions to Battle River Terminal ULC); (ii) any payments by the Canadian Borrower or any Subsidiary in connection with its obligations as project manager under the BRT Shareholders Agreement; and (iii) any payments made by Gibson Energy Partnership in its capacity as Operator under the Operating Agreement dated June 18, 2008 between Gibson Energy Partnership, Gibson Energy Ltd. and Battle River Terminal ULC; and

(b)           any payments relating to the project descibed in the September 8, 2008 Binding Letter of Intent between Suncor Energy Inc. and Gibson Energy Ltd. re “Terminal Project at Hardisty”, including any payments by the Canadian Borrower or any Subsidiary made pursuant to the “Definitive Agreements” as defined therein.

“Permitted Liens” means:

(a)           Liens for taxes, assessments, charges or other governmental levies not delinquent or statutory Liens for taxes, assessments, charges or other governmental levies not delinquent; provided that the payment of such taxes, assessments, charges or other governmental levies under this clause (a) which are due and payable are being contested in good faith and by appropriate proceedings diligently pursued and as to which adequate financial reserves have been established on the applicable Loan Party’s books and records and a stay of enforcement of any such Lien is in effect;

(b)           the Agent’s Liens and any other Lien otherwise arising in connection with the Loan Documents;

(c)           Liens consisting of deposits made in the ordinary course of business in connection with, or to secure payment of, obligations under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders, hedging and trading arrangements or contracts (other than contracts which constitute Debt) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than contracts which constitute Debt) or to secure statutory obligations (other than liens arising under ERISA or Canadian federal or provincial statutes in relation to pension plans or any other applicable employee benefit plan law) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

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(d)           Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, repairmen, possessors, operators or construction Liens or other similar Liens and other like Persons incurred in the ordinary course of business and not delinquent;

(e)           Liens (i) constituting encumbrances in the nature of reservations, exceptions, zoning restrictions, encroachments, easements, rights of way, covenants running with the land and other similar title exceptions or encumbrances affecting any Real Estate and (ii) arising in connection with interest or title of a lessor under any lease on assets other than Collateral entered into by the Canadian Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(f)            Liens arising from judgments and attachments in connection with court proceedings provided that the attachment or enforcement of such Liens would not result in an Event of Default hereunder;

(g)           Liens in effect as of the Effective Date described in Schedule 7.15 securing Debt described in Schedule 7.15;

(h)           Liens on Fixed Assets securing Capital Leases and purchase money Debt, in each instance, permitted in Section 7.15;

(i)            Liens in respect of the Secured Note Facility (subject to the Intercreditor Agreement);

(j)            the extension or renewal of any Lien permitted by clauses (g), (h), (i) and (k) of this definition; provided, that (i) such Lien (as regards clauses (i) (other than Shared Collateral, as defined in the Intercreditor Agreement) and (k)) shall at no time be extended or renewed to cover any Collateral, (ii) such Lien (as regards clause (g)) shall at no time be extended or renewed to cover any assets or property other than such assets or property existing on the Effective Date that are subject to the Lien being extended or renewed, (iii) such Lien (as regards clause (h)) shall at no time be extended or renewed to cover any assets or property other than such assets or property existing immediately prior to such renewal that are subject to the Lien being extended or renewed, and (iv) the Debt secured by such Lien is permitted under this Agreement;

(k)           Liens existing on property or assets prior to the acquisition thereof by any Loan Party in a Permitted Acquisition if such Lien was not incurred in contemplation of the acquisition of such asset and does not extend to any other assets or property of such Loan Party and liens on funds on deposit or escrow in connection with a Permitted Acquisition;

(l)            Liens on amounts deposited in connection with obtaining worker’s compensation or casualty or liability or other unemployment insurance or to secure obligations to a utility when required by such utility in connection with the operations of Borrower or its Subsidiaries;

(m)          Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business;

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(n)           Liens arising as of a matter of law, such as bankers and other similar statutory liens and other rights of offset, in connection with deposit, securities, or commodities accounts in the ordinary course of business;

(o)           Statutory Liens in favour of pipeline owners and other transporters and carriers of Petroleum Inventory;

(p)           Liens consisting of reclamation rights and similar statutory rights arising as a matter of applicable law in favour of the seller of goods to the Canadian Borrower or any Subsidiary so long as such Liens secure only the purchase price of and apply only to the goods or other property sold;

(q)           Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business; and

(r)            Liens on property not constituting Collateral;

(s)           progress payments and advances received from customers in the ordinary course of business and reported to the Agent to the extent same creates a Lien on the related Inventory and proceeds thereof and which do not exceed $7,500,000;

(t)            Liens on Capital Stock in joint ventures securing obligations in respect of such joint venture;

(u)           Liens incurred in the ordinary course of business (not securing any Debt) in favour of any public utility when required by such public utility in connection with the operations of any property or assets of any Loan Party;

(v)           Liens incurred in the ordinary course of business (not securing any Debt) in respect of the rights of any shipper or supplier of inventory (including the rights of such shipper or supplier to any petroleum substances owned by such shipper or supplier or owned by a Loan Party but not yet paid for or overdue but that are located on or within any property or assets of the any Loan Party);

(w)          other Liens with respect to obligations (other than Debt) that do not exceed U.S.$2,000,000 at any one time outstanding; and

(x)            Liens on unearned insurance premiums granted in connection with the financing of insurance as permitted by subsection 7.15(o).

“Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, trust, unincorporated organization, association, corporation, Governmental Authority or any other entity.

“Petroleum Inventory” means crude oil, bitumen, blended bitumen, condensate, methanol, natural gas, natural gas liquids, natural gasoline, refined petroleum products, liquefied petroleum gases, propane, diesel, diluent, butane, wellsite fluids, tops, distillate, any blend thereof and Asphalt Products.

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“Plan” means an employee benefit plan (or employee pension benefit plan) which any Loan Party or Target sponsors or maintains or to which any Loan Party makes, is making or is obligated to make contributions and includes any Pension Plan.

“Position” means (a) any exchange or over-the-counter put, call, swap or other options or any forward or futures contract, and (b) any type of Hedge Agreement.

“PPSA” means the Personal Property Security Act (Alberta) (or any successor statute) or similar legislation of any other jurisdiction the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, validity or effect of security interests.

“Present Line of Business” means, with respect to any Loan Party, (a) the Petroleum Inventory gathering, treating, processing, terminalling, refining, storage, transporting and marketing operations and other Petroleum Inventory gathering, treating, processing, terminalling, storage, transporting and marketing operations of substantially similar scope and methods of operation and (b) businesses that are reasonably related, ancillary or complementary thereto or reasonable extensions thereof.

“Preferred Stock”, as applied to the Capital Stock of any corporation, shall mean Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Priority Payables” means any amounts due and not paid for wages and vacation pay (including amounts protected by the Wage Earner Protection Program Act (Ontario)), severance pay, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Income Tax Act (Canada), sales tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) (net of GST input credits) or similar applicable provincial legislation, government royalties, amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or movable property) and all amounts currently or past due and not contributed, remitted or paid to any Plan or under the EPPA, or any similar statutory or other claims that would have or would reasonably be expected to have priority over any Liens granted to the Agent in the future.

“Pro Rata Canadian LC Accommodation” has the meaning specified in Section 1.4.I(a).

“Pro Rata Canadian Letter of Credit” has the meaning specified in Section 1.4.I(a).

“Pro Rata Canadian Letter of Credit Fee” has the meaning specified in Section 2.6(a).

“Pro Rata Share” means (a) in the context solely of the revolving line of credit provided to the Canadian Borrower, means, with respect to a Lender at any time, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender’s Canadian Revolving Credit Commitment at such time and the denominator of which is the sum of the amounts of all of the Lenders’ Canadian Revolving Credit Commitments at such time, or if no Canadian Revolving Credit Commitments are outstanding at such time, a fraction (expressed as a percentage), the

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numerator of which is the amount of Obligations (other than any Obligations under Bank Products) owed to such Lender at such time with respect to the revolving line of credit provided hereunder to the Canadian Borrower and the denominator of which is the aggregate amount of the Obligations (other than any Obligations under Bank Products) owed to all Lenders at such time with respect to the revolving line of credit provided hereunder to the Canadian Borrower, and (b) in the context solely of the revolving line of credit provided hereunder to the U.S. Borrowers means, with respect to a Lender at any time, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender’s U.S. Revolving Credit Commitment at such time and the denominator of which is the sum of the amounts of all of the Lenders’ U.S. Revolving Credit Commitments at such time, or if no U.S. Revolving Credit Commitments are outstanding at such time, a fraction (expressed as a percentage), the numerator of which is the amount of Obligations (other than any Obligations under Bank Products) owed to such Lender at such time with respect to the revolving line of credit provided hereunder to the U.S. Borrowers and the denominator of which is the aggregate amount of the Obligations (other than any Obligations under Bank Products) owed to all Lenders at such time with respect to the revolving line of credit provided hereunder to the U.S. Borrowers, and (c) in the context of the Total Facility means, with respect to a Lender at any time, a fraction (expressed as a percentage), the numerator of which is the sum of such Lender’s Canadian Revolving Credit Commitment at such time plus its U.S. Revolving Credit Commitment at such time and the denominator of which is the sum of the amounts of all of the Lenders’ Commitments at such time, or if no such Canadian Revolving Credit Commitments or U.S. Revolving Credit Commitments are outstanding at such time, a fraction (expressed as a percentage), the numerator of which is the amount of Obligations (other than Obligations under Bank Products) owed to such Lender at such time, and the denominator of which is the aggregate amount of the Obligations (other than any Obligations under Bank Products) owed to all Lenders at such time.

“Proceeds of Crime Act” means Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (or any successor statute), as amended from time to time, and includes all regulations thereunder.

“Proprietary Rights” means, with respect to a Loan Party, all of such Loan Party’s now owned and hereafter arising or acquired:  patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, and all licenses (to the extent sublicenseable) and rights related to any of the foregoing, including those patents, trademarks, service marks, trade names and copyrights set forth on Schedule 6.12 hereto, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations in part of any of the foregoing.

“Real Estate” means all of each Loan Party’s now or hereafter owned or leased estates in real property, including, without limitation, all fees, leaseholds and future interests, together with all of each Loan Party’s now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto and the easements appurtenant thereto.

“Receipt Account” means each Canadian and U.S. bank account subject to a Blocked Account Agreement, to which the proceeds of Accounts and other Collateral are deposited or credited and which is maintained in the name of the Agent or the applicable Loan Party, as the Agent may determine, on terms acceptable to the Agent.

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“Release” means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Real Estate or other property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Real Estate or other property.

“Replacement Lender” shall have the meaning specified in Section 11.3.

“Report” shall have the meaning specified in Section 12.18.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30 day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Lenders” means at any time Lenders whose Pro Rata Shares in respect of the Total Facility aggregate more than 60%; provided, that so long as there are no more than two Lenders, “Required Lenders” means all of such Lenders.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator, court of law or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Reserves” means reserves that limit the availability of credit hereunder, consisting of reserves against the Canadian Borrowing Base, the U.S. Borrowing Base, Canadian Availability and U.S. Availability), in each instance, established by the Agent from time to time in the Agent’s Credit Judgment which Reserves shall not be duplicative of ineligibilized Accounts and Inventory (or the Hedging Reserve); provided, however, that any Reserve shall bear a reasonable relationship to the issue giving rise to the implementation of such Reserve.  Without limiting the generality of the foregoing, the following reserves shall be deemed to be a reasonable exercise of the Agent’s Credit Judgment: (a) a reserve for accrued, unpaid interest then due on the Obligations, (b) reserves for rent at a leased, warehouse or bailment location for which the Agent has not received a collateral access or similar agreement, which reserve shall be in an amount equal to the lesser of (i) 3 months’ rent or (ii) applicable Availability provided by the Eligible Inventory at such location, and reserves for other statutory liens (including, without limitation, for liens arising from the nonpayment of claims or demands when due permitted in clause (c) of the defined term Permitted Liens), (c) reserves for taxes, assessments, charges and other governmental levies which are delinquent, (d) any claim or Lien, against any part of the Collateral which may be in priority to the Agent, (e) of any indemnity granted by the Agent or the Lenders to any Person in connection with the depository and blocked account arrangements contemplated by the Loan Documents, (f) $2,000 per employee, and (g) additionally, reserves established by the Agent for amounts payable by the Borrowers and secured by any Liens, choate or inchoate, which rank or which would reasonably be expected to rank in priority to the Agent’s and/or Lenders’ Liens and/or for amounts which represent costs relating to the enforcement of the Agent’s Liens including, without limitation, in connection with Priority Payables and First Purchase Crude Payables.

“Responsible Officer” means the chief executive officer, chairman of the board, president, chief financial officer, chief operating officer, manager of treasury, treasurer, assistant

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treasurer or a vice president of finance of a Loan Party or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants and the preparation of the Borrowing Base Certificate of a Borrower, the chief financial officer, the treasurer, assistant treasurer or a vice president of finance of such Borrower or any other officer having substantially the same authority and responsibility.

“Revolving Credit Commitment” means the collective reference to the Canadian Revolving Credit Commitment and the U.S. Revolving Credit Commitment.

“Revolving Loans” means the collective reference to the Canadian Revolving Loans and the U.S. Revolving Loans.

“Risk Management Policy” means the Commodity Trading Risk Management Policy and Procedures of the Loan Parties dated May 1, 2010, as the same has been amended prior to the date hereof and as may be amended, supplemented or otherwise modified from time to time to the extent such amendments, supplements or modifications are consented to by the Agent if and as required by Section 7.33.

“Royal Bank” means Royal Bank of Canada.

“Section 1.4.I Supporting Letter of Credit” has the meaning specified in Section 1.4.I(h).

Section 1.4.II Supporting Letter of Credit” has the meaning specified in Section 1.4.II(h).

“Secured Note Agents” means, collectively, BNY Trust Company of Canada and The Bank of New York Mellon and any successor or trustees on conversion or refinancing of the Secured Note Facility.

“Secured Note Facility” means the secured note loan facility established pursuant to the Secured Note Indenture in an original principal amount not to exceed U.S.$560,000,000, as amended, modified, restated or supplemented from time to time to the extent permitted by the Intercreditor Agreement.

“Secured Note Facility Debt” means the Debt in the original aggregate principal amount of U.S.$560,000,000 pursuant to the Secured Note Facility Documents.

“Secured Note Facility Documents: means the Secured Note Indenture and all agreements, instruments and documents relating thereto and evidencing the Secured Note Facility Debt and the Secured Note Facility, as amended, notified, restated, supplemented, replaced or otherwise modified from time to time to the extent permitted by the Intercreditor Agreement and under this Agreement.

“Secured Note Indenture” means the indenture dated as of May 27, 2009 among the Canadian Borrower, GEP Midstream Finance Corp., BNY Trust Company of Canada, and the Bank of New York Mellon.

“Secured Parties” or “Secured Party” means, collectively, the Agent, each Lender and each Affiliate of a Lender who is a counterparty to a Hedge Agreement, each former Lender and each Affiliate or such former Lender who is a counterparty to a Hedge Agreement, the BP

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Provider, the U.S. Cash Management Provider, Royal Bank and Bank (in its roles under this facility) and each Letter of Credit Issuer.

“Security Agreement” means the general security agreements and security agreements of even date herewith among the Borrowers, the Guarantors and the Agent for the benefit of the Secured Parties.

“Security Documents” means the Security Agreement and any other present or future agreements executed by one or more of the Loan Parties pursuant to which the Agent has been granted a Lien to secure any and all of the Obligations of (i) the Borrowers, and (ii) the Guarantors.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(a)           the assets of such Person, at a fair valuation, are in excess of the total amount of its debts (including contingent liabilities); and

(b)           the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

(c)           it is then able and expects to be able to pay its debts (including contingent debts and other commitments) as they mature; and

(d)           it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

For purposes of determining whether a Person is Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Contracts” has the meaning specified in the Intercreditor Agreement.

“Sponsor” means Riverstone Holdings LLC or any of its Affiliates.

“Sponsor Fees” means amounts payable to the Sponsor pursuant to the Sponsor Management Agreement.

“Sponsor Management Agreement” means the Management Agreement, by and between Gibson Energy Holding Inc. and the Sponsor, as in effect on the Closing Date and as modified from time to time with the consent of the Agent.

“Stated Termination Date” means the fourth anniversary of the Closing Date.

“Subordinated Debt” means unsecured Debt subordinated to the Agent and Lenders on terms and pursuant to agreements acceptable to the Agent in its discretion.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the Voting Stock or other voting equity interests (in the case of Persons other than corporations), is

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owned or controlled directly or indirectly, by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.  Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Canadian Borrower.

“Supporting Letters of Credit” means, the collective reference to, the Section 1.4.I Supporting Letters of Credit and the Section 1.4.II Supporting Letters of Credit.

“Tax” or “Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, imposed by a Governmental Authority.

“Tax Dividends” means distributions made by the Canadian Borrower to any Parent Company in order to allow such Parent Company (and the equity holders of such Parent Companies) to satisfy their Tax liabilities to the extent such liabilities are attributable to the income of Borrower and its Subsidiaries.

“Termination Date” means the earliest to occur of (i) the Stated Termination Date, (ii) the date the Total Facility is terminated either by the Canadian Borrower pursuant to Section 3.2 or by the Required Lenders pursuant to Section 9.2, and (iii) the date this Agreement is otherwise terminated for any reason whatsoever pursuant to the terms of this Agreement.

“Termination Event” means (a) the whole or partial withdrawal of the Canadian Borrower or any Canadian Guarantor from a Pension Plan during a plan year; or (b) the filing of a notice of interest to terminate in whole or in part a Pension Plan or the treatment of a Pension Plan amendment as a termination of partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Pension Plan; or (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of winding up or the appointment of trustee to administer, any Pension Plan.

“Total Facility” has the meaning specified in Section 1.1.

“Transfer” has the meaning specified in Section 7.11.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection or nonperfection or priority of security interests, provided, that to the extent that the UCC is used to define any term herein or in any other documents and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 of the applicable UCC shall govern.

“Unbilled Eligible Accounts” means, at the time of any determination thereof, each portion of the Eligible Accounts of an Account Debtor a Loan Party that represents the uninvoiced amount in respect of volumes of Petroleum Inventory actually delivered by such Loan Party on or prior to the date of determination in the current or immediately preceding calendar month, and is governed by an enforceable purchase and sale agreement, exchange agreement or other written agreement.

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“Unfunded Pension Liability” means the excess of a Plan’s projected benefit obligation, as defined in SFAS No. 87, over the market value of that Plan’s assets and also includes any unfunded liability or solvency deficiency as determined for the purposes of the PBA or other applicable laws.

“Unsecured Note Facility” means the notes of the Canadian Borrower issued January 19, 2010 which shall (i) not bear interest at a rate greater than 12% per annum, (ii) not exceed U.S.$200,000,000, (iii) have a final maturity no earlier than 91 days after the Stated Termination Date, (iv) be unsecured Debt, and any conversion, replacement, takeout financing, exchange or refinancing of such facility or any other debt or other offering (by issuance of notes or otherwise) in exchange, replacement or conversion thereof.

“Unused Letter of Credit Subfacility” means, at any time, an amount equal to the Letter of Credit Subfacility at such time minus the sum of (a) the aggregate undrawn amount of all outstanding Canadian Letters of Credit issued under the Canadian LC Accommodation plus, without duplication, (b) the aggregate unpaid reimbursement obligations with respect to all Canadian Letters of Credit issued under the Canadian LC Accommodation plus, (c) the aggregate undrawn amount of all outstanding Pro Rata Canadian Letters of Credit issued under the Pro Rata Canadian LC Accommodation plus, without duplication, (d) the aggregate unpaid reimbursement obligations with respect to all Pro Rata Canadian Letters of Credit issued under the Pro Rata Canadian LC Accommodation, plus (e) the aggregate undrawn amount of all outstanding U.S. Letters of Credit plus, without duplication, (f) the aggregate unpaid reimbursement obligations with respect to all U.S. Letters of Credit.

“U.S. Accounts” means the Accounts of any U.S. Borrower.

“U.S. Agent Advances” has the meaning specified in Section 1.3(h).

“U.S. Availability” means the lesser of (a)(i) the Maximum U.S. Revolver Amount, minus (ii) Reserves, minus (iii) the Aggregate U.S. Revolver Outstandings at such time relating to extensions of credit made (or, in the case of Pending Revolving Loans, to be made to or for the account of the U.S. Borrowers), and (b)(i) the U.S. Borrowing Base, minus (ii) the Aggregate U.S. Revolver Outstandings at such time relating to extensions of credit made (or, in the case of Pending Revolving Loans, to be made to or for the account of the U.S. Borrowers).

“U.S. Borrowers” has the meaning specified in the preamble hereto.

“U.S. Borrowing Base” means, at any time, an amount determined based upon the most recent Borrowing Base Certificate (reduced by the value of Eligible Accounts of the U.S. Borrowers (determined in accordance with this Agreement) collected on any Oil Settlement Date) equal to:

(a)           the sum of up to the following (as of the date of determination):

(i)            100% of Eligible Cash Equivalents of the U.S. Borrowers; plus

(ii)           90% of the Eligible Accounts of the U.S. Borrowers that are (x) Approved Investment Grade Eligible Accounts of the U.S. Borrowers, or (y) Eligible Accounts of the U.S. Borrowers insured on terms, and by insurance providers,

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satisfactory to the Agent in its discretion (which are not Approved Investment Grade Eligible Accounts of the U.S. Borrowers) (the “U.S. Insured Accounts”); plus

(iii)          85% of the Eligible Accounts of the U.S. Borrowers that are Other Approved Eligible Accounts of the U.S. Borrowers; plus

(iv)          80% of the Eligible Accounts of the U.S. Borrowers that are Other Unbilled Eligible Accounts of the U.S. Borrowers; plus

(v)           80% of the sum of the value of Hedged Eligible Inventory of the U.S. Borrowers plus 60% of the sum of the Other Eligible Inventory Value of the U.S. Borrowers; plus

(vi)          60% of the Issued but Unused Letter of Credit Value of the U.S. Borrowers;

MINUS

(b)           the following (as of the date of determination):

(i)            Reserves; plus

(ii)           the Hedging Reserve.

“U.S. Cash Management Provider” has the meaning specified in Section 1.5.

“U.S. Commitment Fee” has the meaning specified in Section 2.5(b).

“U.S. Continuation/Conversion Date” means the date on which a U.S. Revolving Loan is converted into or continued as a LIBOR Revolving Loan.

“U.S. Credit Support” has the meaning specified in Section 1.4.II(a)(ii).

“U.S. Designated Account” has the meaning specified in Section 1.3(c).

“U.S. Dollar” and “U.S.$” mean dollars in the lawful currency of the United States of America.

“U.S. Fronting Fee” has the meaning specified in Section 2.6(c).

“U.S. Guarantor” means a Guarantor that is a U.S. Subsidiary.

“U.S. LC Accommodation” has the meaning specified in Section 1.4.II(a)(ii).

“U.S. Lender” means each Lender that has a U.S. Revolving Credit Commitment or that holds a U.S. Revolving Loan or is a participant in a U.S. Letter of Credit or U.S. Credit Support.

“U.S. Letter of Credit” has the meaning specified in Section 1.4.II(a)(ii).

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“U.S. Letter of Credit Fee” has the meaning specified in Section 2.6(c).

“U.S. Letter of Credit Issuer” means PNC Bank, N.A., any affiliate of PNC Bank, N.A. or any other financial institution that issues any U.S. Letter of Credit pursuant to this Agreement.

“U.S. Notice of Borrowing” has the meaning specified in Section 1.3(b)(i).

“U.S. Notice of Continuation/Conversion” has the meaning specified in Section 2.2(b)(ii).

“U.S. Overadvance” means the amounts, if any, by which all bank accounts maintained by the U.S. Borrowers with the U.S. Cash Management Provider are overdrawn or otherwise have a negative balance, whether in consequence of any electronic transfer or otherwise, but excludes any Overdraft Accommodation.  U.S. Overadvances shall not exceed U.S.$2,000,000 in the aggregate, at any time.

“U.S. Overadvance Reserve” means U.S.$2,000,000.

“U.S. Prime Rate” means, for any day, the rate of interest per annum equal to the greater of (i) the rate determined by the Bank from time to time as its prime commercial lending rate for U.S. Dollar loans in the United States for such day.  Such rate is not necessarily the lowest rate that the Bank is charging any corporate customer.  Any change in the prime rate determined by the Bank shall take effect at the opening of business on the date of such determination; and (ii) ½ of 1% per annum above the Federal Funds Rate.  Each interest rate based upon the U.S. Prime Rate shall be adjusted simultaneously with any change in the U.S. Prime Rate.

“U.S. Prime Rate Revolving Loan” means a U.S. Revolving Loan during any period in which it bears interest based on the U.S. Prime Rate.

“U.S. Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender, if any, to make U.S. Revolving Loans and participate in U.S. Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “U.S. Revolving Credit Commitment” opposite such Lender’s name on Schedule 1.2 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“U.S. Revolving Loan Settlement” has the meaning specified in Section 12.15B.

“U.S. Revolving Loan Settlement Date” has the meaning specified in Section 12.15B.

“U.S. Revolving Loans” has the meaning specified in Section 1.3 and includes each U.S. Agent Advance.

“U.S. Subsidiary” means any direct or indirect Subsidiary of the Canadian Borrower which is organized or merged under the laws of the United States of America or any state thereof.

“Voting Stock” of a corporation shall mean all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

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Accounting Terms.  Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations in this Agreement shall be computed, unless otherwise specifically provided therein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the Financial Statements.

Interpretive Provisions.

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)

(i)            The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii)           The term “including” is not limiting and means “including without limitation.”

(iii)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(d)           Any reference made in this Agreement to “Agent” or “Lender” shall so be construed as to include its successors and permitted assigns.

(e)           Any reference made in this Agreement to a time of day is, unless otherwise stated, a reference to Toronto time.

(f)            Any reference made in this Agreement to Sections, Articles, Exhibits or Schedules is, unless otherwise indicated, a reference to Sections and Articles of this Agreement and to Exhibits and Schedules to this Agreement, as the case may be.  The provisions of each Exhibit and Schedule shall constitute provisions of this Agreement as though repeated at length herein.

(g)           Any reference made in this Agreement to a “fiscal quarter” means, in relation to a Loan Party, one of the four (4) consecutive periods in each Fiscal Year each of three (3) months in duration.

(h)           In this Agreement, (a) the singular includes the plural and vice versa, (b) “in writing” or “written” includes printing, typewriting, or any electronic means of communication capable of being visibly reproduced at the point of reception, including telex, telecopy and telegraph, (c) the headings, the table of contents, the Articles and the Sections are inserted for

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convenience only and are to be ignored in construing this Agreement, (d) a document, notice, note, bill of exchange or other instrument shall be deemed to have been validly signed and executed if it has been signed by either an original signature or a facsimile signature or stamp, and (e) all references to amounts of money shall, unless otherwise indicated, be references to Canadian Dollars.

(i)            All references to parties herein shall unless otherwise expressly provided, include each such party’s successors and permitted assigns.

(j)            For the purpose of determining compliance with covenant and default limitations set forth in the Agreement, amounts expressed in Canadian Dollars shall be measured by aggregating the applicable items denominated in Canadian Dollars with the Equivalent Amounts expressed in Canadian Dollars of such items denominated in U.S. Dollars.

(k)           Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(l)            The captions and headings of this Agreement and other Loan Documents are for convenience of reference only and shall not affect the interpretation of this Agreement.

(m)          This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Loan Parties and the other parties hereto, and are the products of all parties.  Accordingly, they shall not be construed against the Lenders or the Agent merely because of the Agent’s or Lenders’ involvement in their preparation.

(n)           Unless otherwise expressly stated herein, wherever in this Agreement reference is made to a rate of interest or fee “per annum” or a similar expression is used, such interest or fee will be calculated on the basis of a calendar year of three hundred and sixty (360) days.  All payments of interest to be made hereunder will be paid both before and after maturity and before and after default and/or judgment, if any, until payment thereof, and interest will accrue on overdue interest, if any.

(o)           All Canadian Revolving Loans (other than ABR Revolving Loans and Canadian Revolving Loans that are LIBOR Revolving Loans) shall be made and denominated in Dollars and all ABR Revolving Loans and Canadian Revolving Loans that are LIBOR Revolving Loans shall be made and denominated in U.S. Dollars.  All U.S. Revolving Loans shall be made and denominated in U.S. Dollars.  Canadian Revolving Loans (other than ABR Revolving Loans and Canadian Revolving Loans that are LIBOR Revolving Loans), interest thereon shall all be payable in Dollars.  ABR Revolving Loans, all U.S. Revolving Loans and Canadian Revolving Loans that are LIBOR Revolving Loans, interest thereon shall all be payable in U.S. Dollars.  However, for purposes of determining compliance with covenant and default limitations, all fees and amounts payable hereunder and all calculations hereunder, including, without limitation, the amount of the Borrowing Base of each Borrower the Aggregate Canadian Revolver Outstandings, the Maximum Revolver Amount, the Maximum Canadian Revolver Amount, the

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Letter of Credit Subfacility, Availability and each Lender’s Commitment as of any date shall all be calculated and stated in U.S. Dollars, and for such purposes any items denominated in Dollars included in such calculation shall be converted into U.S. Dollars at the Exchange Rate prevailing on such date, as determined by the Agent.

(p)           For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (q) “personal property” shall be deemed to include “movable property”, (r) “real property” shall be deemed to include “immovable property”, (s) “tangible property” shall be deemed to include “corporeal property”, (t) “intangible property” shall be deemed to include “incorporeal property”, (u) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (v) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (w) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (x) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (y) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (z) an “agent” shall be deemed to include a “mandatary”.

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